SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒                               Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
Radiation Therapy Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.0001 per share of Radiation Therapy Services, Inc, (“Common Stock”)

	(2)	Aggregate number of securities to which transaction applies: 23,725,688 Shares of Common Stock (including restricted Common Stock) 1,312,169 Options to purchase shares of Common Stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): As of October 19, 2007, there were (i) 23,725,688 shares of Common Stock outstanding (including restricted Common Stock obligations) and owned by shareholders other than Radiation Therapy Investments, LLC, Radiation Therapy Services Holdings, Inc. and RTS MergerCo, Inc. and

(ii) options to purchase 1,312,169 shares of Common Stock with an exercise price less than $32.50 per share outstanding. The filing fee was determined by adding (x) the product of (I) the number of shares of Common Stock (including restricted stock obligations) that are proposed to be acquired in the merger and (II) the merger consideration of $32.50 in cash per share of Common Stock, plus (y) $28,351,688 expected to be paid to holders of options to purchase Common Stock with an exercise price of less than $32.50 per share in exchange for the cancellation of such options, ((x) and (y) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .00003070

	(4)	Proposed maximum aggregate value of transaction:

$799,436,548

	(5)	Total fee paid:

$24,543

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Radiation Therapy Services, Inc.
2234 Colonial Boulevard, Ft. Myers, Florida 33907

January 11, 2008
Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Radiation Therapy Services, Inc. (“RTS,” “we,” “us” or “our”), to be held at, the Hyatt Regency Coconut Point Resort & Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134, on Wednesday, February 6, 2008, at 10:00 a.m., Eastern Time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 19, 2007 (the “Merger Agreement”), among RTS, Radiation Therapy Services Holdings, Inc. (“Parent”) and RTS MergerCo, Inc. (“Merger Sub”), pursuant to which, upon completion of the merger, each outstanding share of RTS common stock, par value $0.0001 per share (other than shares held in our treasury, shares owned by our subsidiaries, Radiation Therapy Investments, LLC (“Holdings”), Parent or Merger Sub and shares held by shareholders who perfect appraisal rights in accordance with Florida law), will be converted into the right to receive $32.50 in cash, without interest, and Merger Sub will merge with and into RTS and RTS will become a direct or indirect wholly owned subsidiary of Parent. Parent is owned and controlled by Holdings and Holdings is a party to the Merger Agreement for purposes of the termination fees section of the Merger Agreement. Holdings is owned by an affiliate of Vestar Capital Partners, a leading international private equity firm. Certain of our executive officers and/or directors, Dr. Howard M. Sheridan, Dr. Daniel E. Dosoretz, Dr. James H. Rubenstein and Dr. Michael J. Katin as well as certain or our non-executive employees, are expected to exchange shares of RTS common stock that they own for limited liability company interests in Holdings in connection with the merger.

On October 19, 2007, the independent and disinterested members of our board of directors (i.e. all members of the board other than Dr. Howard M. Sheridan, our Chairman of the Board, Dr. Daniel E. Dosoretz, our Chief Executive Officer, Dr. James H. Rubenstein, our Medical Director and Secretary and Dr. Michael J. Katin, each of whom is expected to exchange shares of our common stock for units of limited liability company interests in Holdings in connection with the merger and therefore abstained from voting), based in part upon the unanimous recommendation of the special committee of our board of directors comprised of three of our five independent and disinterested directors, among other things, (i) determined that it was advisable and in the best interests of RTS and its shareholders to enter into the Merger Agreement and (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. Following such approval and adoption by the independent and disinterested members of our board of directors, our full board of directors unanimously, based in part upon the unanimous recommendation of a special committee and the approval and adoption of our independent and disinterested directors, among other things, (i) determined that it was advisable and in the best interests of RTS and its shareholders to enter into the Merger Agreement and (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. Therefore, our board of directors recommends that you vote “FOR” the approval of the Merger Agreement.

The proxy statement attached to this letter provides you with information about the merger, the Merger Agreement and the special meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Florida law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the approval of the Merger Agreement. If you do not vote, it will have the same effect as a vote against the approval of the Merger Agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you in advance for your cooperation and continued support.

Sincerely,

Leo R. Doerr	Dr. Howard M. Sheridan
Chairman of the Special Committee	Chairman of the Board

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PROXY STATEMENT IS DATED JANUARY 11, 2008, AND IS FIRST BEING
MAILED TO SHAREHOLDERS ON OR ABOUT JANUARY 15, 2008.

Radiation Therapy Services, Inc.

2234 Colonial Boulevard Fort Myers, Florida 33907

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 6, 2008

TO THE SHAREHOLDERS OF RADIATION THERAPY SERVICES, INC.:

A special meeting of shareholders of Radiation Therapy Services, Inc., a Florida corporation (“RTS,” “we,” “us” or “our”), will be held at the Hyatt Regency Coconut Point Resort & Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134, on Wednesday, February 6, 2008, beginning at 10:00 a.m., Eastern Time, for the following purposes:

1. Approval of the Merger Agreement.  To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of October 19, 2007 (the “Merger Agreement”), among RTS, Radiation Therapy Services Holdings, Inc. and RTS MergerCo, Inc., pursuant to which, upon completion of the merger, each outstanding share of RTS common stock, par value $0.0001 per share (other than shares held in our treasury, shares owned by our subsidiaries, Radiation Therapy Investments, LLC, Radiation Therapy Services Holdings, Inc. or RTS MergerCo, Inc. and shares held by shareholders who perfect appraisal rights in accordance with Florida law), will be converted into the right to receive $32.50 in cash, without interest, and RTS MergerCo, Inc. will merge with and into RTS and RTS will become a direct or indirect wholly owned subsidiary of Radiation Therapy Services Holdings, Inc.

2. Adjournment or Postponement of the Special Meeting.  To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve the Merger Agreement.

3. Other Matters.  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders of record of our common stock as of the close of business on January 10, 2008, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Florida law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the approval of the Merger Agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided and thereby ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the approval of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval of the Merger Agreement. If you are a shareholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

We have concluded that shareholders of RTS who do not vote in favor of the approval of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they comply with all procedural requirements of Florida law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 85.

The Merger Agreement and the merger are described in the accompanying proxy statement and a copy of the Merger Agreement is included as Annex A to the proxy statement.

By Order Of The Board Of Directors,

James H. Rubenstein

Secretary

January 11, 2008

i

Page

Exchange and Payment Procedures	68
Representations and Warranties	69
Conduct of Our Business Pending the Merger	71
Shareholders Meeting	75
Solicitation of Transactions; Recommendation to Shareholders	75
Employee Benefits	77
Indemnification of Directors and Officers; Insurance	78
Agreement to Use Commercially Reasonable Best Efforts	78
Financing Commitments; Cooperation of RTS	79
Conditions to the Merger	80
Termination	81
Termination Fees and Expenses	83
Amendment and Waiver	85
Specific Performance	85
APPRAISAL RIGHTS	86
INFORMATION ABOUT RTS	89
Selected Historical Financial Information	89
Net Book Value Per Share of RTS Common Stock	90
Financial Statements	90
Management’s Discussion and Analysis of Financial Condition and Results of Operations	91
Quantitative and Qualitative Disclosure About Market Risk	91
Business	91
Properties	91
Legal Proceedings	91
MARKET PRICE OF OUR COMMON STOCK	92
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	93
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS	94
SUBMISSION OF SHAREHOLDER PROPOSALS	94
PROVISIONS FOR UNAFFILIATED SHAREHOLDERS	95
FINANCIAL FORECAST	95
WHERE YOU CAN FIND MORE INFORMATION	98
ANNEX A — Agreement and Plan of Merger, dated as of October 19, 2007, among Radiation Therapy Services Holdings, Inc., RTS MergerCo, Inc., Radiation Therapy Investments, LLC (for purposes of Section 7.2 only) and Radiation Therapy Services, Inc.
A-1
ANNEX B — Opinion of Morgan Joseph & Co. Inc.	B-1
ANNEX C — Sections 607.1301-607.1333 of the Florida Business Corporation Act	C-1
ANNEX D — Information Relating to Holdings, Parent, Merger Sub and Vestar Capital Fund	D-1
ANNEX E — Annual Report on Form 10-K for the year ended December 31, 2006	E-1
ANNEX F — Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2007	F-1

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement, the documents referred to in this proxy statement and any information incorporated by reference. We have included section references to direct you to a more complete description of the topics presented in this summary term sheet. In this proxy statement, the terms “RTS,” “we,” “us,” “our” and the “Company” refer to Radiation Therapy Services, Inc., a Florida corporation. In addition, we refer to Radiation Therapy Investments, LLC as “Holdings,” to Radiation Therapy Services Holdings, Inc. as “Parent,” and to RTS MergerCo, Inc. as “Merger Sub.”

The Proposal.  You are being asked to vote on a proposal to approve the Agreement and Plan of Merger, dated as of October 19, 2007 (the “Merger Agreement”), among RTS, Parent, Merger Sub and Holdings. Pursuant to the Merger Agreement, upon completion of the merger, each outstanding share of RTS common stock, par value $0.0001 per share (other than shares held in our treasury, shares owned by our subsidiaries, Holdings, Parent or Merger Sub and shares held by shareholders who perfect appraisal rights in accordance with Florida law), will be converted into the right to receive $32.50 in cash, without interest, and Merger Sub will merge with and into RTS and RTS will become a direct or indirect wholly owned subsidiary of Parent. In the event that there are not sufficient votes properly cast at the time of the special meeting to approve the Merger Agreement, shareholders may also be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. See “The Special Meeting” beginning on page 63.

The Parties to the Merger Agreement.  RTS owns, operates and manages treatment centers focused principally on providing radiation treatment alternatives ranging from conventional external beam radiation to newer, technologically-advanced options. RTS is one of the largest companies in the United States focused principally on providing radiation therapy. RTS opened its first radiation treatment center in 1983 and as of September 30, 2007 provides radiation therapy services in 83 treatment centers. RTS’s treatment centers are clustered into 27 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, and West Virginia. Of these 83 treatment centers, 25 treatment centers were internally developed, 48 were acquired and 10 involve hospital-based treatment centers. RTS has continued to expand its affiliation with physician specialties in other areas including gynecological and surgical oncology and urology in a limited number of local markets to strengthen its clinical working relationships.

Holdings is a Delaware limited liability company and Parent is a Delaware corporation and a wholly owned subsidiary of Holdings. Each of these entities were formed in anticipation of the merger by Vestar Capital Partners V, L.P. an investment fund (the “Vestar Capital Fund”) sponsored by Vestar Capital Partners, a private equity firm (“Vestar Capital Partners” or “Vestar”). Vestar Capital Partners and Vestar Capital Fund are collectively referred to in this proxy statement as “Vestar Capital.” Upon completion of the merger, RTS will be a direct or indirect wholly owned subsidiary of Parent and Holdings. Certain of our executive officers and/or directors, Dr. Howard M. Sheridan, Dr. Daniel E. Dosoretz, Dr. James H. Rubenstein and Dr. Michael J. Katin, as well as certain of our non-executive employees, are expected to exchange shares of our common stock for units of limited liability company interests in Holdings, immediately prior to the merger. We refer to Sheridan, Dosoretz, Rubenstein and Katin as the “Rollover Investors.” Holdings and Parent currently have de minimis assets and no operations. Holdings is a party to the Merger Agreement only for purposes of the termination fees section.

Vestar Capital Partners is a leading international private equity firm specializing in management buyouts and growth capital investments. The firm’s investment strategy is targeted towards companies in the U.S., Europe and Japan with valuations in the $100 million to $4 billion range. Since the firm’s founding in 1988, the Vestar funds have completed over 60 investments in companies with a total value of approximately $20 billion. These companies have varied in size and geography and span a broad range of industries. The firm’s strategy is to invest behind incumbent management teams, family owners or corporations in a creative, flexible and entrepreneurial way with the overriding goal to build long-term franchise value. Vestar currently manages funds with committed capital totaling approximately $7 billion and has offices or affiliates operating in New York, Denver, Boston, Paris, Milan, Munich and Tokyo.

Merger Sub is a Florida corporation formed by Parent in anticipation of the merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Florida law, at the effective time of the merger, Merger Sub will merge with and into RTS and RTS will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations.

Going-Private Transaction.  This is a “going private” transaction. If the merger is completed, your shares will be converted into the right to receive $32.50 in cash per share, without interest and less any applicable withholding tax, and:

•	Parent will directly or indirectly own our entire equity interest;

•	you will no longer have any interest in our future earnings or growth;

•	we will no longer be a public company;

•	our common stock will no longer be traded on the NASDAQ Global Select Market Exchange (the “NASDAQ”); and

•	we may no longer be required to file periodic and other reports with the Securities and Exchange Commission (the “SEC”).

See “Special Factors — Certain Effects of the Merger” beginning on page 39.

Special Committee.  A special committee of our board of directors was formed and given the full power and authority to review, evaluate, and determine whether it would be appropriate to move forward with any potential transaction or strategic alternative, as well as to review, evaluate and, if appropriate, negotiate and recommend approval or rejection to the board of directors regarding whether to proceed with a sale of RTS or other strategic alternative. The special committee consisted entirely of independent and disinterested members of our board of directors. The members of the special committee are Leo R. Doerr, Ronald E. Inge, and Rabbi Solomon Agin. Initially, independent director Herbert Dorsett was a member of the special committee, but was unable to continue that role after August 2, 2007, due to health related issues. Janet Watermeier, our other independent director and newest member of the board, was not a member of the special committee due to her then limited knowledge and experience with the Company. Our non-independent directors are Dr. Sheridan, Dr. Dosoretz, Dr. Rubenstein and Dr. Katin. See “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 25.

Special Committee and Board Recommendation.  The special committee unanimously determined that the merger is both procedurally and substantively fair to RTS’s unaffiliated shareholders and in the best interests of our shareholders, and unanimously recommended that our board of directors approve and adopt the Merger Agreement. Based in part on the recommendation of the special committee, the independent and disinterested members of our board of directors (with Dr. Sheridan, our Chairman of the Board; Dr. Dosoretz, our Chief Executive Officer, Dr. Rubenstein our Medical Director and Secretary and Dr. Katin abstaining) unanimously determined that the merger is both procedurally and substantively fair to RTS’s unaffiliated shareholders, and in the best interests of our shareholders, and unanimously approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. In addition, all of the members of our board of directors, also based in part on the recommendation of the special committee as well as the approval and adoption of the independent and disinterested directors, unanimously determined that the merger is both procedurally and substantively fair to RTS’s unaffiliated shareholders, and in the best interests of our shareholders, and unanimously approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT. See “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 25.

Opinion of Morgan Joseph & Co. Inc.  In connection with the merger, the special committee received an opinion, subsequently confirmed in writing, from Morgan Joseph & Co. Inc., its financial advisor (“Morgan Joseph”), as to the fairness, from a financial point of view and as of the date of such opinion to the holders of our common stock (other than the Rollover Investors), of the $32.50 per share merger consideration to be received by those holders of our common stock. The opinion also was provided to our board of directors for its information in connection with its consideration of the transactions contemplated by the Merger Agreement. The full text of Morgan Joseph’s written opinion, dated October 18, 2007, is attached to this proxy statement as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. Morgan Joseph’s opinion addressed only the fairness of the merger consideration to our shareholders (other than the Rollover Investors) from a financial point of view as of the date of the opinion and did not address any other aspect of the merger, including the merits of the underlying decision by RTS to enter into the Merger Agreement. The opinion was addressed to the special committee and was provided to our board of directors for its information and use, but does not constitute a recommendation as to how any shareholder should vote or act on any matter relating to the proposed merger. See “Special Factors — Opinion of Morgan Joseph & Co. Inc.” beginning on page 34.

Purpose of the Transaction.  The purpose of the transaction is for Vestar Capital and the Rollover Investors to acquire all of the outstanding equity interests of RTS and to enable RTS’s shareholders to realize a premium on their shares of RTS common stock based on the closing price of our common stock on October 19, 2007. See “Special Factors — Purposes and Reasons of the Rollover Investors” beginning on page 30.

Position of the Rollover Investors Regarding the Fairness of the Merger.  Each of the Rollover Investors believes that the merger is both procedurally and substantively fair to RTS’s unaffiliated shareholders. Their belief is based upon their knowledge and analysis of RTS, as well as the factors discussed in the section entitled “Special Factors — Position of Rollover Investors Regarding the Fairness of the Merger” beginning on page 30.

Position of Parent, Merger Sub and Vestar Capital Regarding the Fairness of the Merger.  Parent, Merger Sub and Vestar Capital believe that the merger is both procedurally and substantively fair to RTS’s unaffiliated shareholders. Their belief is based upon their knowledge and analysis of RTS, as well as the factors discussed in the section entitled “Special Factors — Position of Holdings, Parent, Merger Sub and Vestar Capital Regarding the Fairness of the Merger” beginning on page 33.

Special Meeting.  The special meeting will be held on Wednesday, February 6, 2008, beginning at 10:00 a.m., Eastern Time, at the Hyatt Regency Coconut Point Resort & Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134.

Record Date and Quorum.  You are entitled to vote at the special meeting if you were the record owner of shares of our common stock at the close of business on Thursday, January 10, 2008, the record date for the special meeting. You will have one vote for each share of RTS common stock that you owned on the record date. As of the record date, there were 23,704,917 shares of our common stock entitled to vote at the special meeting, 14,504,854 of which were held by persons other than the Rollover Investors. The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. See “Special Meeting — Record Date and Quorum” beginning on page 63.

Required Vote.  Under Florida law, the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting voting in favor of approval is required to approve the Merger Agreement. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the approval of the Merger Agreement. Directors and executive officers Dosoretz, Sheridan, Rubenstein and Katin have each entered into Support and Voting Agreements obligating them to vote their shares of RTS common stock, which represents approximately 40.4% of our outstanding common stock, for approval of the Merger Agreement. Our directors and executive officers collectively beneficially own approximately 40.5% of our common stock. The merger does not require the approval of at least a majority of our unaffiliated shareholders. See “The Special Meeting — Required Vote” beginning on page 63.

Approvals and Consents Required.  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. RTS and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on November 9, 2007. The Federal Trade Commission granted early termination of the applicable waiting period on November 20, 2007. Additionally, it is a condition to closing under the Merger Agreement that certain health care related governmental approvals, consents or licenses specified by the parties shall have been obtained, except where the failure to obtain such consents or approvals would not reasonably be expected to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and it subsidiaries or give rise to a violation of criminal law. It is also a condition to closing under the Merger Agreement that certain third party consents related to indebtedness and leases specified by the parties shall have been obtained. See “Special Factors — Approvals and Consents” beginning on page 58.

Interests of RTS’s Directors and Executive Officers in the Merger.  Our directors and executive officers collectively beneficially own approximately 40.5% of our common stock. See “Security Ownership of Certain Beneficial Owners and Management.” Our directors (other than our independent directors) and executive officers have interests in the merger that are different from, or in addition to, their interests as RTS shareholders. These interests include:

•	Directors and executive officers Dosoretz, Sheridan, Rubenstein and Katin have each entered into Support and Voting Agreements obligating them to vote their shares of RTS common stock, which represents approximately 40.4% of our common stock, for approval of the Merger Agreement.

•	At the effective time of the merger, all RTS equity-based awards will vest and be cashed out, which would result in an aggregate cash payment to our directors and executive officers of approximately $12,238,109 based on holdings as of November 1, 2007.

•	Immediately prior to the effective time of the merger, Messrs. Sheridan, Dosoretz, Rubenstein and Katin will exchange certain shares of RTS common stock for units of limited liability company interests in Holdings, a holding company of Parent. As a result, immediately following the closing, each of Messrs. Sheridan, Dosoretz, Rubenstein and Katin are expected to own (excluding the units they may receive under the management equity incentive plan) approximately 1.8%, 7.2%, 3.5% and 2.6%, respectively, of the then outstanding units of Holdings (excluding incentive units). Additional non-executive employees are expected to exchange RTS common stock and/or cash for units of limited liability company interests in Holdings or purchase units at the same price per share as the Rollover Investors for an aggregate of 2.0% of the outstanding units of Holdings (excluding incentive units). These non-executive employees consist of approximately 11 individuals identified by Vestar Capital Partners in consultation with Dr. Dosoretz as among those important to the success of RTS. The determination of the amount of such exchanges or purchases was made or will be made by Vestar Capital in consultation with such non executive employees and Dr. Dosoretz. The final capitalization of Holdings has not yet been determined, and will be determined prior to closing. The opportunity to exchange shares of RTS common stock and/or cash for equity interests in Holdings is intended to provide an equity-based incentive and retention benefit with respect to future operations of Holdings, Parent and its subsidiaries.

•	Each of Messrs. Dosoretz and Rubenstein is party to an employment agreement that provides for change in control severance benefits in the event of certain terminations of employment in connection with or following the merger. Assuming hypothetically that the merger was completed on December 1, 2007, and qualifying terminations of employment of these two executives were to occur on that date, the aggregate cash severance benefit under these agreements (excluding any estimated tax gross-up payment) would be approximately $5,990,000. Dr. Dosoretz would also receive certain ancillary severance benefits and would be eligible for tax gross-up payments. Each of Messrs. Sheridan, Dosoretz, Rubenstein and Katin has agreed that if the merger closes, their existing employment agreements will be terminated and new employment agreements will be entered into to provide compensation and benefits to the executives following the closing, in which event they would waive any and all severance and other benefits described in this paragraph. See — “Special Factors — Interests of our Directors and Executive Officers in the Merger” beginning on page 45.

•	The new employment agreement for Dr. Dosoretz that is expected to take effect at the closing of the merger provides for $6,000,000 to be paid to Dr. Dosoretz in three equal annual installments in consideration of his non-competition covenant.

•	Incentive awards of both time and performance based units of limited liability company interests in Holdings representing 10.92% of the common equity value of Holdings following return of preferred capital and accreted return on preferred capital (the “Common Equity Value”) will be issued at closing and will be allocated as follows: Dosoretz will receive incentive units representing 6.5% of the Common Equity Value; Rubenstein 0.52%; Katin 0.13%; and other non-executive employees of RTS 3.38%.

•	It is expected that each of Messrs. Sheridan, Dosoretz and Rubenstein will serve on the board of managers of Holdings as of the closing of the merger.

•	Immediately prior to completion of the merger, it is expected that Messrs. Sheridan, Dosoretz, Rubenstein and Katin will exchange approximately 338,462, 1,384,616, 676,923, and 492,308 shares of RTS common stock, respectively, for units of limited liability company interests in Holdings representing approximately 1.8%, 7.2%, 3.5% and 2.6%, respectively, of the outstanding units of Holdings immediately following the effective time of the merger (excluding incentive units). Messrs. Sheridan, Dosoretz, Rubenstein and Katin will receive cash equal to the per share merger consideration to be received by RTS’s shareholders in the merger for the remaining shares of RTS common stock that they own, and $11,760,000 for outstanding options held by them ($7,860,000 to Dr. Dosoretz and $3,900,000 to Dr. Rubenstein).

•	RTS directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

•	Certain directors and executive officers are also party to transactions with RTS and its affiliates as discussed under “Special Factors — Related Party Transactions” beginning on page 51.

•	The aggregate consideration expected to be received by our directors, and executive officers in connection with the merger in respect of the shares of RTS common stock (other than the shares to be contributed to Holdings in exchange for equity interests in Holdings) and options held by them is approximately $317.6 million, and is set forth in more detail under “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 45. The consideration to be paid to RTS’s unaffiliated shareholders in the merger for their shares of RTS common stock is expected to be approximately $471 million.

Management Agreement.  In connection with the merger, RTS, Holdings and Parent have agreed to enter into a management agreement with Vestar Capital Partners relating to certain advisory and consulting services Vestar Capital Partners will render to RTS, Holdings and Parent. Under the management agreement, Vestar Capital Partners will receive a $10 million transaction fee upon the closing of the merger for services rendered in connection with the consummation of merger and be reimbursed for its reasonable out of pocket expenses. The management agreement also provides for Vestar Capital Partners to receive an annual management fee equal to the greater of (i) $850,000 or (ii) an amount equal to 1.0% of the RTS’s consolidated EBITDA which fee will be payable quarterly. Parent, Holdings and RTS will indemnify Vestar Capital Partners and its affiliates against all losses, claims, damages and liabilities arising out of the performance by Vestar Capital Partners of its services pursuant to the management agreement, other than those that have resulted primarily from the gross negligence or willful misconduct of Vestar Capital Partners and/or its affiliates. See — “Special Factors — Interests of our Directors and Executive Officers in the Merger” beginning on page 45.

Appraisal Rights.  We have concluded that our shareholders are entitled to appraisal rights and to obtain payment in cash of the fair value of their shares of our common stock as determined pursuant to Florida law in the event of consummation of the merger. Such fair value could be greater than, equal to or less than the $32.50 per share (without interest) that our shareholders are entitled to receive pursuant to the Merger Agreement. To preserve their appraisal rights, shareholders must deliver to us prior to the vote being undertaken at the special meeting written notice of the shareholder’s intent to demand payment and must not vote, or cause or permit to be voted, any of their shares of our common stock in favor of the approval of the Merger Agreement. Failure to strictly comply with the specific procedures required by Florida law will result in the loss of appraisal rights. A copy of the provisions of Florida law that provide for appraisal rights and govern such procedures are reproduced in its entirety as Annex C to this proxy statement.

Financing.  The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $1.1 billion. This amount is expected to be provided through a combination of (i) equity contributions from Vestar Capital and the Rollover Investors, totaling approximately $660 million and (ii) debt financing totaling $575 million of which, approximately $475 million is expected to be funded at closing. Vestar Capital Fund may allocate a portion of its equity commitment to limited partners of Vestar Capital Fund and certain other co-investors, provided that such allocation will not limit the obligations of Vestar Capital Fund under the equity commitment letter to the extent any such co-investor fails to purchase the equity allocated to it. See “Special Factors — Financing” beginning on page 42. The closing of the merger is not conditioned on the receipt of the debt or equity financing by Parent. Parent and Merger Sub, however, are not required to consummate the merger until after the earlier to occur of (x) the completion of a 25 consecutive business day marketing period (during which the purchasing entities will market the debt financing) and (y) April 21, 2008. The marketing period will begin to run after we have obtained the required shareholder approval, satisfied certain closing conditions in the Merger Agreement, and provided Parent and Merger Sub with certain financial statements and financial data customarily included in private placements pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). See “The Merger Agreement — Effective Time; The Marketing Period” beginning on page 66.

Equity Commitment.  Vestar Capital has provided an irrevocable equity commitment letter to Parent and RTS pursuant to which it has agreed to provide up to $560 million in equity financing for the Merger (other than the amounts provided by the Rollover Investors), subject to the satisfaction of the closing conditions set forth in the Merger Agreement. In the event the Merger does not close, Vestar Capital has agreed to provide equity funds (i) up to the amount of $25,000,000 with respect to any termination fee payable by Parent and up to $3,000,000 in reimbursement of RTS’s out of pocket deal expenses and (ii) up to the amount of $40,000,000 (inclusive of any termination fee and expense reimbursement payable by Holdings) with respect to damages arising from failures of Parent or Merger Sub to comply with the Merger Agreement. See “Special Factors — Financing” beginning on page 42.

Accounting Treatment of The Merger.  We expect the merger to be accounted for as a business combination for financial accounting purposes, whereby the purchase price would be allocated to the Company’s assets and liabilities based on their relative fair values as of the date of the merger in accordance with Financial Accounting Standards No. 141, Business Combinations. See “Special Factors — Accounting Treatment of the Merger” beginning on page 58.

Material United States Federal Income Tax Consequences of the Merger.   For U.S. federal income tax purposes, the disposition of RTS common stock pursuant to the merger generally will be treated as a sale of the shares of our common stock for cash by each of our shareholders. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the effective time of the merger. We recommend that our shareholders consult their own tax advisors as to the particular tax consequences to them of the merger. See “Special Factors — Material United States Federal Income Tax Consequences” beginning on page 55.

Litigation.  We are aware of two lawsuits filed in connection with the proposed merger. Shareholder complaints were filed on October 24, 2007 and November 16, 2007, respectively, against RTS, each of RTS’s directors and Vestar Capital Partners as purported class actions on behalf of the public shareholders of RTS in the Circuit Court of Lee County, Florida. On January 3, 2008, one of the two lawsuits was dismissed voluntarily. The remaining complaint has been amended and the amended complaint alleges, among other things, that the directors of RTS breached their fiduciary duties in connection with the proposed transaction. Among other things, the complaint seeks to enjoin RTS, its directors and Vestar Capital from proceeding with or consummating the merger. Vestar Capital is alleged to have aided and abetted the individual defendants in breaching their fiduciary duties. Based on the facts known to date, and the allegations in the complaint, we believe that the claims asserted in the complaint are without merit and we intend to vigorously defend against the complaint. The absence of an injunction prohibiting the consummation of the merger is a condition to the closing of the merger. See “Special Factors — Litigation” beginning on page 57.

Treatment of Stock Options and Other Stock-Based Awards. Except as we otherwise agreed to in writing with Parent and Merger Sub:

•	each outstanding option to purchase or acquire shares of our common stock, whether vested or unvested, will become fully vested and be converted into the right to receive a cash payment equal to the excess (if any) of the $32.50 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes; and

•	each award of restricted stock will be converted into the right to receive $32.50 per share in cash, less any applicable withholding taxes.

See “The Merger Agreement — Treatment of Stock, Stock Options and Other Stock-Based Awards” beginning on page 67.

Anticipated Closing of the Merger.  The parties to the Merger Agreement are using commercially reasonable efforts to complete the merger as soon as possible. We anticipate completing the merger shortly after the special meeting, subject to the approval of the Merger Agreement by our shareholders and the satisfaction of the other closing conditions. See “The Merger Agreement — Effective Time; The Marketing Period” beginning on page 66. We will issue a press release when the merger has been completed.

Procedure for Receiving Merger Consideration.  As soon as reasonably practicable after the effective time of the merger and in any event not later than the third business day following the effective time, a paying agent will mail a letter of transmittal and instructions to you and the other RTS shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Solicitation of Transactions; Recommendation to Shareholders.  The Merger Agreement restricts our ability to solicit or encourage alternative acquisition offers. Notwithstanding these restrictions, under certain circumstances required for our board of directors to comply with its fiduciary duties, our board of directors or the special committee may respond to an unsolicited bona fide written proposal received by us. If, prior to the approval by our shareholders of the Merger Agreement, our board of directors or the special committee determines that any such unsolicited bona fide written proposal is a superior proposal, our board of directors may withdraw or change its recommendation of the merger or we may terminate the Merger Agreement if our board of directors or the special committee concludes in good faith, after consultation with RTS’s or the special committee’s outside legal counsel and the special committee’s financial advisor, that, in light of the superior proposal, failure to do so would be inconsistent with our directors’ fiduciary obligations under applicable law. In the event the Merger Agreement is terminated as a result the foregoing we will be required to pay Holdings a termination fee of $25 million and reimburse the out-of-pocket fees and expenses incurred by Parent and Merger Sub up to a maximum amount of $3 million. See “The Merger Agreement — Solicitation of Transactions; Recommendation to Shareholders” beginning on page 75.

Conditions to Closing.  Before we can complete the merger, a number of conditions must be satisfied or waived by all parties. These include:

•	the approval of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting;

•	the absence of laws or governmental judgments or orders that prohibit the completion of the merger;

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act;

•	the receipt of certain governmental consents and approvals;

•	the obtaining of certain third party consents and approvals;

•	the performance by each of the parties of its obligations prior to the effective time of the merger under the Merger Agreement in all material respects;

•	the aggregate amount of dissenting shares being less than 5% of the total outstanding shares immediately prior to the effective time;

•	the accuracy of the representations and warranties of each of the parties to the Merger Agreement, subject to the materiality and other standards set forth in the Merger Agreement; and

•	the absence of any change, circumstance or effect since the date of the Merger Agreement that has had or would reasonably be expected to have a Company material adverse effect.

See “The Merger Agreement — Conditions to the Merger” beginning on page 80.

Termination of the Merger Agreement.  The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained (unless otherwise specified), as follows:

•	by mutual written consent of RTS and Parent;

•	by either RTS or Parent, if:

•	the merger has not been consummated on or before April 21, 2008 (or as such date may be extended pursuant to the Merger Agreement);

•	a final, non-appealable injunction, order, decree or ruling prohibits the merger; or

•	our shareholders do not approve the Merger Agreement at the special meeting or any adjournment thereof; or

by RTS, if:

•	Parent breaches or fails to perform in any material respect any of its representations, warranties or agreements in the Merger Agreement such that the closing conditions would not be satisfied and cannot be cured by April 21, 2008, provided that RTS is not then in material breach of the Merger Agreement; or

•	prior to obtaining shareholder approval, the special committee or our board of directors concludes in good faith that, in light of a superior acquisition proposal, failure to terminate the Merger Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to our shareholders, provided that RTS has complied in all material respects with the requirements regarding non-solicitation of alternative proposals and change of recommendation, and concurrent with the termination, we enter into a definitive agreement with respect to the superior acquisition proposal; or

•	Parent does not give effect to a closing within five business days after notice by RTS to Parent that the mutual conditions and the conditions to Parent’s obligation to close the merger are satisfied and Parent does not effect the merger within three business days after the final day of the marketing period; provided that RTS is not then in breach of any of its representation, warranty or covenant that would result in a failure to satisfy closing conditions.

by Parent if:

•	RTS, or any of its subsidiaries or representatives has failed to comply in any material respects with the requirements regarding non-solicitation of alternative proposals or a change of recommendation with respect to the Merger Agreement or the board of directors or special committee shall have resolved to do so; or

•	RTS has breached or failed to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the obligation of Parent to close the merger and it cannot be cured by April 21, 2008; provided that Parent is not then in material breach of the Merger Agreement; or

•	the RTS board of directors has effected a change of recommendation or RTS has failed to include the recommendation in its proxy statement.

See “The Merger Agreement — Termination” beginning on page 81.

Termination Fees and Expenses.  Under certain circumstances, in connection with the termination of the Merger Agreement by us, we will be required to pay to Holdings a termination fee in the amount of $25,000,000 and reimburse Holdings for certain fees and expenses of Parent relating to the Merger Agreement in an aggregate amount not to exceed $3,000,000. Parent has agreed to pay us a termination fee of $25,000,000 and reimburse us for certain fees and expenses relating to the Merger Agreement in an aggregate amount not to exceed $3,000,000 if we terminate the Merger Agreement in certain circumstances related to the failure of Parent to promptly close the transaction upon satisfaction of its closing conditions or a material breach by Parent of the Merger Agreement resulting in failure to satisfy a closing condition which cannot be cured by April 21, 2008. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 83.

Market Price of RTS Common Stock.  The closing price of RTS common stock on the NASDAQ Global Select Market on October 19, 2007, the last trading day prior to the announcement of the proposed merger transaction, was $21.56 per share. The $32.50 per share to be paid for each share of RTS common stock in the merger represents a premium of approximately 51% to the closing price of RTS common stock on October 19, 2007. See “Market Price of Our Common Stock” beginning on page 92.

Additional Information.  You can find more information about RTS in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page 98.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting, the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into RTS pursuant to the Merger Agreement. Once the Merger Agreement has been approved by the RTS shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into RTS. RTS will be the surviving corporation in the merger and will become a direct or indirect wholly owned subsidiary of Parent and Holdings. Parent and Holdings are controlled by Vestar Capital. The Rollover Investors are expected to exchange shares of RTS common stock for units of limited liability company interests in Holdings in connection with the merger. In the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement, shareholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting to solicit additional proxies.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on proposals to do the following:

•	to approve the Merger Agreement;

•	to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement; and

•	to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $32.50 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $3,250.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the Hyatt Regency Coconut Point Resort & Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134, on Wednesday, February 6, 2008, at 10:00 a.m., Eastern Time.

Q:	May I attend the special meeting?

A:	All shareholders of record as of the close of business on Thursday, January 10, 2008, the record date for the special meeting, may attend the special meeting. In order to be admitted to the special meeting, a form of personal identification will be required, as well as either an admission ticket or proof of ownership of RTS common stock. If you are a shareholder of record, your admission ticket is attached to your proxy card.

If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of RTS common stock, such as a bank or brokerage account statement, to be admitted to the meeting, or you may request an admission ticket in advance. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of RTS common stock, to:

Radiation Therapy Services, Inc. 2234 Colonial Boulevard, Ft. Myers, Florida 33907 Attention: Investor Relations

Please note that if you hold your shares in the name of a bank, broker or other holder of record and plan to vote at the meeting, you must also present at the meeting a proxy issued to you by the holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of RTS common stock at the close of business on Thursday, January 10, 2008, the record date for the special meeting. As of the close of business on that day, 23,704,917 shares of RTS common stock were outstanding. See “The Special Meeting” beginning on page 63.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposal from the beneficial owner. Because the approval of the Merger Agreement under Florida law requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, the failure to vote, broker non-votes and abstentions will have the same effect as voting “Against” the approval of the Merger Agreement. With respect to the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, because the approval of such proposal requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting, broker non-votes and abstentions will have the same effect as voting “Against” that proposal. A failure to vote, however, will have no effect with respect to the adjournment proposal.

Q:	How many votes are required to approve the Merger Agreement?

A:	Under Florida law, holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting voting in favor of approval is required to approve the Merger Agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against the approval of the Merger Agreement. Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes properly cast at the time of the meeting to approve the Merger Agreement requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting. The merger does not require the approval of at least a majority of the Company’s unaffiliated shareholders.

Q:	How many votes do we already know will be voted in favor of the Merger Agreement?

A:	Directors and executive officers Dosoretz, Sheridan, Rubenstein, Katin and Watson who collectively beneficially own approximately 40.4% of our common stock, have each entered into a Support and Voting Agreement to vote their shares for approval of the Merger Agreement.

Q:	How does our board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that our shareholders vote “FOR” the approval of the Merger Agreement. You should read “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 25 for a discussion of the factors that the special committee and our board of directors considered in deciding to recommend approval of the Merger Agreement to our shareholders. Our board of directors recommends that our shareholders vote

“FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What function did the special committee serve with respect to the merger and who are its members?

A:	The principal function of the special committee with respect to the merger was to consider, evaluate, assess, negotiate and reject or recommend to RTS’s full board of directors any potential transaction or strategic alternative, including the merger proposal submitted by Vestar Capital Partners. The special committee is composed of three independent and disinterested directors, Rabbi Agin, Leo Doerr and Ron Inge.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully in its entirety, including its annexes, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed below.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by RTS. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of RTS, none of whom will receive additional compensation therefore. Vestar Capital, directly or through one or more affiliates or representatives, may, at their own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger.

Q:	Will a proxy solicitor be used?

A:	Yes. RTS has retained Georgeson Inc. to assist in the solicitation of proxies for the special meeting. RTS has paid Georgeson Inc. a retainer of $8,000 toward a final fee to be agreed upon based on customary fees for the services provided, which fee will include the reimbursement of out-of-pocket fees and expenses.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have the same effect as voting against approval of the Merger Agreement and adjournment or postponement of the special meeting to solicit additional proxies.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered shareholder, you may revoke your proxy by notifying the Corporate Secretary of RTS in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to affect the surrender of your “street name” shares in exchange for the merger consideration. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once the merger is completed, you will be sent a letter of transmittal with instructions informing you how to send in your stock certificates in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, RTS stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.

Q:	I do not know where my stock certificate is — how will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to RTS in order to cover any potential loss.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $32.50 per share in cash to be received by our shareholders in the merger. In order to receive the $32.50 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to assert appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to assert appraisal rights under Florida law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on 86.

Q:	What are the consequences of the merger to members of RTS’s management and board of directors?

A:	Following the merger, it is expected that the members of our management will continue as management of the surviving corporation. Our current board of directors, however, will be replaced by a new board of directors to be nominated by Parent, although we understand that Messrs. Sheridan, Dosoretz, and Rubenstein will continue to serve as directors. Like all other RTS shareholders, members of our management and board of directors will be entitled to receive $32.50 per share in cash for each of their shares of our common stock (including any restricted shares less applicable withholding taxes). However, the Rollover Investors and certain additional non-executive members of management are expected to exchange certain of their shares for units of limited liability company interests in Holdings. All options

(whether or not vested) to acquire our common stock will be canceled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount, if any, by which $32.50 exceeds the exercise price of the option, multiplied by the number of shares of our common stock underlying the options.

Q:	Will members of RTS’s management or board of directors hold any equity interests in the surviving corporation following the consummation of the merger?

A:	Messrs. Sheridan, Dosoretz, Rubenstein and Katin are expected to contribute shares of RTS common stock to Holdings in exchange for units of limited liability company interests in Holdings, the holding company of Parent. They will also be given the opportunity to acquire additional equity interests in Holdings under the management equity incentive plan described under “Special Factors — Interests of Our Directors and Executive Officers in the Merger — Management Equity Incentive Plan,” In addition, certain non-executive employees of RTS are expected to exchange RTS common stock for equity interests in Holdings at the same price per share as Messrs. Sheridan, Dosoretz, Rubenstein and Katin. It is currently expected that Messrs. Sheridan, Dosoretz, Rubenstein and Katin will each own (excluding the units they may receive under the management equity incentive plan) approximately 1.8%, 7.2%, 3.5% and 2.6%, respectively, of the outstanding units of Holdings immediately after the merger (excluding incentive units). Messrs. Sheridan, Dosoretz, Rubenstein and Katin currently beneficially own approximately 9.3%, 16.0%, 10.8%, and 4.2%, respectively, of our outstanding shares of common stock. Each holder of voting units in Holdings will be entitled to one vote per unit. Accordingly, each of Messrs. Sheridan, Dosoretz, Rubenstein and Katin will have a voting interest that corresponds with his respective voting unit ownership of Holdings. See “Special Factors — Certain Effects of the Merger” beginning on page 41.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact our proxy solicitation agent, Georgeson, Inc., at (877) 278-9671 (toll-free). Banks and brokers can call (212) 440-9128 (collect). If your broker holds your shares, you may call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements. Forward-looking statements represent RTS’s expectations or beliefs concerning future events, including the following: any projections or forecasts, including the financial forecast included under “Financial Forecast” beginning on page 96, any statements regarding future sales, costs and expenses and gross profit percentages, any statements regarding the continuation of historical trends, any statements regarding the expected number of future treatment center openings and expected capital expenditures, any statements regarding the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs and any statement regarding the expected completion and timing of the merger and other information relating to the merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the approval of the Merger Agreement by our shareholders;

•	the actual terms of the financing that will be obtained for the merger;

•	the current condition of the credit market;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of up to $25,000,000 to Holdings and to reimburse Holdings for Parent’s out-of-pocket expenses up to $3,000,000;

•	although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons;

•	the effect of the buyer failing to close on the merger and our inability to obtain specific performance;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	the outcome of the legal proceedings instituted against us and others in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations;

•	the healthcare industry is a highly competitive industry with many well-established competitors and a growing number of competitors;

•	our results and ability to grow can be impacted by market changes relating to the historical sources of our patient referrals (i.e. urologists and oncologists) beginning to compete with us rather than referring patients to us;

•	our results could be impacted by changes in medicare reimbursement rates applicable to us, including possible changes to the current capital equipment utilization rate assumption of 50%; local, regional, national and international economic conditions; the seasonality of our business; demographic trends;

employee availability; government actions and policies; inflation; and increases in various costs, including treatment equipment;

•	our results can be affected by healthcare regulations and governmental regulations and the impact of or changes in such governmental regulations can affect our ability to grow our business;

•	our ability to expand is dependent upon various factors such as the availability of attractive sites for new treatment centers; ability to add new treatment centers and acquire new treatment centers at favorable prices; ability to obtain all required governmental permits and licenses on a timely basis; impact of government moratoriums or approval processes, which could result in significant delays; the ability to generate or borrow funds; the ability to negotiate suitable lease terms; and the ability to recruit and train skilled management and employees;

•	weather and natural disasters could result in treatment center closures or delays in our ability to provide treatment which could also adversely affect our results; and

•	other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” on page 98.

We believe that the assumptions on which the forward-looking statements in this proxy statement are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to update these forward-looking statements to reflect future events or circumstances.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to RTS’s shareholders in connection with the solicitation of proxies by our board of directors for use at a special meeting of our shareholders to be held at the Hyatt Regency Coconut Point Resort & Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134, on February 6, 2008, at 10:00 a.m., Eastern Time.

We are asking our shareholders to vote on the approval of the Merger Agreement. If the merger is completed, RTS will become a direct or indirect wholly owned subsidiary of Parent, and our shareholders will have the right to receive $32.50 in cash, without interest, for each outstanding share of our common stock.

SPECIAL FACTORS

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to maximize value to our shareholders and prospects for continued operations as an independent public company. During recent years, the costs and management time and attention requirements of being a public company have significantly increased. In addition, at the end of fiscal 2006 and during the first quarter of 2007 management and the board of directors began to believe that RTS’s capital requirements to fund the maintenance and growth of its future operations would be significantly increased as compared to prior years. These increases were attributable to a variety of business and operational reasons related to our expansion, including, but not limited to, the addition of equipment in new local markets and existing markets, expanded employee and infrastructure requirements and acquisition and development costs. During December 2006 and January 2007, members of our senior management had preliminary informal meetings with representatives from various investment banking firms, regarding potential debt financing opportunities that might be available to RTS. During the same period, management and the board of directors also began to believe that because it would be a significant challenge to finance both short-term and long-term growth and maintain satisfactory levels of profitability, it would be necessary to evaluate the current state of its capital structure.

On March 1, 2007, at a regular board of directors meeting with representatives from management and our outside legal advisor Shumaker, Loop & Kendrick, LLP (“Shumaker”) present, an investment banking firm discussed with the board of directors, at our invitation, the potential availability of more permanent types of debt financing including, term bank debt, high yield bonds and convertible debt as well as the advantages and disadvantages of each and the favorable market conditions for such financing options. The board of directors discussed the various debt options and the related costs. Management expressed its belief that regardless of the type of capital source, RTS should consider raising additional capital given the then current favorable market conditions. Management indicated that entering into new debt financing arrangements could add a certain amount of liquidity to RTS’s balance sheet, but indicated that such debt financing would primarily be used to replace our existing bank debt. At this meeting, the board of directors expressed its belief that while debt financing alone may not be sufficient to address all of RTS’s future capital needs, it authorized management to further explore the replacement of RTS’s existing bank debt with a more permanent form of capital.

At the March 1, 2007 board meeting, our Chief Executive Officer and President, Dr. Daniel Dosoretz, also reviewed with the board of directors the most recent trends in the healthcare industry, including Medicare reimbursement and increased competition from non-radiation oncology physicians and their potential impact on RTS’s business and operating strategies. There was discussion regarding financing alternatives, private equity investment and the benefits and risks of being a public company. The board of directors discussed the challenges and opportunities that RTS may face in the future associated with its business, including but not limited to continued growth, capital expenditures, reimbursement rates and personnel needs and constraints. The board of directors, while considering opportunities (such as growth in RTS’s business and equipment utilization initiatives designed to maximize patient care and thereby revenue), also discussed the advantages and disadvantages associated with remaining a public company (including, without limitation, future uncertainties associated with Medicare reimbursement policy changes, as well as increased competition from non-radiation oncologist physicians, and their potential impact on market perceptions and RTS’s stock price).

Dr. Dosoretz also informed the board of directors at the March 1, 2007 board meeting that he had recently received several unsolicited contacts from third parties inquiring about interest in a possible transaction with RTS. He indicated that no specific proposals had been made or discussed, and that these contacts were limited to general inquiries. The board of directors discussed in general the potential strategic alternatives that could be available to RTS including debt financing, bank debt, convertible debt, private equity and a strategic transaction, and the board of directors determined to continue with RTS’s existing growth strategy of internal and external development through investing in our existing facilities and selectively acquiring new facilities. The board of directors expressed a desire to review all possible strategic alternatives available for shareholders to realize substantial value that may not be available at another time given the then current activity in the mergers and acquisitions market and strength of the financing markets and noted that the decision to pursue any specific transaction, financing or other strategic opportunity must be subject to the board’s prior review and approval.

In March 2007, Wachovia Capital Markets, LLC (“Wachovia Securities”), one of our longstanding financial advisors, was engaged as our financial advisor in connection with assisting us in exploring and evaluating potential strategic alternatives available to RTS. On March 27, 2007, we commenced, with the assistance of Wachovia Securities, a third party solicitation process regarding a potential sale of RTS as one of our possible strategic alternatives. During late March 2007 and April 2007, as part of its engagement and at our direction, Wachovia Securities initially contacted 14 strategic buyers and 20 financial buyers (including Vestar Capital Partners) regarding their interest in a possible transaction with RTS, as one of our potential strategic alternatives. These parties were selected by RTS, in consultation with Wachovia Securities, based on a determination of which parties might have an interest in, and the ability to conclude, a transaction at a reasonable price if we decided to pursue this particular type of strategic alternative. In late April and early May of 2007, an additional eight potential financial buyers were contacted regarding their interest in a possible transaction with RTS.

On April 10, 2007, the board of directors convened a special meeting, which was attended by members of our management as well as representatives from our legal and financial advisors. Representatives from Wachovia Securities updated our board of directors regarding the on-going strategic alternative process and reviewed and discussed potential strategic alternatives for RTS, including various financing options such as term bank debt high yield bonds and convertible debt as well as a sale of RTS. The board of directors, while clearly reiterating that it had not made any determination of which strategic alternative, if any, RTS should ultimately pursue, directed Wachovia Securities to continue to assist RTS in exploring possible options with potential parties that might be interested in a possible business combination with, interest in, or acquisition of, RTS, so that the board could evaluate potential options.

On April 26, 2007, the board of directors held a special meeting, at which meeting members of our management as well as representatives from our legal and financial advisors also participated. The board of directors discussed certain financial and strategic alternatives available to RTS, including, among other things, debt refinancing, equity transactions and recapitalization alternatives and a potential sale, and the various considerations and advantages and disadvantages related to these alternatives. Wachovia Securities updated the board on the preliminary indications of interest received from six potential financial buyers and one potential strategic buyer. These preliminary indications of interest, which at this time were based solely on public information since non-public information had not yet been made available to parties, reflected potential valuations for RTS within a range of $34.00 to $40.00 per share of RTS common stock. The closing price of our common stock on April 26, 2007 was $29.47.

At the April 26, 2007 meeting, the board of directors indicated that it believed that it would be in the best interests of RTS and its shareholders to continue to explore strategic options available to RTS and unanimously approved going forward with the next steps towards exploring potential strategic alternatives. These next steps, with respect to a potential sale transaction, included forwarding proposed confidentiality and nondisclosure agreements to the interested potential financial and strategic buyers that had expressed interest (including negotiating any requested revisions) and assembling a data room and formulating management presentations. At the April 26 meeting, the board of directors reiterated that its approval of further exploring a potential sale transaction was not a decision to engage in such a transaction. Any decision to engage in a debt financing or strategic transaction would be made, if at all, only after appropriate consideration of possible strategic and financial alternatives.

On May 3, 2007, at a regular meeting the board of directors appointed David Watson, the Chief Financial Officer of RTS and Ronald Inge, one of our independent and disinterested directors, to work with RTS’s outside legal counsel and authorized them to make any decisions on RTS’s behalf regarding the confidentiality and nondisclosure agreements to be entered into with potential financial and strategic buyers. Confidentiality and nondisclosure agreements were determined to be necessary so that we could provide such parties with non-public information.

During the period of May 8, 2007 through May 16, 2007, Vestar Capital Partners and six other parties entered into confidentiality and nondisclosure agreements. Such parties were provided access to the data room, as well as other non-public information from us. Following the execution of the confidentiality and nondisclosure agreements and review of the information in the data room, the sole strategic buyer among the interested parties informed us that it was withdrawing from the process due to recent changes in such strategic buyer’s business, leaving only the six potential financial buyers. The interested parties were provided guidelines and a timeframe for submitting a formal written proposal. The interested parties were notified that RTS expected to promptly evaluate the proposals (with the assistance of RTS’s legal and financial advisors) to determine if RTS would continue to explore its strategic alternatives. They were also notified that if RTS elected to continue the process, it would select a limited number of parties to complete due diligence and negotiate definitive agreements based on the belief of the board of directors that inviting a limited number of parties who were the most realistic potential acquirors would result in a more efficient and manageable process, limiting both the disruption to RTS as well as the disclosure of RTS’s most sensitive confidential information. Members of RTS’s management, including David Watson, Daniel Dosoretz and James Rubenstein, participated in presentations and general discussions with interested parties, along with RTS’s financial advisor, regarding RTS’s business and operations.

On June 14, 2007, the board of directors met to further discuss the status of the potential financial and strategic alternatives process. Members of our management and representatives of our legal advisor also attended the meeting. The board of directors again discussed possible strategic alternatives, including, among other things, debt refinancing, equity transactions and recapitalization alternatives and a potential sale of the Company. However, no decision was made by the board of directors as to a particular course of action at the meeting. Shumaker discussed the fiduciary duties of the directors under the applicable corporate law of the State of Florida. After discussions regarding the ability of prospective members to be independent and whether they were disinterested in the context of any potential alternative transaction to serve on a special committee, the board of directors established a special committee of independent and disinterested directors, originally comprised of Rabbi Agin and Messrs. Doerr (Chairman), Inge and Dorsett (who was relieved from service on the special committee on August 2, 2007 for health reasons). Janet Watermeier, who joined RTS’s board of directors as an independent director in May 2007 and was attending her first board meeting, was not appointed to the special committee due to her then limited knowledge and experience with RTS.

At the June 14, 2007 meeting establishing the special committee, the board of directors gave the special committee full power and authority to review, evaluate and determine whether it would be appropriate to move forward with any potential transaction or other strategic alternative, as well as to review, evaluate and, if appropriate, negotiate and recommend approval or rejection to the board of directors regarding whether to proceed with a sale of RTS or other strategic alternative. It was reiterated at the meeting that throughout the process the board of directors had instructed management not to discuss their own potential arrangements with any parties that might be interested in a transaction and that management should not do so in the future unless authorized by the special committee.

Immediately following the board of directors meeting on June 14, 2007, the special committee met to address the next steps. The special committee requested and was provided with a list of law firms experienced in, and capable of, providing legal services to special committees, including, without limitation Holland & Knight, LLP (“Holland & Knight”). The special committee met separately and considered potential legal counsel, including firms not included on the list. The special committee chairman had discussions with several law firms and obtained engagement letters from three law firms for the special committee to consider. Subsequently, the special committee engaged Holland & Knight as its legal advisor on June 25, 2007.

On June 18, 2007, Vestar Capital Partners submitted a preliminary formal indication of interest at $36.75 per share of RTS common stock and, on June 19, 2007, another bidder (“Bidder One”) submitted a preliminary formal indication of interest at $38.00 per share of RTS common stock. On such dates, the closing price per share of RTS common stock was $26.77 and $26.35, respectively. Each proposal required equity participation by senior management of RTS. On June 20, 2007, a third party expressed a willingness to engage in a private investment in RTS at no premium to RTS’s stock price. On such date, the closing price per share of RTS’s common stock was $25.79.

On June 21, 2007, the board of directors held a special meeting to discuss the results of the strategic alternatives process to date. Members of our management and representatives of our legal and financial advisors also attended the meeting. The board of directors received an update regarding current capital market conditions in the leveraged finance, equity and convertible debt markets, and there was a discussion regarding the pros and cons of high yield debt, convertible debt, bank debt and share repurchase and equity alternatives. The board of directors also received an overview of the third party solicitation process conducted to date regarding a potential sale of RTS. Wachovia Securities noted that during the process a total of 11 participants had submitted initial indications of interest based on public information. Our legal and financial advisors reviewed with the board of directors the two formal proposals received to date and it was noted that both proposals contemplated rollover by management of a portion of their holdings in the proposed transaction. After a discussion, the board of directors determined that the special committee would need to consider the proposals at its sole discretion and inform the board of its decision on the next steps in the process.

On June 25, 2007, the special committee held a meeting to discuss with Holland & Knight the special committee’s role and the written proposals that had been submitted. Holland & Knight advised the members of the special committee regarding their fiduciary duties in the context of evaluating the strategic alternatives available to RTS, including, without limitation, a sale of RTS. The special committee decided to engage a financial advisor to assist the special committee in determining whether a sale was appropriate and ensure that RTS engaged in an appropriate marketing and sales process. Holland & Knight agreed, at the request of the special committee, to contact four financial advisors, including Morgan Joseph, and arranged for each of them to make a presentation to the special committee. Chairman Doerr noted that up to this point in time bidders had not been permitted to contact management to discuss management’s participation in a potential transaction. The special committee unanimously agreed that because the bidders had been narrowed to two parties (Vestar Capital Partners and the other interested party) and the proposals from both parties contemplated equity participation by RTS management, it would now be appropriate for management to begin speaking directly to the bidders to discuss such matters as employment agreements, management stock rollover, and other matters relative to management. It was further noted that, because management owned approximately 40.4% of RTS’s outstanding common stock, no acquisition transaction could likely be achieved without management participation and support.

Beginning on June 28, 2007, management engaged in discussions with the two bidders regarding the potential terms of employment agreements, management stock rollover and other matters relating to management and apprised Holland & Knight of the status. Prior to such time, management had not engaged in any discussions or negotiations with any potential bidders regarding such matters and management’s role was limited to the presentations and general discussions with potential bidders regarding RTS’s business and operations.

From June 28, 2007 through July 2, 2007, the special committee met for presentations by the four potential financial advisors in order to assess the ability of each to assist the special committee in determining whether a sale of RTS was in the best interest of the nonaffiliated shareholders, and if so, to facilitate the sale of RTS.

On July 3, 2007, the special committee met to discuss the proposals from the four potential financial advisors. After lengthy discussions, the special committee determined that all four potential financial advisors were well qualified, but that Morgan Joseph and one other firm had the best overall fit with RTS and the special committee. The special committee instructed Holland & Knight to negotiate with two of the potential financial advisors, one of which was Morgan Joseph.

On July 5, 2007, the special committee met to discuss Holland & Knight’s communications with the two potential financial advisors. A discussion ensued regarding the engagement letters received from each of the financial advisors and the relative preference of the special committee for either firm. The special committee agreed that the special committee’s financial advisor should not be chosen based upon fees alone, but also based upon: integrity; reputation; its ability to negotiate on behalf of the special committee; and experience.

On July 6, 2007, the special committee voted to engage Morgan Joseph as its financial advisor. As part of its engagement, Morgan Joseph was requested to review the process undertaken by RTS, with the assistance of Wachovia Securities, in exploring strategic alternatives. The special committee instructed Morgan Joseph to contact a limited number of additional potential financial and strategic buyers that had not been previously contacted on RTS’s behalf by Wachovia Securities that were most likely to offer an appropriate price for RTS and that offered a reasonable degree of certainty to close on a prompt basis. In deciding to limit the number of potential buyers approached by Morgan Joseph, the special committee took into account, among other things, the process already undertaken by RTS, with the assistance of Wachovia Securities.

On July 11, 2007, representatives of Morgan Joseph provided the special committee with a proposed timetable for its activities, which was then approved. After extensive discussions, the special committee reached a consensus that all potential buyers should provide indications of interest by no earlier than July 25, 2007 to ensure potential buyers had sufficient time to evaluate RTS.

On July 13, 2007, a special committee meeting was held at which Morgan Joseph provided an update on its activities. Representatives of Morgan Joseph described to the special committee the discussions between Morgan Joseph and Wachovia Securities over the past week. Representatives of Morgan Joseph discussed the potential buyers that had been approached at RTS’s direction by Wachovia Securities and then discussed five additional potential buyers that Morgan Joseph intended to approach. Representatives of Morgan Joseph also indicated to the special committee preliminarily that it believed that RTS had allocated a sufficient amount of time to its third party solicitation process and that the number and type of potential buyers of RTS that were contacted was generally appropriate given the type of industry in which RTS operates and the size of and financing needs for a potential transaction. Representatives of Morgan Joseph stated that seven of the parties (including Vestar Capital Partners) previously contacted entered into confidentiality and non disclosure agreements and six of these (including Vestar Capital Partners) continued to conduct further due diligence. Following a lengthy discussion, the special committee directed Morgan Joseph to proceed with contacting these parties.

On July 25, 2007, the special committee met to discuss with representatives of Morgan Joseph its contacts with additional potential buyers. Representatives of Morgan Joseph indicated that it had contacted five additional potential buyers. One of these buyers declined to consider a bid. The other four agreed to evaluate RTS but ultimately decided not to submit an indication of interest. Representatives of Morgan Joseph indicated that it would complete its evaluation of the Company’s third party solicitation process by July 27, 2007. The special committee then engaged in a discussion regarding the factors that were relevant to the decision of continuing as a public company or entering into a transaction that would result in RTS being taken private. Among other factors, increasing compliance costs of being a public company and increased potential liability for noncompliance were discussed.

During the week of July 23, 2007, the Dow Jones Industrial Average declined approximately 600 points largely as a result of concerns related to subprime lending. Given this market uncertainty, debt financing for potential buyers of RTS became increasingly difficult and more costly.

On August 2, 2007, the board of directors, during its regularly scheduled board meeting, relieved Mr. Dorsett from all of his committee assignments, including service on the special committee, as a result of health-related problems.

On August 2, 2007, the per share price of RTS’s common stock declined significantly following the Company’s earnings release which announced that RTS had failed to meet its expected financial performance and lowered its future estimates for the second consecutive quarter. Also, during early August 2007, the equity and debt capital markets experienced significant volatility, particularly related to subprime debt. As a result, the special committee requested that Morgan Joseph temporarily discontinue its efforts until the capital markets stabilized and RTS was able to revise its estimates and projections. RTS completed its revised estimates and projections on or about August 29, 2007.

On September 6, 2007, the special committee met to discuss the status of potential buyers of RTS. Representatives of Morgan Joseph stated that six other potential buyers that had been contacted by Morgan Joseph made inquiries about RTS. Representatives of Morgan Joseph also discussed with the special committee revised forecasts and projections prepared by RTS that included significant downward revisions to revenue growth and EBITDA based upon RTS’s revised expectations. These revised expectations were largely the result of a reexamination of RTS’s prospects by management as a result of the failure to meet expectations for two consecutive quarters. Representatives of Morgan Joseph also expressed concern about whether adequate debt financing would be available in light of RTS’s performance and the current credit conditions in the market. Representatives of Morgan Joseph expressed their belief that the amounts lenders would be willing to lend, relative to similar transactions in the recent past, would be significantly reduced primarily as a result of significant decrease in liquidity and other changes in the debt markets that had occurred in the preceding 60 days and the expected future continuation and impact of those changes. After extensive discussions, the special committee reached a consensus that all potential buyers should provide revised indications of interest by no later than September 14, 2007.

Between September 10, 2007 and September 14, 2007, Morgan Joseph contacted potential buyers, including those who were involved in the process prior to RTS’s stock price decline in August 2007, to assess such potential buyers’ interest in RTS following such stock price decline. Morgan Joseph received five indications of interest as a result of its contact with potential buyers. Bidder One submitted a revised indication of interest which reflected a range of $27.00 to $28.00 per share of RTS common stock. The second bidder indicated a range of $28.00 to $30.00 per share of RTS common stock (“Bidder Two”). The third bidder, a strategic buyer, indicated a range of $29.00 to $32.00 per share of RTS common stock (“Bidder Three”). The fourth bidder indicated a range of $30.00 to $34.00 per share of RTS common stock (“Bidder Four”). Vestar Capital Partners provided a revised indication of interest at $32.00 per share of RTS common stock. Vestar Capital Partners indicated in its bid proposal that it desired a 10-business day exclusivity period. Vestar Capital Partners also informed Morgan Joseph that the Company had until September 21, 2007 to accept its proposal.

During the week of September 16, 2007, Morgan Joseph engaged in discussions with all of the bidders. Morgan Joseph attempted to raise each bid and also to ascertain the level of interest of each bidder, the necessary due diligence for each bidder to proceed and the ability of each bidder to close the acquisition.

On September 20, 2007, Morgan Joseph, at the direction of the special committee, asked Vestar Capital Partners to increase its bid from $32.00 per share to $34.00 per share in exchange for the 10-business day exclusivity period.

On September 21, 2007, the special committee met to discuss the status of the various potential buyers of the Company. Representatives of Morgan Joseph indicated that Vestar Capital Partners had declined to increase its bid to $34.00 per share in exchange for a 10-business day exclusivity period. Representatives of Morgan Joseph also informed the special committee that Vestar Capital Partners reiterated its requirement that the special committee accept or reject its proposal by 5:00 p.m. on September 21, 2007. Representatives of Morgan Joseph also indicated that Bidder One informed them that it would not make a bid at $30.00 per share or higher. As a result, the proposal from Bidder One was rejected by the special committee.

Also at this meeting, the special committee concluded that because Bidder Two’s range was too low, it was not a suitable buyer. The special committee also concluded that Bidder Three was not a suitable buyer because (i) given Bidder Three’s bid range, Bidder Three’s proposal was unlikely to exceed Vestar Capital Partner’s proposal, and (ii) Bidder Three indicated its desire to integrate operations of RTS with another company post closing, and management had indicated an unwillingness to work with Bidder Three’s management.

The special committee gave additional consideration to Bidder Four’s proposal. Bidder Four indicated to Morgan Joseph that before it could make a more definitive indication of interest, which would include specifics regarding the price it would be willing to pay, it would require meetings with management and at least three weeks of due diligence after such meetings were concluded. The special committee further instructed Morgan Joseph to engage in discussions with Bidder Four to clarify the amount of due diligence that would be required by Bidder Four and assess the likelihood that Bidder Four would make a bid at the top end of its range. The special committee then determined that it would reject the deadline established by Vestar Capital Partners and also directed Morgan Joseph to attempt to increase Vestar Capital Partners’ bid in exchange for the 10-business day exclusivity period.

Thereafter, on September 21, 2007, Morgan Joseph informed Vestar Capital Partners that RTS needed more time to evaluate Vestar Capital Partners’ proposal and, as a result, would not meet Vestar Capital Partners’ deadline of 5:00 p.m. September 21, 2007. Vestar Capital Partners agreed to extend its proposal deadline until 5:00 p.m., September 24, 2007. Morgan Joseph also continued discussions with Bidder Four. During September 22 and 23, 2007, Morgan Joseph attempted to increase Vestar’s bid in discussions with Vestar’s representatives.

During the day of September 24, 2007, Morgan Joseph continued discussions with Vestar Capital Partners and Bidder Four. Morgan Joseph indicated to Bidder Four that another bidder (Vestar) was seeking exclusivity and that such bidder had made an offer that was attractive to the special committee and was the highest bid yet received. Bidder Four responded by indicating that it was not willing to accelerate the time period in which it would be willing to make a more definitive indication of interest.

On September 24, 2007, the special committee met to further discuss the status of the potential buyers of RTS. Representatives of Morgan Joseph indicated that Vestar Capital Partners agreed to increase its bid to $32.50 per share and that Vestar Capital Partners emphasized that such bid was its last and final bid and that it would only participate in further discussions if it received a 10-business day exclusivity period. Representatives of Morgan Joseph indicated that nothing had come to their attention that was likely to preclude it from rendering a fairness opinion at consideration of $32.50 per share if asked to do so. The special committee then discussed the two potential bids that remained: the bids from Vestar Capital Partners and Bidder Four. The special committee noted that Bidder Four had reiterated to Morgan Joseph that it needed three weeks after meetings with management to conduct due diligence before it could provide a formal bid (rather than just a price range). The special committee discussed the fact that even though the top of Bidder Four’s price range was higher than that of Vestar Capital Partners, there was no assurance that any bid would be made by Bidder Four upon the completion of its due diligence. In addition, the special committee noted that Vestar Capital Partners’ bid currently offered more certainty of value to the unaffiliated shareholders of RTS given that Vestar Capital Partners had substantially completed its due diligence. As a result, the special committee determined that waiting at least an additional three weeks for Bidder Four to complete its due diligence presented too much risk to RTS because it was likely that Vestar Capital Partners (based upon Vestar’s consistent communications to the Company regarding its time frame and unwillingness to extend that time frame) would cease participation if its request for a 10-business day exclusivity period was not accepted. Accordingly, the special committee approved entering into the 10-business day exclusivity period with Vestar Capital Partners. The special committee at that time did not approve the sale of RTS. The exclusivity period with Vestar Capital Partners began on September 25, 2007.

At the September 24, 2007 special committee meeting, the special committee discussed other alternatives available to the Company and the concerns regarding RTS’s ability to meet earnings expectations if RTS continued as a public company. The special committee also expressed concerns regarding uncertainty related to medicare reimbursements and the potential related impact to RTS’s stock price and future prospects. Significant concerns were also expressed regarding the slowing of RTS’s growth rate and the difficulty of financing future growth.

Beginning on September 27, 2007, extensive negotiations were conducted with Vestar Capital Partners regarding the terms of the merger agreement and the management arrangements. Vestar Capital Partners and its lenders completed their due diligence related to RTS.

On October 5, 2007, the board of directors held a meeting to discuss the status of the strategic alternatives process. Members of our management and representatives of our legal and financial advisors, as well as representatives of the special committee’s financial advisor, also attended the meeting. The board of directors further discussed, among other things, the potential strategic alternatives, including refinancing and recapitalization alternatives, that had been discussed at the board of directors meeting on June 21, 2007. In addition, Wachovia Securities updated the board of directors as to the then current debt market conditions, noting that the debt markets had been severely impacted by subprime related activities in August 2007 which continued to have an adverse impact on liquidity and available commitments for leveraged transactions and debt financings. At this meeting, a representative from Morgan Joseph apprised the board of directors of its work with the special committee and indicated that it had reviewed the third party solicitation process that had been undertaken by RTS with the assistance of Wachovia Securities, and noted that it believed that such process had been very thorough.

On October 5, 2007, the special committee met with Holland & Knight to discuss the status of negotiations with Vestar Capital Partners. Holland & Knight apprised the special committee of the material terms of the merger agreement that remained unresolved. The special committee provided its positions on the unresolved material terms and requested Holland & Knight to communicate these positions to Vestar Capital Partners and report back to the special committee following these communications. Numerous informal discussions between the special committee and Holland & Knight occurred during the period from October 5, 2007 through October 18, 2007.

During the exclusivity period and through October 19, 2007, management continued to negotiate the terms of employment agreements, management stock rollover and other management agreements with Vestar Capital Partners and apprised Holland & Knight of the status of such negotiations.

On October 10, 2007, the exclusivity period with Vestar Capital Partners expired. Although the special committee elected not to extend the 10-business day exclusivity period, because the special committee and Vestar Capital Partners were working in good faith towards resolving the outstanding issues on the Merger Agreement, the committee did not initiate discussions with any third parties pending resolution of outstanding issues with Vestar Capital Partners.

On October 12, 2007, the special committee met with Holland & Knight and representatives of Morgan Joseph. Representatives of Morgan Joseph discussed the progress of the negotiations to that date and provided an update on the overall condition of the capital markets. Holland & Knight updated the special committee regarding the status of the negotiations regarding the terms of the merger agreement with Vestar Capital Partners. The special committee and Holland & Knight discussed and agreed upon the upcoming action items and the overall timing for moving forward. The special committee considered RTS’s strategic alternatives without coming to any definitive resolution.

On October 16, 2007, the special committee met twice with Holland & Knight to discuss the status of negotiations with Vestar Capital Partners. The special committee discussed the material unresolved terms of the merger agreement and provided guidance on its position with respect to such unresolved terms. Among those unresolved terms was the open issue of the size of the termination fee and related expense reimbursement. Holland & Knight noted that it was continuing to attempt to obtain a termination fee of $22.5 million but that it had encountered significant resistance and that its expectation was that Vestar would remain firm in demanding a termination fee of $25.0 million plus a $3.0 million expense reimbursement. Negotiations continued throughout the days and evenings of October 16, 2007 through October 18, 2007.

Our board of directors approved an amendment to RTS’s Bylaws effective as of October 17, 2007 providing that Section 607.0902 of the Florida Business Corporation Act, Florida’s control — share acquisition statute, does not apply to any control-share acquisition of any equity securities of RTS. The control-share acquisition statute is intended to deter hostile takeovers of publicly held Florida corporations.

During the evening of October 18, 2007, the special committee met to evaluate the proposed merger agreement and the other strategic alternatives available to RTS. Representatives of Morgan Joseph and Holland & Knight also attended the meeting. Holland & Knight summarized for the special committee the terms of the merger agreement and the terms of related agreements. Representatives of Morgan Joseph then discussed with the special committee the current status of the strategic alternatives available to RTS and reiterated their concerns related to RTS’s projections, ability to achieve historical profitability and ability to obtain debt financing on acceptable terms. After a thorough discussion and analysis with Morgan Joseph, the special committee determined that the other strategic alternatives available to RTS offered less value to the shareholders of RTS when compared to the proposed sale to Vestar Capital Partners. The special committee considered remaining as an independent public company, but concluded that due to a number of factors, including RTS’s capital needs, regulatory conditions, the Company’s competitive situation and financial projections and industry conditions generally, that a cash price of $32.50 per share exceeded the likely future value of RTS’s common stock for a considerable period. The special committee also considered debt financing, but based upon the current and expected condition of the debt markets, it concluded that it was unlikely that adequate debt financing would be available on attractive terms. The special committee also determined that it was unlikely that, given the price of RTS common stock, any equity financing could be accomplished at a price that would be acceptable to the Company and its shareholders. Representatives of Morgan Joseph then discussed their financial analyses of the proposed transaction with Vestar Capital Partners and delivered its verbal opinion, which was subsequently confirmed by delivery to the special committee of a written opinion, dated October 18, 2007, to the effect that, as of that date and based on and subject to the matters described in its written opinion, the proposed consideration of $32.50 per share of RTS’s common stock to be received by RTS’s shareholders (other than shareholders who perfect appraisal rights and other than the Rollover Investors) was fair, from a financial point of view, to those shareholders. The full text of Morgan Joseph’s opinion, which describes the assumptions made, general procedures followed, matters considered and the limitations on the scope of review conducted by Morgan Joseph in rendering its opinion is attached as Annex B. Following a thorough discussion of the proposed acquisition, early in the morning on October 19, 2007, the special committee voted unanimously in favor of the merger agreement and to recommend that the full board of directors and shareholders approve and adopt the merger agreement and the merger. As part of its determination with respect to the fairness of the consideration to be received by RTS’s unaffiliated shareholders, the special committee adopted the conclusion and the analyses underlying such conclusion set forth in the Morgan Joseph opinion based upon its review as to the reasonableness of such conclusion and analyses.

Later in the morning of October 19, 2007, the board of directors met to vote upon the proposed Merger Agreement with Vestar Capital Partners. At this meeting, the five independent and disinterested members of the board of directors (Rabbi Agin, Messrs. Doerr, Inge and Dosoretz and Ms. Watermeier) first unanimously approved entering into and adopting the Merger Agreement, and unanimously recommended shareholder approval and adoption of the Merger Agreement. Immediately following the approval and adoption of the Merger Agreement by the independent and disinterested members of the board of directors, the entire board of directors unanimously approved entering into and adopting the Merger Agreement. The independent and disinterested members of the board of directors also unanimously approved the Support and Voting Agreements, the merger and all of the other agreements contemplated by the Merger Agreement for all purposes of the Business Combination law of the State of Florida such that it would not prohibit, restrict or otherwise adversely affect any of the agreements, arrangement and transaction contemplated by the Merger Agreement and the Support and Voting Agreements.

On the afternoon of October 19, 2007, RTS and Vestar Capital Partners entered into the Merger Agreement. RTS and Vestar Capital Partners issued a joint press release announcing the transaction after the close of market on October 19, 2007.

Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors

In this section, we used the capitalized term “Board” to refer to our board of directors, other than Dr. Sheridan, our Chairman of the Board, Dr. Dosoretz, our Chief Executive Officer, Dr. Rubenstein and Dr. Katin. The Board believes that the merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is both procedurally and substantively fair to RTS’s unaffiliated shareholders and in the best interests of RTS’s shareholders. On October 19, 2007, the special committee and board of directors separately approved and adopted the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the merger, and recommended that RTS’s shareholders approve and adopt the Merger Agreement. In addition, the special committee believes that sufficient procedural safeguards were and would be present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of RTS’s unaffiliated shareholders without retaining an unaffiliated representative to act solely on behalf of such shareholders. The approval of the merger by a majority of RTS’s unaffiliated shareholders is not required under Florida law. Accordingly, the special committee did not believe it was necessary to obtain the approval of at least a majority of RTS’s unaffiliated shareholders. A special committee consisting of independent directors is a mechanism designed to ensure procedural fairness. The special committee was created to act solely for and on behalf of RTS’s unaffiliated shareholders. It retained independent legal and financial advisors to assist it; and the special committee received a written opinion from its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration. The special committee believed these protections were adequate to safeguard the interests of RTS’s unaffiliated shareholders. The special committee also considered a number of other factors, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to RTS’s unaffiliated shareholders. In reaching these conclusions, the Board and the special committee considered the following material factors, among others which led it to the conclusion that the $32.50 per share merger consideration was fair to RTS’s unaffiliated shareholders:

•	their belief based upon revisions to our financial forecasts and projections including significant downward revisions to revenue growth and EBITDA, which resulted in a decrease in the value of our common stock and limited our ability to obtain financing on favorable terms;

•	the fact that projections that RTS’s capital requirements to fund the maintenance and growth of future operations would substantially increase and RTS would face a significant challenge to finance both short-term and long-term growth while maintaining acceptable levels of profitability, and consequently, that the $32.50 per share merger consideration would result in greater value to our shareholders than pursuing our current business plans;

•	the possibility that Medicare and Medicaid reimbursement rates would be substantially reduced in the future, a possibility heightened by the change of administration that will occur following the 2008 elections, and that the enactment of new laws governing Medicare and Medicaid could have a material adverse effect on our profitability and results of operations;

•	concern over recent increases in the costs and management time and attention requirements of complying with federal securities and corporate governance laws applicable to public companies;

•	the view that traditional means of expansion in the radiation treatment industry may be limited due to increased competition, particularly the trend of physicians in specialties other than radiation oncology entering the radiation treatment field, including medical specialties that would otherwise be sources of referrals;

•	the possibility that advances in cancer prevention techniques could cause a decrease in the market for RTS’s services;

•	growing concern over the environmental effects of the radiation treatment industry;

•	increased costs due to malpractice litigation, liability insurance and technological changes which could render current radiation treatment equipment obsolete;

•	the $32.50 in cash to be received by RTS’s shareholders in the merger represents:

•	a premium of approximately 51.0% over the closing price of shares of RTS common stock on October 19, 2007, the last trading day prior to announcement of the merger;

•	a premium of approximately 51.0% over the average closing price of shares of RTS common stock over a 30-day period; and

•	a premium of approximately 33.0% over the average closing price of shares of RTS common stock over a 90-day period;

•	that holders of RTS common stock will have the opportunity to demand appraisal of the fair value of their shares under Florida law;

•	that the consideration to be paid in the merger is all cash, which provides certainty of value to RTS’s shareholders;

•	their view that the financing for the merger would be obtained based on the financing commitments received by Parent and Merger Sub with respect to the Merger Agreement, the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, each as described under the caption “Special Factors — Financing” on page 43;

•	their belief that RTS’s stock price was not likely to trade at or above the $32.50 price offered in the merger in the near future. The board of directors and the special committee based this belief on a number of factors, including: the directors’ knowledge and understanding of RTS’s prospects in an increasingly competitive industry; the uncertainty regarding possible changes in governmental policies related to reimbursement; the slowing of RTS’s growth rate; the increased uncertainty regarding RTS’s ability to obtain financing necessary to fund future growth; the impact of RTS’s failure over successive quarters to meet its internal financial projections and business plan and the impact of such failure on stock price and research analyst target prices;

•	at a meeting on October 18, 2007, the special committee adopted the financial analysis conducted by Morgan Joseph and the conclusions reached by Morgan Joseph in its opinion, described in detail under “— Opinion of Morgan Joseph & Co. Inc.” to the effect that, as of October 18, 2007, and based on and subject to the various factors, assumptions and limitations set forth in its written opinion, the $32.50 per share merger consideration to be received by holders of shares of RTS common stock (other than the Rollover Investors) was fair from a financial point of view to those shareholders;

•	alternatives to the merger, including the increased level of execution risk and the decreased likelihood of successful completion, of any such alternatives;

•	their belief, after a thorough, independent review, that the sale to Vestar Capital Partners (including the $32.50 per share merger consideration) was more favorable to RTS shareholders than the potential value that might result from other alternatives available to RTS, including remaining an independent public company and pursuing the current strategic plan, pursuing acquisitions, pursuing a leveraged buyout transaction with private equity firms other than Vestar Capital Partners, or pursuing a sale to or merger with a company in the same or a related industry, given the potential rewards, risks and uncertainties associated with those alternatives;

•	their belief that the efforts of RTS to market itself to potentially interested parties, with the assistance of RTS’s and the special committee’s financial advisors, constituted a thorough and fair process to ensure that the $32.50 per share price provided in the transaction is the best reasonably available to RTS shareholders;

•	the terms of the Merger Agreement, including the fact that the Merger Agreement contains provisions that provide RTS with the right, subject to certain conditions, to explore unsolicited proposals and to terminate the Merger Agreement and accept a “Superior Proposal” prior to shareholder approval of the Merger Agreement, subject to payment of a customary break-up fee and, in certain circumstances, to reimbursement of Parent’s out-of-pocket fees and expenses. The special committee believed that this provision together with the pre-transaction third party solicitation efforts were important in ensuring that the transaction would be substantively fair to RTS’s unaffiliated shareholders and in the best interests of RTS’s unaffiliated shareholders and provided the special committee with adequate flexibility to explore potential transactions with other parties;

•	the fact that the members of the special committee were unanimous in their determination to approve and adopt the Merger Agreement and that the Merger Agreement was approved and adopted by all of the directors of RTS who are not participating in the transaction;

•	the fact that the Merger Agreement is subject to limited conditions, including the fact that Parent delivered a financing commitment from reputable and financially sound lenders that, together with the equity commitment received, are sufficient to pay the merger consideration; and

•	the fact that the transaction will be subject to the approval of RTS’s shareholders.

The special committee and the board of directors also believe the process by which RTS entered into the Merger Agreement with Parent and Merger Sub was fair, and in reaching that determination the special committee and the board of directors took into account, in addition to the factors above, the following:

•	the consideration and negotiation of the Vestar Capital transaction was conducted under the oversight of the members of the special committee, consisting of three of the independent directors of RTS, and that no limitations were placed on the authority of the special committee. Accordingly, the special committee was free to explore a transaction with any other bidder it determined was more favorable or likely to be more favorable than Vestar Capital’s proposal, except for the limited period of exclusivity the special committee granted to Vestar Capital. The purpose of establishing the special committee and granting it the exclusive authority to review, evaluate and negotiate the terms of the transaction on behalf of RTS was to ensure that RTS’s unaffiliated shareholders were adequately represented by disinterested directors. None of the members of the special committee has any financial interest in the merger that is different from RTS’s unaffiliated shareholders generally;

•	the special committee was advised by independent legal counsel and a nationally recognized financial advisor selected by the special committee. The special committee engaged Holland & Knight as legal counsel, Morgan Joseph as financial advisor and for the purpose of delivering an opinion regarding fairness and to advise the special committee in its efforts to represent RTS’s shareholders (other than the Rollover Investors). In determining to retain Morgan Joseph to act as the special committee’s financial advisor, the special committee was aware that Morgan Joseph is a national investment bank that had not, in the past, rendered services to RTS, Vestar Capital or any of Vestar Capital’s portfolio companies; and

•	the special committee had extensive arm’s length negotiations with Vestar Capital over several months, which, among other things, resulted in an increase in the merger consideration of 1.6% from $32.00 to $32.50 per share and these negotiations followed several weeks of negotiations between Vestar Capital Partners and RTS’s financial advisor.

The special committee and the board of directors were aware of and also considered the following adverse factors associated with the merger, among others:

•	that the shareholders of RTS (other than the Rollover Investors and additional members of management who may be given the opportunity to exchange restricted or unrestricted stock for units of limited liability company interests in Holdings) will have no ongoing equity participation in the surviving corporation following the merger, meaning that such shareholders will cease to participate in RTS’s future earnings or growth, or to benefit from any potential increases in the value of RTS common stock;

•	that the proposed merger will be a taxable transaction for RTS shareholders whose shares are converted into cash in the merger;

•	that if the merger is not completed, RTS will be required to pay its fees associated with the transaction as well as, under certain circumstances, reimburse Vestar Capital for its out-of-pocket fees and expenses associated with the transaction;

•	that the Merger Agreement does not provide for a post-signing market test, although the special committee and the board of directors were satisfied that the process prior to entering into the Merger Agreement provided the special committee and the board of directors with an adequate opportunity to conduct a thorough pre-signing market test to ensure that the $32.50 per share merger consideration is the best available to RTS’s unaffiliated shareholders;

•	that RTS will be required to pay to Holdings a termination fee and, in certain circumstances, to reimburse Holdings for Parent’s out-of-pocket fees and expenses if the Merger Agreement is terminated under certain circumstances; and

•	that if the merger is not completed, RTS may be adversely affected due to potential disruptions in its operations.

In addition, the special committee was aware that the Rollover Investors would be entering into arrangements with Holdings simultaneous with the execution of the Merger Agreement providing that such persons will exchange a portion of their shares of RTS common stock for units of limited liability company interests in Holdings in connection with the completion of the transaction and that such persons would remain employed in substantially their respective current capacities following the completion of the transaction on terms that are more favorable than the current terms of their employment. Although the special committee was aware of these interests (and had reviewed agreements setting forth material terms of these arrangements), the special committee’s primary concern was to ensure that the per share merger consideration and other terms of the Merger Agreement were both procedurally and substantively fair to RTS’s unaffiliated shareholders and in the best interests of RTS’s shareholders. See “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 45.

In analyzing the transaction relative to the going concern value of RTS, the special committee and the board of directors each took into account the 30-day and 90-day average stock prices, which the special committee and the board of directors considered a meaningful reflection of RTS’s going concern value. The special committee and the board of directors did not consider the net book value or the liquidation value of RTS common stock in determining the substantive fairness of the merger to RTS’s unaffiliated shareholders. They believed that net book value, does not reflect, or have any meaningful impact on, the market trading price of RTS common stock. The merger consideration of $32.50 per share of RTS common stock is higher than the net book value of the RTS common stock. They also believed that RTS’s value is derived, among other things, from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because RTS’s assets include a significant amount of intangible assets, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, it was concluded that RTS is not susceptible to a meaningful liquidation valuation. Moreover, the special committee and the board of directors believed that a large part of RTS’s success is attributable to its market share and market presence created by operating radiation treatment centers and its reputation for quality patient care, and any liquidation of its assets or break-up or piecemeal sale of its parts would not maximize shareholder value because it would not likely compensate RTS’s shareholders for the value inherent in its operations. Therefore, the special committee and the board of directors believed that the liquidation methodology would result in a lower valuation for RTS than had been proposed in the merger negotiations.

In view of the large number of factors considered by the special committee and the board of directors in connection with the evaluation of the Merger Agreement and the merger and the complexity of these matters, except as expressly noted above, the special committee and the board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, individual directors may have given different weight to the various factors. The special committee held discussions with Morgan Joseph with respect to the quantitative and qualitative analysis of the financial terms of the merger. The special committee and the board of directors conducted a discussion of, among other things, the factors described above, with RTS’s management and the special committee’s and RTS’s legal and financial advisors. The special committee and the Board reached the conclusion that the merger is both procedurally and substantively fair to RTS’s unaffiliated shareholders and in the best interests of RTS’s shareholders. Therefore, the board of directors recommends that you vote “FOR” the approval of the Merger Agreement. Other than as described in this proxy statement, RTS is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of RTS with another company, the sale or transfer of all or substantially all of RTS’s assets or a purchase of RTS’s securities that would enable such person to exercise control of RTS.

Purposes and Reasons of the Rollover Investors

The purposes of the Rollover Investors for engaging in the merger are to enable our shareholders to realize a premium on their shares of RTS based on the closing price of shares of our common stock on October 18, 2007 and to enable the Rollover Investors to continue to own minority equity interests in RTS after shares of RTS Common Stock cease to be publicly traded. In addition, Vestar Capital had requested that as part of the equity financing for the merger, the Rollover Investors and certain non-executive employees make an equity investment in Holdings by contributing a portion of their shares of RTS common stock to Holdings or make a cash investment in Holdings.

Purposes and Reasons of Holdings, Parent, Merger Sub and Vestar Capital

For Holdings, Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement. For Vestar Capital, the purpose of the merger is to allow it to acquire all of the outstanding equity interests of RTS and to bear the rewards and risks of such ownership after shares of RTS common stock cease to be publicly traded. Holdings, Parent, Merger Sub and Vestar Capital did not consider any alternatives for achieving these purposes. The transaction was structured in the manner described in this proxy statement in order to provide Holdings, Parent, Merger Sub and Vestar Capital the best opportunity to achieve the purposes described above and will have the effect of RTS becoming a private company and a subsidiary of Holdings. Holdings, Parent, Merger Sub and Vestar Capital have undertaken to pursue the transaction at this time in light of the opportunities they perceive to strengthen RTS’s competitive position, strategy and financial performance under a new form of ownership.

Position of the Rollover Investors Regarding the Fairness of the Merger

Under the rules governing “going private” transactions, the Rollover Investors are required to express their beliefs as to the substantive and procedural fairness of the merger to RTS’s unaffiliated shareholders. The Rollover Investors are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Messrs. Sheridan, Dosoretz, Rubenstein and Katin, each in his capacity as a member of our board of directors, participated in the deliberations of the resolutions of the board of directors on October 19, 2007 approving and adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement. Following the approval and adoption of the Merger Agreement by all of our independent directors, our full board unanimously approved and adopted the Merger Agreement. Messrs. Sheridan, Dosoretz, Rubenstein and Katin were not members of, and did not participate in the deliberations of, the special committee.

The Rollover Investors believe the merger is substantively and procedurally fair to RTS’s unaffiliated shareholders on the basis of the factors described below. However, the Rollover Investors have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the substantive and procedural fairness of the merger to RTS’s unaffiliated shareholders.

In making their determination that the merger is substantively fair to RTS’s unaffiliated shareholders, the Rollover Investors expressly adopted the unanimous recommendation of the special committee and considered the following material positive factors, among others:

•	their belief based upon our historical and current financial performance and results of operation, our prospects and long term strategy, our competitive position in our industry, the outlook for the radiation treatment industry and general, regulatory economic and stock market conditions, that the $32.50 per share merger consideration would result in greater value to our shareholders than pursuing our current business plans;

•	$32.50 in cash to be received by RTS’s shareholders in the merger represents:

•	a premium of approximately 51.0% over the closing price of a share of RTS common stock on October 19, 2007, the last trading day prior to announcement of the merger;

•	a premium of approximately 51.0% over the average closing price of a share of RTS common stock over a 30-day period leading up to announcement of the merger; and

•	a premium of approximately 33.0% over the average closing price of a share of RTS common stock over a 90-day period leading up to announcement of the merger;

•	their belief that RTS’s stock price was not likely to trade at or above the $32.50 per share price offered in the merger in the near future based on a number of factors, including RTS’s financial performance and results of operations as compared to its historical financial performance and results of operations, their knowledge and understanding of RTS’s prospects in an increasingly competitive highly regulated industry, RTS’s competitive position in the industry, potential competition, the outlook for reimbursement rates, research analyst target prices and general economic and stock market conditions;

•	alternatives to the merger, including the increased level of execution risk, and the decreased likelihood of successful completion, of any such alternatives;

•	their belief, based on the factors described in the preceding bullet points, that the $32.50 per share merger consideration would result in greater value to RTS’s shareholders than remaining a public entity and either pursuing management’s current business plan or undertaking a leveraged recapitalization, assuming one was possible in which RTS would incur debt and engage in a significant share repurchase program, or other alternatives considered as part of the strategic alternative initiative;

•	holders of RTS common stock will have the opportunity to demand appraisal of the fair value of their shares under Florida law;

•	the merger will provide consideration to RTS’s unaffiliated shareholders entirely in cash, thus eliminating any uncertainty in valuing the consideration to be received by such shareholders;

•	their view that the financing for the merger would be obtained based on the financing commitments received by Parent and Merger Sub with respect to the Merger Agreement, the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, each as described under the caption “Special Factors — Financing” on page 42;

•	the special committee unanimously determined, and the two independent and disinterested members of our board of directors unanimously determined, that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are both procedurally and substantively fair to RTS’s unaffiliated shareholders and in the best interests of RTS’s shareholders;

•	that, prior to the Merger Agreement, RTS actively sought competing proposals for a business combination or acquisition and the special committee was permitted to do so as well; and

•	the special committee received the opinion of Morgan Joseph, dated October 18, 2007, to the effect that, as of that date and based upon and subject to the factors, assumptions and limitations set forth in its written opinion, the $32.50 per share in cash to be received by the holders of the outstanding shares of RTS common stock pursuant to the Merger Agreement was fair from a financial point of view to those holders (other than the Rollover Investors).

The Rollover Investors also considered the following material negative factors, among others:

•	RTS’s shareholders, with the exception of the Rollover Investors and certain other members of RTS management who may acquire equity interests in Parent in connection with the closing of the merger, will have no ongoing equity participation in RTS following the merger; such shareholders will cease to participate in RTS’s future earnings or growth, if any, or to benefit from increases, if any, in the value of RTS common stock and will not participate in any future sale of RTS to a third party;

•	after the Merger Agreement was signed there would be no attempt made to contact other possible purchasers of RTS or to conduct a further public auction of RTS;

•	the cash consideration to be received by the holders of RTS common stock will be taxable to them; and

•	RTS common stock has traded at a price greater than $32.50 per share during the past twelve months.

The Rollover Investors believe that the merger is procedurally fair to RTS’s unaffiliated shareholders based upon the following material factors, among others:

•	the special committee consisted entirely of directors who are independent and disinterested directors and included a majority of the independent and disinterested directors on our board of directors;

•	the members of the special committee will not personally benefit from the consummation of the merger in a manner different from RTS’s unaffiliated shareholders;

•	the special committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

•	the special committee retained and was advised by Morgan Joseph, which assisted the committee in its evaluation of the fairness from a financial point of view, to the holders of RTS common stock (other than the Rollover Investors) of the $32.50 per share cash merger consideration to be received by those shareholders;

•	the merger was unanimously approved and adopted by the members of the special committee and by the other two independent and disinterested members of our board of directors;

•	the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting; and

•	prior to entering into the Merger Agreement a third party solicitation process was conducted by RTS and the special committee solicited competing acquisition proposals prior to entering into the Merger Agreement.

The Rollover Investors believe that the merger is procedurally fair despite the fact that our board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of RTS’s shareholders for purposes of negotiating the terms of the Merger Agreement. In this regard, the Rollover Investors note that the use of a special committee of independent and disinterested directors is a mechanism recognized to ensure the procedural fairness of transactions of this type. The Rollover Investors also believe that the merger is procedurally fair despite the fact that Messrs. Sheridan, Dosoretz, Rubenstein and Katin, each in his capacity as a member of our board of directors, participated in the deliberation of the resolutions of our board of directors on October 19, 2007, approving and adopting the Merger Agreement and the transactions contemplated by the Merger Agreement and Mr. Watson was present during such deliberations; in this regard, the Rollover Investors note that all of the other members of the RTS board who voted on the transaction approved and adopted the Merger Agreement.

The Rollover Investors did not consider the net book value of RTS common stock in determining the substantive fairness of the merger to RTS’s unaffiliated shareholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading price of RTS common stock. They note, however, that the merger consideration of $32.50 per share of RTS common stock is higher than the net book value of the RTS common stock. The Rollover Investors did not consider liquidation value in determining the substantive fairness of the merger to RTS’s unaffiliated shareholders because of their belief that liquidation value did not present a meaningful valuation for RTS and its business; rather, it was the belief of the Rollover Investors that RTS’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because RTS’s assets include a significant amount of intangible assets, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the Rollover Investors concluded that RTS is not susceptible to a meaningful liquidation valuation. Moreover, it was the belief of the Rollover Investors that a large part of RTS’s success is attributable to its market share and market presence created by operating radiation treatment centers and its reputation for quality patient care, and any liquidation of its assets or break-up or piecemeal sale of its parts would not maximize shareholder value because it would not likely compensate RTS’s shareholders for the value inherent in its operations. Therefore, the Rollover Investors believed that the liquidation methodology would result in a lower valuation for RTS than had been proposed in the merger negotiations.

The foregoing discussion of the information and factors considered and given weight by the Rollover Investors in connection with their evaluation of the substantive and procedural fairness to RTS’s unaffiliated shareholders of the Merger Agreement and the transactions contemplated by the Merger Agreement is not intended to be exhaustive but is believed to include all material factors considered by them. The Rollover Investors did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness to RTS’s unaffiliated shareholders of the Merger Agreement and the transactions contemplated by the Merger Agreement. The Rollover Investors believe that these factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to RTS’s unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any RTS shareholder to vote to approve the Merger Agreement. However, Messrs. Sheridan, Dosoretz, Rubenstein and Katin, each in his capacity as a member of our board of directors, concur with the recommendation of our board of directors that our shareholders approve the Merger Agreement. See “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 25.

Position of Holdings, Parent, Merger Sub and Vestar Capital Regarding the Fairness of the Merger

Holdings, Parent, Merger Sub and Vestar Capital are making the statements included in this section solely for the purposes of complying with the applicable requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Holdings, Parent, Merger Sub and Vestar Capital should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to approve the Merger Agreement.

Holdings, Parent, Merger Sub and Vestar Capital attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the shareholders of RTS, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such shareholders. None of Holdings, Parent, Merger Sub or Vestar Capital believe that it has or had any duty, fiduciary or otherwise to RTS or its shareholders, including with respect to the merger and its terms. The shareholders of RTS were, as described elsewhere in this proxy statement, represented by the special committee that negotiated with Holdings, Parent, Merger Sub and Vestar Capital on their behalf, with the assistance of independent legal and financial advisors.

None of Holdings, Parent, Merger Sub or Vestar Capital participated in the deliberations of the special committee and none of them participated in the conclusions of the special committee or the board of directors of RTS that the merger was fair to RTS’s unaffiliated shareholders, nor did they undertake any independent evaluation of the fairness of the merger or engage any financial advisor for such purposes.

While Holdings, Parent, Merger Sub and Vestar Capital found persuasive the conclusions of the special committee and the board of directors with respect to the substantive and procedural fairness of the merger to RTS’s unaffiliated shareholders as set forth in the proxy statement under “Fairness of the Merger — Recommendations of the Special Committee and Our Board of Directors,” they did not base their determination expressed below on the special committee’s analyses of factors. In addition, Holdings, Parent, Merger Sub and Vestar Capital believe the proposed merger is substantively and procedurally fair to RTS’s unaffiliated shareholders based on the following other factors:

•	$32.50 in cash to be received by RTS’s shareholders in the merger represents:

•	a premium of approximately 51.0% over the closing price of a share of RTS common stock on October 19, 2007, the last trading day prior to announcement of the merger;

•	a premium of approximately 51.0% over the average closing price of a share of RTS common stock over a 30-day period leading up to announcement of the merger; and

•	a premium of approximately 33.0% over the average closing price of a share of RTS common stock over a 90-day period leading up to announcement of the merger;

•	a special committee consisting solely of independent and disinterested RTS directors unanimously determined, and the two other independent and disinterested members of RTS’s board of directors unanimously determined, that the Merger Agreement and the transaction contemplated by the Merger Agreement, including the merger, are both procedurally and substantively fair to RTS’s unaffiliated shareholders and in the best interest of RTS’s shareholders;

•	the $32.50 per share merger consideration and other terms and conditions of the Merger Agreement resulted from extensive arm’s length negotiations between the special committee and its advisors and Parent and Merger Sub and their respective advisors;

•	the historical results of operations, financial condition, assets, liabilities, business strategy and prospects of RTS and the nature of the industry in which RTS competes;

•	holders of RTS common stock will have the opportunity to demand appraisal of the fair value of their shares under Florida law;

•	the merger will provide consideration to RTS’s unaffiliated shareholders entirely in cash, thus eliminating any uncertainty in valuing the consideration to be received by such shareholders;

•	the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting;

•	the Merger Agreement resulted after a pre-signing third party solicitation process that permitted the special committee to solicit and consider competing acquisition proposals; and

•	notwithstanding that the Morgan Joseph opinion was provided solely for the information and assistance of the special committee, the fact that the special committee received an opinion from Morgan Joseph to the effect that as of October 18, 2007 and based on and subject to the various factors, assumptions and limitations set forth in its written opinion, the $32.50 per share in cash to be received by the holders of the outstanding shares of RTS common stock pursuant to the Merger Agreement was fair from a financial point of view to those holders (other than the Rollover Investors).

Holdings, Parent, Merger Sub and Vestar Capital did not consider the liquidation value of RTS because they considered RTS to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, Holdings, Parent, Merger Sub and Vestar Capital did not consider the net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of RTS as a going concern but rather is indicative of historical costs. Holdings, Parent, Merger Sub and Vestar Capital note that net book value per share of RTS stock was lower than the $32.50 per share cash merger consideration.

The foregoing discussion of the information and factors considered and given weight by Holdings, Parent, Merger Sub and Vestar Capital in connection with the fairness of the Merger Agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Holdings, Parent, Merger Sub and Vestar Capital. Holdings, Parent, Merger Sub and Vestar Capital did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the merger. Holdings, Parent, Merger Sub and Vestar Capital believe that these factors provide a reasonable basis for their position that the merger is fair to RTS’s unaffiliated shareholders.

Opinion of Morgan Joseph & Co. Inc.

The special committee engaged Morgan Joseph to advise it and render a written opinion regarding the fairness, from a financial point of view, to our shareholders, other than the Rollover Investors, of the consideration to be received by those shareholders in the merger. The special committee selected Morgan Joseph to render an opinion regarding fairness, from a financial point of view, because Morgan Joseph has substantial experience with transactions similar to the transaction and Morgan Joseph regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, and private placements.

At a meeting of the special committee on October 18, 2007, Morgan Joseph rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by our shareholders, other than the Rollover Investors, in the transaction was fair, from a financial point of view, to those shareholders.

The full text of the Morgan Joseph opinion is attached to this proxy statement as Annex B. The description of the opinion set forth in this section is qualified in its entirety by reference to the full text of the Morgan Joseph opinion set forth in Annex B. You are urged to read the Morgan Joseph opinion carefully and in its entirety for a description of the procedures followed, assumptions made, and matters considered by Morgan Joseph, as well as the qualifications and limitations on the Morgan Joseph opinion and the review undertaken by Morgan Joseph in rendering the Morgan Joseph opinion.

The Morgan Joseph opinion was directed to the special committee and addresses the fairness, from a financial point of view, to our shareholders, other than the Rollover Investors, of the consideration to be received by those shareholders in the merger. The Morgan Joseph opinion does not address the merits of the underlying business decision of the Company to enter into the merger and does not constitute a recommendation to the Company, the board of directors, the special committee or any other committee of the board of directors, our shareholders, or any other person as to how such person should vote or as to any other specific action that should be taken in connection with the merger.

In connection with rendering its opinion, Morgan Joseph reviewed and analyzed, among other things, the following:

•	the October 18, 2007 draft of the Merger Agreement, the October 18, 2007 draft of the voting agreement and the draft of the equity commitment letter sent to Morgan Joseph on October 18, 2007, which we represented to Morgan Joseph were, with respect to the material terms and conditions thereof, substantially in the form of definitive agreements to be executed by the parties thereto promptly after the receipt of the Morgan Joseph opinion;

•	the Company’s annual report on Form 10-K filed with the SEC with respect to our fiscal year ended December 31, 2006, the Company’s quarterly reports on Form 10-Q filed with the SEC with respect to our fiscal quarters ended March 31, 2007 and June 30, 2007, respectively, which our management had identified as being the most current financial statements available, and certain other filings made by the Company with the SEC;

•	certain other publicly available business and financial information concerning the Company, and the industry in which we operate, which Morgan Joseph believed to be relevant;

•	certain internal information and other data relating to the Company, and our business and prospects, including budgets, forecasts, projections and certain presentations prepared by our senior management, which were provided to Morgan Joseph by the Company’s financial advisor (see “Financial Forecast” beginning on page 96);

•	the reported prices and trading activity of our common stock;

•	certain publicly available information concerning certain other companies which Morgan Joseph believed to be relevant and the trading markets for certain of such other companies’ securities; and

•	the financial terms of certain unrelated transactions which Morgan Joseph believed to be relevant.

Morgan Joseph also met with and participated in conference calls with certain of our officers and employees as well as representatives from the Company’s financial advisor concerning our business, operations, assets, financial condition and prospects, as well as the merger, and Morgan Joseph undertook such other studies, analyses and investigations as it deemed appropriate.

In performing its analyses, Morgan Joseph made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Morgan Joseph and the Company. Any estimates contained in the analyses performed by Morgan Joseph are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

Morgan Joseph, with our permission, assumed and relied upon the accuracy and completeness of all financial and other information and data provided to or otherwise reviewed by or discussed with it, and upon the assurances of our senior management that all information relevant to its opinion had been disclosed and made available to it. Morgan Joseph further relied on the assurances of our senior management that they were not aware of any facts that would make such information inaccurate or misleading. Morgan Joseph neither attempted independently to verify any such information or data, nor did Morgan Joseph assume any responsibility to do so. Morgan Joseph also assumed, with our permission, that the forecasts and projections of the Company, which were provided to or reviewed by Morgan Joseph, had been reasonably prepared in good faith based on the then best current estimates, information and judgment of our senior management as to our future financial condition, cash flows and results of operations. In that regard, Morgan Joseph assumed, with our permission, that (i) such forecasts and projections would be achieved in the amounts and at the times contemplated thereby and (ii) all of our material assets and liabilities (contingent or otherwise) were as set forth in our financial statements or other information made available to Morgan Joseph. Morgan Joseph expressed no opinion with respect to such forecasts and projections or the estimates and judgments on which they were based. Morgan Joseph made no independent investigation of any legal, accounting or tax matters affecting the Company, and Morgan Joseph assumed the correctness of all legal, accounting and tax advice given to the Company and the board of directors and any committee thereof. Morgan Joseph further assumed that the merger would be consummated on the terms described in the drafts of the Merger Agreement, the commitment letter and the voting agreement, without any waiver, delay, amendment or modification of any material terms or conditions. Morgan Joseph did not conduct a physical inspection of any of our properties and facilities, nor did it make or obtain any independent evaluation or appraisal of such properties and facilities. Although Morgan Joseph took into account its assessment of general economic, market and financial conditions and its experience in transactions that, in whole or in part, it deemed to be relevant for purposes of its analyses, as well as its experience in securities valuation in general, the Morgan Joseph opinion was necessarily based upon economic, financial, political, regulatory and other conditions as they existed and could be evaluated on the date of the Morgan Joseph opinion and Morgan Joseph assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date of the Morgan Joseph opinion.

Set forth below is a summary of the material financial analyses presented by Morgan Joseph to the special committee in connection with rendering its opinion. The summary set forth below does not purport to be a complete description of the analyses performed by Morgan Joseph in this regard. Certain of the summaries of financial analyses include information set forth in tabular format. In order to fully understand the financial analyses used by Morgan Joseph, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The preparation of opinions regarding fairness, from a financial point of view, involve various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances, and, therefore, such opinions are not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Morgan Joseph believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying the Morgan Joseph opinion.

No company or transaction used in the analyses described below is identical to the Company or the merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the merger or the public trading or other values of the Company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected acquisition or company data. In addition, in performing such analyses, Morgan Joseph relied on projections prepared by research analysts at established securities firms, any of which may or may not prove to be accurate.

The following is a summary of the material analyses performed by Morgan Joseph in connection with the Morgan Joseph opinion:

Valuation of the Company

Selected Publicly Traded Companies Analysis.  Using publicly available information, Morgan Joseph reviewed the stock prices (as of October 17, 2007) and selected market trading multiples of the following companies in the broadly defined healthcare services industry that, in Morgan Joseph’s opinion, may be considered similar to the Company in certain respects for purposes of this analysis:

•	Pediatrix Medical Group, Inc.;

•	Psychiatric Solutions, Inc.;

•	Magellan Health Services, Inc.;

•	NightHawk Radiology Holdings, Inc.;

•	AmSurg Corp.;

•	MedCath Corporation;

•	LCA-Vision Inc.;

•	Alliance Imaging, Inc.;

•	American Dental Partners, Inc.;

•	RadNet, Inc.;

•	RehabCare Group, Inc.; and

•	TLC Vision Corporation

The financial information reviewed by Morgan Joseph included market trading multiples exhibited by the selected companies with respect to their 2007 estimated financial performance in general and earnings before interest, taxes, depreciation and amortization in particular, which we refer to as EBITDA. The table below provides a summary of these comparisons:

Multiples Observed from the Selected Companies

2007E EBITDA:

Multiple Percentile	Mean	Median	High	Low

Multiple Range	9.2x	8.5x	16.1x	4.2x
2007E EBITDA for the Company	$103 million	$103 million
Implied Equity Valuation Range Per Share	$26.54	$23.69

Selected Acquisitions Analysis.  Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in the following selected mergers and acquisitions in the broadly defined healthcare services industry that were announced since January 1, 2004 that, in Morgan Joseph’s opinion, may be considered similar to the merger in certain respects for purposes of this analysis. The table below provides a summary of these comparisons:

Announcement
Target	Acquiror	Date

Symbion, Inc.	Crestview Partners, L.P.	4/24/07
Universal Hospital Services, Inc.	Bear Stearns Merchant Banking	4/16/07
Surgical Care Affiliates, Inc.	TPG Partners V, L.P.	3/26/07
Triad Hospitals, Inc.	Community Health Systems, Inc.	3/19/07
HealthSouth Corporation — Outpatient Rehabilitation Division	Select Medical Corporation	1/29/07
United Surgical Partners International, Inc.	Welsh, Carson, Anderson & Stowe	1/8/07
HCA Inc.	Bain Capital Partners, Kohlberg Kravis Roberts & Co., Merrill Lynch Global Private Equity	7/24/06
LifeCare Holdings, Inc.	The Carlyle Group	7/19/05
Renal Care Group, Inc.	Fresenius Medical Care AG	5/4/05
Diagnostic Imaging Group LLC	Evercore Capital Partners	4/5/05
Gambro Healthcare, Inc.	DaVita Inc.	12/6/04
Select Medical Corporation	Welsh, Carson, Anderson & Stowe	10/18/04
US Oncology, Inc.	Welsh, Carson, Anderson & Stowe	3/22/04
National Nephrology Associates, Inc.	Renal Care Group Inc.	2/2/04

The financial information reviewed by Morgan Joseph included the purchase prices and multiples paid by the acquiring company of the target company’s most recent LTM financial results available preceding the announcement of the acquisition. The table below summarizes the results of this analysis:

LTM EBITDA

Multiple Percentile	25th	75th	High	Low

Multiple Range	8.1x	9.7x	12.6x	7.3x
LTM EBITDA for the Company	$92 million	$92 million
Implied Equity Value Per Share	$18.23	$24.18

Discounted Cash Flow Analysis.  Using certain projected financial information supplied by the senior management of the Company for calendar years 2007 through 2012, Morgan Joseph calculated the net present value of the Company’s free cash flows using a discount rate of 13.1%. Morgan Joseph’s estimate of the appropriate discount rate was based on the estimated cost of capital for the selected public companies. Morgan Joseph also calculated the terminal value of the Company in the year 2012 based on multiples of EBITDA ranging from 8.0x to 9.0x and discounted these terminal values using the assumed range of discount rates. Morgan Joseph’s estimate of the appropriate range of terminal multiples was based upon the multiples of the selected public companies and the precedent transactions.

This analysis resulted in a range of equity values per share indicated in the table below:

	Terminal Value Multiples
	8.0x	8.5x	9.0x

Discount Rate:
13.1%	$29.90	$32.11	$34.32

Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of projections and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

Leveraged Buyout Analysis.  Based on the financial forecasts and projections provided by the senior management of the Company for calendar years 2007 through 2012, Morgan Joseph performed a leveraged buyout analysis to determine the potential implied enterprise value that might be achieved in an acquisition in a leveraged buyout transaction assuming an exit from the business in four or five years. Estimated exit values were calculated by applying a range of exit value multiples from 9.5x to 10.5x 2012E EBITDA, which exit value multiples were derived from the implied EBITDA multiples paid for the target companies in the precedent transactions referred to above under Discounted Cash Flow Analysis. Morgan Joseph then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between approximately 19% and 26%, which range of percentages was, in Morgan Joseph’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged buyout analysis of this type. This analysis indicated an implied equity value of approximately $28.00 to $32.00 per share.

Miscellaneous.  The Company and Morgan Joseph entered into a letter agreement dated July 5, 2007 relating to the services to be provided by Morgan Joseph in connection with the merger. We agreed to pay Morgan Joseph a fee of $1.45 million in connection with its (i) analysis of strategic alternatives to maximize shareholder value, (ii) analysis of the process undertaken by the Company, with the assistance of the Company’s financial advisor, to explore the possibility of a transaction such as the proposed merger, and (iii) delivery of the Morgan Joseph opinion. None of these fees were contingent upon either the conclusion of its opinion or the consummation of the merger. We also agreed to reimburse Morgan Joseph for its reasonable out-of-pocket expenses incurred in connection with its engagement, including certain fees and disbursements of its legal counsel, and to indemnify Morgan Joseph against liabilities relating to or arising out of its engagement, including liabilities under the securities laws. In the ordinary course of its business, Morgan Joseph may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, portfolio companies of Vestar, and their respective affiliates. Other than this engagement, Morgan Joseph had not been, and was not, engaged by the Company, Vestar Capital Partners or any of the portfolio companies of Vestar Capital Partners.

Certain Effects of the Merger

If the merger is completed, all of the equity interests in RTS will be owned directly or indirectly by Parent, which immediately following the effective time of the merger will be owned directly or indirectly by Vestar Capital, the Rollover Investors and certain other RTS non-executive employees who may acquire units of limited liability company interests in Holdings. Immediately before, and contingent upon the completion of, the merger, the Rollover Investors and certain other RTS non-executive employees are expected to exchange certain shares of RTS common stock and/or cash for units of limited liability company interests in Holdings. Except for the Rollover Investors, Vestar Capital and the RTS non-executive employees, no current shareholder of RTS will have any ownership interest in, nor be a shareholder of, RTS immediately following the completion of the merger. As a result, our shareholders (other than the Rollover Investors and RTS non-executive employees) will no longer benefit from any increase in RTS’s value, nor will they bear the risk of any decrease in RTS’s value. Following the merger, Vestar Capital Fund, the Rollover Investors and certain other RTS non-executive employees who have contributed RTS common stock and/or cash in exchange for equity interests in Holdings will, through their ownership of Holdings, benefit from any increase in the value of RTS and also will bear the risk of any decrease in the value of RTS.

Upon completion of the merger, each RTS shareholder (other than Holdings, Parent, Merger Sub, RTS or any subsidiary of RTS or any shareholder who perfects appraisal rights in accordance with Florida law) will be entitled to receive $32.50 in cash for each share of RTS common stock held. Except as otherwise agreed to in writing by RTS, Parent, Merger Sub and certain members of RTS management (including certain of the Rollover Investors) (i) each outstanding option to purchase shares of RTS common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $32.50 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes and

(ii) each award of restricted stock will be converted into the right to receive $32.50 per share in cash less any applicable withholding taxes. The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986 and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

Following the merger, shares of RTS common stock will no longer be traded on the NASDAQ or any other public market.

Our common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of our common stock. As a result of the merger, our common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and therefore will no longer constitute eligible collateral for credit extended by brokers.

Our common stock is currently registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon application of RTS to the SEC if our common stock is not listed on the NASDAQ or another national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by RTS to its shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with any shareholder meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to RTS. If RTS (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Parent and the Rollover Investors expect that following completion of the merger, RTS’s operations will be conducted substantially as they are currently being conducted. Parent and the Rollover Investors have informed us that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. Parent and the Rollover Investors may initiate from time to time reviews of us and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. They expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments.

Following consummation of the merger, Holdings through Parent will own directly or indirectly 100% of our outstanding common stock and will therefore have a corresponding interest in RTS’s net book value and net earnings. It is currently expected that immediately following the closing, Messrs. Sheridan, Dosoretz, Rubenstein and Katin will each own (excluding the units they may receive under the management equity incentive plan) approximately 1.8%, 7.2%, 3.5% and 2.6% of the outstanding units of Holdings (excluding incentive units). Messrs. Sheridan, Dosoretz, Rubenstein and Katin, currently beneficially own approximately 9.3%, 16.0%, 10.8% and 4.2%, respectively, of our outstanding shares of common stock. Each holder of Holdings units will have an interest in RTS’s net book value and net earnings in proportion to his ownership interest. An equity investment in Holdings in connection with the merger will involve substantial risk resulting from the limited liquidity of such an investment. Nonetheless, if RTS successfully executes its business strategies, the value of such an equity investment could be considerably greater than the original cost. In addition, Holdings will have substantially more debt outstanding after the merger and this may adversely affect the equity value of Holdings. In general, higher levels of debt can have the effect of increasing the risk to equity holders of losing the entire value of their investment. It is expected that Messrs. Sheridan, Dosoretz and Rubenstein will serve on the board of managers of Holdings as of the closing of the merger. However, Vestar Capital Fund will own a majority of the equity interests in Holdings, will control the board of managers of Holdings and exert substantial influence over the governance and operations of Holdings, Parent and RTS (as the surviving corporation in the merger) following the completion of the merger.

The following table sets forth for each member of the Rollover Investors (1) such person’s interest in the stockholders’ equity (net book value) of RTS at September 30, 2007, (2) such person’s interest in the net income of RTS for the quarter ended September 30, 2007 (in the case of (1) and (2), such person’s interest has been calculated to give pro forma effect to the exercise of all stock options (vested or unvested) and unvested restricted stock that were outstanding on October 19, 2007) and (3) the approximate percentage interest expected to be held by each such person in the limited liability company interests in Holdings (and accordingly the net book value and net income) of the surviving corporation, without giving effect to incentive unit awards, immediately following the merger.

					Percentage
			Net Income for the		Interest in
	Net Book Value at		Quarter Ended		Net Book Value
	September 30, 2007(1)		September 30, 2007(2)		and Net Income
	Percentage		Percentage		Following the
	Interest	Amount	Interest	Amount	Merger(3)
	(Dollars in thousands)

Daniel E. Dosoretz	16.0%	26,206,644	16.0%	735,511	7.2%
James H. Rubenstein	10.8%	17,650,829	10.8%	495,385	3.5%
Howard M. Sheridan	9.3%	15,205,794	9.3%	426,763	1.8%
Michael J. Katin	4.2%	6,914,478	4.2%	194,061	2.6%

Total	40.3%	65,977,745	40.3%	1,851,720	15.1%

(1)	Total net book value of RTS at September 30, 2007 was $163.4 million.

(2)	Net income of RTS for the quarter ended September 30, 2007 was $4.6 million.

(3)	Amounts represent anticipated beneficial ownership of units of limited liability company interests in Holdings following the closing of the merger. Excludes amounts that may be granted pursuant to incentive unit awards under Holding’s new incentive award plan. Following the merger, RTS will have substantially more indebtedness than RTS presently has and, therefore, lower stockholders’ equity.

Plans for RTS After the Merger

After the effective time of the merger, and excluding the transactions contemplated in connection with the merger as described in this proxy statement, Parent and the Rollover Investors anticipate that RTS’s operations will be conducted substantially as they are currently being conducted, except that it will cease to be an independent public company and will instead be a direct or indirect wholly owned subsidiary of Parent. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of RTS, and the officers of RTS immediately prior to the effective time of the merger will remain the officers of RTS, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of RTS’s Business if the Merger is Not Completed

In the event that the Merger Agreement is not approved by RTS’s shareholders or if the merger is not completed for any other reason, RTS shareholders will not receive any payment for their shares of RTS common stock. Instead, RTS will remain an independent public company, its common stock will continue to be listed and traded on the NASDAQ, and RTS shareholders will continue to be subject to the same risks and opportunities as they currently face with respect to their ownership of RTS common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your RTS shares, including the risk that the market price of our common stock may decline, due to factors including but not limited to the fact that the current market price of our stock may reflect a market assumption that the merger will be completed. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of RTS, and, among other things, make such changes as are deemed appropriate and continue to seek to maximize shareholder value. If the Merger Agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to RTS will be offered or that the business, prospects or results of operations of RTS will not be adversely impacted.

Pursuant to the Merger Agreement, under certain circumstances, RTS is permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement — Termination” beginning on page 81.

However, under certain circumstances, if the merger is not completed, RTS may be obligated to pay Parent or its designee a termination fee and/or to reimburse Parent or its designee for out-of-pocket fees and expenses in connection with the merger. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 83.

Financing

The total amount of funds necessary for Vestar to complete the merger and the related transactions is anticipated to be approximately $1.1 billion, consisting of (1) approximately $700 million to be paid out to our shareholders and holders of other equity-based interests in RTS, (2) approximately $240 million to refinance our existing indebtedness (assuming the Company’s existing capital leases remain in place after the closing of the merger and there is no change to the terms and conditions of such leases), (3) approximately $45 million to pay fees and expenses in connection with the transaction and (4) approximately $100 million under the revolving credit facility and the delayed draw term loan facility, which will provide a source of funds for general corporate needs, including acquisitions by the Company, post-closing.

These funds are anticipated to come from the following sources:

•	cash equity contributions by Vestar Capital Fund and/or its respective assignees (as described below under “— Equity Financing”) of up to $560 million in the aggregate, pursuant to an equity commitment letter;

•	borrowings by Merger Sub of up to $310 million under a new $410 million senior secured credit facility; and

•	the issuance by Merger Sub of $165 million in aggregate principal amount of senior subordinated unsecured notes (collectively, the “notes”) in a public offering or Rule 144A or other private offering, or if and to the extent Merger Sub does not, or is unable to, issue the notes in at least $165 million in aggregate principal amount on or prior to the closing date, borrowings by RTS, as the surviving corporation, under a new senior subordinated unsecured credit facility in the amount of at least $165 million less the amount of the notes issued on or prior to the closing date.

Equity Financing

Vestar Capital Funds V, L.P. delivered an equity commitment letter for a maximum aggregate amount of $560 million in equity contribution to Parent and RTS. This commitment constitutes all of the equity portion of the merger financing, other than shares of RTS common stock to be contributed by the Rollover Investors and certain other RTS non-executive employees in exchange for units of limited liability company interests in Holdings.

The equity commitment letter provides that in the event the merger is consummated, equity funds will be contributed to the extent necessary up to the maximum aggregate commitment amount to fund the consideration payable in connection with the merger and the other transactions contemplated by the Merger Agreement. In the event the merger does not close, the equity commitment letter provides that equity funds will be funded in the amount (i) up to $28 million with respect to any termination fee or expense reimbursement payable by Holdings or (ii) up to $40 million (inclusive of any termination fee or expense reimbursement payable by Holdings) with respect to damages arising from failures of Parent or Merger Sub to comply with the Merger Agreement and for no other purpose. The obligation to fund any portion of the equity commitment is subject to the terms and conditions of the equity commitment letter, including the satisfaction or waiver at the closing of the conditions precedent to the obligations of Parent to consummate the merger.

The terms of the equity commitment letter will expire automatically upon the earlier to occur of (i) contemporaneously with the closing of the Merger Agreement; or (ii) the termination of the Merger Agreement in accordance with its terms.

In addition, Vestar Capital Fund may allocate a portion of its equity commitment to limited partners of Vestar Capital Fund and certain other co-investors, provided that such allocation will not limit the obligations of Vestar Capital Fund under the equity commitment letter to the extent any such co-investor fails to purchase the equity allocated to it. The terms and conditions of any such investments would be subject to negotiations and discussions among Vestar Capital and the potential investors.

Debt Financing

Merger Sub has entered into a debt financing commitment letter with Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC providing Merger Sub with committed financing for (i) $410 million in senior secured credit facilities and (ii) $165 million under a new senior subordinated unsecured bridge facility. Merger Sub has additionally engaged Wachovia Securities to place or underwrite the issuance and sale of $165 million in aggregate principal amount of notes in a public offering or in a Rule 144A or other private placement. In connection with strategic alternative process undertaken by the board of directors of RTS, RTS had arranged for Wachovia Bank and its affiliates to provide stapled financing for potential bidders in a sale of RTS. While Vestar and its affiliates did not have significant business relationships with Wachovia Bank or its affiliates, Vestar decided to retain Wachovia Bank and its affiliates to provide debt financing for the merger.

The documentation governing the senior secured credit facilities and the bridge facility has not been finalized and, accordingly, their actual terms may differ materially from those described in this proxy statement in which event we will update such information through a supplement to the proxy statement and amend the Schedule 13E-3 filed in connection with the merger to the extent required by applicable law. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements.

Senior Secured Credit Facilities

The senior secured credit facilities are expected to be comprised of (i) a senior secured term loan facility of up to $350 million (of which $40 million shall consist of a delayed draw term loan facility) and (ii) a senior secured revolving credit facility of $60 million. As a result of the merger, Merger Sub will be merged with and into RTS, and RTS, as the surviving corporation, will be the borrower under the senior secured credit facilities. All obligations of RTS under the senior secured credit facilities will be guaranteed by Parent and each existing and future direct and indirect wholly owned domestic subsidiary and certain non-wholly owned subsidiaries of RTS, subject to certain exceptions. The obligations of RTS and the guarantors under the senior secured credit facilities will be secured by substantially all of the assets of RTS and the guarantors, including the equity interests in certain subsidiaries.

The full amount of the term loans is expected to be used to fund a portion of the merger consideration, to refinance our existing indebtedness and to pay related fees and expenses. The term loans are expected to bear interest based on either the adjusted London inter-bank offered rate (“Adjusted LIBOR”) plus an initial spread, or the alternate base rate (“ABR”) plus an initial spread, at the option of RTS. The term loans will mature six years after the closing date of the merger and will also require quarterly interim amortization payments, with the balance payable at the final maturity date of the term loans. The borrower may, subject to prepayment penalties as applicable, make voluntary prepayments of the term loans at any time. In addition, the term loans are required to be prepaid in certain circumstances, including with the net cash proceeds of debt issuances (other than debt otherwise permitted), the net cash proceeds from any issuance of public equity securities, the net cash proceeds of certain asset sales (subject to reinvestment rights and other exceptions) and specified percentages of certain cash flows subject to step down based on maximum leverage ratio.

The revolving credit facilities will be used to fund a portion of the merger consideration, to refinance our existing indebtedness, to pay related fees and expenses and for ongoing working capital and for other general corporate purposes (including, without limitation, permitted acquisitions). The revolving credit facilities will mature five years after the closing of the merger and are expected to bear interest based on either Adjusted LIBOR plus an initial spread, or ABR plus an initial spread, at the option of RTS.

The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, capital expenditures, liens, investments, asset sales, mergers and consolidations, dividends and other distributions, redemptions, prepayments of certain indebtedness, and a maximum leverage ratio and minimum interest coverage ratio. The senior secured facilities will also include customary events of default, including upon a change of control.

High Yield Notes

Wachovia Capital Markets, LLC has been engaged by Merger Sub to place or underwrite the issuance and sale of $165 million in aggregate principal amount of notes in a public offering or in a Rule 144A or other private placement. Although the interest rate, maturity and other material terms of the notes have not been finalized, we expect that the notes will have terms and conditions customary for unsecured senior subordinated note offerings of issuers that are affiliates of Vestar Capital Partners.

High Yield Bridge Facility

If and to the extent the offering or placement of the notes is not completed on or prior to the closing of the merger, Wachovia Capital Markets, LLC has committed to provide Merger Sub with $165 million of loans under a senior subordinated unsecured bridge facility. The obligations of RTS, as successor to Merger Sub pursuant to the merger, under the senior subordinated unsecured bridge facility will be guaranteed on a senior subordinated basis by each of its subsidiaries that is a guarantor of the senior secured credit facilities.

The loans under the senior subordinated unsecured bridge facility will be increasing rate bridge loans. For the initial six-month period under the senior unsecured bridge facility, interest on the bridge loans is expected to accrue at a rate per annum based on three-month Adjusted LIBOR, as determined on the effective date of the merger, plus an initial spread, subject to a maximum overall interest cap. The bridge loans will have an initial maturity of one year after the effective date of the merger, but the maturity of any bridge loans outstanding at that time will automatically be extended to the seventh anniversary of the effective date of the merger. Holders of the extended term loans will have the right (subject to certain minimum amount requirements) to exchange such loans for exchange notes maturing on the seventh anniversary of the effective date of the merger.

The borrower will be required to prepay the bridge loans or to make an offer to prepay or repurchase the extended term loans and the exchange notes under certain circumstances, typical for a high yield bridge facility, subject to certain exceptions and others to be agreed, and upon a change of control.

The senior subordinated unsecured bridge facility will contain customary representations and warranties and covenants substantially similar to those in the senior secured credit facilities, provided that there will be no financial maintenance or capital expenditure covenants. The unsecured senior subordinated bridge facility will also include customary events of default, including a change of control.

Conditions to the Debt Financing

The debt financing commitments will expire if not drawn on or prior to April 21, 2008. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•	there not having occurred any debt issuance, other than the credit facilities and notes and other than debt incurred in the ordinary course of business;

•	since October 19, 2007, no change, circumstance or effect shall have occurred that has had, or would reasonably expected to have a “Company Material Adverse Effect” as defined as in the Merger Agreement;

•	the truth and accuracy of the representations and warranties by us in the Merger Agreement that since December 31, 2006 through October 19, 2007 there has not been any event, development or state of circumstances that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the breach of which such representation by us would cause or would have a Company Material Adverse Effect;

•	receipt of executed financing documents consistent with the terms of the commitment letter and customary legal opinions, corporate documents and other instruments as are customary for such financing transactions;

•	delivery of certain specified audited consolidated financial statements and pro forma consolidated financial statements giving effect to the transaction (reflecting a ratio of total debt to EBITDA not exceeding 5.00 to 1.00 on the closing date for the latest four quarters period prior to the closing date calculated on a pro forma basis) of RTS;

•	the merger and all related transactions must have been consummated in accordance with the terms of the Merger Agreement; and

•	receipt of equity contributions in an amount not less than $650 million required to consummate the merger from one or more of Vestar Capital and co-investors reasonably acceptable to the lead arrangers for the debt financing.

Since the final terms of the debt financing facilities have not been agreed upon, such terms and amounts may differ from those set forth above and, in certain cases, such differences may be significant.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Interests of Our Directors and Executive Officers in the Merger

General

In considering the recommendation of the special committee and our board of directors with respect to the Merger Agreement, RTS shareholders should be aware that some of the RTS directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of RTS shareholders generally. These interests and arrangements may create potential conflicts of interest. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve and adopt the Merger Agreement and to recommend that RTS shareholders vote in favor of approval of the Merger Agreement.

Stock Options, Restricted Stock and Other Equity-Based Awards

As of the effective time of the merger:

•	each outstanding option to purchase shares of our common stock held by a director or executive officer, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $32.50 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes; and

•	each award of restricted stock held by an executive officer or director that is not exchanged for units of limited liability company interests in Holdings will be converted into the right to receive $32.50 per share in cash, less any applicable withholding taxes.

We estimate the amounts that will be payable to each RTS named executive officer in settlement of stock options as follows: Sheridan, $0, Dosoretz, $7,860,000, Rubenstein, $3,900,000, Katin, $0, Watson, $0 and Biscardi, $0. We estimate the aggregate amount that will be payable to all directors and executive officers in settlement of stock options and restricted stock awards to be approximately $12,238,109. No member of the special committee has any stock options or restricted stock awards.

Current Employment Agreements of Management

Each of Messrs. Dosoretz and Rubenstein is currently a party to an employment agreement with RTS entered into in 2004 that would provide benefits to the executive in the event of specified triggering events in connection with a change of control of RTS such as the proposed merger.

Pursuant to our agreements with Messrs. Dosoretz and Rubenstein, in the event of a separation of service of the executive by RTS without cause or by the executive for good reason within 12 months prior to or 6 months after a change of control of RTS, Messrs. Dosoretz and Rubenstein will receive a lump sum severance payment equal to 250% the sum of:

•	his annual base salary at the rate in effect immediately prior to the change of control; and

•	the aggregate cash bonus compensation paid to him for the previous fiscal year.

In addition, if a change of control occurs and such executives continued in his position, such executives’ then current annual base salary and bonus will automatically be increased by 150% for the greater of the remaining term of his employment agreement or 2 to 3 years in lieu of the severance payment described above.

Each of Messrs. Dosoretz’s and Rubenstein’s agreements provide a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to an executive pursuant to an employment agreement, stock option agreement, restricted stock agreement or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive is greater than 110% of the maximum amount that may be paid under Section 280G of the Internal Revenue Code without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the 110% threshold, the executive’s payments under the change in control agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

Assuming hypothetically that the merger occurred on December 1, 2007 and there was a termination of employment without cause or for good reason in connection therewith, Dosoretz and Rubenstein would have been entitled to receive lump sum payments of $3,554,000 and $2,436,000 under their respective employment agreement, plus any applicable tax gross-up payments. However, Parent and each of Dosoretz and Rubenstein have agreed that if the merger closes, the current employment agreements described above will be replaced by new employment agreements effective upon the closing of the Merger as described below, in which event the amounts described in the immediately preceding paragraph would not become payable.

Support and Voting Agreement

Holdings and Parent have entered into separate Support and Voting Agreements (“Support Agreements”) with each of Sheridan, Dosoretz, Rubenstein and Katin. As of the date of the Support Agreements, the Rollover Investors were the beneficial owners of 9,811,140 shares of RTS common stock. We refer to the RTS shares beneficially owned by the Rollover Investors, together with any shares of common stock issued upon exercise of any of their options and any other RTS shares over which the Rollover Investors acquire beneficial ownership after the date of the Support Agreements as the “Subject Shares.”

The following is a summary of the material terms of the Support Agreements among Parent, Holdings and the Rollover Investors. Pursuant to the Support Agreement, the Rollover Investors have agreed that, during the period from and including October 19, 2007 through and including the earliest to occur of (a) the closing of the merger and (b) the termination of the Merger Agreement in accordance with its terms (the “voting period”), they will vote or execute consents with respect to the Subject Shares beneficially owned by them on the applicable record date, at any meeting or in connection with any proposed action by written consent of the Company’s shareholders, with respect to any of the following matters:

•	in favor of the approval of the Merger Agreement and any other action of RTS’s shareholders requested in furtherance thereof; and

• against:

•	any action or agreement submitted for approval by RTS’s shareholders that would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of RTS’s in the Merger Agreement;

•	any amendment to RTS’s articles of incorporation or bylaws or other proposal, action or transaction involving RTS or any of its subsidiaries which would reasonably be expected to (a) nullify, interfere with, or be inconsistent with the Merger Agreement or (b) otherwise impede, delay, postpone, prevent, frustrate the purposes of or attempt to discourage or materially adversely affect the timely consummation of the merger or the transactions contemplated by the Merger Agreement; and

•	any other action, agreement or transaction submitted for approval to the shareholder of RTS that would constitute an alternative proposal under the Merger Agreement.

In connection with the performance of the obligations of the Rollover Investors under the Support Agreement, each Rollover Investor irrevocably appointed Holdings as his attorney-in-fact and proxy to vote or execute consents with respect to his Subject Shares to the extent described above and agreed not to grant any other proxy or take any actions that are inconsistent with or that would impede such holder’s performance of the Support Agreement. The proxy and power of attorney granted by the Rollover Investors pursuant to the Support Agreements will terminate only upon the expiration of the voting period.

Under the Support Agreement, each Rollover Investor has agreed not to transfer his or her Subject Shares or interfere with the voting agreement set forth in the Support Agreements, including by:

•	granting any proxies or entering into any voting trust or other agreement or arrangement with respect to the voting of or consent with respect to any Subject Shares in a manner inconsistent with the terms of the Support Agreements;

•	voluntarily taking any action that would or is reasonably likely to make any representation or warranty contained in the Support Agreements untrue or incorrect in any material respect or have the effect in any material respect of preventing such Rollover Investors from performing their respective obligations under the Support Agreements; or

•	voluntarily selling, assigning, transferring, pledging, encumbering, distributing, gifting or otherwise disposing of, or entering into any contract or other arrangement with respect to the direct or indirect sale, assignment, transfer, pledge, encumbrance, distribution, gift or other disposition of, any Subject Shares during the term of the Support Agreements, except for transfers to any Rollover Investor or person who becomes bound by the terms of the Support Agreements or upon death pursuant to the terms of any trust or will or by the laws of intestate succession provided that the Subject Shares remain subject to the terms of the Support Agreements.

In addition, the Rollover Investors have agreed that during the voting period, they will not solicit or knowingly encourage any alternative acquisition proposal or engage in any negotiations with or furnish any nonpublic information relating to the Company to any person with respect to any alternative acquisition proposal and will provide Holdings with prompt notice of receipt of any alternative acquisition proposal or request for information from any such person.

The Rollover Investors have further agreed to waive any enhanced severance, compensation, tax gross-up or other “change of control” payments that would become payable to such person as a result of the consummation of the merger.

The Support Agreements will terminate on the earliest to occur of (i) the effective time of the merger and (ii) the termination of the Merger Agreement in accordance with its terms.

In connection with, and as part of, the Support Agreements, Holdings and each of Messrs. Sheridan, Dosoretz, Rubenstein and Katin have agreed to enter into concurrently with the closing of the merger, new Executive Employment Agreements (as applicable), Physician Employment Agreements (as applicable), Management Stock Contribution and Unit Subscription Agreements, Securityholders Agreement, an

Amended and Restated Limited Liability Company Agreement and Incentive Unit Subscription Agreement each of which are summarized below.

New Employment Agreements of Management

Effective as of the closing, each of Messrs. Sheridan, Dosoretz and Rubenstein has agreed to enter into a new executive employment agreement with us and Parent and each of Messrs. Dosoretz, Rubenstein and Katin has agreed to enter into a new physician employment agreement, with our operating subsidiary, 21st Century Oncology. These new agreements would replace the current executive employment agreements and physician agreements, respectively, described above. Principal terms of the new agreements include the following:

Term: Dosoretz will have a five-year term, subject to automatic two-year renewals absent notice to the contrary and each of Sheridan, Rubenstein and Katin will have three-year terms with two year renewals.

Base Salary: The base salary for Dosoretz in connection with his services to us as an executive will be $1.5 million and in connection with his services to us as a physician will be $500,000. Rubenstein’s base salary in connection with his services to us as an executive will be $400,000 and in connection with his services to us as a physician will be $300,000. Sheridan and Katin will receive base salaries of $300,000 and $700,000 respectively.

Target Bonus: Target bonus opportunity for Messrs. Dosoretz and Rubenstein of not less than $1.5 million and $400,000 respectively, based upon factors including earnings before interest, taxes, depreciation and amortization and net debt plans. Sheridan is expected to be eligible to receive a performance incentive bonus at the discretion of the board.

Benefits; Perquisites: Benefits and perquisites at least as favorable as in effect immediately prior to the closing, including airplane usage (for Dosoretz and Rubenstein).

Severance: In the event of a termination of employment without cause or a termination by the executive for good reason:

•	Dosoretz will be entitled to (i) accrued compensation through the date of termination and (ii) 24 monthly payments (or if termination occurs prior to the second anniversary of the employment agreement, 36 monthly payments) each of which should be equal to 1/12th of the sum of (x) annual base salary plus (y) bonus for prior three years divided by three (assuming a bonus of $1,500,000 for 2006 and 2007);

•	Rubenstein will be entitled to (i) accrued compensation through the date of termination and (ii) 24 monthly payments each of which should be equal to 1/12th of the sum of (x) annual base salary plus (y) bonus for the prior year divided by two (assuming a bonus of $200,000 for 2006 and 2007);

•	Sheridan will be entitled to (i) accrued compensation through the date of termination and (ii) 12 monthly payments each of which should be equal to 1/12th of the sum of (x) annual base salary plus (y) bonus for prior year; and

•	Katin will be entitled to (i) accrued compensation through the date of termination and (ii) 12 monthly payments each of which should be equal to 1/12th of the annual base salary.

Restrictive Covenants: Each of Messrs. Sheridan, Dosoretz, Rubenstein and Katin will be subject to confidentiality obligations, and non-competition and non-solicitation covenants, for a period beginning upon the consummation of the merger and ending on the later of the fifth anniversary of the consummation of the merger and three years following the executive’s termination of employment. Dosoretz’s and Rubenstein’s non-competition provisions are subject to an exception for owning an interest or participation on the board of directors in activities related to imaging initiatives (Dosoretz only), pharmacies, banks or health care related insurance companies, PPOs and HMOs as well as the practice of medicine individually or as part of a group of five or less radiation oncologists in a single geographic location.

Non-Compete Payment: The new employment agreement with Dosoretz will provide for a $6,000,000 non-compete payment in consideration of Dosoretz’s agreement not to compete with RTS during his employment and for a period of three years after the termination of his employment. The non-compete payment will be paid in three equal installments on the closing date of the merger and the first and second anniversaries of the closing date.

Legal Fees: RTS will pay all reasonable legal fees incurred by Sheridan, Dosoretz, Rubenstein and Katin arising out of the negotiation and drafting of the Support Agreements and the related agreements.

Management Stock Contribution and Unit Subscription Agreement

Each of Messrs. Sheridan, Dosoretz, Rubenstein and Katin have agreed to enter into a Management Stock Contribution and Unit Subscription Agreement with Holdings pursuant to which they will be contributing 338,462, 1,384,616, 676,923 and 492,308 in shares of RTS common stock, respectively, immediately prior to the effective time of the merger in exchange for units (Preferred and Class A) of limited liability company interests of Holdings. Following the completion of the merger, it is currently expected that Sheridan, Dosoretz, Rubenstein and Katin will own (excluding the units they may receive under the management equity incentive plan) approximately 1.8%, 7.2%, 3.5% and 2.6% of the outstanding units of Holdings (excluding incentive units), respectively. Holdings will have certain call option rights to repurchase the Preferred Units and Class A Units upon certain termination of employment events. Dosoretz will also have certain put option rights to require Holdings to repurchase his Preferred Units and Class A Units up to an amount equal to his rollover investment value if his employment is terminated without cause or he terminates his employment for good reason and at such time the Company has met certain performance targets.

Securityholders Agreement

Each of Messrs. Sheridan, Dosoretz, Rubenstein and Katin has agreed to enter into a Securityholders Agreement with Holdings which will govern their rights as holders of limited liability company interests in Holdings following completion of the merger. Among other rights and obligations, the Securityholders Agreement provides them with certain board representation rights, supermajority voting provisions with respect to certain corporate actions, right of first refusal, registration rights and participation rights as well as take-along obligations. It also sets forth restrictions on transfer of the units they own in Holdings. Pursuant to the Securityholder Agreement, immediately following the closing of the merger, Messrs. Dosoretz, Rubenstein and Sheridan will serve on the board of managers of Holdings, which will initially consist of nine members (four managers to be designated by Vestar Capital Fund and two independent managers). The number of managers to be designated by the Rollover Investors may be reduced if their ownership interest in Holdings decreases or if RTS fails to achieve certain performance targets. The Securityholders Agreement also provides for a management agreement to be entered into among RTS, Holdings, Parent and Vestar Capital Partners which is described below.

Management Agreement

In connection with the merger RTS, Holdings and Parent have agreed to enter into a management agreement with Vestar Capital Partners relating to certain advisory and consulting services Vestar Capital Partners will render to RTS, Holdings and Parent. Under the management agreement, Vestar Capital Partners will receive a $10 million transaction fee upon the closing of the merger for services rendered in connection with the consummation of merger and be reimbursed for its reasonable out of pocket expenses. The management agreement also provides for Vestar Capital Partners to receive an annual management fee equal to the greater of (i) $850,000 or (ii) an amount equal to 1.0% of the RTS’s consolidated EBITDA which fee will be payable quarterly. Holdings, Parent and RTS will indemnify Vestar Capital Partners and its affiliates against all losses, claims, damages and liabilities arising out of the performance by Vestar Capital Partners of its services pursuant to the management agreement, other than those that have resulted primarily from the gross negligence or willful misconduct of Vestar Capital Partners and/or its affiliates.

Incentive Unit Subscription Agreement and Management Incentive Equity Plan

In connection with the closing of the merger Holdings will adopt a management incentive equity plan pursuant to which certain employees will be eligible to receive incentive unit awards from an equity pool representing up to 13% (as of immediately following the closing of the merger) of the Common Equity Value of Holdings. Each of Messrs. Sheridan, Dosoretz, Rubenstein and Katin is expected to enter into an Incentive Unit Subscription Agreement relating to equity incentive awards of Class B Units and Class C Units of Holdings under the plan. The Class B Units will comprise 38.5% of the units reserved for issuance under the plan and will be time vesting over a four year period. The Class C Units will comprise 61.5% of the units reserved for issuance under the plan and will be vesting over a three year period upon the achievement of certain interval rate of return or multiple of investment hurdle. The Class B Units and Class C Units are subject to forfeiture upon certain termination of employment events. If the Class B Units and Class C Units fully vest, the aggregate amount of Class B units and Class C units owned by each of Sheridan, Dosoretz, Rubenstein and Katin will represent 0.13%, 6.5%, 0.52% and 0.13%, respectively (as of immediately following the closing of the merger), of Common Equity Value of Holdings.

Amended and Restated Limited Liability Company Agreement

The current limited liability company agreement of Holdings will be amended and restated upon the closing of the merger. Each of Sheridan, Dosoretz, Rubenstein and Katin has agreed to become party to the Amended and Restated Limited Liability Company Agreement, which would govern the affairs of Holdings and the conduct of its business following completion of the merger. It also sets forth certain terms of the limited liability interests of members of Holdings including, without limitation, the right of members to receive distributions. A board of managers will have the exclusive authority to manage and control the business and affairs of Holdings. The composition of the board of managers will be determined in accordance with the provisions of the Securityholders Agreement described above.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The RTS directors and officers are entitled under the Merger Agreement to continued indemnification and insurance coverage for a period of six years following the closing of the merger.

Consideration to be Received by Directors and Executive Officers

The following table reflects the approximate amounts received or estimated to be received by each of our directors and executive officers in connection with the merger:

	Cash Merger
	Consideration	RTS Common
	to be Received	Stock
	from the	to be	Cash to be
	Conversion of	Exchanged	Received		Non
	RTS	for	from RTS		Compete	Total
	Common Stock(1)	Holding Units	Options	Bonus(2)	Payment(3)	Consideration

Howard Sheridan	$62,487,650	$11,000,000	$0	$0	$0	$73,487,650
Daniel E. Dosoretz	$68,553,350	$45,000,000	$7,860,000	$0	$6,000,000	$127,413,350
James H. Rubenstein	$56,804,210	$22,000,000	$3,900,000	$0	$0	$82,704,210
Michael J. Katin	$17,416,780	$15,902,000	$0	$0	$0	$33,318,780
Ronald E. Inge	$162,500	$0	$0	$0	$0	$162,500
Solomon Agin	$3,900	$0	$0	$0	$0	$3,900
Herbert F. Dorsett	$6,500	$0	$0	$0	$0	$6,500
Leo R. Doerr	$81,250	$	$0	$0	$0	$81,250
Janet Watermeier	$0	$0	$0	$0	$0	$0
David N.T. Watson	$478,100	$0	$0	$110,000	$0	$588,100
Joseph Biscardi	$0	$0	$0	$0	$0	$0

Total	$205,994,240	$93,902,000	$11,760,000	$110,000	$6,000,000	$317,766,240

(1)	Includes the restricted stock award to Mr. Watson in the amount of 14,711 shares of our common stock in connection with his commencement of employment with us in April, 2007.

(2)	Amount was paid at the time the Merger Agreement was executed in consideration of services related to the transaction.

(3)	The new employment agreement for Dr. Dosoretz that is expected to take effect at the closing of the merger provides for $6,000,000 to be paid to Dr. Dosoretz in three equal annual installments in consideration of his non-competition covenant.

Each of Dosoretz, Rubenstein, Sheridan and Parent has agreed that the existing employment agreements will be amended and restated based upon the terms described above, in which event the severance amounts discussed under “ — Interests of our Directors and Executive Officers in the Merger — Current Employment Agreements of Management” would not become payable. Sheridan, Dosoretz, Rubenstein and Katin and our other management also will receive time vesting and performance vesting additional units of Holdings as described under “ — Interests of Our Directors and Executive Officers in the Merger — Management Equity Incentive Plan.”

Related Party Transactions

In addition to the arrangements in connection with the merger discussed elsewhere, we had the following transactions with related parties:

Transactions Related to Common Stock

We did not purchase any shares of our common stock during the past two years. The following table provides information with respect to all purchases of our common stock by Sheridan, Dosoretz, Rubenstein, Katin and Watson during the past two years:

	Quarter	No. of Shares	Price of
Name	Ending	Purchased(1)	Shares

Daniel Dosoretz	September 30, 2007	76,923	$13.00
Howard Sheridan	September 30, 2007	50,000	$13.00

(1)	pursuant to exercise of stock options

The following table provides information with respect to all grants of restricted stock or stock options to Sheridan, Dosoretz, Rubenstein, Katin and Watson during the past two years:

	Date of	Number of	Type of	Exercise Price
Name	Grant	Shares Granted	Grant	of Stock Option

David N. T. Watson	04/09/2007	14,711	restricted stock	N/A

Administrative Services Agreements

In California, Maryland, Massachusetts, Michigan, Nevada, New York and North Carolina, we have administrative services agreements with professional corporations owned by certain of our directors, officers and principal shareholders, who are licensed to practice medicine in such states. We have entered into these administrative services agreements in order to comply with the laws of such states which prohibit us from employing physicians. Our administrative services agreements generally obligate us to provide treatment center facilities, staff and equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting and assistance in marketing services. Terms of the agreements are typically 20-25 years. Monthly fees for such services may be computed on a fixed basis, percentage of net collections basis, or on a per treatment basis, depending on the particular state requirements. Our Chairman, Howard M. Sheridan, M.D., our Chief Executive Officer and President, Daniel E. Dosoretz, M.D., our Medical Director, James H. Rubenstein, M.D., and a director, Michael J. Katin, M.D., own interests in these professional corporations ranging from 0% to 100%. The administrative services fees paid to us by such professional corporations under the administrative services agreements were approximately $24,753,000, $35,023,000 and $38,030,000 for the years ended December 31, 2005 and 2006 and for the nine months ended September 30, 2007, respectively. We engaged an independent consultant to complete a fair market value review of the fees paid by related party professional service corporations to the Company under the terms of these agreements, except for the administrative services agreement related to our Michigan centers, which were newly acquired in 2006. The consulting firm completed a review of 2006 fees under the California, Maryland, Nevada, Massachusetts, New York and North Carolina agreements and determined that the fees are at fair market value. With respect to the acquisition of all of the equity interests in the Michigan centers, of which the management companies were acquired by a wholly-owned affiliate of the Company and the professional service corporations were acquired by a director, the audit committee approved the continuation of the use of existing administrative service agreements between the management companies and the professional corporations. With respect to any new centers to date in 2007 which required an administrative services agreement, the audit committee approved the utilization by management of the same underlying fee methodology used in the California, Maryland, Nevada, Massachusetts, New York and North Carolina administrative services agreements based on the fair market value review completed by the independent consultant.

Lease Arrangements with Entities Owned by Related Parties

We lease certain of our treatment centers and other properties from related parties. We have entered into various lease arrangements with entities owned by Drs. Sheridan, Dosoretz, Rubenstein and Katin, and certain of our shareholders and employees. Their ownership interests in these entities range from 0% to 100%. These related party leases have expiration dates through October 10, 2022, and provide for annual lease payments ranging from approximately $30,000 to $595,000. The aggregate lease payments we made to the entities owned by these related parties were approximately $3,173,000, $3,843,000 and $3,464,000 for the years ended December 31, 2005 and 2006 and for nine months ended September 30, 2007, respectively. The rents were determined on the basis of the debt service incurred by the entities and a return on the equity component of the project’s funding. An independent consultant is utilized to assist the Company’s audit committee in determining fair market rental for any renewal or new rental arrangements with any affiliated party.

In October 1999, we entered into a sublease arrangement with a partnership which is owned by certain of our shareholders to lease space to the partnership for an MRI center in Mount Kisco, New York. Sublease rentals paid by the partnership to the landlord on our behalf were approximately $571,000, $658,000 and

$531,000 for the years ended December 31, 2005 and 2006 and for nine months ended September 30, 2007, respectively.

Indebtedness with Related Parties

At December 31, 2004, the Company had approximately $310,000 payable to three land partnerships owned by certain of the Company’s directors, officers, principal shareholders, shareholders and employees for construction in process and building improvement costs related to the construction of a medical facility. Dr. Dosoretz owned 15-30% of each of the three land partnerships while Drs. Sheridan, Rubenstein and Katin each owned 8.8% of one land partnership, 10-15% of a second land partnership and 5.7% of the third land partnership, respectively. These costs were reimbursed to the land partnerships in 2005.

Indemnification Agreements with Certain Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide, among other things, that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of his or her status as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other enterprise which such person is or was serving at the request of the Company, such indemnitee was, is or is threatened to be made, a party to or a participant (as a witness or otherwise) in any threatened, pending or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding. In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any such proceeding to the fullest extent permitted by applicable law. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Articles of Incorporation or Bylaws of the Company, or the Florida Business Corporation Act.

Other Related Party Transactions

We provide billing and collection services to Riverhill MRI Specialists, P.C. (“Riverhill MRI”), a provider of medical services in New York which is owned by certain of our directors, officers, principal shareholders, shareholders and employees. In addition, the Company charges Riverhill MRI for certain allocated costs of certain staff that perform services on behalf of Riverhill MRI. Drs. Sheridan, Dosoretz, Katin and Rubenstein each own a 10.4% interest in Riverhill MRI Specialists, P.C. The fees received by the Company for the billing and collection services and for reimbursement of certain allocated costs were approximately $332,000, $368,000 and $284,000 for the years ended December 31, 2005 and 2006 and for nine months ended September 30, 2007, respectively. The balance due from Riverhill MRI was approximately $71,000 at September 30, 2007.

The Company is a participating provider in an oncology network, of which Dr. Dosoretz has an ownership interest. The Company provides oncology services to members of the network. Payments received by the Company for services rendered in 2005, 2006 and the nine months ended September 30, 2007 approximated $384,000, $619,000, and $429,000, respectively.

In October 2003, we contracted with Batan Insurance Company SPC, LTD, a newly-formed entity, which is owned by Drs. Katin, Dosoretz, Rubenstein and Sheridan to provide us with malpractice insurance coverage. We paid premium payments to Batan Insurance Company SPC, LTD of approximately $4,096,000, $7,981,000 and $1,009,000 for the years ended December 31, 2005 and 2006 and for the nine months ended September 30, 2007, respectively.

During the years ended December 31, 2005, 2006 and the nine months ended September 30, 2007, we employed certain family members of certain of our directors, officers and shareholders. The total compensation paid to such family members in 2005, 2006 and the nine months ended September 30, 2007 was $515,745, $327,870 and $247,713, respectively.

Dr. Katin is employed by us pursuant to a physician agreement. Compensation paid by us to Dr. Katin was $1,136,478, $1,007,692 and $511,539 for the years ended December 31, 2005 and 2006 and for the nine months ended September 30, 2007, respectively.

The Company maintains a construction company which provides remodeling and real property improvements at its facilities. In addition, the construction company builds and constructs facilities on behalf of certain land partnerships which are owned by certain of the Company’s shareholders (including, Dr. Sheridan, Dr. Dosoretz, Dr. Rubenstein and Dr. Katin). Payments received by the Company for building and construction fees were approximately $0, $1,310,000 and $2,823,000 for the years ended December 31, 2005 and 2006 and for the nine months ended September 30, 2007, respectively. Amounts due to the Company for the construction services were approximately $1,381,000 at September 30, 2007. In connection with the Company’s plans with respect to future development of new treatment centers on land owned by or contemplated to be acquired by land partnerships owned by certain of the Company’s shareholders, the terms and conditions of the transactions, including leases of such property and in some instances (buildout and equipment reimbursements) by the Company are expected to be on terms and conditions as those of similar historical transactions.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. The fees and expenses incurred or to be incurred by RTS in connection with the merger are estimated at this time to be as follows:

Description	Amount

Legal and accounting fees and expenses	$5,000,000
Vestar Transaction fee	$10,000,000
Financial advisory fees(1)	$7,000,000
Financing fees and expenses(2)	$14,500,000
Special Committee meeting fees(3)	$550,000
Printing, proxy solicitation and mailing costs	$100,000
Filing fees	$24,543
Miscellaneous	$1,500,000

Total	$39,124,543

(1)	Represents financial advisory fees of Morgan Joseph and Wachovia Securities. The financial advisory fees payable to Wachovia Securities are discussed below and the financial advisory fees payable to Morgan Joseph are discussed under “Special Factors — Opinion of Morgan Joseph & Co. Inc.”

(2)	Represents financing fees and expenses payable by Vestar Capital Partners in connection with the debt financing.

(3)	Represents regular meeting fees, the special committee members were not paid any additional amounts for their service on the special committee except that special committee members received the regular meeting fee for all meetings regardless of whether such meetings were held telephonically.

In addition, if the Merger Agreement is terminated, RTS will, in specified circumstances, be required to reimburse Parent and Merger Sub for up to $3.0 million of documented out-of-pocket fees and expenses. See “The Merger Agreement — Termination Fees and Expenses” on page 83.

RTS retained Wachovia Securities to act as its financial advisor in connection with the merger. RTS selected Wachovia Securities as its financial advisor based on Wachovia Securities’ reputation, experience and familiarity with RTS and its business. Wachovia Securities and certain of its affiliates will be participating in the financing relating to the merger. The estimated fees and expenses payable in connection with the financing are described above. Given Wachovia Securities’ participation in such financing, Wachovia Securities was not requested to, and it did not, deliver an opinion in connection with the merger. Pursuant to the terms of

Wachovia Securities’ engagement, RTS has agreed to pay Wachovia Securities for its financial advisory services an aggregate fee of approximately $5.6 million. RTS also has agreed to reimburse Wachovia Securities for reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Wachovia Securities and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Wachovia Securities’ engagement. In connection with unrelated matters, Wachovia Securities or its affiliates in the past have provided investment banking and other financial services to RTS and certain of its affiliates, for which Wachovia Securities and its affiliates have received fees, including acting as (i) financial advisor to RTS and certain of its affiliates in connection with certain acquisition transactions and (ii) administrative agent, lead arranger and sole bookrunner for, and a lender under, certain credit facilities of RTS and certain of its affiliates. Also in connection with unrelated matters, Wachovia Securities or its affiliates in the past have provided and currently are providing investment banking and other financial services to Vestar Capital Partners and certain of its affiliates, including in connection with certain securities offerings and credit facilities of Vestar Capital Partners and/or certain of its affiliates, for which Wachovia Securities and its affiliates have received and expect to receive fees, but these services and fees are not expected to be material for either Wachovia or Vestar Capital Partners and its affiliates. Wachovia Securities and its affiliates also may provide similar or other such services to, and maintain relationships with, RTS, Vestar Capital Partners and their respective affiliates in the future. In addition, Wachovia Securities and certain affiliates and employees of Wachovia Securities and its affiliates have investments in Vestar Capital Partners and certain of its affiliates.

Appraisal Rights

We have concluded that our shareholders are entitled to assert appraisal rights in the event of the consummation of the merger, and, in the event such rights are perfected, to obtain payment in cash of the fair value of their shares of our common stock as determined pursuant to Florida law. The fair value of shares of our common stock, as determined in accordance with Florida law, could be more or less than the merger consideration that our shareholders are entitled to receive pursuant to the Merger Agreement. To preserve their appraisal rights, shareholders must not vote, or cause or permit to be voted, any of their shares of our common stock in favor of the approval of the Merger Agreement and must follow specific procedures. Shareholders who wish to exercise appraisal rights must precisely follow these specific procedures or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Florida law that provide for appraisal rights and govern such procedures are attached as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 86.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. The following discussion does not address the U.S. federal income tax consequences of the merger to the Rollover Investors. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of our common stock and partners in such partnerships consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion also does not address potential alternative minimum tax, foreign, state, local and other tax consequences of the merger. All shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source;

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

•	otherwise is subject to U.S. federal income taxation on a net income basis.

Except with respect to the backup withholding discussion below, this discussion is confined to the tax consequences to a shareholder who or that, for U.S. federal income tax purposes, is a U.S. holder.

For U.S. federal income tax purposes, the disposition of RTS common stock pursuant to the merger generally will be treated as a sale of our common stock for cash by each of our shareholders. Accordingly, in general, the U.S. federal income tax consequences to a shareholder receiving cash in the merger will be as follows:

•	The shareholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the shareholder’s shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the merger (other than, in the case of a dissenting shareholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the shareholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. A dissenting shareholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting shareholder actually receives payment in that year.

Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. Non-corporate shareholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Shareholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding. Shareholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our shareholders will be asked to provide additional tax information in the letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

As contemplated under the Merger Agreement, each of Dr. Sheridan, Dr. Dosoretz, Dr. Rubenstein and Dr. Katin will acquire, and Holdings will issue and transfer to such person, a number of units of limited liability company interests in Holdings, in exchange for the contribution of such person’s shares of RTS common stock to Holdings. This exchange is intended to qualify as a tax-free exchange with respect to each such shareholder under Section 721 of the Internal Revenue Code.

With respect to their shares of RTS common stock not contributed to Holdings, each of Dr. Sheridan, Dr. Dosoretz, Dr. Rubenstein and Dr. Katin will receive cash equal to the per share merger consideration to be received by RTS’s other shareholders in the merger. For U.S. federal income tax purposes, the disposition of these shares of RTS common stock pursuant to the merger generally is expected to be treated as a sale of RTS common stock for cash by each Rollover Investor. Accordingly, the U.S. federal income tax consequences are expected to be the same as those described above.

The foregoing is a general discussion of certain material U.S. federal income tax consequences. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Litigation

We are aware of two lawsuits filed in connection with the proposed merger. Shareholder complaints were filed on October 24, 2007 and November 16, 2007, respectively, against RTS, each of RTS’s directors and Vestar Capital Partners as purported class actions on behalf of the public shareholders of RTS in the Circuit Court of Lee County, Florida. The first case (Case No. 07-CA-013398) under the caption Jeffrey Schwartz, individually and on behalf of all others similarly situated, Plaintiff against Howard M. Sheridan, Daniel E. Dosoretz, Solomon Agin, Michael J. Katin, Ronald E. Inge, James H,. Rubenstein, Herbert F. Dorsett, Leo R. Doerr, Janet Watermeier, Radiation Therapy Services, Inc. and Vestar Capital Partners, Defendant and the second case (Case No. 07-CA-051293) was filed under the caption Wayne County Employees’ Retirement System, on behalf of itself and all others similarly situated vs. Radiation Therapy Services, Inc., Howard M. Sheridan, M.D., Daniel E. Dosoretz, M.D., James H. Rubenstein, M.D., Michael J. Katin, M.D., Herbert F. Dorsett, Ronald E. Inge, Leo K. Doerr, Rabbi Solomon Agin, D.D., Janet Watermeier and Vestar Capital Partners. On January 3, 2008, the plaintiff in the Schwartz case voluntarily dismissed his claims. The Wayne County complaint has been amended and the amended complaint alleges, among other things, that the directors of RTS breached their fiduciary duties in connection with the proposed transaction by failing to maximize shareholder value, by approving a transaction that purportedly benefits the defendants at the expense of RTS’s public shareholders, and by allegedly violating duties of disclosure in connection with this proxy statement. Among other things, the complaint seeks to enjoin RTS, its directors, RTS MergerCo, Inc., and Vestar Capital from proceeding with or consummating the merger. Vestar Capital and RTS are alleged to have aided and abetted the individual defendants in breaching their fiduciary duties. The plaintiff filed motions for preliminary injunction, to consolidate, and to expedite discovery. The parties have agreed on a discovery schedule. The court has not yet ruled on any other motions, and no preliminary injunction hearing date has been set. Based on the facts known to date, and the allegations in the complaint, we believe that the claims asserted in the complaint are without merit and we intend to vigorously defend against the complaint. There can be no assurance that additional lawsuits pertaining to the proposed merger will not be filed or that defendants will successfully oppose an injunction.

The absence of an injunction prohibiting the consummation of the merger is a condition to the closing of the merger.

Accounting Treatment of The Merger

We expect the merger to be accounted for as a business combination for financial accounting purposes, whereby the purchase price would be allocated to the Company’s assets and liabilities based on their relative fair values as of the date of the merger in accordance with Financial Accounting Standards No. 141, Business Combinations.

Approvals and Consents

Under the Merger Agreement, we and the other parties to the Merger Agreement have agreed to use our commercially reasonable efforts to complete the transactions contemplated by the Merger Agreement as promptly as practicable, including obtaining all necessary governmental approvals and all necessary consents, approvals or waivers from third parties. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. RTS and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on November 9, 2007. The Federal Trade Commission granted early termination of the applicable waiting period on November 20, 2007.

At any time before or after consummation of the merger, the Federal Trade Commission and Department of Justice may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest.

It is a condition to closing under the Merger Agreement that certain health care related governmental approvals, consents or licenses specified by the parties shall have been obtained except where the failure to obtain such consents or approvals would not reasonably be expected to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and it subsidiaries or give rise to a violation of criminal law. It is also a condition to closing under the Merger Agreement that certain third party consents related to indebtedness and leases specified by the parties shall have been obtained.

IDENTITY AND BACKGROUND OF FILING PERSONS

Radiation Therapy Services, Inc.

Radiation Therapy Services, Inc., a Florida corporation, owns, operates and manages treatment centers focused principally on providing radiation treatment alternatives ranging from conventional external beam radiation to newer, technologically-advanced options. RTS is one of the largest companies in the United States focused principally on providing radiation therapy. RTS opened its first radiation treatment center in 1983 and as of September 30, 2007 provides radiation therapy services in 83 treatment centers. RTS’s treatment centers are clustered into 27 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, and West Virginia. Of these 83 treatment centers, 25 treatment centers were internally developed, 48 were acquired and 10 involve hospital-based treatment centers. RTS has continued to expand its affiliation with physician specialties in other areas including gynecological and surgical oncology and urology in a limited number of local markets to strengthen its clinical working relationships.

RTS’s principal executive offices are located at 2234 Colonial Boulevard, Ft. Myers, Florida 33907, and its telephone number is (239) 931-7275.

RTS Executive Officers

Daniel E. Dosoretz, M.D., F.A.C.R., F.A.C.R.O., is one of our founders and has served as a director since 1988 and as our President and Chief Executive Officer since April 1997. Dr. Dosoretz is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Prior to joining us, Dr. Dosoretz served as attending physician at the Massachusetts General Hospital. He also was an Instructor and Assistant Professor of Radiation Medicine at Harvard Medical School and Research Fellow of the American Cancer Society. Upon moving to Fort Myers, Florida, he was appointed to the Clinical Faculty as Associate Professor at the University of Miami School of Medicine. He also has been a visiting Professor at Duke University Medical School. Dr. Dosoretz graduated from the University of Buenos Aires School of Medicine and served his residency in Radiation Oncology at the Department of Radiation Medicine at the Massachusetts General Hospital, Harvard Medical School, where he was selected Chief Resident of the department. Dr. Dosoretz is board certified in Therapeutic Radiology by the American Board of Radiology. He is a Fellow of the American College of Radiation Oncology and of the American College of Radiology and is a member of the International Stereotactic Radiosurgery Society, the American Society for Therapeutic Radiology and Oncology and the American Society of Clinical Oncology.

James H. Rubenstein, M.D., joined us in 1989 as a physician and has served as a director since 1993, as our Secretary since May 1998 and as our Medical Director since January 2004. Dr. Rubenstein is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Prior to joining us, Dr. Rubenstein was an Assistant Professor of Radiation Oncology at the University of Pennsylvania and later became Co-Director of the Radiation Oncology Residency Program. He also served as Chairman of the Department of Medicine for Columbia Regional Medical Center in Southwest Florida and became a Clinical Assistant Professor at the University of Miami School of Medicine’s Department of Radiology. He graduated from New York University School of Medicine and completed his internship and residency in internal medicine at Beth Israel Hospital in Boston, at the same time working as an Assistant Instructor in internal medicine for Harvard University’s School of Medicine. He is board certified in Internal Medicine by the American Board of Internal Medicine and in Radiation Oncology by the American Board of Radiology.

David N. T. Watson has served as Chief Financial Officer of RTS since July 1, 2007. Mr. Watson joined us in April 2007 as Executive Vice President-Finance. Prior to joining us, Mr. Watson worked for The GEO Group, Inc., a New York Stock Exchange-listed world leader in the delivery of correctional, detention and residential treatment services to federal, state, and local government agencies around the globe. From 1994 to 2007, he held various management and executive positions covering all areas of finance, including Treasurer & Vice President-Finance, Chief Accounting Officer, Corporate Controller, Assistant Secretary, and Assistant Treasurer. Prior to joining The GEO Group, Mr. Watson held several positions at Arthur Andersen LLP, most recently as Manager, Audit and Business Advisory Services. Prior to joining Arthur Andersen, he was with Arthur Young & Co. Mr. Watson holds an MBA in accounting from Rutgers, The State University of New Jersey and a BA in economics from University of Virginia.

Joseph Biscardi joined us in 1997 as our Corporate Controller and Chief Accounting Officer. Prior to joining us, Mr. Biscardi worked for PricewaterhouseCoopers, LLP from 1993 to 1997. He is a Certified Public Accountant in New York.

RTS Directors:

Howard M. Sheridan, M.D., is one of our founders and has served as a director since 1988 and as Chairman of the Board since April 2004. Dr. Sheridan planned and developed our first radiation treatment center. Prior to joining us, Dr. Sheridan served as President of the medical staff at Southwest Florida Regional Medical Center as well as chairman of the Department of Radiology. Dr. Sheridan currently serves as Chairman of Edison Bancshares, Inc. He previously served on the Advisory Board of Southeast Bank, N.A., and also served as a founding Director and member of the Executive Compensation and Loan Committee of Heritage National Bank from 1989 until September 1996, when Heritage was acquired by SouthTrust Corporation. Dr. Sheridan has practiced interventional radiology and diagnostic radiology in Fort Myers, Florida from 1975 until accepting the chairmanship in April 2004. Dr. Sheridan is a member of the American Medical Association, the Florida Medical Association, and the American College of Radiology. He graduated from Tulane Medical School and completed his residency at the University of Colorado Medical Center. Dr. Sheridan is board certified by the American Board of Radiology and the American Board of Nuclear Medicine.

Michael J. Katin, M.D., F.A.C.P., F.A.C.R., F.A.C.R.O., is one of our founders and has served as a director since 1988. Dr. Katin is also employed as a physician by our wholly-owned subsidiary, 21st Century Oncology, Inc. Prior to joining us, Dr. Katin served as a clinical instructor in medicine at the State University of New York, Buffalo, School of Medicine and as a clinical fellow in Radiation Therapy at Harvard Medical School. He graduated from the University of Pennsylvania Medical School. He completed an internal medicine residency at Lankenau Hospital in Philadelphia, subspecialized in Medical Oncology and Hematology with fellowships at Roswell Park Memorial Institute in Buffalo, New York, and the National Cancer Institute of the National Institutes of Health, Bethesda, Maryland and later completed a residency in Radiation Medicine at the Massachusetts General Hospital. Dr. Katin is board certified in Therapeutic Radiology by the American Board of Radiology and is board certified by the American Board of Medicine in Internal Medicine and in the subspecialties of Medical Oncology, Hematology and Geriatric Medicine.

Ronald E. Inge, has served as an independent member of our board of directors since the completion of our June 2004 initial public offering. Since September 2003, Mr. Inge has served as Chief Operations Officer of Land Solutions, Inc. and President of Development Solutions, Inc., two related real estate entities engaged in real estate development. Mr. Inge has also served as President of Inge & Associates, Inc., a mining and real estate consulting firm, since February 2002. From June 1999 to November 2002 Mr. Inge served as Vice President — Business Development, South Florida for Florida Rock Industries, Inc., a NYSE-listed construction materials company. From October 1981 to November 2002 he served as Executive Vice President of Harper Bros., Inc., which was acquired by Florida Rock Industries, Inc. in June 1999. Mr. Inge served as Tax and Audit Supervisor for Coopers & Lybrand, Certified Public Accountants, from July 1978 to September 1981. Mr. Inge is a Certified Public Accountant in Florida and received his Bachelor of Business Administration degree from Stetson University.

Solomon Agin D.D., has served as an independent member of our board of directors since January 2005. Rabbi Agin brings over 30 years of community and congregational leadership in humanitarian, healthcare, and religious activities to the board. He has numerous certifications in grief and trauma counseling, and has served as chaplain, guest lecturer, and staff instructor at hospitals in Florida and Missouri. His distinguished record of healthcare service continues with the Southwest Florida AIDS Task Force, Institutional Review Board and Cancer Committee of Southwest Regional Medical Center, the National Association of Jewish Chaplains Board and as chaplain and consultant for Hospice of Southwest Florida and Sarasota, Florida. Rabbi Agin was

committee member and chairperson of the Florida Advisory Committee, United States Commission on Civil Rights for many years. He is past president of the Southeast Association Central Conference of American Rabbis. Degrees and awards throughout his career include an honorary doctorate of divinity from Hebrew Union College.

Herbert F. Dorsett has served as an independent member of our board of directors since the completion of our June 2004 initial public offering. Since 2001 Mr. Dorsett has served as Director of Development of Harry Chapin Food Banks of Southwest Florida. From 1995 to 2001, Mr. Dorsett was a hospital consultant for Organizational Dimensions. Mr. Dorsett served as Chief Executive Officer of Kirskville Osteopathic Medical Center from 1993 to 1995 and from 1992 to 1993 he was Vice President, Corporate Development for Basic American Medical, Inc. Prior to such time he served as President of Southwest Florida Regional Medical Center for more than 10 years. Mr. Dorsett is a Diplomate of the American College of Healthcare Executives and was past chairperson of the Florida Hospital Association and the Florida League of Hospitals. Mr. Dorsett holds a Masters of Hospital Administration from Baylor University and a Bachelor of Music from Stetson University.

Leo R. Doerr has served as an independent member of our board of directors since January 2005. Mr. Doerr brings 40 years of banking and financial services experience to the board. He has served as Senior Vice President of Marketing and Support at SouthTrust Bank and Senior Vice President of Lending at the Banc of the Islands. Mr. Doerr was President and CEO of Heritage National Bank, as well as a founder and director of the bank. He has been a Director of the Florida Bankers Association, President of Community Bankers Association and a member of American Bankers Association. Mr. Doerr’s active involvement in his community includes service as Director of the National Multiple Sclerosis Society.

Janet Watermeier has served as an independent member of our board of directors since May 2007. Ms. Watermeier is currently the President of Watermeier Property Services, LLC, a Ft. Myers, FL-based consulting and real estate resources firm that provides market information, project feasibility analysis, economic and development consulting services and property management services. She also currently serves as the Vice Chair of the Florida Transportation Commission, the Chairwoman of the Airport Special Management Committee at Southwest Florida International Airport and is a member of the Southwest Florida Regional Planning Council. Ms. Watermeier brings over 20 years experience in economic development and real estate to the board. She has previously served as Director of Economic Development for Lee County, FL and as Vice President of WCI Communities, Inc., a community development subsidiary of Westinghouse Electric Corporation. Ms. Watermeier received a B.A. in economics from Old Dominion University School of Business and attended the University of Buffalo School of Law.

Each person identified above is a United States citizen. None of RTS or any of RTS’s executive officers or directors has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of RTS or any of RTS’s executive officers, directors has, during the past five years, been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth above, the business address of each person identified above is c/o RTS at 2234 Colonial Boulevard, Ft. Myers, Florida 33907.

Radiation Therapy Investments, LLC

Radiation Therapy Investments, LLC is a Delaware limited liability company formed by Vestar Capital in anticipation of the merger.

Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services Holdings, Inc. is a Delaware corporation formed by Vestar Capital in anticipation of the merger. The Rollover Investors are expected to exchange shares of RTS common stock for units of limited liability company interests in Holdings which controls 100% of Parent, in connection with the merger. Upon completion of the merger, RTS will be a direct or indirect wholly owned subsidiary of Parent and Holdings. Parent and Holdings currently have de minimis assets and no operations. Parent’s principal executive offices are c/o Vestar Capital Partners, V, L.P., 245 Park Avenue, 41st Floor, New York, NY 10167, and its telephone number is (212) 351-1600. Vestar Capital Partners is a leading international private equity firm specializing in management buyout and growth capital investment. The firm’s investment strategy is targeted towards companies in the U.S., Europe and Japan with valuations in the $100 million to $4 billion range. Since the firm’s founding in 1988, the Vestar Capital Partners funds have completed over 60 investments in companies with a total value of approximately $20 billion. These companies have varied in size and geography and span a broad range of industries. The firm’s strategy is to invest behind incumbent management teams, family owners or corporations in a creative, flexible and entrepreneurial way with the overriding goal to build long-term franchise value. Vestar currently manages funds with committed capital totaling approximately $7 billion and has offices or affiliates operating in New York, Denver, Boston, Paris, Milan, Munich and Tokyo. More information about Vestar Capital Partners is available at http://www.vestarcapital.com.

RTS MergerCo, Inc.

RTS MergerCo, Inc. is a Florida corporation formed by Parent in anticipation of the merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Florida law, at the effective time of the merger, Merger Sub will merge with and into RTS and RTS will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations. The address for Merger Sub’s principal executive offices is c/o Vestar Capital Partners, V, L.P. 245 Park Avenue, 41st Floor, New York, NY 10167, and Merger Sub’s telephone number is (212) 351-1600.

Vestar Capital Partners V, L.P.

Vestar Capital Fund V, L.P. is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments.

Additional information concerning Holdings, Parent, Merger Sub and Vestar Capital Fund is set forth on Annex D to this proxy statement.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Wednesday, February 6, 2008, beginning at 10:00 a.m., Eastern Time, at the Hyatt Regency Coconut Point Resort & Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134, or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the approval of the Merger Agreement, to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies and to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof. Our shareholders must approve the Merger Agreement for the merger to occur. If our shareholders do not approve the Merger Agreement, the merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about January 15, 2008.

Record Date and Quorum

The holders of record of our common stock as of the close of business on January 10, 2008, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 23,704,917 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under Florida law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting vote for the approval of the Merger Agreement. Each outstanding share of our common stock is entitled to one vote. The merger does not require the approval of at least a majority of the Company’s unaffiliated shareholders.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

As of the record date for the special meeting, the directors and executive officers of RTS beneficially owned, in the aggregate, 9,833,671 shares of our common stock (which includes an aggregate of 7,820 shares of common stock owned by our independent directors), or approximately 40.5% of our outstanding common stock. Persons other than the Rollover Investors held 14,486,856 shares of our common stock, representing approximately 61.1% of our outstanding common stock, as of such date. Directors and executive officers Dosoretz, Sheridan, Rubenstein and Katin who collectively beneficially own approximately 40.4% of our outstanding common stock have each entered into a Support and Voting Agreement obligating them to vote all of their shares of our common stock “FOR” the approval of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of RTS common stock will be voted “FOR” the approval of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the approval of the Merger Agreement or approval of any adjournment or postponement of the special meeting. Therefore, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the approval of the Merger Agreement or approval of any adjournment or postponement of the special meeting (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “Against” the approval of the Merger Agreement and any adjournment or postponement of the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise the Corporate Secretary of RTS of the revocation in writing, (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

RTS does not expect that any matter other than the approval of the Merger Agreement (and approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies will have discretionary authority to vote upon other business unknown by RTS a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 120 days from the date fixed for the original meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

RTS will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of RTS may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.

RTS will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. RTS has retained Georgeson Inc. to assist it in the solicitation of proxies for the special meeting. RTS has paid Georgeson Inc. a retainer of $8,000 toward a final fee to be agreed upon based on customary fees for the services provided, which fee will include the reimbursement of out-of-pocket fees and expenses.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but it may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement in its entirety. The Merger Agreement is a document that establishes and governs the legal relations among us, Parent, Merger Sub and Holdings with respect to the transactions described in this proxy statement. We do not intend for the text of the Merger Agreement to be a source of factual, business or operational information about RTS, its subsidiaries or any of its managed practices. The Merger Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the Merger Agreement that the parties delivered in connection with the execution of the Merger Agreement. Representations and warranties are used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of to establish such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the parties, which may differ from what may be viewed as material to shareholders or under the federal securities laws. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement.

Effective Time; The Marketing Period

The effective time of the merger will occur at the time that we file the articles of merger with the Department of State of the State of Florida on the closing date of the merger (or such later time as provided in such articles of merger). The closing date will occur no later than the third business day after all of the conditions to the merger set forth in the Merger Agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied on the closing date), or at such other date as we and Parent may agree; provided that the parties will not be required to effect the closing until the earliest to occur of:

•	a date during the Marketing Period (as defined below) specified by Parent on no less than three business days’ notice to RTS;

•	the final day of the Marketing Period; and

•	April 21, 2008 (the “End Date”), subject in each case to the satisfaction and waiver of all of the conditions to closing

The “Marketing Period” is defined in the Merger Agreement as the period of 25 consecutive business days after the date of the Merger Agreement, during which:

•	Parent shall have such financial and other pertinent information of RTS as may be reasonably requested by Parent to consummate the debt financing, including all financial statements and financial data customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act; and

•	the conditions to closing concerning the absence of a judgment or order issued by any court or tribunal that prohibits consummation of the merger, the termination or expiration of the waiting period under the Hart-Scott-Rodino Act and the receipt of required approvals shall have been satisfied and no condition exists that would cause any of the conditions to Parent’s obligations to close not to be satisfied, assuming the closing were to be scheduled for any time during such consecutive 25-day period.

The purpose of the marketing period is to provide Parent with a reasonable and appropriate period of time during which it can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. The marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in our reports filed with the SEC, or if any required financial statements available to Parent on the first day of any such 25 consecutive business day period would not be sufficiently current on any day during such 25 consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 25 consecutive business day period.

Throughout the Marketing Period Parent and Merger Sub have agreed:

•	to use commercially reasonable efforts to satisfy on a timely basis the conditions to obtaining the financing set forth in the debt financing commitments obtained in connection with the merger; and

•	in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in such commitments, to use commercially reasonable efforts to obtain as promptly as practicable alternative financing on terms and conditions, taken as a whole, no less favorable to Parent or Merger Sub as determined by Parent and Merger Sub in their reasonable judgment.

See “Financing Commitments; Cooperation of RTS” below for a further discussion of Parent and Merger Sub’s covenants relating to the financing commitments.

Structure

Subject to the terms and conditions of the Merger Agreement and in accordance with Florida law, at the effective time of the merger, Merger Sub will merge with and into RTS. The separate corporate existence of Merger Sub will cease, and RTS will continue as the surviving corporation and a direct or indirect wholly owned subsidiary of Parent. The surviving corporation will be a privately held corporation and our current shareholders, other than the Rollover Investors and the Additional Management Investors, will cease to have any ownership interest in the surviving corporation or rights as our shareholders. Therefore, such current shareholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Stock, Stock Options and Other Stock-Based Awards

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $32.50 in cash, without interest and less applicable withholding taxes, other than:

•	shares of our common stock held in our treasury or by any of our subsidiaries immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	shares of our common stock owned by Parent or Merger Sub immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	shares of our common stock held by shareholders who have properly demanded and perfected their appraisal rights in accordance with Florida law, which shareholders will be entitled to obtain payment of the fair value of such shares as determined in accordance with Florida law; and

•	certain shares of our common stock owned by Rollover Investors, that will be contributed to Holdings immediately prior to the effective time in return for a number of preferred and common units of limited liability company interests in Holdings.

After the effective time of the merger, each stock certificate representing shares of common stock converted into the right to receive the merger consideration will be canceled and cease to exist and the holder of such certificate will have only the right to receive the merger consideration of $32.50 in cash per share, without any interest and less applicable withholding taxes.

Stock Options and Other Stock-Based Awards

Except as we otherwise agreed to in writing with Parent, Merger Sub and the Rollover Investors:

•	each unexercised option to purchase shares of our common stock, whether vested or unvested, that is outstanding immediately prior to the effective time, will, as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the excess (if any) of the $32.50 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option (such amount, the “option amount”), without interest and less any applicable withholding taxes; and

•	immediately prior to the effective time, each award of restricted stock will be converted into the right to receive $32.50 per share in cash less any applicable withholding taxes.

Exchange and Payment Procedures

Substantially contemporaneous with the effective time of the merger, Parent will deposit, or will cause to be deposited, cash in an amount sufficient to pay the merger consideration and the amount required by the Merger Agreement to be so deposited with respect to stock options and restricted stock with a bank or trust company (the “paying agent”) reasonably acceptable to us. As soon as reasonably practicable after the effective time of the merger and in any event not later than the third business day after the effective time, the paying agent will mail (i) a letter of transmittal and instructions to each holder of our common stock (other than those seeking appraisal rights) which will tell holders of our common stock how to surrender their common stock certificates in exchange for the merger consideration, and (ii) a check to each holder of options to purchase shares of our common stock or awards of restricted stock for the amount, if any, payable to them in connection with the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must establish to the reasonable satisfaction of the surviving corporation that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration and the option consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates for shares issued and outstanding prior to the merger are presented to the surviving corporation or Parent for transfer, they will be canceled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to the former holders of shares for nine months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration. None of RTS, the surviving corporation, Parent, Merger Sub, the paying agent or any other person will be liable to any former holder of shares for any amount of property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the Merger Agreement with respect to RTS, our affiliates or subsidiaries, and, in some cases, certain managed practices in which we provide services pursuant to administrative services agreements (“Managed Practices”). These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the approval and recommendation by our board of directors and special committee of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•	the absence of violations of or conflicts with governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	SEC filings since December 31, 2004, including the financial statements contained therein, and compliance of such reports and documents with applicable requirements of federal securities laws and regulations;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	compliance with laws since January 1, 2005;

•	possession of permits necessary to conduct our business;

•	health care law and regulatory compliance;

•	environmental laws and regulations;

•	employment and labor matters, including matters relating to employee benefit plans;

•	the absence of certain changes or events since December 31, 2006;

•	litigation and investigations;

•	the accuracy of this proxy statement and the related Schedule 13E-3;

•	tax matters;

•	labor matters;

•	intellectual property;

•	real property;

•	the receipt by the special committee of a fairness opinion from Morgan Joseph & Co. Inc.

•	the required vote of our shareholders in connection with the approval of the Merger Agreement;

•	material contracts to which we are a party;

•	the absence of undisclosed broker’s fees;

•	insurance policies;

•	the inapplicability of anti-takeover statutes to the merger and the other transactions contemplated by the Merger Agreement and the support and voting agreements;

•	affiliate transactions;

•	outstanding indebtedness; and

•	disclosure of material information.

Many of our representations and warranties are qualified by the absence of a material adverse effect on RTS, which means, for purposes of the Merger Agreement, any facts, circumstances, events or changes that are or would reasonably be expected to become materially adverse to the business, properties, assets, results of operation, financial condition or profitability of RTS, its affiliates and the Managed Practices (certain entities in which the Company has entered into services agreements defined in the Merger Agreement as “Managed Practices”), taken as a whole, excluding facts, circumstances, events or changes:

•	generally affecting the industries in which the Company, its subsidiaries and the Managed Practices operate in the United States or the economy or the financial securities markets in the United States or elsewhere in the world, including political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) provided (and only to the extent) such change, effect, development, event or occurrence does not have a disproportionate impact on us and our affiliates as compared to other persons in the industries in which the Company, our affiliates and the Managed Practices operate in the United States;

•	to the extent resulting from (i) the announcement or the existence of, or compliance with, the Merger Agreement or the announcement of the merger and the other transactions contemplated by the Merger Agreement, (ii) changes in applicable laws, GAAP or accounting standards, provided (and only to the extent) such change, effect, development, event or occurrence does not have a disproportionate impact on us and our affiliates as compared to other persons in the industries in which the Company, our affiliates and the Managed Practices operate in the United States; or (iii) any actions required under the Merger Agreement to obtain antitrust approval for the transactions contemplated by the Merger Agreement;

In the event that we should fail to meet any expected financial or operating performance targets, the fact of such failure alone shall not constitute a Company material adverse effect; provided that in each case the facts or occurrences giving rise to or contributing to such failure will not be excluded to the extent such facts, circumstances or events would otherwise constitute a material adverse effect.

Certain of our representations and warranties relating to governmental consents and approvals, permits, licenses, compliance and regulatory matters are qualified by the absence of an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its subsidiaries, taken as a whole.

Parent and Merger Sub make various representations and warranties in the Merger Agreement with respect to Parent and Merger Sub. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	the absence of litigation and investigations;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement and the related Schedule 13E-3;

•	financing;

•	capitalization of Merger Sub;

•	the absence of undisclosed broker’s fees;

•	lack of ownership of our common stock;

•	ownership interest in our competitors;

•	no additional representations;

•	solvency; and

•	agreements with our directors and management.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the merger. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, RTS has agreed, subject to certain exceptions, that unless required, permitted or expressly contemplated by the Merger Agreement, required by applicable law, Parent gives its written consent (which consent may not be unreasonably withheld, delayed or conditioned), or as set forth in the disclosure schedule, between the date of the Merger Agreement and the effective time of the merger:

•	the business of RTS and its affiliates will be conducted in, and such entities will not take any action except in, the ordinary course of business; and

•	RTS will use commercially reasonable efforts to (i) preserve its and its affiliates present business organizations and capital structure (ii) maintain in effect all permits required to carry on their respective businesses, (iii) keep available the services of present officers and key employees, (iv) maintain the current relationships with lenders, suppliers and other persons with which the Company or its affiliates have significant relationships and (v) maintain real property and all improvements, ordinary wear and tear excepted.

RTS has also agreed, on behalf of RTS and its affiliates, that during the same time period, and unless Parent gives its written consent (which consent may not be unreasonably withheld, delayed or conditioned), RTS:

•	will not, authorize, declare or pay any dividends on, or make any distribution with respect to its outstanding shares of capital stock, except those made by subsidiaries to RTS in the ordinary course of business;

•	will not, and will not permit any of its affiliates to, split, combine or reclassify any of its capital stock or other equity securities or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned subsidiary of RTS which remains a wholly owned subsidiary after consummation of such transaction;

•	except as required by existing written agreements or RTS benefit plans, or as otherwise required by applicable law, will not, and will not permit any of its affiliates to:

•	except in the ordinary course of business, increase or accelerate the compensation or other benefits provided to RTS’s present or former directors, officers or employees;

•	approve or enter into (and use its reasonable best efforts to cause the Managed Practices not to approve or enter into) any employment, change of control, severance or retention agreement with any non-physician employee of RTS or the Managed Practices, except for (i) employment agreements terminable on less than thirty (30) days notice without penalty or severance obligation or (ii) severance agreements entered into with employees (other than officers) in the ordinary course of business that do not involve payments in excess of $200,000;

•	approve or enter into (and use its reasonable best efforts to cause the Managed Practices not to approve or enter into) any employment or retention agreement with any physician employee of the Company or the Managed Practices that provides for potential aggregate annual compensation, severance or change of control payments in excess of $750,000; or

•	establish, adopt, enter into, amend, terminate or waive any rights with respect to any (i) collective bargaining agreement, (ii) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or any of their beneficiaries, except, in the case of clause (ii) only, as would not, individually or in the aggregate, cause the accelerated payment of any compensation or benefits or result in a material increase in cost to RTS, or (iii) any RTS benefit plan;

•	will not, and will not permit any of its affiliates to, change in any material respects any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law;

•	will not, and will not permit any of its affiliates to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

•	except for transactions among RTS and its wholly owned subsidiaries or among RTS’s wholly owned subsidiaries, will not, and will not permit any of its affiliates to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in RTS or its affiliates or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of the Merger Agreement or the express terms of any unexercisable options outstanding on the date of the Merger Agreement), other than issuances of shares of RTS common stock in respect of any exercise of RTS stock options in each case outstanding on October 19, 2007;

•	except for transactions among RTS and its wholly owned subsidiaries or among RTS’s wholly owned subsidiaries, will not, and will not permit any of its affiliates to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•	will not, and will not permit any of its affiliates to, incur, assume, guarantee, prepay or otherwise become liable for, modify in any material respect the terms of, any indebtedness for borrowed money or become responsible for the obligations of any person, other than in the ordinary course of business consistent with past practice and except for:

•	any intercompany indebtedness for borrowed money among RTS and its wholly owned subsidiaries or among RTS’s wholly owned subsidiaries;

•	indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund certain existing indebtedness for borrowed money without increasing the amount of such permitted borrowings or incurring breakage costs and provided that, subject to certain exceptions, any such indebtedness is prepayable without premium or penalty, or with premium or penalty that is no greater than applicable to the replaced indebtedness;

•	guarantees by RTS of indebtedness for borrowed money of RTS, which indebtedness for borrowed money is incurred in compliance with the Merger Agreement;

•	indebtedness for borrowed money incurred pursuant to the terms of agreements in effect prior to the date of the Merger Agreement, including amounts available but not borrowed as of the date of the Merger Agreement, to the extent such agreements were disclosed to Parent; and

•	indebtedness for borrowed money not to exceed $5,000,000 (excluding existing plans for capital expenditures and working capital requirements of the Company for 2007 and the first quarter of 2008 that have been disclosed to Parent) in aggregate principal amount outstanding at any time incurred by RTS and its subsidiaries other than in accordance with the above;

•	except for transactions among RTS and its wholly owned subsidiaries or among RTS’s wholly owned subsidiaries, will not, and will cause its affiliates not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (except certain permitted liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any material portion of its or its affiliates’ properties or assets, including the capital stock of affiliates, other than in the ordinary course of business consistent with past practice with an aggregate value not to exceed $1,000,000 and other than (i) pursuant to existing agreements in effect prior to the date of the Merger Agreement, (ii) as may be required by applicable law or any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement or (iii) disposition of obsolete equipment in the ordinary course of business consistent with past practices;

•	will not, and will not permit any of its affiliates to, modify, amend, terminate or waive any rights under any material contract, or any contract that would be a material contract if in effect on the date of the Merger Agreement, in any material respect in a manner which is adverse to RTS;

•	will not, and will not permit any of its affiliates to, enter into any material contracts other than in the ordinary course of business;

•	will not, and will not permit any of its affiliates to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any affiliate transaction (other than continuing any affiliate transactions pursuant to their terms in existence on the date of the Merger Agreement);

•	will not, and will not permit any of its affiliates to, without prior written consent of Parent and except as required by applicable law, adopt or change any accounting method or accounting period for tax purposes, make any amendment in any tax return or make or change any tax election, settle or compromise any tax liability of RTS or any of its affiliates, agree to any extension of a statute of limitations with respect to the assessment or determination of material taxes of the Company or any of its affiliates, enter into any closing agreement with respect to any tax or surrender any right to a claim of a tax refund;

•	will not, and will not permit any of its affiliates to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of RTS, or any of its affiliates (other than the merger);

•	will not, and will not permit any of its affiliates to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to RTS and its subsidiaries, taken as a whole, other than as may be required by GAAP or applicable law;

•	will not, and will not permit any of its affiliates to, pay, discharge, waive, settle or satisfy any claim, liability or obligation, other than (i) in the ordinary course of business consistent with past practice, or (ii) any claim, liability or obligation not in excess of $250,000 individually or $750,000 in the aggregate, excluding any amounts that may be paid under the Company’s or its affiliates insurance policies;

•	will not, and will not permit any of its affiliates to enter into any new line of business or discontinue any line of business;

•	will not and will not permit any of its affiliates to settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claims liability or obligation except in the ordinary course not in excess of $250,000 individually or $750,000 in the aggregate, excluding any amounts which may be paid under existing insurance policies;

•	except in the ordinary course of business and consistent with the Company’s historical practices and except as set forth in the Company plans for 2007 and for the first quarter of 2008, will not and will not permit any of its affiliates to amend, modify, extend, renew or terminate any lease for any leased real property, and will not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; provided, however, that the above exceptions will not apply to any transaction with any affiliates of the Company;

•	will not take, or fail to take, any action that could reasonably be expected to result in, any loss, lapse, abandonment, invalidity or unenforceability of any material Company intellectual property; or

•	will not enter into any agreement with any other person that materially limits or restricts the ability of the Company or any of its affiliates to conduct certain activities or use certain assets (including any Company intellectual property);

•	will not and will not permit any of its affiliates to, authorize, or make any commitment with respect to any capital expenditure in excess of $1,000,000 individually or $3,000,000 in the aggregate (including, without limitation, expenditures for acquisitions of assets or entities, joint ventures and the establishment of de novo centers), except for capital expenditures that are contemplated by the Company’s existing plan for capital expenditures for 2007 and the first quarter of 2008 previously made available to Parent;

•	will not and will cause its affiliates not to, fail to maintain in full force and effect material insurance policies covering the Company and its affiliates and their respective properties, assets and businesses in a form and amount consistent with past practice;

•	will not and will not permit any of its affiliates to take any action (including rescinding, amending or modifying any bylaw amendment or previous authorization or approval of the board of directors, special committee or disinterested directors) that would or could reasonably be expected to cause any anti-takeover statute to be or become applicable to the merger and the other transactions contemplated by the Merger Agreement or to the support and voting agreements and the agreements contemplated by the support and voting agreements; or

•	other than transactions between the Company and its subsidiaries or transactions among the Company’s subsidiaries, will not and will not permit any of its affiliates to make any loan or advances to any other person, except for (i) any loan or advance to any employee of the Company in the ordinary course of business not to exceed $10,000, or (ii) any loan or advance to any other person not to exceed $50,000; or

•	will not, and will not permit any of its affiliates to acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in any interest in any corporation, partnership, limited liability company, association, trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization (including, a governmental entity), or any division thereof or any assets thereof, except any such acquisitions or investments that are consistent with past practice and are for consideration that is individually not in excess of $1,500,000, or in the aggregate, not in excess of $5,000,000 for all such acquisitions by the Company and the its subsidiaries and except for such acquisitions or investments that are contemplated by the Company’s existing plan for acquisitions and investments for 2007 and the first quarter of 2008 previously made available to Parent; or

•	will not, and will not permit any of its affiliates to, agree, or announce an intention, to take any of the foregoing actions.

Shareholders Meeting

The Merger Agreement requires us to duly call, give notice of and hold a meeting of our shareholders to approve the Merger Agreement as promptly as reasonably practicable after the mailing of this proxy statement. Subject to limited circumstances contemplated by the Merger Agreement, our board of directors is required to recommend that our shareholders vote in favor of approval of the Merger Agreement. Notwithstanding, the foregoing, the Company will not be required to hold the Shareholders meeting if, prior to the meeting, the Company receives a superior proposal that was not solicited in violation of the Merger Agreement and the special committee or the board of directors has concluded in good faith, after consultation with legal counsel and the special committee’s financial advisor, that the failure to terminate the Merger Agreement, would be inconsistent with the directors’ exercise of their fiduciary obligations under applicable law, the Company has complied in all material respects with the Merger Agreement and the Company enters into a definitive agreement with respect to the superior proposal.

Solicitation of Transactions; Recommendation to Shareholders

Solicitation of Transactions

From the date of the Merger Agreement and continuing until the earlier of the receipt of the shareholder approval and the termination date, RTS has agreed, subject to certain exceptions, that RTS, its subsidiaries and their respective representatives will not directly or indirectly (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any alternative proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, (ii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, or which could reasonably be expected to lead to, any alternative proposal, (iii) approve or recommend, or publicly propose to approve or recommend any alternative proposal or make a change of recommendation, or (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement or arrangement providing for or relating to or which could reasonably be expected to lead to an alternative proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

An “alternative proposal” means any bona fide proposal or offer made by any person or group of persons, other than Parent or its subsidiaries, for:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving RTS or any of its subsidiaries whose business constitutes 10% or more of net revenues, net income or assets of RTS and its subsidiaries take as a whole;

•	the direct or indirect acquisition in a single transaction or series of related transactions by any person of the assets of RTS and its subsidiaries that constitutes 10% or more of the net revenues, net income or assets of RTS and its subsidiaries taken as a whole;

•	the direct or indirect acquisition in a single transaction or series of related transactions by any person of 10% or more of the outstanding shares of RTS common stock; or

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of RTS common stock then outstanding.

In addition, subject to the following paragraph, RTS was required to immediately cease and cause to be terminated any ongoing discussions or negotiations with any parties with respect to an alternative proposal.

Notwithstanding the restrictions on solicitation described above, at any time from the date of the Merger Agreement and continuing until the earlier of receipt of shareholder approval with respect to the Merger Agreement and the date of termination of the Merger Agreement, if RTS receives an unsolicited bona fide written alternative proposal:

•	which (i) constitutes a superior proposal or (ii) which the special committee or the board of directors determines in good faith could reasonably be expected to result in a superior proposal; and

•	the special committee or the board of directors determines in good faith, after consultation with the special committee’s or RTS’s legal counsel and the special committee’s financial advisor that the failure of the special committee or the board of directors to take the actions set forth below with respect to such alternative proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to RTS’s shareholders under applicable law, then RTS may take the following actions:

•	furnish non-public information to the third party making such alternative proposal if (i) prior to so furnishing such information, RTS receives from the third party a confidentiality agreement with confidentiality and stand still provisions in form no more favorable to such person than those confidentiality provisions contained in the confidentiality agreement signed by RTS and Vestar Capital Fund, and (ii) all information has previously been made available to Parent or is made available to Parent prior to or concurrently with the time it is provided to such third party; and

•	engage in discussions or negotiations with such third party with respect to such alternative proposal.

A superior proposal means an alternative proposal (with all percentages in the definition of alternative proposal increased to 50%) on terms that the special committee or the board of directors determines in good faith, after consulting with its financial advisors and legal counsel and considering matters it determines appropriate (including the person making the alternative proposal, timing, ability to finance, legal, fiduciary, financial and regulatory aspects and likelihood of consummation of such proposal, and any alterations to the Merger Agreement), (i) is at least as likely to be consummated in accordance with its terms as the transactions contemplated by the Merger Agreement and (ii) if consummated, would result in a transaction more favorable to the holders of RTS common stock (other than the Rollover Investors).

The Merger Agreement does not prohibit RTS or its board of directors from taking and disclosing to RTS’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to SEC rules or from making any other disclosure required by applicable law.

Recommendation to Shareholders

The Merger Agreement provides that, subject to the exceptions described below, neither the special committee nor the board of directors will:

•	withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the special committee or the board of directors of the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any alternative proposal;

•	make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer; or

•	other than in connection with the Merger Agreement and support and voting agreements, and related agreements, exempt any person, agreement or transaction from the restrictions contained in any state takeover or similar laws, including Sections 607.0901 and 607.0902 of the Florida Business Corporation Act.

We refer to each of the foregoing as a “change of recommendation.” In response to the receipt of a superior proposal that was not solicited in violation of the Merger Agreement and that has not been withdrawn or abandoned, the board of directors may, at any time prior to shareholder approval of the Merger Agreement, make a change of recommendation or enter into an agreement regarding a superior proposal if (i) the special committee or the board of directors has concluded in good faith, after consultation with legal counsel and special committee’s financial advisor, that the failure of the special committee or the board of directors to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations under applicable law, (ii) RTS gives five days prior written notice to Parent, and (iii) the board of directors or the special committee cause their representatives to negotiate with Parent and Merger Sub in good faith to make adjustments to the terms of the Merger Agreement so that the alternative proposal ceases to constitute a superior proposal. No change of recommendation may change the approval of the special committee or our board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement or the support and voting agreements.

Employee Benefits

Parent has agreed that it will honor all of our benefit plans and compensation arrangements and agreements in accordance with their terms in effect immediately before the effective time. For a period of one year following the completion of the merger, Parent will provide to each employee of RTS as of the effective time and its subsidiaries total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits to employees immediately before the effective time (except that Parent is not required to provide equity based compensation, equity-based benefits and nonqualified deferred compensation programs). Parent has the ability to amend or terminate a benefit plan in the event such amendment or termination is necessary to conform with applicable laws.

Subject to certain limitations, for purposes of new employee benefit plans provided to employees after completion of the merger, each of our employees will be credited with his or her years of service with us and our subsidiaries to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar benefit plan in which the employee participated or was eligible to participate before the effective time. Such credit for service will not apply with respect to benefit accrual under any defined benefit pension plan or any equity-based arrangement, or to the extent that such credit would result in any duplication of benefits. In addition, Parent must cause all preexisting condition exclusions and actively-at-work requirements of each new employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits to be waived for such employees and their covered dependents, unless such conditions would not have been waived under the comparable prior plan of RTS or its subsidiaries in which such employee participated immediately prior to the effective time. Parent also must cause any eligible expenses incurred by an employee and his or her covered dependents during the portion of the plan year of the prior plan of RTS ending on the date such employee’s participation in the corresponding new employee benefit plan begins to be taken into account under such new employee benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employees and their covered dependents for the applicable plan year.

Indemnification of Directors and Officers; Insurance

Parent has agreed that it will not, and it will cause the surviving corporation not to, alter or impair any exculpatory or indemnification provisions now existing in favor of our and our subsidiaries’ current or former directors or officers as provided in the articles of incorporation or bylaws of the surviving corporation or as evidenced by indemnification agreements with us. Furthermore, Parent has agreed that the surviving corporation will, as permitted by law, comply with all of our and our subsidiaries’ obligations to indemnify (i) current and former officers and directors with respect to any claims arising out of acts or omissions occurring on or before the effective time, as provided in their respective organizational documents or in any agreements in effect on the date of the Merger Agreement, and (ii) such persons against any claims arising out of acts or omissions in connection with their service as officers, directors or other fiduciaries in any entity if such service was at the request of or for the benefit of us or our subsidiaries. This obligation will survive the merger and will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors, officers or employees arising out of such acts or omissions.

For a period of six years after the effective time, the surviving corporation must cause to be maintained in effect the current policies of directors’ and officers’ liability insurance, employment practice insurance and fiduciary liability insurance maintained by us or our subsidiaries with respect to matters arising on or before the effective time; provided that the surviving corporation is not required to pay annual premiums in excess of 300% of the last annual premium paid by us prior to the date of the Merger Agreement, but in such case the surviving corporation must purchase as much coverage as can be obtained for such amount. The obligations described above will survive the merger and are in addition to other rights of the indemnified party.

Agreement to Use Commercially Reasonable Efforts

Subject to the terms and conditions of the Merger Agreement, each of the parties has agreed to use its commercially reasonable efforts to complete the merger, including obtaining all necessary approvals and consents from governmental entities or third parties, defending any lawsuit challenging the merger, and executing and delivering any additional instruments necessary to consummate the merger. However, we are not required to pay and cannot (without prior written consent of Parent) pay any material fee, penalty, or other consideration to any landlord or other third party to obtain any consent or approval required for the completion of the merger.

Additionally, subject to the terms and conditions of the Merger Agreement, RTS and Parent will (i) make their respective filings under the Hart-Scott-Rodino Act within 15 business days of the date of the Merger Agreement; (ii) use commercially reasonable efforts to cooperate in determining whether filings or consents are necessary to complete the merger and timely make such filings or seek such consents; (iii) promptly inform the other party upon receipt of any material communication from a governmental entity; and (iv) keep each other apprised of the status of matters relating to the merger.

Each of RTS and Parent have also agreed not to participate in any substantive discussion with a governmental entity in connection with the proposed transactions unless it notifies the other party and gives the other party the opportunity to participate in such discussion to the extent permitted by the governmental entity. Neither RTS nor Parent is permitted to extend any waiting period under the Hart-Scott-Rodino Act or enter into an agreement with a governmental entity relating to the merger without the prior written consent of the other party.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted or threatened to be instituted challenging the merger as violative of any antitrust, competition or trade regulation law, each of RTS and Parent will cooperate in all respects with each other and will use their commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

Financing Commitments; Cooperation of RTS

Parent and Merger Sub will use their commercially reasonable efforts to obtain the equity and debt financing necessary to consummate the merger, on the terms and conditions described in the equity commitment letter and debt commitment letter pursuant to which certain lenders have committed to provide the financing, including using their commercially reasonable efforts to:

•	negotiate definitive agreements with respect thereto on the terms and conditions contained in the financing commitments;

•	satisfy on a timely basis all conditions to obtaining the financing applicable to Parent and Merger Sub set forth in such definitive agreements that are within its control; and

•	comply with their obligations and enforce their rights under the executed debt commitment letter.

Parent shall give us prompt notice upon becoming aware of any material breach by any party of any of the financing commitments or any termination of the financing commitments. Parent must keep us reasonably informed of the status of its efforts to arrange the debt financing and must not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter, except as expressly permitted under the Merger Agreement. Parent must notify us immediately in the event that Parent becomes aware of any circumstance that makes procurement of any portion of the financing unlikely to occur in the manner or from the sources contemplated in the financing commitments, and Parent and Merger Sub must use their respective commercially reasonable efforts to arrange any such portion from alternative sources on terms and conditions, taken as a whole, no less favorable to Parent or Merger Sub.

We have agreed to use commercially reasonable efforts to, and have agreed to cause our affiliates to provide such reasonable cooperation as may be reasonably requested by Parent in connection with obtaining the financing contemplated by the debt commitment letter, including to:

•	participate in a reasonable number of meetings, presentations, “road shows”, drafting and due diligence sessions, and sessions with rating agencies;

•	assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the financing contemplated by the financing commitments; provided that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the surviving corporation and/or its affiliates as the obligor;

•	use commercially reasonable efforts to cause our independent accountants to provide assistance and cooperation to Parent (including participating in a reasonable number of drafting sessions and due diligence sessions);

•	execute and deliver any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions and documents as may be reasonably requested by Parent (including certificates of the chief financial officer or any of the Company’s affiliates with respect to financing matters) or otherwise facilitating the pledging of collateral as may be reasonably requested by Parent; provided that any obligations contained in such documents shall be effective no earlier than as of the effective time,

•	furnish Parent and Merger Sub and their financing sources as promptly as practicable with such financial and other pertinent information as may be reasonably requested by Parent, including all financial statements and financial data of the type and form, and for the periods, customarily included in private placements under Rule 144A of the Securities Act to consummate the offering debt securities contemplated by the debt commitment letter;

•	obtain accountants’ comfort letters, accountants’ consents, legal opinions, surveys and title insurance as reasonably requested by Parent.

•	take all actions reasonably necessary to (i) permit the lenders under the debt commitment letter to evaluate the Company’s and its affiliates’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (ii) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements will not become active or take effect until the effective time;

•	enter into one or more credit or other agreements on terms reasonably satisfactory to Parent in connection with the financing contemplated by the debt commitment letter; provided that neither the Company nor any of its affiliates shall be required to enter into any agreement that is not contingent upon the closing (including the entry into any purchase agreement); and

•	take all corporate actions, subject to the occurrence of the effective time, reasonably requested by Parent to permit the consummation of the financing contemplated by the debt commitment letter and the direct borrowing or incurrence of all of the proceeds of the financing contemplated by the debt commitment letter.

We will not be required to pay any commitment or similar fee or incur any other liability in connection with the financing contemplated by the financing commitments prior to the effective time, and Parent and Merger Sub will indemnify and hold us harmless from and against any liability that we suffer or incur in connection with the arrangement of the financing contemplated by the financing commitments and any information utilized in connection with the financing.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction (or waiver by all parties) at or prior to the effective time of the following conditions:

•	the approval of the Merger Agreement by our shareholders;

•	no law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the merger has been entered and is in effect;

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act; and

•	any other approvals required for the consummation, as of the effective time, of the merger, other than approvals consents or waivers the failure to obtain which would not (i) reasonably be expected, individually or in the aggregate, to have an adverse effect equal to or greater than 2.5% of our revenues, EBITDA or assets taken as a whole, or (ii) give rise to a violation of criminal law.

Our obligation to effect the merger is further subject to the fulfillment of the following conditions:

•	the representations and warranties of Parent and Merger Sub must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date, disregarding for these purposes any materiality or Parent material adverse effect qualifications, except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent material adverse effect; provided that representations or warranties that are made as of a particular date or period need be true and correct only as of that date or period;

•	Parent must have in all material respects performed all obligations and complied with all the agreements required by the Merger Agreement to be performed or complied with by it prior to the effective time;

•	Parent must have delivered to us a certificate with respect to the satisfaction of the conditions relating to its representations and warranties and obligations; and

•	substantially contemporaneous with the effective time of the merger, Parent must have caused to be deposited with the paying agent cash in an aggregate amount sufficient to pay the merger consideration and other amounts payable pursuant to the Merger Agreement.

The obligation of Parent to effect the merger is further subject to the fulfillment of the following conditions:

•	(i) our representations and warranties (other than our representations and warranties concerning our capitalization, the corporate authority to enter into and consummate the transactions contemplated by Merger Agreement, the validity and binding effect of the Merger Agreement, the Merger being fair and in the best interest of our shareholders, submission of the Merger Agreement to shareholders for approval and recommend the shareholders approve the Merger Agreement, the “Unqualified Representation”) must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date, disregarding for these purposes any materiality or Company material adverse effect qualifications therein, except for such failures to be true and correct as would not have, individually or in the aggregate, a Company material adverse effect, (ii) the Unqualified Representations must be true and correct in all respects at and as of the date of the Merger Agreement and as of the closing date; provided that, with respect to (i) and (ii) above, representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period;

•	we must have in all material respects performed all obligations and complied with all the agreements required by the Merger Agreement to be performed or complied with by us prior to the effective time;

•	we have delivered to Parent certificates (i) with respect to the satisfaction of the conditions relating to our representations and warranties and obligations and (ii) in form and substance reasonably satisfactory to Parent regarding any facts that would exempt the transactions contemplated by the Merger Agreement from withholding under Section 1445 of the Internal Revenue Code;

•	since the date of the Merger Agreement, no change, circumstance or effect shall have occurred that has or would reasonably be expected to have a Company material adverse effect;

•	the aggregate amount of dissenting shares will be less than 5% of the total outstanding shares immediately prior to the effective time; and

•	certain required third party consents will have been obtained as of the effective time; and

•	our representation and warranty regarding disclosure of material information must be true and correct in all respects as of the date of the Merger agreement and as of the closing date.

Neither RTS nor Parent may rely, either as a basis for not consummating the merger or for terminating the Merger Agreement and abandoning the merger, on the failure of any condition to be satisfied if such failure was caused by such party’s breach of any provision of the Merger Agreement or failure to use its commercially reasonable efforts to consummate the merger and the other transactions contemplated by the Merger Agreement.

Termination

The Merger Agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained (unless specified otherwise), as follows:

•	by the mutual written consent of RTS and Parent;

•	by either RTS or Parent if:

•	the merger has not been consummated on or before April 21, 2008; provided that the failure to consummate the merger on or before such date cannot be the result of or caused by the failure, by the party seeking to terminate the merger, to perform any of its covenants or agreements in the

Merger Agreement; provided, however, that if the marketing period has commenced, but not ended, on or before April 21, 2008, the April 21, 2008 date for consummation of the merger shall automatically be extended through the earlier of (i) the final day of the marketing period or (ii) the tenth business day after April 21, 2008; provided, further, that if Parent shall not have obtained the financing by April 21, 2008 (as such date may be extended pursuant to the clause above) and the mutual conditions and conditions to the obligation of Parent to close are satisfied, notwithstanding the satisfaction of such conditions, Parent will have the right to terminate the Merger Agreement, based on the failure to consummate the merger by April 21, 2008 (or as such date may be extended pursuant to the clauses above), but only if Holdings pays the Parent termination fee to us (and such termination shall not constitute a breach of Parent’s obligation to close);

•	an injunction, order, decree or ruling has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and non-appealable; provided that the party seeking to terminate must have used its commercially reasonable efforts to remove such injunction, order, decree or ruling; provided further, that this right shall not be available to a party if the issuance of such final non-appealable order, decree or ruling or the failure to remove such order decree or ruling was primarily due to the failure of such party to perform its obligations under the Merger Agreement; or

•	the company meeting (including any adjournments thereof) is concluded and the shareholder approval contemplated by the Merger Agreement was not obtained.

•	by RTS if:

•	Parent breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of conditions to the obligations of the Company to close the merger relating to representations, warranties, or agreements of Parent, which cannot be cured by April 21, 2008; provided that RTS is not then in material breach of the Merger Agreement;

•	prior to obtaining shareholder approval, (i) the special committee or the board of directors has concluded in good faith, after consultation with legal counsel and the special committee’s financial advisor, that, in light of a superior proposal, failure to terminate the Merger Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders (other than the Rollover Investors) under applicable law, (ii) the Company has complied in all material respects with the requirements regarding non-solicitation of alternative proposals and a change of recommendation, and (iii) concurrent with such termination, the Company enters into a definitive agreement with respect to such superior proposal; or

•	Parent does not give effect to a closing within five business days after notice by RTS to Parent that the mutual conditions and the conditions to Parent closing the merger are satisfied and Parent fails to effect the Merger within three business days following the final day of the marketing period; provided, that at the time of such notice and at the time of such termination, the mutual conditions and the conditions to Parent closing the merger shall in fact be and shall remain satisfied; provided, further, that RTS will have no right to terminate the Merger Agreement if at the time of such termination, there exists a breach of any representation, warranty or covenant by RTS that would result in a failure to satisfy the closing conditions regarding RTS’s representation and warranties and performance of its obligations and agreements required by the Merger Agreement.

by Parent if:

•	RTS, or any of its subsidiaries or representatives has failed to comply in any material respects with the requirements regarding non-solicitation of alternative proposals or a change of recommendation with respect to the Merger Agreement or the board of directors or special committee shall have resolved to do so;

•	RTS has breached or failed to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the obligation of Parent to close the merger and it cannot be cured by April 21, 2008; provided that Parent is not then in material breach of the Merger Agreement; or

•	the RTS board of directors has effected a change of recommendation with respect to the Merger Agreement or RTS has failed to include in its proxy statement the board of directors recommendation that RTS’s shareholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

In the event of termination of the Merger Agreement based on the foregoing provisions, the Merger Agreement will terminate (except for the confidentiality agreement, the provisions concerning payment of termination fees and certain miscellaneous provisions), and there will be no other liability on the part of us or Parent to the other except for any liability arising out of fraud or an intentional breach of the Merger Agreement or as provided for in the confidentiality agreement, or any liability for termination fees, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity and may seek to prove additional damages, in each case subject to the limitations set forth in the Merger Agreement.

Termination Fees and Expenses

Payable by RTS

Under the Merger Agreement, we are required to pay to Holdings a $25,000,000 termination fee in cash if the Merger Agreement is terminated as follows:

•	if (i) prior to the termination of the Merger Agreement, any alternative proposal (substituting 50% for the 10% threshold set forth in the definition of alternative proposal) which could or could reasonably be expected to result in a transaction as favorable or more favorable to shareholders (other than the Rollover Investors) than the transaction provided in the Merger Agreement at such time as the bona fide intention of any person to make an alternative proposal is publicly proposed or publicly disclosed or otherwise made known to us prior to the time of such termination; (ii) the Merger Agreement is terminated (A) by Parent or RTS if the effective time has not occurred by April 21, 2008 or because shareholder approval was not obtained at the special meeting, or (B) the Merger Agreement is terminated by Parent because RTS, or any of its subsidiaries or representatives has failed to comply in any material respects with the requirements regarding non-solicitation of alternative proposals and a change of recommendation with respect to the Merger Agreement or the board of directors or special committee shall have resolved to do so, or RTS has breached or failed to perform any material agreements that would result in the failure of a closing condition and could not be cured by April 21, 2008; and (iii) concurrently with or within nine months after such termination, any definitive agreement providing for an alternative acquisition transaction has been entered into; provided that we will not be required to pay a termination fee if Holdings has previously paid a termination fee to us in connection with a failure to close the merger by April 21, 2008;

•	if prior to obtaining shareholder approval, we terminate the Merger Agreement because the board of directors or special committee concludes it must withdraw or change its recommendation of the Merger Agreement in light of a superior proposal, in accordance with its fiduciary obligations under law, and concurrently with such termination we enter into a definitive agreement with respect to such superior proposal; or

•	if Parent terminates the Merger Agreement because RTS’s board of directors shall have effected a change of recommendation with respect to the Merger Agreement or RTS fails to include in its proxy statement the board of directors recommendation that RTS’s shareholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

Under the Merger Agreement, we are required to reimburse Holdings for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Merger Sub in connection with the Merger Agreement (not to exceed $3,000,000 in cash), if the Merger Agreement is terminated as follows:

•	if Parent terminates the Merger Agreement because (x) RTS, or any of its subsidiaries or representatives has failed to comply in any material respects with the requirements regarding non-solicitation of alternative proposals and a change of recommendation with respect to the Merger Agreement or the board of directors or special committee shall have resolved to do so or (y) RTS has breached or failed to perform any material agreements that would result in the failure of a closing condition or could not be cured by April 21, 2008;

•	if Parent terminates the Merger Agreement because RTS’s board of directors shall have effected a change of recommendation with respect to the Merger Agreement or RTS fails to include in its proxy statement the board of directors recommendation that RTS’s shareholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	if prior to obtaining shareholder approval we terminate the Merger Agreement because the board of directors or special committee concludes it must withdraw or change its recommendation of the Merger Agreement in light of a superior proposal, in accordance with its fiduciary obligations under law, and concurrently with such termination we enter into a definitive agreement with respect to such superior proposal; or

•	if either we or Parent terminate the Merger Agreement because after the special meeting (including any adjournments or postponements thereof) RTS’s shareholders have not approved the Merger Agreement.

Upon payment of the termination fee or expense reimbursement amounts, as applicable, we will have no further liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to Parent or its shareholders except for liability arising out of fraud or intentional breach of the Merger Agreement. In no event will we be required to pay the termination fee or expense reimbursement fees on more than one occasion.

Payable by Holdings

Under the Merger Agreement, Holdings is required to pay us a $25,000,000 termination fee in cash, and reimburse us for our documented out-of-pocket fees and expenses reasonably incurred in connection with the Merger Agreement (not to exceed $3,000,000 in cash), if the Merger Agreement is terminated as follows:

•	if either we or Parent terminate the Merger Agreement because the mutual conditions to closing of the merger and the conditions to Parent closing the merger would have been satisfied had the closing been scheduled on April 21, 2008 (as such date may be extended by the Marketing Period) and the merger has not occurred on or before such date;

•	if we terminate because Parent breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to our closing of the merger which cannot be cured by April 21, 2008; provided that RTS is not then in material breach of the Merger Agreement;

•	if we terminate because Parent does not give effect to the closing of the merger within five business days after we notify Parent that the mutual conditions to closing and Parent’s conditions to closing of the merger have been satisfied and Parent fails to effect the merger within three business days following the final day of the Marketing Period, and we are not in breach of any of our representations, warranties or covenants.

We have agreed that (other than in the case of an intentional breach of the Merger Agreement or fraud) our right to receive payment of a termination fee and expense reimbursement fees from Parent pursuant to the terms of the Merger Agreement will be the sole and exclusive remedy available to us, our affiliates and our subsidiaries against Parent, Merger Sub and any of their respective former, current, and future direct or indirect equity holders, controlling persons, general or limited partners, shareholders, managers, members, directors, officers, affiliates, employees, agents or assignees in the event that we have incurred any losses or damages, or suffered any harm, if Parent and Merger Sub fail to effect the closing or otherwise are in breach of the Merger Agreement and upon payment of the termination fee and expense reimbursement fees, none of Parent, Merger Sub, or any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, affiliates, controlling persons, employees, agents or assignees will have any further monetary liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement under any theory for any reason (except for fraud or an intentional breach of the Merger Agreement). In the case of fraud or any intentional breach of the Merger Agreement, we shall be entitled to all rights and remedies available at law or in equity solely with respect to the recovery of monetary damages, provided that in no event shall we seek to prove or recover damages that, together with any Parent termination fee and Parent reimbursement received by us, exceed $40,000,000.

The Company and Parent agreed that in the event either party takes or fails to take any action or to perform any of its obligations under the Merger Agreement or any related document based on a good faith determination, with a reasonable basis, that such action, inaction or non-performance is consistent with the terms of the Merger Agreement or other related document, and it is ultimately determined that such action, inaction or non-performance was not consistent with the terms of the Merger Agreement or of such other related document, then the resulting breach by such party shall not constitute an intentional breach or fraud for purposes of the Merger Agreement.

Amendment and Waiver

Any provision of the Merger Agreement may be amended or waived at any time prior to the closing date of the merger, whether before or after the approval of the Merger Agreement by our shareholders, if such amendment or waiver is in writing and signed, in the case of an amendment by RTS, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is effective. However, after the Merger Agreement has been approved by our shareholders, there will be no amendment or waiver that by law would require the further approval of our shareholders without such approval having been obtained.

Specific Performance

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. We are not entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Florida law and is qualified in its entirety by reference to Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (“FBCA”), which are reproduced in full in Annex C attached to this proxy statement. We urge each shareholder to carefully review Annex C if it wishes to assert appraisal rights with respect to the merger and, if such shareholder deems appropriate, consult their legal advisor. Failure to comply fully with the statutory procedures in Annex C could result in a loss, termination or waiver of appraisal rights.

We have concluded that our shareholders are entitled to assert appraisal rights under the FBCA in the event of the consummation of the merger. If the merger is consummated, holders of our common stock asserting appraisal rights who follow the procedures specified in Sections 607.1301 through 607.1333 of the FBCA within the required time periods will be entitled to obtain payment in cash of the fair value of their shares of our common stock as determined pursuant to such Sections of the FBCA in lieu of the consideration that such shareholders would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Sections 607.1301 through 607.1333 of the FBCA, which set forth the procedures for asserting and perfecting statutory appraisal rights. Failure to follow the procedures set forth in Sections 607.1301 through 607.1333 of the FBCA precisely could result in the loss, termination or waiver of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 607.1320 of the FBCA. A shareholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Shareholders who desire to exercise their appraisal rights must:

•	deliver to us, before the shareholders vote on the approval of the Merger Agreement is taken at the special meeting, written notice of intent to demand payment if the merger is effectuated; and

•	not vote, or cause or permit to be voted, any of their shares of our common stock “FOR” the approval of the Merger Agreement.

The written notice of intent to demand payment must be in addition and separate from any proxy or vote. Any proxy or vote against the approval of the Merger Agreement will not alone constitute a written notice of intent to demand payment of the fair value of shares pursuant to Sections 607.1301 through 607.1333 of the FBCA. Further, if the shareholder signs, dates and mails the proxy card without indication how it wishes to vote such shareholder’s proxy will be voted “FOR” approval of the Merger Agreement in accordance with the recommendation of the board of directors and such shareholder would thereby lose the right to assert appraisal rights.

A written notice of intent to demand payment of the fair value of shares must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the written notice must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the written notice must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the written notice for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in delivering the written notice, he is acting as agent for the record owner or owners. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, may assert appraisal rights as to shares held on behalf of the shareholder only if such shareholder submits to us the record shareholder’s written consent to the assertion of such rights in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A shareholder who desires to deliver to us a written notice of intent to demand payment of the fair value of shares pursuant to Sections 607.1301 through 607.1333 of the FBCA should mail or deliver the required written notice to us at our address at 2234 Colonial Boulevard, Ft. Myers, Florida 33907, Attention: Chief

Financial Officer. The written notice should specify the shareholder’s name and mailing address, and that the shareholder is asserting appraisal rights and demanding payment of the fair value of his shares of our common stock pursuant to Sections 607.1301 through 607.1333 of the FBCA. Within ten days after the effective time of the merger, we must provide a written appraisal notice and form to all record shareholders who have timely complied with the written notice requirement of Section 607.1321 of the FBCA and have not voted, or caused or permitted to be voted, any of their shares of our common stock for the approval of the Merger Agreement. The written appraisal notice must be accompanied by certain financial statements of RTS for the fiscal year ended not more than 15 months prior to the appraisal notice and the latest available interim financial statements, if any, and a copy of Sections 607.1301 through 607.1333 of the FBCA. The form accompanying the appraisal notice will require the shareholder to state: the shareholder’s name and address; the number, classes, and series of shares as to which the shareholder asserts appraisal rights; that the shareholder did not vote for the transaction; whether the shareholder accepts our offer to pay our estimate of fair value of such shareholder’s shares as stated in the appraisal notice; and if our offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

Our written appraisal notice will state:

•	where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the form must be received by us as described below;

•	a date by which we must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by us by such specified date;

•	our estimate of the fair value of the shares and an offer to each shareholder who is entitled to appraisal rights to be paid our estimate of fair value;

•	that, if requested in writing, we will provide to the shareholder so requesting, within ten days after the date the form must be received by us, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

•	the date by which the notice to withdraw under Section 607.1323 of the FBCA must be received, which date must be within 20 days after the date the form must be received by us.

If a shareholder who wishes to exercise appraisal rights does not execute and return the form accompanying the appraisal notice to us (and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of, and by the date specified in, the appraisal notice) as described above, such shareholder will not be entitled to receive payment of the fair value of his shares pursuant to Sections 607.1301 through 607.1333 of the FBCA. Once a shareholder returns the executed appraisal form with his stock certificates, that shareholder loses all rights as a holder of RTS common stock unless he withdraws from the appraisal process pursuant to Section 607.1323 of the FBCA. A shareholder who has duly executed and returned the appraisal form to us with his stock certificates may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process pursuant to Section 607.1323 of the FBCA by so notifying us in writing by the date set forth in the appraisal notice as the due date for notices of withdrawal. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without our written consent.

If the shareholder states on the appraisal form that he accepts our offer to pay our estimated fair value for his shares of our common stock, we will make such payment to the shareholder within 90 days after we receive the duly executed appraisal form from the shareholder. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares.

A shareholder who is dissatisfied with our offer as set forth in the appraisal notice must notify us on the appraisal form of that shareholder’s estimate of the fair value of his shares of our common stock and demand payment of that estimate plus interest. A shareholder who fails to notify us in writing of his demand to be paid his stated estimate of the fair value plus interest within the timeframe stated in the appraisal notice will have waived his right to demand payment and will be entitled only to the payment offered by us.

If a shareholder makes demand for payment as described in the immediately preceding paragraph which remains unsettled and we do not commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest, any shareholder who has made such a demand for payment may commence such a proceeding in the name of RTS. All shareholders whose demands remain unsettled will be made parties to the proceeding and we must serve a copy of the initial pleading upon each shareholder party. Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

Shareholders considering asserting appraisal rights should note that the fair value of their shares determined under Sections 607.1301 through 607.1333 of the FBCA could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not assert appraisal rights. The court in an appraisal proceeding will determine all costs of the proceeding, including the compensation and expenses of appraisers appointed by the court. The court additionally will assess the costs against us, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith. The court in an appraisal proceeding may also assess the expenses of counsel and experts for the respective parties , in amounts the court finds equitable: (i) against us and in favor of any or all shareholders demanding appraisal if the court finds that we did not substantially comply with Sections 607.1320 and 607.1322 of the FBCA, or (ii) against either us or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “Special Factors — Material United States Federal Income Tax Consequences of the Merger” on page 55.

Any shareholder who has duly demanded appraisal in compliance with Sections 607.1301 through 607.1333 of the FBCA will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to shareholders of record at a date prior to the effective time of the merger.

Failure by any shareholder to comply fully with the procedures of Sections 607.1301 through 607.1333 of the FBCA (as reproduced in Annex C to this proxy statement) may result in loss, termination or waiver of such shareholder’s appraisal rights. In view of the complexity of Sections 607.1301 through 607.1333 of the FBCA, our shareholders who may desire to assert appraisal rights should, if they deem appropriate, consult their legal advisors.

INFORMATION ABOUT RTS

The following information is provided about RTS or included in a referenced Annex to this proxy statement.

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to RTS. The financial data has been derived from the audited consolidated financial statements filed and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2006 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. This financial data should be read in conjunction with the financial statements and the related notes contained in our Form 10-K and Form 10-Q, in Annex E and Annex F, respectively, of this proxy statement. The following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

						Nine Months
	Year Ended December 31,					Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands, except per share amounts):

Consolidated Statements of Income Data:
Revenues:
Net patient service revenue	$106,252	$131,147	$163,719	$217,590	$284,067	$208,242	$282,571
Other revenue	4,868	7,533	7,654	9,660	9,915	7,812	6,922

Total Revenues	111,120	138,680	171,373	227,250	293,982	216,054	289,493
Expenses:
Salaries and benefits	57,248	72,146	87,059	116,300	147,697	107,505	148,780
Medical Supplies	2,312	2,226	3,608	5,678	7,569	5,736	9,036
Facility rent expenses	3,744	4,656	5,347	7,720	9,432	6,824	9,814
Other operating expenses	7,194	8,690	7,561	9,748	12,761	9,227	13,164
General and administrative expenses	10,475	16,400	19,671	23,538	30,209	22,341	30,548
Depreciation and amortization	4,283	5,202	6,860	10,837	16,967	12,136	17,576
Provision for doubtful accounts	3,365	3,375	5,852	6,792	9,425	7,198	8,215
Interest expense, net	2,615	2,053	3,435	5,290	10,036	6,751	12,085
Impairment loss	—	284	—	1,226	—	—	—

Total Expenses	91,236	115,032	139,393	187,129	244,096	177,718	249,218
Income before minority interests	19,884	23,648	31,980	40,121	49,886	38,336	40,275
Minority interests in net losses (earnings) of consolidated entities	23	(7)	55	480	(580)	(744)	(1,005)

Income before cumulative effect of change in accounting principle and income taxes	19,907	23,641	32,035	40,601	49,306	37,592	39,270
Cumulative effect of change in accounting principle	(963)	—	—	—	—	—	—

						Nine Months
	Year Ended December 31,					Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands, except per share amounts):

Income before income taxes	18,944	23,641	32,035	40,601	49,306	37,592	39,270
Income tax expense	—	—	22,847	15,631	18,983	14,473	15,119

Net income	$18,944	$23,641	$9,188	$24,970	$30,323	$23,119	$24,151

Earnings per common share
Basic	$1.14	$1.39	$0.45	$1.10	$1.31	$1.00	$1.03

Diluted	$1.04	$1.28	$0.44	$1.05	$1.26	$0.97	$1.00

Pro forma income data:
Income before provision for income taxes, as reported	$18,944	$23,641	$32,035

Pro forma provision for income taxes(1)	7,966	9,456	12,814

Pro forma net income	$10,978	$14,185	$19,221

Pro forma earnings per common shares(1)
Basic	$0.66	$0.84	$0.95

Diluted	$0.60	$0.77	$0.91

Weighted average common shares outstanding
Basic	16,653,542	16,974,471	20,292,117	22,725,819	23,137,966	23,100,425	23,489,012

Diluted	18,265,182	18,470,880	21,031,968	23,703,653	23,993,341	23,957,564	24,171,960

Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,294	$2,606	$5,019	$8,980	$15,413	$12,672	$12,409
Total Assets	102,783	128,036	168,177	263,345	399,094	327,139	533,454
Total debt	51,342	59,811	66,103	123,463	205,244	150,426	299,767
Total shareholders’ equity	37,208	49,578	66,321	95,383	134,808	123,876	163,399

(1)	Reflects combined federal and state income taxes on a pro forma basis, as if we had been taxed as a C Corporation. See the consolidated statements of income and comprehensive income and note 18 “Pro forma disclosure” of the notes to the consolidated financial statements in our Form 10-K provided in Annex E.

Net Book Value Per Share of RTS Common Stock

The net book value per diluted share of RTS common stock as of September 30, 2007 was $6.76. This number was computed by dividing Shareholders’ equity at the end of such period by the weighted average number of shares of common stock plus the weighted average dilutive effect of interests in stock options and restricted stock units for the period then ended.

Financial Statements

Our audited condensed consolidated financial statements as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 and the related notes thereto filed as part of our Annual

Report on Form 10-K are included in our Annual Report provided in Annex E to this proxy statement. Our unaudited condensed consolidated financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and the related notes thereto filed as part of our Quarterly Report on Form 10-Q are included in our Quarterly Report provided in Annex F to this proxy statement.

Management’s Discussion and Analysis of Financial Condition and Results ofOperations

Our management’s discussion and analysis of financial condition and results of operation is included in our Form 10-K for the years ended December 31, 2004, 2005 and 2006 and in our Form 10-Q for the nine months ended September 30, 2007 as part of Annex E and Annex F, respectively.

Quantitative and Qualitative Disclosure About Market Risk

Our quantitative and qualitative disclosure about market risk is included in our Form 10-Q provided in Annex F.

Business

A description of our business is set forth in our Form 10-K included in Annex E.

Properties

A discussion of our properties is set forth in our Form 10-K included in Annex E.

Legal Proceedings

A discussion of our legal proceedings other than the litigation described elsewhere herein is included in our Form 10-Q included in Annex F.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “RTSX.” The following table sets forth the high and low sale prices for our common stock for each of the quarterly periods presented:

	High	Low

2005
First Quarter	$19.84	$14.31
Second Quarter	$27.46	$19.05
Third Quarter	$31.86	$25.08
Fourth Quarter	$38.93	$28.09
2006
First Quarter	$35.03	$22.84
Second Quarter	$30.13	$23.00
Third Quarter	$31.98	$26.17
Fourth Quarter	$34.47	$28.83
2007
First Quarter	$32.89	$28.77
Second Quarter	$30.94	$25.50
Third Quarter	$31.01	$20.58
Fourth Quarter	$31.34	$20.89

On October 19, 2007, which was the last trading day before we announced the merger, the closing sales price for our common stock on the NASDAQ Global Select Market was $21.56 per share. On January 9, 2008, the last trading day before the record date of this proxy statement, the closing price of our common stock on NASDAQ was $29.24. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. As of January 10, 2008, there were 23,704,917 shares of our common stock held by approximately 2,800 beneficial owners and 56 holders of record as reported by our transfer agent.

We have not declared or paid dividends on our common stock since becoming a public company in June 2004. We intend to retain future earnings to finance the growth and development of our business and, accordingly, do not currently intend to declare or pay any dividends on our common stock. Our board of directors will evaluate our future earnings, results of operations, financial condition and capital requirements in determining whether to declare or pay cash dividends. In addition, our credit facilities impose restrictions on our ability to pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of our common stock beneficially owned as of January 10, 2008 (unless otherwise indicated), by:

•	each person who is known to us to be the beneficial owner of more than five percent of our common stock;

•	each director;

•	our chief executive officer at the end of our last completed fiscal year and our four most highly compensated executive officers who were serving as executive officers at the end of our last completed fiscal year; and

•	all current directors and executive officers as a group.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The business address of each individual listed below is c/o Radiation Therapy Services, Inc. 2234 Colonial Boulevard, Ft. Myers, Florida 33907. The beneficial ownership percentages reflected in the table below are based on 23,704,917 shares of our common stock outstanding as of January 10, 2008:

Name of Beneficial Owners	Position	Number of Shares	Percent

Howard M. Sheridan, M.D.(1)	Chairman of the Board of Directors	2,261,159	9.3%
Daniel E. Dosoretz, M.D.(2)	Chief Executive Officer, President and Director	3,897,027	16.0
James H. Rubenstein, M.D.(3)	Secretary, Medical Director and Director	2,624,745	10.8
Michael J. Katin, M.D.(4)	Director	1,028,209	4.2
Herbert F. Dorsett(5)	Director	200	*
Ronald E. Inge(6)	Director	5,000	*
Leo Doerr	Director	2,500	*
Solomon Agin	Director	120	*
Janet Watermeier	Director	—	—
David N. T. Watson(7)	Chief Financial Officer	14,711	*
Joseph Biscardi	Chief Accounting Officer	—	—
All directors and executive officers as a group (10 persons)		9,833,671	40.5%

*	Less than 1.0% of the outstanding common stock.

(1)	Represents 1,105,579 held in an irrevocable trust with Dr. Sheridan as a trustee; 50,000 shares held by Dr. Sheridan individually, and 1,105,580 shares which Dr. Sheridan’s wife has sole voting and investment power as a trustee of a revocable living trust.

(2)	Represents 1,779,811 share held in a revocable living trust with Dr. Dosoretz as a trustee; 770,772 shares held in a revocable living trust with Dr. Dosoretz’s wife as a trustee; 943,367 shares held in a 2007 Grantor Retained Annuity Trust established by Dr. Dosoretz’s wife; 403,077 shares able to be acquired from stock options currently exercisable. Dr. Dosoretz’s wife has sole voting and investment power with respect to the shares held in trust by his wife.

(3)	Represents 512,797 shares held in a revocable living trust with Dr. Rubenstein as trustee; 512,798 held in a Grantor retained annuity trust established by Dr. Rubenstein; 200,000 shares subject to stock option grants to Dr. Rubenstein currently exercisable; 1,399,150 shares held in several separate Grantor Retained Annuity Trusts established by Dr. Rubenstein’s wife. Dr. Rubenstein’s wife has voting and investment power with respect to the shares in the trusts she established.

(4)	Represents 1,028,209 shares held by Dr. Katin, and excludes 133,792 shares held by Dr. Katin’s adult children.

(5)	Represents 200 shares held by Herbert F. Dorsett Trust and which his wife has shared voting and investment power.

(6)	Shares held by Mr. Inge, as trustee of the Ronald Inge Revocable Living Trust.

(7)	Represents restricted shares granted to Mr. Watson in connection with his employment with the Company that will be vested in connection with the proposed merger.

As a result of the Support and Voting Agreements entered into among the Rollover Investors, Parent and Holdings, the Rollover Investors, Holdings, Parent, Merger Sub and Vestar Fund and its controlling persons may constitute a “group” for purposes of 13d-5 under the Exchange Act with respect to their beneficial ownership of the common stock. Pursuant to the irrevocable proxies generated by the Rollover Investors, Holding’s shares beneficial ownership of the right to vote 9,825,851 shares of our common stock, including 603,077 shares issuable upon the exercise of stock options currently exercisable.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, we are sending only one copy of this proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request (i) via e-mail to RTS’s website: www.rtsx.com under the heading Investor Relations; (ii) in writing to RTS, Attention: Investor Relations at 2234 Colonial Boulevard, Ft. Myers Florida 33907; or (iii) telephonically to (239) 931-7275. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings. Any shareholder who intends to present a proposal at the 2008 annual meeting of shareholders is required to deliver that proposal to RTS at its principal executive offices not later than December 1, 2007 in order to have that proposal included in RTS’s proxy statement and form of proxy for that meeting. RTS is not required to include in its proxy statement or form of proxy a shareholder proposal that is received after December 1, 2007 or that otherwise failed to meet requirements for shareholder proposals established by regulations of the SEC.

As to any proposal that a shareholder intends to present to shareholders other than by inclusion in RTS’s proxy statement for the 2008 annual meeting of shareholders, the proxies named in RTS’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless RTS received notice of the matter to be proposed not later than January 30, 2008. Even if proper notice was received on or prior to January 30, 2008, the proxies named in RTS’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders, in the proxy statement, of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(1) under the Exchange Act.

Any shareholder who wishes to submit an individual for consideration for nomination as a director may do so by writing to our corporate secretary at 2234 Colonial Boulevard, Ft. Myers, Florida 33907. Submissions must include your name and address, the number of shares of RTS common stock you own, the name, age, business and residence addresses, and principal occupation of the individual and a written statement of the individual that he or she is willing to be considered and is willing to serve as a director if nominated and elected. You must also include a description of any relationship, arrangement and understanding between you and the individual, and any relationship known to you between the individual and any supplier or competitor of RTS. The corporate secretary will review submissions for completeness and forward complete submissions to the nominating committee of the board of directors.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made to grant unaffiliated shareholders access to the corporate files of RTS, any other party to the proposed merger or any of their respective affiliates or to obtain counsel or appraisal services at the expense of RTS or any other such party or affiliate.

FINANCIAL FORECAST

We do not as a matter of course make public forecasts as to future financial performance other than periodic earnings guidance. However, certain financial forecasts prepared by senior management in connection with the process described in “SPECIAL FACTORS — Background of the Merger” were made available to the special committee, Morgan Joseph, Wachovia Securities, Vestar Capital Partners and other bidders. The two forecasts, prepared in June, 2007 and August 2007, respectively are referred to below as the “Original Forecast” and the “Revised Forecast.” The forecasts were developed from historical financial statements and do not give effect to any changes or expenses or corporate borrowings as a result of the merger or any other effects of the merger.

The forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, RTS management. Our independent registered certified public accounting firm, Ernst & Young has neither examined nor compiled this prospective financial information and, accordingly, Ernst & Young does not express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young included in our Form 10-K as Annex E to this proxy statement relates to our historical financial statement information. It does not extend to the prospective financial information and should not be read to do so. In addition, Wachovia Securities, Morgan Joseph and Vestar Capital Partners did not prepare the included forecasts and have no responsibility therefor. While these forecasts were also provided to Vestar Capital Partners, some of the assumptions underlying the forecasts may have been changed by Vestar Capital Partners for purposes of its analyses.

The following table sets forth a summary of the Revised Forecast used by the special committee for purposes of considering and evaluating the merger:

	Revised Forecast
	Fiscal Years Ending December 31,
	2007	2008	2009	2010	2011	2012

Income Statement
Total Revenue	$405,050	$491,691	$555,411	$622,632	$678,669	$726,176
Total Direct Expenses	186,105	224,743	252,194	282,956	308,422	330,011

Gross Profit	218,945	266,948	303,217	339,676	370,247	396,165
Total Operating Expenses (excl D&A)	72,995	85,596	93,533	101,538	110,676	118,424

Consolidated EBITDA	145,950	181,352	209,684	238,138	259,571	277,741
G&A	43,236	54,739	58,512	62,496	68,121	72,890

EBITDA	102,714	126,613	151,172	175,642	191,450	204,851
D&A	25,160	35,518	41,235	46,913	51,136	54,715

EBIT	77,554	91,095	109,937	128,729	140,314	150,136
Interest Expense, Net	17,366	21,133	21,252	19,897	16,197	11,260
Minority Interest Expense/(Income)	1,283	1,800	2,184	2,271	2,362	2,457

Earnings Before Income Taxes	58,905	68,162	86,501	106,561	121,755	136,419
Income taxes	22,679	26,242	33,303	41,026	46,876	52,522

Net Income	$36,226	$41,920	$53,198	$65,535	$74,879	$83,897

Diluted E.P.S	$1.50	$1.73	$2.18	$2.66	$3.02	$3.35
Capital Expenditures	$126,893	$83,649	$73,816	$70,899	$55,000	$60,000
Increase in Net Working Capital	$19,401	$13,912	$10,285	$10,751	$4,486	$8,289
Revenue per treatment	$729	$777	$787	$796	—	—
% growth		6.6%	1.3%	1.1%
# of treatment centers:
Acquired	3	4	4	4	3	3
Developed	4	9	5	4	0	0
Growth Rates and Margins
Annual Growth in Revenue	37.8%	21.4%	13.0%	12.1%	9.0%	7.0%
Gross Profit Margin	54.1%	54.3%	54.6%	54.6%	54.6%	54.6%
Consolidated EBITDA Margin	36.0%	36.9%	37.8%	38.2%	38.2%	38.2%
EBITDA Margin	25.4%	25.8%	27.2%	28.2%	28.2%	28.2%
EBIT Margin	19.1%	18.5%	19.8%	20.7%	20.7%	20.7%
Net Income Margin	8.9%	8.5%	9.6%	10.5%	11.0%	11.6%

The following table sets forth a summary of the Original Forecast:

	Original Forecast
	Fiscal Years Ending December 31,
	2007	2008	2009	2010

Income Statement
Total Revenue	$423,590	$543,019	$643,737	$727,963
Total Direct Expenses	191,399	242,382	285,436	322,136

Gross Profit	232,191	300,637	358,301	405,827
Total Operating Expenses (excl D&A)	76,922	94,437	105,325	114,198

Consolidated EBITDA	155,269	206,200	252,976	291,628
G&A	43,113	52,550	57,795	62,910

EBITDA	112,156	153,650	195,182	228,719
D&A	27,061	36,000	42,780	48,531

EBIT	85,096	117,650	152,402	180,188
Interest Expense, Net	18,893	24,071	25,203	22,975
Minority Interest Expense/(Income)	1,132	1,500	1,872	1,947

Earnings Before Income Taxes	65,070	92,079	125,326	155,265
Income taxes	25,052	35,451	48,251	59,777

Net Income	$40,018	$56,629	$77,076	$95,488

Diluted E.P.S	$1.66	$2.34	$3.16	$3.88
Capital Expenditures	$147.5	$123.4	$89.7	$89.7
Increase in Net Working Capital	$15,015	$17,643	$14,874	$12,384
Revenue per Treatment	$755	$781	$797	$810
% growth		3.6%	2.1%	1.6%
# of Treatment Centers
Acquired	5	7	7	7
Developed	5	14	1	1
Growth Rates and Margins
Annual Growth in Revenue	44.1%	28.2%	18.5%	13.1%
Gross Profit Margin	54.8%	55.4%	55.7%	55.7%
Consolidated EBITDA Margin	36.7%	38.0%	39.3%	40.1%
EBITDA Margin	26.5%	28.3%	30.3%	31.4%
EBIT Margin	20.1%	21.7%	23.7%	24.8%
Net Income Margin	9.4%	10.4%	12.0%	13.1%

The additional material changes in assumptions and other factors that led to the revisions to the Original Forecast were as follows:

•	RVUs per Unit materially lowered for a number of items to more closely align with values in Medicare fee schedule.

•	Shifted excess revenue into “Other” within each of the individual markets.

•	Revenue per treatment decreased from $755 to $729 in 2007 and from $781 to $777 in 2008.

•	Reduced overall treatment volume growth by approximately 1% to base assumption of 3% per year.

•	De novo centers open with fewer patients and ramp up more slowly.

•	Openings of new de novo centers spread over 2007-2010, with six centers pushed beyond 2008.

•	Corporate overhead of $43.2 million in 2007 (10.7% of revenue) and $54.7 million in 2008 (11.1% of revenue).

•	2007 maintenance/new machine capital expenditures increased by $22.4 million.

The foregoing Original Forecast and Revised Forecast:

•	necessarily make numerous assumptions, many of which are beyond the control of RTS and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for RTS’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that either forecast will be achieved.

RTS believes the assumptions its management used as a basis for the forecasts were reasonable at the time the forecasts were prepared, given the information its management had at the time.

Neither forecast is a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and shareholder value of RTS may materially differ from those expressed in the forecasts due to factors that are beyond RTS’s ability to control or predict. We cannot assure you that either forecast will be realized or that RTS’s future financial results will not materially vary from the forecasts. Since the forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The forecasts do not take into account any circumstances or events occurring after the date they were prepared. We do not intend to update or revise the forecasts.

The forecasts are forward-looking statements. For information on factors which may cause RTS’s future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” on page 15. The forecasts have been prepared using accounting policies consistent with our annual and interim financial statements, as well as any changes to those policies known to be effective in future periods. The forecasts do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact to the information shown below.

EBITDA and EBIT are not measures of performance under GAAP, and should not be considered as alternatives to net income as a measure of operating performance or cash flows or as a measure of liquidity.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. A copy of our Annual Report on Form 10-K for the year ended December 31, 2006 is attached as Annex E to this proxy statement and a copy of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 is attached as Annex F to this proxy statement. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement, the reports, opinions or appraisals attached to this proxy statement and any other information concerning us, without charge, by written or telephonic request directed to us at Radiation Therapy Services, Inc., 2234 Colonial Boulevard, Ft. Myers Florida 33907, Attention: Investor Relations, Telephone: (239) 931-7275. Information concerning us can also be obtained through our website

(www.rts.com) or from the SEC through the SEC’s website at the address provided above. The information contained on our website is not part of, or incorporated into, this proxy statement. If you would like to request documents, please do so within five business days prior to the Special Meeting in order to receive them before the special meeting.

Because the merger may be a “going private” transaction, RTS, Parent, Merger Sub, Vestar and the Rollover Investors have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

We have supplied information in this proxy statement relating to us and our subsidiaries and each of the Rollover Investors has supplied information in this proxy relating to such individual’s position concerning the transaction and his relationship with Holdings and Parent. Holdings has supplied all such information relating to Holdings, Parent and Merger Sub. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Although we have not incorporated by reference any of our prior filings into this proxy statement as of the date of this proxy statement, we incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 11, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

RADIATION THERAPY SERVICES, INC.,

RADIATION THERAPY SERVICES HOLDINGS, INC.,

RTS MERGERCO, INC.,

and for purposes of Section 7.2 only

RADIATION THERAPY INVESTMENTS, LLC

dated as of October 19, 2007

AGREEMENT AND PLAN OF MERGER

among

RADIATION THERAPY SERVICES, INC.,

RADIATION THERAPY SERVICES HOLDINGS, INC.,

RTS MERGERCO, INC.,

and for purposes of Section 7.2 only

RADIATION THERAPY INVESTMENTS, LLC

dated as of October 19, 2007

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 19, 2007 (this “Agreement”), among Radiation Therapy Services, Inc., a Florida corporation (the “Company”), Radiation Therapy Services Holdings, Inc., a Delaware corporation (“Parent”), RTS MergerCo, Inc., a Florida corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and for purposes of Section 7.2 only, Radiation Therapy Investments, LLC, a Delaware limited liability company (“Holdings”).

WITNESSETH:

WHEREAS, a committee of independent and disinterested members (the “Special Committee”) of the board of directors of the Company (the “Board of Directors”) formed for the purpose of, among other matters, evaluating and making a recommendation to the full Board of Directors with respect to the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement in accordance with the Florida Business Corporation Act (the “FBCA”) has unanimously determined, and the Board of Directors (excluding any directors that are Participating Holders) has unanimously determined, that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, upon the terms and subject to the conditions set forth in this Agreement, and each of the Special Committee and the Board of Directors has, as of the date of this Agreement, unanimously (excluding any directors that are Participating Holders) approved and adopted this Agreement in accordance with the FBCA, upon the terms and subject to the conditions set forth in this Agreement, and recommended its approval and adoption by the shareholders of the Company;

WHEREAS, prior to approving and adopting this Agreement and the transactions contemplated hereby, on October 11, 2007, the Board of Directors unanimously approved an amendment, effective immediately as of the date of such approval, to the Bylaws of the Company, which amendment provides that Section 607.0902 of the FBCA does not apply to any control-share acquisition of any equity securities of the Company;

WHEREAS, the board of directors of Merger Sub has unanimously approved and adopted this Agreement in accordance with the FBCA and unanimously approved the Merger and the other transactions contemplated by this Agreement, and recommended the approval and adoption of this Agreement by Parent, as the sole shareholder of Merger Sub;

WHEREAS, the board of directors of Parent, and Parent, as the sole shareholder of Merger Sub, in each case, have unanimously approved and adopted this Agreement in accordance with the FBCA and unanimously approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent, Ranger Investment, LLC, a Delaware limited liability company and the sole stockholder of Parent (“Investor”), and certain beneficial owners (the “Participating Holders”) of Company Common Stock entered into Support and Voting Agreements (the “Support and Voting Agreements”), pursuant to which the Participating Holders have agreed, among other things, (a) to vote any shares of Company Common Stock beneficially owned by them in favor of the approval of this Agreement, (b) not to sell or otherwise transfer any shares of Company Common Stock beneficially owned by them prior to the termination of the applicable Support and Voting Agreement in accordance with its terms, and (c) to contribute a portion of their shares of Company Common Stock (such shares, collectively, the “Rollover Shares”) to Investor immediately prior to the Effective Time of the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Vestar Capital Partners V, L.P. has provided the Company with an executed copy of its Equity Commitment Letter, pursuant to which Vestar Capital Partners V, L.P. agrees to provide equity financing to Parent in connection with the transactions contemplated hereby and to fund certain obligations of Parent and Merger Sub in connection with this Agreement, as provided therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.

At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the FBCA, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2  Closing. The closing of the Merger (the “Closing”) to the extent it cannot be conducted electronically shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022 (or at such other place as agreed to by
(b) Each of the following terms is defined in the section set forth opposite such term:
the parties) at 10:00 a.m. local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the parties shall not be required to effect the Closing until the earlier of (x) a date during the Marketing Period specified by Parent on no less than three (3) business days’ notice to the Company, (y) the final day of the Marketing Period and (z) the End Date, subject in each case to the satisfaction and waiver of all of the conditions set forth in Article VI as of the date determined pursuant to this provision. For purposes of this Agreement, unless otherwise agreed among the parties hereto, “Marketing Period” shall mean the first period of twenty-five (25) consecutive business days after the date hereof (A) during which (1) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 5.12 and (2) no event has occurred and no conditions exist that would cause any of the conditions set forth in Section 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 25-consecutive-business-day period, and (B) the conditions set forth in Section 6.1 have been satisfied (other than conditions that by their nature can be satisfied only at the Closing); provided that if the Marketing Period would otherwise not end on or prior to November 21, 2007, then the Marketing Period shall be deemed to have commenced no earlier than November 26, 2007; and provided further that if the Marketing Period would otherwise not end on or prior to December 21, 2007, then the Marketing Period shall be deemed to have commenced no earlier than January 7, 2008; provided, further, that the Marketing Period shall not be deemed to have commenced if, (i) after the date hereof and prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents or (ii) if the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 25-consecutive-business day period would not be sufficiently current on any day during such 25-consecutive-business-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the 25-consecutive-business-day period.

Section 1.3  Effective Time.

At the Closing, the parties shall cause the Merger to be consummated by executing and delivering to the Department of State of the State of Florida for filing articles of merger satisfying the requirements of Sections 607.0120 and 607.1105 of the FBCA (the “Articles of Merger”) and shall make all other filings or recordings required under the FBCA in connection with the Merger. The Merger shall become effective on such date and at such time as the Articles of Merger are duly filed with the Department of State of the State of Florida, or on such later date (and at such later time if specified) as the parties shall agree and as shall be set forth in the Articles of Merger (such time as the Merger becomes effective, the “Effective Time”).

Section 1.4  Effects of the Merger.

The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation without reversion or impairment, and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Corporation, all as provided under the FBCA and the other applicable Laws of the State of Florida. At and after the Effective Time, any one or more of the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 1.5  Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6  Directors.

Subject to applicable Law, directors of the Company shall resign effective immediately prior to the Effective Time, and directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal in accordance with the FBCA and the bylaws of the Surviving Corporation.

Section 1.7  Officers.

The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock.  Subject to Sections 2.1(b), 2.1(c), 2.1(e) and 5.5(a)(ii), each share of common stock, par value $0.0001 per share, of the Company (such shares, collectively, “Company Common Stock,” and each, a “Share”) outstanding immediately prior to the Effective Time other than any Cancelled Shares (to the extent provided in Section 2.1(c)) and any Dissenting Shares (to the extent provided for in Section 2.1(f)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $32.50 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Rollover Shares.  Immediately prior to the Effective Time, the Participating Holders shall contribute the Rollover Shares to Investor pursuant to the Management Share Contribution and Unit Subscription Agreements. Upon receipt of the Rollover Shares from the Participating Holders, Investor shall immediately contribute all of the Rollover Shares to Parent, and such Rollover Shares shall be cancelled and retired by virtue of the Merger in accordance with Section 2.1(c) below.

(c) Company, Parent and Merger Sub-Owned Shares.  Each Share that is owned by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution or otherwise with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(f) Dissenting Shares.

(i) Notwithstanding anything contained in this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted, or caused or permitted to be voted, in favor of the Merger or consented thereto in writing, (B) has exercised its rights to appraisal in accordance with Section 607.1301, et seq., of the FBCA, and (C) has not effectively withdrawn or lost (through failure to perfect or otherwise) its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a), but instead, the holder thereof shall be entitled to payment in cash from the Surviving Corporation of the fair value of such Dissenting Shares in accordance with Section 607.1301, et seq., of the FBCA. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(ii) Notwithstanding the provisions of this Section 2.1(f), if any holder of Shares who asserts appraisal rights shall effectively withdraw or lose (through failure to perfect or otherwise) its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration, without any interest thereon and less any required withholding Taxes.

(iii) The Company shall give Parent (A) prompt notice of any written assertion of appraisal rights by the holders of any Shares, withdrawals of any such assertion, and any other instruments, notices or other documents delivered to the Company pursuant to the FBCA which relate to any such assertion of appraisal rights and (B) the opportunity to direct all negotiations, settlements and/or proceedings with respect to any assertion of appraisal rights under the FBCA. The Company shall not, except with the prior written consent of Parent, make or agree to make any payment with respect to any assertion of appraisal rights or settle or offer to settle any such assertion.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof, that shall be appointed to act as a paying agent hereunder and approved (which approval shall not be unreasonably withheld) in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options, and the Restricted Shares, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares, the Rollover Shares, the Restricted Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the aggregate payment payable pursuant to Section 5.5 to holders of Company Stock Options and Restricted Shares (collectively, the “Option and Stock-Based Award Consideration” and, together with the amount of cash referred to in subsection (a)(i), the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the third business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration, (y) to each holder of a Company Stock Option or Restricted Share, a check in an amount, if any, due and payable to such holder pursuant to Section 5.5(a)(i) or Section 5.5(a)(ii), respectively, in respect of such Company Stock Option or Restricted Share.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required thereby or by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, less any required withholding Taxes. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) The Company, Parent, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares (including Restricted Shares) or holder of Company Stock Options, such amounts as it determines in good faith are required to be withheld or deducted under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares (including Restricted Shares) or holder of the Company Stock Options, in respect of which such deduction and withholding was made.

(c) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or any certificates representing any Rollover Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged in accordance with and subject to the procedures set forth in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since January 1, 2007, in each case, filed with the SEC by the Company prior to the date hereof (and excluding risk factors and similarly cautionary and forward looking disclosure under the headings “Risk Factors”, “Forward Looking

Statements” or “Future Operating Results”), or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Qualification, Organization, Subsidiaries, etc.

Section 3.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Subsidiaries of the Company. Each of the Company and its Affiliates is a legal entity duly organized, validly existing and in good standing or with active status under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and is qualified to do business and in good standing or with active status as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, or in good standing or with active status, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that are materially adverse to the business, properties, assets, results of operation, financial condition or profitability of the Company, its Affiliates, and the Managed Practices, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the industries in which the Company and its Subsidiaries and Managed Practices operate in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) to the extent resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, (ii) changes in applicable Law, GAAP or accounting standards, or (iii) any actions required under this Agreement to obtain any antitrust approval for the consummation of the transactions contemplated by this Agreement, provided, however, that any change, effect, development, event or occurrence described in the foregoing clause (a) or (b)(ii) above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a materially disproportionate effect on the Company and its Affiliates as compared to other participants in the industries in which the Company and its Affiliates and Managed Practices operate in the United States; provided further that in the event the Company should fail to meet any expected financial or operating performance targets, the fact of such failure, alone, would not constitute a Company Material Adverse Effect, it being understood that the facts or occurrences giving rise to or contributing to such failure, but not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into account in determining whether there has been a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated articles of incorporation and bylaws, each as amended through the date of this Agreement. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the articles of incorporation and amended and restated bylaws or similar organizational documents of each Subsidiary of the Company, each as amended through the date of this Agreement. Neither the Company nor any Subsidiary is in violation of any provisions of its articles of incorporation or bylaws or similar organizational documents, other than such vi olations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2  Capital Stock.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of September 30, 2007, (i) 23,694,919 shares of Company Common Stock were issued and outstanding (which number includes 20,711 shares of Company Common Stock subject to transfer restrictions or subject to forfeiture back to the Company or repurchase by the Company), (ii) no shares of Company Common Stock were held in treasury, (iii) a maximum of 3,368,101 shares of Company Common Stock were reserved for issuance under the employee and director stock plans of the Company (the “Company Stock Plans”), and (iv) no shares of Company Preferred Stock were issued or outstanding or held as treasury shares. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock or other voting securities issued or outstanding other than shares of Company Common Stock that have become outstanding after September 30, 2007, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, phantom stock or other similar rights, agreements, arrangements or commitments relating to the issuance of capital stock or voting securities to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or commitment, (C) redeem, repurchase or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) The Company Disclosure Schedule lists or, in the case of clause (iii), describes, as of September 30, 2007 (the “Measurement Date”), (i) each outstanding Company Stock Option, and (ii) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans, Company Benefit Plans or otherwise (including Restricted Shares, restricted stock units, phantom units, deferred stock units and dividend equivalents) (“Other Incentive Awards”), the number of Shares issuable thereunder or with respect thereto, the vesting schedule, the expiration date and the exercise price (if any) thereof. From the close of business on the Measurement Date, until the date of this Agreement, no options to purchase shares of Company Common Stock or Company Preferred Stock have been granted, no Company Stock Options have been granted, no Other Incentive Awards have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Company Stock Options, in accordance with their terms, outstanding on the Measurement Date. Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens and those that are immaterial). There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale with respect to any shares of capital stock or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth as of the date hereof the name, jurisdiction of organization and the Company’s percentage ownership of any and all persons (other than Subsidiaries of the Company) of which the Company directly or indirectly owns a 20% or greater interest and the value of which is in excess of $1,000,000, as of the date hereof (collectively, the “Investments”). All of the Investments are owned by the Company or by a Subsidiary of the Company free and clear of all Liens. Except for the capital stock and other ownership interests of Subsidiaries of the Company and the Investments, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any person that is material to the business and activities of the Company and its Affiliates (collectively, the “Business”).

Section 3.3  Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors and, to the extent required, by the Special Committee (acting unanimously) and, except for (i) the Company Meeting, (ii) the Company Shareholder Approval, and (iii) the delivery to the Department of State of the State of Florida for filing of the Articles of Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. The Special Committee has unanimously determined and resolved, and the Board of Directors has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to submit this Agreement for approval by the Company’s shareholders and to declare the advisability of this Agreement and (iii) to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated by this Agreement (collectively, the “Recommendation”), all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with the applicable requirements of (i) the FBCA, including, but not limited to, the delivery to the Department of State of the State of Florida for filing of the Articles of Merger (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) the Securities Act of 1933 (the “Securities Act”), (v) applicable foreign or state securities or Blue Sky Laws, (vi) the rules and regulations of NASDAQ Global Select Market, and (vii) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement or the control and operation of the Company, its Subsidiaries and their respective businesses by Parent, except for any such authorization, consent, permit, action, approval, filing or notification the failure of which to make or obtain would not (A) reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole or (B) reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit or license agreement (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or payable, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s construction or other similar lien arising in the ordinary course of business not yet due or payable, (C) which is disclosed on the most recent consolidated balance sheet of the Company (or notes thereto or securing liabilities reflected on such balance sheet) or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or to the Company’s knowledge, the Managed Practices or (iii) assuming receipt of the Company Shareholder Approval, conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (A) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would not reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a list of any consent, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any person under any (i) Company Material Contract or (ii) material lease, material sublease, material assignment of lease or material occupancy agreement (each a “Material Lease”) to which the Company or any of its Subsidiaries is a party which is required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (the “Third Party Consents”), other than those the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4  Reports and Financial Statements.

(a) To the Company’s knowledge, the Company has filed or furnished all forms, documents and reports (including exhibits) required to be filed or furnished prior to the date of this Agreement by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2004 (the “Company SEC Documents”). To the Company’s knowledge, as of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state or incorporate by reference any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company’s knowledge, no Subsidiary of the Company is required to file any form or report with the SEC. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company’s Subsidiaries, on the other hand, occurring since December 31, 2004 and prior to the date hereof. To the Company’s knowledge (except for any comments, as part of the SEC’s on-going compensation disclosure review project, that the Company has not yet received and has not yet been notified of), as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Company’s knowledge (except for any comments, as part of the SEC’s on-going compensation disclosure review project, that the Company has not yet received and has not yet been notified of), as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States GAAP (except, in the case of the unaudited statements, as permitted by the SEC).

Section 3.5  Internal Controls and Procedures.

The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.6  No Undisclosed Liabilities.

Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (other than risk factors and similarly cautionary and forward looking disclosure under the headings “Risk Factors”, “Forward Looking Statements” or “Future Operating Results”) (b) for liabilities permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2006 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7  Compliance with Law; Permits.

(a) The Company and each of its Affiliates and, to the knowledge of the Company, each of the Managed Practices are, and since January 1, 2005, have been, in compliance in all material respects with and are not in default under or in violation of any material federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Governmental Entity in effect as of the date of this Agreement (collectively, “Laws” and each, a “Law”) applicable to the Company, its Affiliates, the Managed Practices and their respective businesses and activities, or binding upon their assets or properties except where such non-compliance, default or violation would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 1.0% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this

Section 3.7(a) in respect of health care regulatory compliance, which matters are governed by Section 3.8, in respect of environmental matters, which matters are governed by Section 3.9, Tax matters, which are governed by Section 3.14, employee benefits matters, which are governed by Section 3.10, or labor Law matters, which are governed by Section 3.15.  As used in this Agreement, “Managed Practice” means any medical professional association, professional corporation, partnership or similar entity that provides medical services at a center, clinic or other facility operated or managed by the Company or any of its Subsidiaries pursuant to a Services Agreement, or at a hospital or hospital department with which the Company or any of its Subsidiaries has a Services Agreement and excludes those set forth on Section 3.7(a) of the Company Disclosure Schedule. As used in this Agreement, “Services Agreement” means any agreement or arrangement between the Company or any of its Subsidiaries and one or more Managed Practices, hospital or hospital departments pursuant to which the Company or such Subsidiary agrees to provide or arrange for management, administration and other non medical support services to such Managed Practice or Practices in exchange for payment to the Company or such Subsidiary of a service, management or similar fee.

(b) The Company and its Affiliates and, to the knowledge of the Company, each of the Managed Practices are in possession of all grants, authorizations, registrations, qualifications, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Affiliates and the Managed Practices to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole. All Company Permits are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not affected and would not reasonably be expected to affect aspects of the businesses and/or operations of the Company and its Subsidiaries that are responsible for 2.5% or more of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole.

Section 3.8  Health Care Regulatory Compliance.

(a) The Company and each of its Affiliates and, to the knowledge of the Company, each of the Managed Practices, are in compliance with Sections 1128A, 1128B, or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b, and 1395nn), 31 U.S.C. § 3729 et seq. (the Civil False Claims Act), 18 U.S.C. § 1347 (Health Care Fraud), Public Law 104-191 (the Health Insurance Portability and Accountability Act of 1996), all fraud and abuse, false claims and anti-self referral Laws and all Laws related to the confidentiality, privacy and security of medical information, or to licensing, the corporate practice of medicine, fee-splitting, certificate of need and reimbursement or billing for healthcare services (collectively, “Health Care Laws”), except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole. The Company and each of its Affiliates have timely and accurately filed all material reports, data and other information required to be filed with any Governmental Entity, including with respect to obtaining or maintaining any Company Permit.

(b) The Company has disclosed to Parent any and all corporate integrity or other agreements with any Governmental Entity which apply to the Business. The Company and each of its Affiliates are in material compliance with all such agreements. No employee or independent contractor of the Business (whether an individual or entity), or any physician performing services related to the Business is excluded from participating in the Medicare, Medicaid, TRICARE or any other federal or state governmental health care program, including those as defined in 42 U.S.C. § 1320a-7b(f). (“Programs”) nor to the Company’s knowledge is any such exclusion threatened or pending. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of the Company or its Affiliates has been excluded from the Programs, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor is any such exclusion, sanction or conviction threatened or pending, except where such exclusion, sanction or conviction would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues,

EBITDA or assets of the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Affiliates has been excluded from the Programs.

(c) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) constitutes or may result in a material violation by the Company or its Affiliates or, to the knowledge of the Company, each of the Managed Practices of, or a failure on their respective parts to comply in all material respects with, any Health Care Law, or (ii) may give rise to any liability or obligation on their respective parts to undertake, or to bear all or any portion of the costs of, any remedial action of any nature, including the repayment or refund of previously paid fees or reimbursed expenses, or for other excessive reimbursement or non-covered services, or the payment of any penalties or sanctions arising under the Programs or any third-party payor program, except where such violation, failure to comply, obligation or liability would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor, to the Company’s knowledge, its Affiliates or Managed Practices, have received any notice or other communication (whether oral or written) from any Governmental Entity or any other person having standing to assert such a claim regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Health Care Law, or (ii) any actual, alleged or potential obligation on their respective parts to undertake, or to bear all or any portion of the costs of, any remedial action of any nature, except where such violation, failure to comply, or obligation would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole.

(e) Except as permitted by applicable Law or except where it would not reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, to the Company’s knowledge, neither the Company nor Affiliates nor Managed Practices or any director, officer or employee of any of the foregoing or any agent acting on behalf of or for the benefit of any of the foregoing, is directly or indirectly a party to any contract, lease agreement or other financial arrangement (including but not limited to any joint venture or consulting agreement) with any physician, close family member of any physician, entity owned in whole or in part by a physician or close family member of a physician, health care facility, hospital, or other person who is in a position to make or influence referrals to or otherwise generate business with respect to the Company or its Affiliates, to provide services, lease space, lease equipment or engage in any other venture or activity.

Section 3.9  Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Affiliates and, to the knowledge of the Company, each Managed Practice have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of the Company, none of the properties owned, leased or operated by the Company or any of its Affiliates or any Managed Practice contains any Hazardous Substance as a result of any activity of the Company or any of its Affiliates, and the Company or any of its Affiliates have not exposed any Person to any Hazardous Substance, in each case in amounts exceeding the levels permitted by applicable Environmental Laws or otherwise giving rise to liabilities under Environmental Laws, (iii) since January 1, 2002, as of the date of this Agreement, neither the Company nor any of its Affiliates, nor, to the knowledge of the Company, any Managed Practice has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Affiliates or any Managed Practice may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses or any of their respective properties or assets, (iv) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, at or from any properties presently or formerly owned, leased or operated by the Company or any of its Affiliates or any Managed Practice and (v) neither the Company, its Affiliates nor any Managed Practice nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.9. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case in the Company’s possession or under its reasonable control.

(b) As used herein, “Environmental Law” means any Law, and all common law, relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.10  Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee or director benefit plan, arrangement or agreement, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option or other equity-based plan or arrangement, severance, employment, change of control or material fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any material liability (the “Company Benefit Plans”).

(b) The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and material related documents, including, but not limited to; (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (iii) for any Company Benefit Plan intended to be a tax-qualified retirement plan, the most recent determination letter from the Internal Revenue Service (the “IRS”) (if applicable) for such Company Benefit Plan, or if the Company Benefit Plan is maintained under a pre-approved prototype plan, the IRS opinion letter ruling on the prototype plan.

(c)(i) Each of the Company Benefit Plans has been operated, funded and administered in all material respects in compliance with its terms and with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and to the knowledge of the Company there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees, officers, contractors or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA or Section 412 of the Code has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder; (vi) no Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any liability under or with respect to, (A) a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (C) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (vii) all material contributions or other amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries or, to the knowledge of the Company, any other person or entity has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits), audits, investigations, proceedings, or litigation by, on behalf of or against or relating to any of the Company Benefit Plans or any trusts related thereto. “ERISA Affiliate” means any person or entity that is or, at the time it terminated a pension plan subject to Title IV of ERISA or withdrew from any multiemployer plan (as defined in Section 3(37) of ERISA) or missed any contribution required by Section 412 of the Code was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is or was a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA. The Company and each of its Subsidiaries have for purposes of each Company Benefit Plan correctly classified those individuals performing services for the Company or any of its Subsidiaries as common law employees, leased employees, independent contra ctors or agents.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, neither the execution, delivery, performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation and forgiveness of Indebtedness or otherwise) becoming due to any current or former officer, contractor, director or employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), (iii) increase any benefits otherwise payable under any Company Benefit Plan, (iv) result in any acceleration of any benefits or the time of payment or vesting of any such benefits, (v) require the funding of any such benefits or (vi) limit the ability to amend or terminate any Company Benefit Plan or related trust.

(e) Each “nonqualified deferred compensation plan” with respect to which any member of the Company Group or any of their respective Affiliates is a “service recipient” (each as defined in Section 409A of the Code or proposed regulations promulgated thereunder) is in operational compliance with Section 409A of the Code, and will be in formal compliance (to the extent required by Section 409A of the Code or regulations promulgated thereunder) on or before the applicable deadline, and no current or former employee of any member of the Company Group or any of their respective Affiliates (in his or her capacity as such) has incurred or will incur (based on the operation of such plan as of the date hereof) the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code.

Section 3.11  Absence of Certain Changes or Events.

Since December 31, 2006 through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries, and to the knowledge of the Company, the Managed Practices have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) there has not been any event, development or state of circumstances that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Section 3.11, facts, circumstances, events or changes that are known by the Company and have a materially disproportionate effect on the industries in which the Company and its Subsidiaries operate in the United States shall constitute a Company Material Adverse Effect.

Section 3.12  Investigations; Litigation.  As of the date of this Agreement, (a) there is, to the knowledge of the Company, no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Affiliates or, to the knowledge of the Company, any Managed Practice which would have, individually or in the aggregate, a Company Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations, arbitration, mediation or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Affiliates, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13  Schedule 13E-3/Proxy Statement; Other Information.

None of the information provided by the Company to be included in (a) the Rule 13e-3 transaction statement on Schedule 13E-3 related to the Merger (the “Schedule 13E-3”) or (b) the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Proxy Statement and the Schedule 13E-3, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and forms of proxy to be distributed to shareholders in connection with the Merger and to be filed with the SEC are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.14  Tax Matters.

(a)(i) Except as would not have, individually or in the aggregate, an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the Managed Practices have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries, and to the knowledge of the Company, each of the Managed Practices, have paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return); (iii) there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes of the Company or any of its Subsidiaries nor has any deficiency for any Tax of the Company or any of its Subsidiaries been assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, or to the knowledge of the Company, against the Managed Practices (except, in the case of clause (i), (ii) or (iii) above or clause (iv) or (v) below, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP); (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of the Managed Practices has made any payments or has been or is a party to any agreement, contract, arrangement or plan that provides for payments that were not deductible or could reasonably be expected to become nondeductible under Section 162(m) or Section 280G of the Code; (v) all Taxes required to be withheld by the Company and its Subsidiaries and, to the knowledge of the Company, the Managed Practices have been withheld and paid over to the appropriate Tax authority; (vi) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was intended to be governed by Section 355 of the Code; (vii) neither the Company nor any of its Subsidiaries nor any Managed Practice has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (viii) no jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction;

(ix) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and (x) neither the Company nor any of its Subsidiaries has entered into any transaction defined under Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4) of the Treasury Regulations promulgated under the Code.

(b) As used in this Agreement, (i) “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other person, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.

Section 3.15  Labor Matters.

(a) Neither the Company nor any of its Affiliates nor, to the Company’s knowledge, any of the Managed Practices is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company’s knowledge, there are no pending material representation petitions involving either the Company or any of its Affiliates or, to the Company’s knowledge, any of the Managed Practices before the National Labor Relations Board or any state labor board. Neither the Company nor any of its Affiliates nor, to the Company’s knowledge, any of the Managed Practices is subject to any material unfair labor practice charge or complaint, dispute, strike or work stoppage. Except as set forth on Section 3.15 of the Company Disclosure Schedule, to the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Affiliates or any of the Managed Practices.

(b) The Company and each of its Affiliates and, to the knowledge of the Company, each of the Managed Practices to the knowledge of the Company, the Managed Practices are in compliance, in all material respects, with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements, except in each case that would not, individually or in the aggregate, be material to the Company and its Affiliates, taken as a whole. The Company and each of its Affiliates and, to the knowledge of the Company, each of the Managed Practices are in compliance in all material respects with applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment, except in each case that would not, individually or in the aggregate, be material to the Company and its Affiliates, taken as a whole. As of the date of this Agreement, neither the Company nor any of its Affiliates has a material labor or employment dispute currently subject to any grievance procedure, arbitration or litigation, or to the knowledge of the Company, threatened against it.

Section 3.16  Intellectual Property. The Company or its Affiliates own, or are licensed or otherwise possess legally enforceable rights to use, free and clear of all Liens (other than Permitted Liens), all intellectual property of any type, registered or unregistered and however denominated, including all trademarks, service marks, trade names, Internet domain names and other brand or source identifiers, together with all registrations and applications thereof and the goodwill associated therewith, registered and unregistered copyrights, patents and patent applications, computer software, data and databases, inventions, know-how, trade secrets and all other confidential and proprietary technology and information and rights to sue and other choices of action arising from any of the foregoing (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses in all material respects as currently conducted (the “Company Intellectual Property”). Section 3.16 of the Company Disclosure Schedule sets forth all (i) Company Intellectual Property that has been registered or applied for with any Governmental Entity and any Internet domain name registrars, (ii) all software owned or used by the Company or any of its Affiliates (other than off-the-shelf software with a replacement cost and/or annual license fee of less than $50,000 and (iii) all material unregistered trademarks and copyrights. The Company Intellectual Property is valid, subsisting and to the knowledge of the Company, enforceable. Except as set forth on Section 3.16 of the Company Disclosure Schedule, (a) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims, nor have there been any such claims within the past six (6) years, by any person alleging infringement, dilution, misappropriation or other violation by the Company or any of its Affiliates of any Intellectual Property of any person or challenging the validity, enforceability, ownership or use of any Company Intellectual Property, (b) to the knowledge of the Company, the conduct of the business of the Company and its Affiliates does not infringe, dilute, misappropriate or otherwise violate any Intellectual Property rights of any person, and neither the Company nor any of its Affiliates has received notice of any of the foregoing, including an “invitation to license” or other communication from any third party asserting that the Company or any of its Affiliates is or may be obligated to take a license under any Intellectual Property owned by any third party in order to continue to conduct their respective businesses as they are currently conducted, (c) in the past two (2) years, neither the Company nor any of its Affiliates has made any claim in writing of any violation, infringement, dilution or misappropriation by others of its rights to or in connection with the Company Intellectual Property, (d) to the knowledge of the Company, no person is infringing, diluting, misappropriating or otherwise violating any Company Intellectual Property in a manner that would have a material impact on the Business, (e) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the loss or reduction in scope of any material Company Intellectual Property, whether by termination or expiration of any license, the performance of any license pursuant to its terms, or other means. The Company and its Affiliates have taken commercially reasonable actions to protect, preserve, and maintain the validity and effectiveness of all material Company Intellectual Property, including, but not limited to paying all applicable fees related to the registration, maintenance, and renewal of any such owned Company Intellectual Property. The Company and its Affiliates own all right, title and interest in and to all material Intellectual Property created by any present or former employee in the course of his or her employment with the Company or its Affiliates, as the case may be. The computer systems, including the software, firmware, hardware, networks, interfaces, and related systems owned or used by the Company and its Affiliates in the conduct of its business are sufficient in all material respects for the needs of the Company and its Affiliates.

Section 3.17  Real Property.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list of the addresses of all land, together with all buildings located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Affiliate of the Company (the “Owned Real Properties”). Except as disclosed in Section 3.17(a) of the Company Disclosure Schedule, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or an Affiliate of the Company has good and marketable indefeasible fee simple title to each of the Owned Real Properties free and clear of all leases, rights to use or occupy, tenancies, options to purchase or lease, rights of first refusal, rights of first offer, claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) leases to an Affiliate of the Company that the Company or an Affiliate of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due or payable, (C) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (D) Permitted Liens. (b) Section 3.17(b) of the Company Disclosure Schedule contains a list of all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Affiliate of the Company holds any interests in real property (other than Owned Real Property) with reference to the addresses for all such real property (the “Leased Real Properties”, and together with the Owned Real Properties, the “Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the

Company or an Affiliate of the Company has good leasehold title with respect to each of the Leased Real Properties, subject only to (A) subleases to an Affiliate of the Company, (B) statutory liens securing payments not yet due or payable, (C) Easements, covenants, conditions, restrictions and other similar matters of record that do not materially affect the continued use of the property for the purposes for which the property is currently being used, and (D) Permitted Liens; (ii) to the knowledge of the Company, each lease of the Leased Real Properties is the legal, valid, binding obligation of the Company or an Affiliate of the Company, in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, and principles of equity affecting creditors’ rights and remedies generally; (iii) neither the Company nor, to the knowledge of the Company, any Affiliate of the Company nor any other party of any of such leases, is in breach or default under any such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; and (iv) the Company or any of its Affiliates has not subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof.

(c) The Real Properties comprise all of the real property used or being developed for use, or otherwise related to, the business conducted by the Company and its Affiliates. The buildings, structures, improvements, fixtures, building systems and equipment included in the Real Property (the “Improvements”) are, in all material respects, generally in good condition and repair (taken as a whole), ordinary wear and tear excepted, and sufficient for the operation of the business of the Company or its Affiliates, as applicable, in all material respects consistent with past practice.

Section 3.18  Opinion of Financial Advisor.

The Special Committee has received the opinion of Morgan Joseph & Co. Inc. (the “Advisor”) dated on or about the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock (other than Participating Holders) is fair to such holders from a financial point of view. The Company has been authorized by the Advisor to permit the inclusion in full of such opinion in the Proxy Statement. As of the date of this Agreement, no such opinion has been withdrawn, revoked or modified.

Section 3.19  Required Vote of the Company Shareholders.

The affirmative vote of the holders of a majority of the voting power of Company Common Stock outstanding on the record date of the Company Meeting, voting together as a single class, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Shareholder Approval”).

Section 3.20  Material Contracts.

(a) Except as disclosed in this Agreement and the Company Disclosure Schedules, the Company Benefit Plans or such Contracts as are filed with the SEC, as of the date of this Agreement, neither the Company nor any of its Affiliates nor Managed Practices is a party to or bound by any Contract that:

(i) constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) contains covenants binding upon the Company or any of its Affiliates or Managed Practices that materially restricts the ability of the Company or any of its Affiliates or Managed Practices (or which, following the consummation of the Merger, could materially restrict or impair the ability of the Surviving Corporation or its Affiliates or Managed Practices) to compete in any business, or that restricts the ability of the Company or any of its Affiliates or Managed Practices (or which, following the consummation of the Merger, would restrict or impair the ability of the Surviving Corporation or its Affiliates or Managed Practices) to compete with any person or in any geographic area in any material respect;

(iii) relates to the lease or license of any material asset, including material Intellectual Property (excluding licenses for off-the-shelf software with a replacement cost and/or annual license fee of less than $75,000 per annum);

(iv) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the Business;

(v) relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness providing for borrowings in excess of $2,500,000;

(vi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Affiliates, prohibits the pledging of the capital stock of the Company or any Affiliate of the Company, or prohibits the issuance of guarantees by any Affiliate of the Company;

(vii) relates to any acquisition, divestiture, merger or similar transaction involving the Company or any its Affiliates pursuant to which the Company or any of its Affiliates has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that could result in payments in excess of $750,000;

(viii) other than any acquisition permitted under clause (vii) above, obligates the Company to make any capital commitment or expenditure in excess of $750,000 (excluding existing plans for capital commitments and expenditures of the Company for 2007 and the first quarter of 2008 that have previously been made available to Parent);

(ix) involves any directors, executive officers or 5% or greater of stockholders of the Company or with respect to the voting or registration of the capital stock of the Company or any of its Affiliates;

(x) by its terms calls for aggregate payment or receipt by the Company and its Affiliates under such Contract of more than $2,000,000 over the remaining terms of such Contract (excluding any third party payor agreements, physician employment agreements, real estate leases and capital leases); or

(xi) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement (all contracts of the type described in clauses (i) through (xi) of this Section 3.20(a), together with all Material Leases, all administrative services agreements, transition agreements and stock pledges, physician employment agreements and all other employment agreements being referred to herein as “Company Material Contracts”).

(b) Neither the Company nor any Affiliate of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or an Affiliate of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, and principles of equity affecting creditors’ rights and remedies generally.

Section 3.21  Finders or Brokers.

Except for the Advisor and Wachovia Capital Markets, LLC, neither the Company nor any of its Affiliates has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent a complete and correct copy of any Contract with the Advisor pursuant to which any fees may be payable by the Company in connection with this Agreement and the transactions contemplated by this Agreement.

Section 3.22  Insurance.

(a) The Company and its Affiliates and Managed Practices own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and their Affiliates in similar lines of business as the Company and its Affiliates and Managed

Practices, and in amounts sufficient to comply with all Material Contracts to which the Company or its Affiliates or Managed Practices are parties or are otherwise bound. Section 3.22 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including directors’ and officers’ liability insurance and fiduciary liability insurance) maintained by the Company or its Affiliates or Managed Practices, including the premiums payable in connection therewith, and a description of all self-insurance programs of the Company and/or its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Affiliates and Managed Practices are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; and (b) neither the Company nor any of its Affiliates nor Managed Practices is in breach or default of any of the insurance policies, and to the Company’s knowledge, neither the Company nor any of its Affiliates nor Managed Practices has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Affiliates nor Managed Practices has received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

(b) To the Company’s knowledge, Batan Insurance Company, a Cayman Island corporation (“Batan Insurance”) has conducted and is conducting its operations in all material respects in accordance with its plan of operations, a true and complete copy of which has been made available to Parent prior to the date hereof. To the Company’s knowledge, Batan Insurance has posted reserves in relation to the anticipated payment of benefits, losses, claims and expenses under any insurance Contract or policy that it is party to or is bound by, and all such reserves (i) are reflected adequately in all material respects in the financial statements of Batan Insurance and the Company, and (ii) were calculated in all material respects in accordance with generally accepted actuarial assumptions given the circumstances under which such Contract or policy was written. To the Company’s knowledge, the cash balances of Batan Insurance are sufficient to satisfy the requirements, if any, of applicable Law.

Section 3.23  Takeover Statutes; Rights Plan.

No “fair price,” “affiliated transactions,” “moratorium,” “control share acquisitions,” “business combination” or other similar anti-takeover statute, provision or regulation (including Sections 607.0901 and 607.0902 of the FBCA) enacted under state or federal Laws in the United States applicable to the Company (collectively, “Anti-Takeover Statutes”) is applicable to the Merger or the other transactions contemplated by this Agreement or the Support and Voting Agreements and the transactions contemplated by the Support and Voting Agreements.

Section 3.24  Affiliate Transactions.

There are no material transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of its Subsidiaries or the Managed Practices) on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof (such transactions referred to herein as “Affiliate Transactions”).

Section 3.25  Indebtedness.

Section 3.25 of the Company Disclosure Schedule sets forth, as of the date of this Agreement or such other date as is set forth in such schedule, all of the outstanding Indebtedness for borrowed money of, and all the outstanding guarantees of Indebtedness for borrowed money of any person by, the Company and each of its Affiliates. As of the date of this Agreement there is not, and as of the Effective Time there will not be, any Indebtedness for borrowed money of, or guarantees of Indebtedness for borrowed money of any person by, the Company and each of its Affiliates except as set forth on Section 3.25 of the Company Disclosure Schedule and except as may be incurred in accordance with Section 5.1.

Section 3.26  Disclosure of Material Information.

To the best of the Company’s knowledge all information (other than projections provided to Parent or any of its Affiliates or any of its financing sources, and other than information of a general economic or industry nature) concerning the Company or its Affiliates that has been made available or will be made available to Parent or its debt financing sources by the Company or any of its representatives in connection with the transactions contemplated by this Agreement is, or will be when furnished (taken as a whole), complete and correct in all material respects and does not, or will not when furnished (taken as a whole), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

Section 3.27  Disclaimer of Other Representation and Warranties.

The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein, including those items set forth in the Company Disclosure Schedule or incorporated herein by reference. For the avoidance of doubt, notwithstanding the fact that Parent and Merger Sub and their representatives have been afforded the opportunity, prior to the date of this Agreement, to ask questions of, and receive answers from the Company and its management, it is understood that any responses from or other information provided by the Company, or its management, including, but not limited to any data, financial information or any memoranda or other materials of any nature whatsoever or any presentations are not and shall not be deemed to be or to include representations and warranties of the Company except as otherwise set forth herein or in the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1  Qualification; Organization, Subsidiaries, etc.

Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing or with active status under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing or with active status as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing or with active status, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement. The articles of incorporation and bylaws or similar organizational documents of Parent and Merger Sub are in full force and effect, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any provisions of its articles of incorporation or bylaws or similar organizational documents, other than such violations as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2  Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole shareholder of Merger Sub, and, except for the delivery to the Department of State of the State of Florida for filing of the Articles of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(b) Other than in connection with or in compliance with (i) the FBCA, including, but not limited to, the delivery to the Department of State of the State of Florida for filing of the Articles of Merger, (ii) the Securities Act, the Exchange Act, state securities, takeover and “blue sky” laws and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for any such authorization, consent, permit, action, approval, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit or license agreement binding upon Parent or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3  Investigations; Litigation.

As of the date hereof, there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4  Schedule 13E-3/Proxy Statement; Other Information.

None of the information provided by Parent or its Subsidiaries to be included in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing (which shall be no later than 30 (thirty) days from the date hereof) and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company and to the further extent that Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.5  Financing.

Parent has delivered to the Company true, accurate and complete copies of (a) executed equity commitment letters to provide equity financing to Parent and/or Merger Sub and (b) an executed debt commitment letter and related term sheets (the “Debt Commitment Letter” and together with the equity commitment letters described in clause (a), the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders and their Affiliates have committed to provide and arrange the financings described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Debt Financing” and together with the equity financing referred to in clause (a), the “Financing”). As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect (except as permitted by this Agreement) and (ii) neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein that could reasonably be expected to constitute a failure to satisfy a condition precedent set forth in the Financing Commitments. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III, and the satisfaction of the conditions set forth in Sections 6.1 and 6.3, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy the conditions of closing to be satisfied by it set forth in the Financing Commitments on the Closing Date. Assuming the funding of the Financing in accordance with the Financing Commitments and the true and correctness of the Company’s representations and warranties set forth in Article III, the proceeds from such Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement, and, together with cash on hand from operations of the Company, are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Award Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation). All of the conditions precedent to the obligations of the lenders under the Debt Commitment Letter to make the Debt Financing available to Parent and/or Merger Sub are set forth in the Debt Commitment Letter, and the equity commitment letter contains all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to Parent and/or Merger Sub on the terms therein. Notwithstanding anything in this Agreement to the contrary, one or more Debt Commitment Letters may be amended, modified, supplemented, restated or superseded at the option of Parent and Merger Sub after the date of this Agreement but prior to the Effective Time (the “New Financing Commitments”); provided that the terms of any New Financing Commitment shall not (i) reduce the aggregate amount of the Financing, (ii) expand upon the conditions precedent to the Financing as set forth in the Debt Commitment Letter in any material respect, or (iii) reasonably be expected to delay the Closing beyond the End Date. In such event, the terms “Debt Commitment Letter” and “Financing Commitments” as used herein shall be deemed to include the Debt Commitment Letters that are not so amended, modified, supplemented, restated or superseded at the time in question and the New Financing Commitments to the extent then in effect.

Section 4.6  Capitalization of Merger Sub.

As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective

Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7  Finders or Brokers.

Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.8  Lack of Ownership of Company Common Stock.

Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Support and Voting Agreements and the transactions contemplated thereby, there are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.9  Interest in Competitors.

Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 4.10  No Additional Representations.

Parent acknowledges that it has conducted to its satisfaction an independent investigation of the Company in making its determination to proceed with the transactions contemplated by this Agreement. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (or the Company Disclosure Schedules referred to therein), and neither the Company nor any other person shall be subject to any liability to Parent or any of its Affiliates resulting from the Company’s making available to Parent or Parent’s use of such information provided or made available to Parent or its Representatives, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection, forecast, estimate or budget relating to the Company or any of its Subsidiaries, whether or not included in any management presentation, disclosure or otherwise delivered to or made available to Parent or Merger Sub or any of their respective Affiliates or any representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or of the future business and operations of the Company and its Subsidiaries.

Section 4.11  Solvency.

As of the date hereof, to the knowledge of Parent and Merger Sub assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “knowledge”, materiality or “Company Material Adverse Effect” qualification or exception), and (iii) estimates, projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable (provided, however, nothing herein shall be deemed to be a guarantee of the accuracy of the information set forth therein), immediately following the Effective Time and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation and each of its Subsidiaries (on a consolidated basis) will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value (on a going concern basis) of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

Section 4.12  Management Agreements.

Other than (i) this Agreement and (ii) the Support and Voting Agreements and the agreements, arrangements, transactions contemplated thereby, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors or any Participating Holders, on the other hand relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.13  Disclaimer of Other Representation and Warranties.

Parent and Merger Sub do not make, and have not made, any representations or warranties, express or implied, in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein.

ARTICLE V

CERTAIN AGREEMENTS

Section 5.1  Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required, permitted or expressly contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent that (A) the business of the Company and its Affiliates shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and the Company shall use commercially reasonable efforts to (1) preserve intact its and its Affiliates’ present business organization and capital structure; (2) maintain in effect all material Company Permits that are required for the Company or its Affiliates to carry on their respective businesses; (3) keep available the services of present officers and key employees; (4) maintain the current relationships with its lenders, suppliers and other persons with which the Company or its Affiliates have significant business relationships; and (5) maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not, except in the ordinary course of business, demolish or remove any of the existing Improvements or erect new Improvements on the Real Property or any portion thereof; provided, however, that no action by the Company or its Affiliates with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Affiliates, that between the date of this Agreement and the Effective Time or the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company) other than a dividend or distribution by a wholly owned Subsidiary of the Company to the Company in the ordinary course of business;

(ii) shall not, and shall not permit any of its Affiliates to, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Affiliates to (A) except in the ordinary course of business, increase or accelerate the payment of the compensation or other benefits payable or provided to the Company’s present or former directors, officers or employees, (B) approve or enter into, and will use its reasonable best efforts to cause the Managed Practices not to approve or enter into, any employment, change of control, severance or retention agreement with any non-physician employee of the Company or Managed Practice (except (1) for employment agreements terminable on less than thirty (30) days’ notice without penalty or severance obligation or (2) for severance agreements entered into with employees (other than officers) in the ordinary course of business in connection with terminations of employment that do not involve payments in excess of $200,000), (C) approve or enter into, and will use its reasonable best efforts to cause the Managed Practices not to approve or enter into, any employment or retention agreement with any physician employee of the Company or Managed Practice that provides for potential aggregate annual compensation, severance or any change of control payment(s), in any such case, in excess of $750,000, or (D) establish, adopt, enter into, amend, terminate or waive any rights with respect to any (x) collective bargaining agreement, (y) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of clause (y) only, as would not, individually or in the aggregate, cause the accelerated payment of any compensation or benefits or result in a material increase in cost to the Company or (z) any Company Benefit Plan;

(iv) shall not, and shall not permit any of its Affiliates to, change in any material respects any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) shall not, and shall not permit any of its Affiliates to, adopt any amendments to its articles of incorporation or bylaws or similar applicable charter documents;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Affiliates to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Affiliates or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options in each case outstanding on the date of this Agreement.

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Affiliates to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii) shall not, and shall not permit any of its Affiliates to, incur, assume, guarantee, prepay or otherwise become liable for, modify in any material respect the terms of, any Indebtedness for borrowed money or become responsible for the obligations of any person (directly, contingently or otherwise), except for (A) any intercompany Indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money set forth on Section 3.25 of the Company Disclosure Schedule without increasing the amount of such permitted borrowings or incurring breakage costs, and provided that, except as set forth on Schedule 5.1(b)(viii), any such Indebtedness is prepayable with out premium or penalty, or with premium or penalty that is no greater than the prepayment premium or penalty applicable to the Indebtedness replaced by such Indebtedness, (C) guarantees by the Company of Indebtedness or borrowed money of the Company, which Indebtedness for borrowed money is incurred in compliance with this Section 5.1(b)(viii), (D) Indebtedness for borrowed money incurred pursuant to the terms of agreements in effect prior to the execution of this Agreement, including amounts available but not borrowed as of the date of this Agreement, to the extent such agreements are set forth on Section 3.25 of the Company Disclosure Schedule and (E) Indebtedness for borrowed money not to exceed $5,000,000 (excluding existing plans for capital expenditures and working capital requirements of the Company for 2007 and the first quarter of 2008 that have previously been made available to Parent) in aggregate principal amount outstanding at any time incurred by the Company and its Subsidiaries other than in accordance with clauses (A)-(E), inclusive;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall cause its Affiliates not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise), any material portion of its or its Affiliates’ properties or assets, including the capital stock of Affiliates, other than in the ordinary course of business consistent with past practice with an aggregate value not to exceed $1,000,000 and other than (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement or (C) dispositions of obsolete equipment in the ordinary course of business consistent with past practice;

(x) shall not, and shall not permit any of its Affiliates to, modify, amend, terminate or waive any rights under any Company Material Contract, or any Contract that would be a Company Material Contract if in effect on the date of this Agreement, in any material respect in a manner which is adverse to the Company;

(xi) shall not, and shall not permit any of its Affiliates to, enter into any Company Material Contracts other than in the ordinary course of business;

(xii) shall not, and shall not permit any of its Affiliates to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction, other than continuing any Affiliate Transactions pursuant to the terms and conditions thereof in existence on the date of this Agreement;

(xiii) shall not, and shall not permit any of its Affiliates to, without the prior written consent of Parent, except to the extent required by Law, adopt or change any accounting method or accounting period for Tax purposes, make any amendment in any Tax Return, make or change any Tax election, settle or compromise any Tax liability of the Company or any of its Affiliates, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes of the Company or any of its Affiliates, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xiv) shall not, and shall not permit any of its Affiliates to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or any of its Affiliates (other than the Merger);

(xv) shall not, and shall not permit any of its Affiliates to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than as may be required by GAAP or applicable Law;

(xvi) shall not, and shall not permit any of its Affiliates to, pay, discharge, waive, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business consistent with past practice or (B) any claim, liability or obligation not in excess of $250,000 individually or $750,000 in the aggregate, excluding any amounts which may be paid under the Company’s or its Affiliates’ insurance policies;

(xvii) shall not and shall not permit any of its Affiliates to enter into any new line of business or discontinue any line of business;

(xviii) shall not and shall not permit any of its Affiliates to settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim liability or obligation except in the ordinary course not in excess of $250,000 individually or $750,000 in the aggregate, excluding any amounts which may be paid under existing insurance policies;

(xix) except in the ordinary course of business and consistent with the Company’s historical practices and except as set forth in the Company plans for 2007 and for the first quarter of 2008, shall not and shall not permit any of its Affiliates to amend, modify, extend, renew or terminate any lease for any Leased Real Property, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; provided, however, that the above exceptions shall not apply to any transaction with any Affiliates of the Company;

(xx)(A) take, or fail to take, any action that could reasonably be expected to result in, any loss, lapse, abandonment, invalidity or unenforceability of any material Company Intellectual Property; or (B) enter into any agreement with any other person that materially limits or restricts the ability of the Company or any of its Affiliates to conduct certain activities or use certain assets (including any Company Intellectual Property);

(xxi) shall not and shall not permit any of its Affiliates to, authorize, or make any commitment with respect thereto, any capital expenditure in excess of $1,000,000 individually or $3,000,000 in the aggregate (including, without limitation, expenditures for acquisitions of assets or entities, joint ventures and the establishment of de novo centers), except for capital expenditures that are contemplated by the Company’s existing plan for capital expenditures for 2007 and the first quarter of 2008 previously made available to Parent;

(xxii) shall not and shall cause its Affiliates not to, fail to maintain in full force and effect material insurance policies covering the Company and its Affiliates and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xxiii) shall not and shall not permit any of its Affiliates to take any action (including rescinding, amending or modifying any bylaw amendment or previous authorization or approval of the Board of Directors, Special Committee or disinterested directors) that would or could reasonably be expected to cause any Anti-Takeover Statute to be or become applicable to the Merger and the other transactions contemplated by this Agreement or to the Support and Voting Agreements and the agreements contemplated by the Support and Voting Agreements; or

(xxiv) other than transactions between the Company and its Subsidiaries or transactions among the Company’s Subsidiaries, shall not and shall not permit any of its Affiliates to make any loan or advances to any other person, except for (x) any loan or advance to any employee of the Company in the ordinary course of business not to exceed $10,000, or (y) any loan or advance to any other person not to exceed $50,000; or

(xxv) shall not, and shall not permit any of its Affiliates to acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in any interest in any corporation, partnership, limited liability company, association, trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization (including, a Governmental Entity), or any division thereof or any assets thereof, except any such acquisitions or investments that are consistent with past practice and are for consideration that is individually not in excess of $1,500,000, or in the aggregate, not in excess of $5,000,000 for all such acquisitions by the Company and the its Subsidiaries and except for such acquisitions or investments that are contemplated by the Company’s existing plan for acquisitions and investments for 2007 and the first quarter of 2008 previously made available to Parent; or

(xxvi) shall not, and shall not permit any of its Affiliates to, agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c) Parent agrees with the Company, on behalf of itself and its Affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, or to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(d) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Affiliates’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective operations.

Section 5.2  Access.

(a) The Company shall afford, and shall cause its Affiliates, agents, and representatives to afford, to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources, Affiliates and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours (and at other times as may be mutually agreed), throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Affiliates’ officers, employees, accountants, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish Parent with financial, operating and other data and information as Parent, through its officers, employees or other authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Affiliates, would cause a violation of any agreement to which the Company or any of its Affiliates is a party, or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Affiliates, except, with respect to any on site procedure, with the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be kept confidential in accordance with the Confidentiality and Nondisclosure Agreement, dated as of May 8, 2007 between the Company and Vestar Capital Partners V, L.P. (the “Confidentiality Agreement”) which Confidentiality Agreement shall continue to apply.

Section 5.3  No Shop; Alternative and Superior Proposals.

(a) Subject to Section 5.3(b), from the date of this Agreement and continuing until the earlier of the receipt of the Company Shareholder Approval and the Termination Date, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Alternative Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, (B) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, or which could reasonably be expected to lead to, any Alternative Proposal, or (C) make a Change of Recommendation or approve or recommend, or publicly propose to approve or recommend, an Alternative Proposal or (D) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement or arrangement providing for or relating to or which could reasonably be expected to lead to an Alternative Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

(b) Notwithstanding the limitations set forth in Section 5.3(a), at any time from the date of this Agreement and continuing until the earlier of the receipt of the Company Shareholder Approval and the Termination Date, if (A) the Company receives an unsolicited bona fide written Alternative Proposal which (i) constitutes a Superior Proposal or (ii) which the Special Committee or the Board of Directors determines in good faith could reasonably be expected to result in a Superior Proposal and (B) the Special Committee or the Board of Directors determines in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Advisor that the failure of the Special Committee or the Board of Directors to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law, then the Company may take the following actions: (x) furnish non-public information to the third party making such Alternative Proposal (if, and only if, (1) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality and standstill provisions in form no more favorable to such person than those contained in the Confidentiality Agreement and (2) all such information has previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such third party) and (y) engage in discussions or negotiations with such third party with respect to such Alternative Proposal.

(c) The Company shall, and shall cause each of its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and their Representatives) that may be ongoing as of the date hereof with respect to or which could reasonably be expected to lead to an Alternative Proposal. The Company shall promptly (within 24 hours) advise Parent of the Company’s receipt of any request for information or request to discuss any Alternative Proposal or any Alternative Proposal and provide a copy of such request or Alternative Proposal made in writing or the material terms and conditions of such request or Alternative Proposal to the extent not made in writing, and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis. Without limiting the foregoing, the Company shall promptly (within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning an Alternative Proposal pursuant to this Section 5.3(b).  Promptly upon determination by the Special Committee or the Board of Directors that an Alternative Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Special Committee or the Board of Directors has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal.

(d) Other than in accordance with this Section 5.3, neither the Special Committee nor the Board of Directors shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Special Committee or the Board of Directors of or regarding the Merger or this Agreement or the other transactions contemplated by this Agreement; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer, or (iv) other than in connection with this Agreement and the Support and Voting Agreements and the agreements and transactions contemplated by this Agreement and the Support and Voting Agreements, exempt any person, agreement or transaction from the restrictions contained in any state takeover or similar laws, including in Sections 607.0901 and 607.0902 of the FBCA (each of the foregoing, a “Change of Recommendation”). Notwithstanding the foregoing, in response to the receipt of a Superior Proposal that was not solicited in violation of this Agreement by the Company or a Subsidiary or Representative of the Company

and that has not been withdrawn or abandoned, the Board of Directors may, prior to the receipt of the Company Shareholder Approval, (x) make a Change of Recommendation and (y) enter into an agreement regarding a Superior Proposal if, (A) the Special Committee or the Board of Directors has concluded in good faith, after consultation with the Company’s or the Special Committee’s outside legal counsel and the Advisor, that the failure of the Special Committee or the Board of Directors to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law, (B) the Company has given Parent five (5) business days’ (the “Notice Period”) prior written notice of its intention to take such action (it being understood and agreed that the Company shall provide notice to Parent of any material amendment to the financial terms or other material terms of any such Superior Proposal and if at the time of such further notice, less than two business days remain in such Notice Period, such Notice Period shall be extended such that five business days remain in such extended period following the delivery to Parent of such further notice), which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the person making such Superior Proposal), and be accompanied by a copy of the proposed transaction agreements for such Superior Proposal and any other material documents relating thereto, and (C) during the Notice Period, the Board of Directors or the Special Committee shall and shall cause their respective Representatives to, negotiate with Parent and Merger Sub and their respective Representatives in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal, and (D) with respect to an action described in clause (x) or (y) above, the Company has complied in all material respects with its obligations under this Section 5.3 and the Company shall have terminated this Agreement in accordance with Section 7.1(g) hereof and paid the Company Termination Fee to Parent in accordance with Section 7.2(a)(ii).  No Change of Recommendation shall change, modify or rescind any authorization, action or approval of the Special Committee (or disinterested directors) or the Board of Directors for purposes of causing any Anti-Takeover Statutes or other state law to be inapplicable to the transactions contemplated by this Agreement or the Support and Voting Agreement

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(f) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person or group of persons (other than a proposal or offer by Parent or any of its Subsidiaries) for or with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Subsidiary or Subsidiaries of the Company whose business constitutes ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (including capital stock of any Subsidiary of the Company), (ii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of the assets of the Company and its Subsidiaries that constitute ten percent (10%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of ten percent (10%) or more of the outstanding shares of Company Common Stock, or (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning ten percent (10%) or more of the shares of Company Stock then outstanding.

(g) As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (with all percentages, in the definition of Alternative Proposal increased to 50%) on terms that the Special Committee or the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and its respective outside legal counsel, (i) is at least as likely to be consummated in accordance with its terms as the transactions contemplated by this Agreement and (ii) if consummated, would result in a transaction more favorable to the holders of Company Common Stock (other than the Participating Holders) than the transactions provided for in this Agreement, in each case with respect to clauses (i) and (ii), after taking into account such factors as it considers to be appropriate (with the advice of outside legal counsel) including, among other things, the person making such Alternative Proposal and all legal, financial, regulatory, fiduciary, timing and other aspects of this Agreement and such Alternative Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and taking into account any revisions made or proposed in writing by Parent or Merger Sub prior to the time of determination.

Section 5.4  Filings; Other Actions.

(a) The Company, Parent and Merger Sub shall take or cause to be taken such actions as may be required to be taken under the Exchange Act any other federal securities Laws, and under any applicable state securities or “blue sky” Laws in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement and the Schedule 13E-3. In connection with the Merger and the Company Meeting, the Company shall as promptly as practicable after the date hereof prepare and file (in not event later than November 30, 2007) with the SEC the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company and Parent shall use all reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s shareholders, all as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall notify Parent promptly of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. Concurrently with the preparation and filing of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3. The parties shall cooperate and consult with each other in preparation of the Schedule 13E-3, including, without limitation, furnishing to the others the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its respective commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof. Each of the Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement or Schedule 13E-3 which shall have become false or misleading. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon.

(b) Prior to the earlier of the Effective Time or the Termination Date, the Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement or the Support and Voting Agreements.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the FBCA and its amended and restated articles of incorporation and amended and restated bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting as soon as practicable after mailing the Proxy Statement), (ii) include in the Proxy Statement the Recommendation of the Board of Directors, based on the unanimous recommendation of the Special Committee, that the shareholders of the Company vote in favor of the approval of this Agreement and, as applicable, the written opinion of the Advisor, dated on or about the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than the Participating Holders) and (iii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

Section 5.5  Stock Options and Restricted Shares; Employee Matters.

(a) Stock Options and Restricted Shares.  Except as otherwise agreed to in writing between the Company, Parent and Merger Sub:

(i) Each unexercised option to purchase or acquire shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holder thereof, become fully vested and be converted into the right to receive from the Surviving Corporation at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded up to the nearest cent, less such amounts as Parent, the Company or the Paying Agent determine in good faith are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. The vesting of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option.

(ii) Immediately prior to the Effective Time, except as set forth below, each award of restricted Company Common Stock (the “Restricted Shares”) shall be converted into the right to receive the Merger Consideration, less such amounts as Parent, the Company or the Paying Agent determine in good faith are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(iii) Prior to the Effective Time, the Board of Directors or the Compensation Committee of the Board of Directors, as applicable, shall adopt amendments to the Company Stock Plans and the applicable Company Benefit Plans with respect to Company Stock Options and Restricted Shares to implement the foregoing provisions of Sections 5.5(a)(i), and 5.5(a)(ii) and the Company shall take all such actions as may be necessary to accelerate the vesting of all Company Stock Options that are not vested Company Stock Options as of the Effective Time.

(b) Employee Matters.

(i) For a period of one year following the Effective Time, Parent shall provide or cause to be provided, to each individual who is a current employee of the Company and its Subsidiaries as of the Effective Time (“Company Employees”) total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits provided to Company Employees immediately before the Effective Time (excluding any equity based compensation, equity based benefits and nonqualified deferred compensation programs); provided, however, that nothing herein shall be construed to establish or amend any benefit plan, program, agreement or arrangement or to prevent the amendment or termination of any Company Benefit Plan or interfere with Parent’s or any of its Subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law or shall cause or require the extension, renewal or amendment of, or prevent the expiration of, any employment agreement which shall expire, terminate or fail to renew pursuant to its terms during such period. Nothing in this Section 5.5(b)(i) or this Agreement shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any employee at any time and for any or no reason.

(ii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the

Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service and shall not apply with respect to any equity-based arrangement. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents in the plan year in which the Effective Time occurs, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the plan year in which the Effective Time occurs as if such amounts had been paid in accordance with such New Plan.

(iii) The provisions of this Section 5.5(b) are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.5(b) under or by reason of any provision of this Agreement).

Section 5.6  Commercially Reasonable Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, or as otherwise required by Section 6.3(c) each of the parties hereto shall use (and cause its Affiliates to use) its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, including Third Party Consents, and all consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that prior to the Effective Time in no event shall the Company or any of its Affiliates, absent the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any real estate leases or Company Material Contracts.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) business days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) promptly inform the other party upon receipt of any material communication from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement; and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit legal counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party.

(c) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) protect the national security or the national economy of any nation.

Section 5.7  Anti-Takeover Statutes.

If any Anti-Takeover Statute shall become applicable to the agreements or transactions contemplated by this Agreement or the Support and Voting Agreements, each of the Company and Parent and the members of their respective Boards of Directors (and, in the case of the Company, the Special Committee) shall grant all approvals and take all actions as are necessary to ensure that the transactions and agreements contemplated by this Agreement and the Support and Voting Agreements may be effectuated and consummated as promptly as practicable on the terms contemplated by this Agreement and the Support and Voting Agreements and shall otherwise act to eliminate or minimize the effects of such Anti-Takeover Statute on or with respect to the transactions and agreements contemplated by this Agreement and the Support and Voting Agreements.

Section 5.8  Public Announcements.

So long as this Agreement is in effect, the Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9  Director and Officer Liability.

(a) Parent shall not, and shall cause the Surviving Corporation not to, take any action to alter or impair, any exculpatory or indemnification provisions existing in the articles of incorporation or bylaws of the Surviving Corporation or in the written indemnification agreements set forth on Section 5.9(a) of the Company Disclosure Schedule for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, provided that the Surviving Corporation shall, to the extent permitted by applicable Law, comply with all of the Company’s and its respective Subsidiaries’ obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof, including, without limitation, the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with any such person serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries. Such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Surviving Corporation’s articles of incorporation and bylaws from the Effective Time until the expiration of the applicable statue of limitations with respect to any claims against such directors, officers or employees arising out of such acts or omissions. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to the Surviving Corporation and such individual. For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect, the current policies of officers’ and directors’ liability insurance, employment practice insurance and fiduciary liabilities insurance maintained on the date hereof by the Company and its Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall substitute therefor policies with reputable and financially sound carriers providing such coverage and amount and containing such terms and conditions that are no less favorable to the covered persons in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided, further, however, that in no event will the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policies and if the annual premium exceeds such amount, the Surviving Corporation shall provide the maximum amount of coverage that can be obtained for such amount; provided, further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing.

(b) This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors, officers or employees of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns, and the agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any person, then and in each case to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.9

Section 5.10  Notice of Certain Events.

Each of the parties hereto shall use commercially reasonable efforts to promptly notify the other party of:

(a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

(b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(c) the receipt by such party of any notice or other communication from any person alleging that the consent of such person, which consent is or could reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;

(d) the receipt by such party of any notice or other communication from any Governmental Entity (including those relating to the compliance with any Health Care Law) in connection with the transactions contemplated by this Agreement; or

(e) its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

Section 5.11  Financing.

Parent and Merger Sub shall use its commercially reasonable efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions on a timely basis to obtaining the Financing applicable to Parent and Merger Sub set forth in such definitive agreements that are within its control, (iii) to comply with its obligations under the Debt Commitment Letter and (iv) to enforce its rights under the Debt Commitment Letter. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter except as expressly permitted by Section 4.5. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall immediately notify the Company, and Parent and Merger Sub shall use their respective commercially reasonable efforts to arrange any such portion from alternative sources on terms and conditions, taken as a whole, no less favorable to Parent or Merger Sub (as determined in the reasonable judgment of Parent and Merger Sub).

Section 5.12  Financing Cooperation.

From the date of this Agreement until Closing, the Company shall use commercially reasonable efforts to, and shall cause each of its Affiliates to, provide all cooperation reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Affiliates beyond the level of involvement ordinarily required in similar financing transactions) in connection with obtaining the financing contemplated by the Debt Commitment Letter, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the financing contemplated by the Financing Commitments; provided that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Affiliates as the obligor, (iii) using commercially reasonable efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in a reasonable number of drafting sessions and accounting due diligence sessions, (iv) executing and delivering any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions and documents as may be reasonably requested by Parent (including certificates of the chief financial officer or any of the Company’s Affiliates with respect to financing matters) or otherwise facilitating the pledging of collateral as may be reasonably requested by Parent; provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time, (v) furnishing Parent and Merger Sub and their financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Affiliates as may be reasonably requested by Parent, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K, including audits thereto to the extent so required (which audits shall be unqualified), under the Securities Act and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Debt Commitment Letter (information required to be delivered pursuant to this clause (v) being referred to as, the “Required Financial Information”), (vi) obtaining accountants’ comfort letters, accountants’ consents, legal opinions, surveys and title insurance as reasonably requested by Parent, (vii) taking all actions reasonably necessary to (A) permit the lenders under the Debt Commitment Letter to evaluate the Company’s and its Affiliates’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements will not become active or take effect until the Effective Time, (viii) entering into one or more credit or other agreements on terms reasonably satisfactory to Parent in connection with the financing contemplated by the Debt Commitment Letter; provided that neither the Company nor any of its Affiliates shall be required to enter into any agreement that is not contingent upon the Closing (including the entry into any purchase agreement), and (ix) take all corporate actions, subject to the occurrence of the Effective Time, reasonably r equested by Parent to permit the consummation of the financing contemplated by the Debt Commitment Letter and the direct borrowing or incurrence of all of the proceeds of the financing contemplated by the Debt Commitment Letter. Neither the Company nor any of its Affiliates shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Commitments prior to the Effective Time. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitments and any information utilized in connection therewith. Notwithstanding anything to the contrary, the condition set forth in Section 6.3(b) of this Agreement, as it applies to the Company’s obligations under this Section 5.12, shall be deemed satisfied unless the financing contemplated by the Debt Commitment Letter (or any alternative financing) has not been obtained as a result of the Company’s willful and material breach of its obligations under this Section 5.12.  The Company hereby consents to the use of its and its Affiliates’ logos in connection with the financing contemplated by the Commitments; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Affiliates or the reputation or goodwill of the Company or any of its Affiliates. All non-public or otherwise confidential information regarding the Company and its Affiliates obtained by Parent or the Parent Representatives pursuant to this Section 5.12 shall be kept confidential by Parent in accordance with the Confidentiality Agreement. Notwithstanding the foregoing sentence, any offering documents, private placement memoranda, bank information memoranda, prospectuses or other documents prepared pursuant to this Section 5.12 shall contain such information as is customarily contained in documents for similar financing transaction.

Section 5.13  Transfer Tax.

All sales and transfer taxes, deed taxes, conveyance fees, recording charges and similar taxes, fees and charges imposed as a result of the change of control and transfer of the Real Property to Parent (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes shall be paid by the Surviving Corporation. The Company and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such laws, the amount of any such Transfer Taxes payable in connection therewith.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c)(i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated, and (ii) all other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, shall have been obtained, other than any approval, consent or waiver the failure to obtain which would not (x) reasonably be expected, individually or in the aggregate, to have an adverse affect equal to or greater than 2.5% of the revenues, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (y) give rise to a violation of criminal law. As of the Effective Time, all such Company Approvals and Third Party Consents obtained by the Company shall remain in full force and effect and shall not have been revoked or materially modified.

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.

The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, disregarding for these purposes any materiality or “Parent Material Adverse Effect” qualifications therein, except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Substantially contemporaneous with the Effective Time and in accordance with Section 2.2(a), Parent shall cause to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Company Common Stock including Restricted Shares, plus cash to pay for the Company Stock Options pursuant to Section 5.5.

Section 6.3  Conditions to Obligation of Parent and Merger Sub to Effect and the Merger.

The obligation of Parent to effect the Merger is further subject to the satisfaction or waiver Parent of the following conditions:

(a) (i) Other than with respect to Sections 3.2(a), 3.2(b), 3.2(c), 3.3(a), and 3.26, the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, disregarding for these purposes any materiality or “Company Material Adverse Effect” qualifications therein, except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(c) and 3.3(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) The Company shall have delivered to Parent a certificate in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

(e) Since the date of this Agreement, no change, circumstance or effect shall have occurred that has had or would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 6.3(e), prior to obtaining the Company Shareholder Approval, facts, circumstances, events or changes that have a materially disproportionate adverse effect on the industries in which the Company and its Subsidiaries and Managed Practices operate in the United States shall constitute a Company Material Adverse Effect.

(f) The aggregate amount of Dissenting Shares shall be less than 5% of the total outstanding Shares immediately prior to the Effective Time.

(g) All Third Party Consents required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, as listed on Schedule 6.3(g) shall have been obtained.

(h) The representations and warranties of the Company set forth in Section 3.26 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date.

Section 6.4  Frustration of Closing Conditions.

Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1  Termination or Abandonment.

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time in accordance with the following provisions (whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company, unless specified otherwise herein):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before April 21, 2008 (the “End Date”) and (ii) the failure of the Effective Time to have occurred by such date is not the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement; provided, however, that if the Marketing Period has commenced on or before any such End Date, but not ended on or before any such End Date, such End Date shall automatically be extended through the earlier of (A) final day of the Marketing Period; or (B) the tenth business day after the original End Date; provided, further, that in the event Parent shall not have obtained the Financing by the End Date (as such date may be extended pursuant to the clause above) and the conditions set forth in Sections 6.1 and 6.3 are satisfied, notwithstanding the satisfaction of the conditions in Sections 6.1 and 6.3, Parent shall have the right to terminate this Agreement pursuant to this Section 7.1(b), but only if Holdings pays the Parent Termination Fee in accordance with Section 7.2(b) (and such termination shall not constitute a breach of the Parent’s obligation to close pursuant to Section 1.2);

(c) by either the Company or Parent if an injunction, order, decree or ruling (“Order”) shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its commercially reasonable efforts to remove such Order or other action; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if the issuance of such final, non-appealable Order or the failure of remove such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponement thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) cannot be cured by the End Date, provided, however, that the Company is not then in material breach of this Agreement;

(f) by Parent, if (A) the Company, or any of its Subsidiaries or Representatives shall have failed to comply in any material respect with the provisions in Section 5.3 of this Agreement or the Board of Directors or the Special Committee shall have resolved to do so, or (B) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) cannot be cured by the End Date, provided, however, that Parent is not then in material breach of this Agreement;

(g) by the Company, if prior to obtaining the Company Shareholder Approval, (x) the Special Committee or the Board of Directors has concluded in good faith, after consultation with the Special Committee’s or the Company’s outside legal counsel and the Advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders (other than the Participating Holders) under applicable Law, (y) the Company has complied in all material respects with Section 5.3, and (z) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal;

(h) by the Company, if Parent does not give effect to the Closing within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections 6.1 and 6.3 are satisfied and Parent fails to effect the Merger within three (3) business days following the final day of the Marketing Period; provided, that at the time of such notice and at the time of such termination, the conditions set forth in Sections 6.1 and 6.3 shall in fact be and shall remain satisfied; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if, at the time of such termination, there exists a breach of any representation, warranty or covenant by the Company that would result in the failure to satisfy the closing conditions set forth in Section 6.3(a) or 6.3(b); and

(i) by Parent, if (x) the Board of Directors of the Company shall have effected a Change of Recommendation, or (y) the Company has failed to include the Recommendation in the Proxy Statement.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Sections 7.2 and 8.2 through 8.14), and there shall be no other liability on the part of the Company or Parent to the other except: (A) as provided for in the Confidentiality Agreement; (B) as set forth in Section 7.2, as applicable; and (C) for liability arising out of fraud or an intentional breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity and may seek to prove additional damages as contemplated by Sections 7.3, 7.4 and 8.12 below, as applicable.

Actions taken by the Company pursuant to this Section 7.1 shall be taken by the Special Committee if then in existence.

Neither the Company nor Parent may terminate this Agreement or abandon the Merger except in accordance with the provisions of this Section 7.1.

Section 7.2  Termination Fees.

(a) Notwithstanding any provision in this Agreement to the contrary:

(i) in the event that (A) prior to the termination of this Agreement, any Alternative Proposal (substituting 50% for the 10% threshold set forth in the definition of Alternative Proposal) which could or could reasonably be expected to result in a transaction as favorable or more favorable to the holders of Company Common Stock (other than the Participating Holders) than the transactions provided for in this Agreement at such time as the bona fide intention of any person to make such Alternative Proposal is publicly proposed or publicly disclosed or otherwise made known to the Company prior to the time of such termination, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), by Parent or the Company pursuant to Section 7.1(d), or by Parent pursuant to Section 7.1(f), and (C) concurrently with or within nine (9) months after such termination, any definitive agreement providing for an Alternative Proposal shall have been entered into, the Company shall pay to Holdings a fee of $25,000,000 in cash (the “Company Termination Fee”); provided, no Company Termination Fee shall be payable if Holdings has previously paid the Parent Termination Fee pursuant to Section 7.1(b) or Section 7.2(b);

(ii) in the event that this Agreement is terminated by the Company pursuant to Section 7.1(g), on the date of execution of a definitive agreement with respect to such Superior Proposal, the Company shall pay to Holdings the Company Termination Fee;

(iii) in the event that this Agreement is terminated by Parent pursuant to Section 7.1(i), the Company shall pay the Company Termination Fee to Holdings no later than the second business day following the day of such termination;

(iv) in the event that this Agreement is terminated by Parent pursuant to Section 7.1(f) (regardless of whether Parent is entitled to payment pursuant to Section 7.2(a)(i)), by the Company pursuant to Section 7.1(g), by either party pursuant to Section 7.1(d), or by Parent pursuant to Section 7.1(i), the Company shall pay to Holdings, upon termination, an amount in cash equal to the sum of Parent’s and Merger Sub’s documented out-of-pocket fees and expenses reasonably incurred by it in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed $3,000,000 (the “Company Expense Reimbursement”); provided, however, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.2(a)(i) shall not relieve the Company of its obligation to pay the Company Expense Reimbursement pursuant to this Section 7.2(a)(iv); and, provided, further, that the payment by the Company of the Company Expense Reimbursement pursuant to this Section 7.2(a)(iv) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.2(a)(i).

The Company Termination Fee and the Company Expense Reimbursement shall be paid by wire transfer of same day funds as directed by Holdings reasonably in advance. Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Company Termination Fee or the Company Expense Reimbursement referred to in this Section 7.2(a) on more than one occasion. Upon payment of the Company Termination Fee and the Company Expense Reimbursement, as applicable, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub, their Affiliates or otherwise except for liability arising out of fraud or an intentional breach of this Agreement, in which case Parent shall have such rights and remedies as are contemplated by Sections 7.4 and 8.12 below (in addition to any amounts owed to such party under Section 7.2).

(b) In the event that this Agreement is terminated (i) by the Company or by Parent pursuant to Section 7.1(b) and the conditions set forth in Sections 6.1 and 6.3 would have been satisfied had the Closing been scheduled on the End Date, or (ii) by the Company pursuant to Section 7.1(e) or Section 7.1(h), then Holdings or its Affiliates shall pay, upon termination, $25,000,000 (the “Parent Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) business days following such termination), payable by wire transfer of same day funds. Under no circumstances shall the Parent Termination Fee be payable more than once pursuant to this Section 7.2(b).  Concurrently with the payment of the Parent Termination Fee, Holdings shall also pay to the Company an amount equal to the sum of the Company’s documented out of pocket fees and expenses reasonably incurred by it on and after September 24, 2007 in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed $3,000,000 (the “Parent Expense Reimbursement”). Upon payment of the Parent Termination Fee and Parent Expense Reimbursement, neither Holdings, Parent nor Merger Sub shall have any further liability with respect to this Agreement or the transactions contemplated by this Agreement to the Company, its stockholders, Affiliates or otherwise except for liability arising out of fraud or an intentional breach of this Agreement, in which case the Company shall have such rights as are contemplated by Section 7.3 below.

(c) Any payment made pursuant to this Section 7.2 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(d) Each of Holdings, the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement, and that any amounts payable pursuant to this Section 7.2 do not constitute a penalty but rather are liquidated damages in a reasonable amount to compensate the receiving party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if a party fails to pay the Company Termination Fee, the Company Expense Reimbursement or the Parent Termination Fee, as applicable, pursuant to this Section 7.2, and the receiving party commences a suit to obtain such payments, which results in a judgment against the paying party for the applicable amount due under this Section 7.2, such paying party shall pay the receiving party its costs and expenses (including reasonable attorney’s fees) in connection with such suit, together with interest on such amount at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Section 7.3  Limitation of Liability of Parent, Merger Sub and Their Affiliates.

Notwithstanding anything to the contrary in this Agreement and subject to Section 8.12(b) and the following sentence of this Section 7.3, if Parent and Merger Sub fail to effect the Closing or otherwise are in breach of this Agreement, then the monetary liability of Parent, Merger Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates members, managers, general or limited partners or assignees, in the aggregate, shall be limited to an amount equal to the Parent Termination Fee and the Parent Expense Reimbursement or, in the circumstances described in the following sentence, the Parent Liability Cap, and no person shall have any rights under the Equity Commitment Letter, whether at law or in equity, in contract, in tort or otherwise. None of Parent, Merger Sub or any of their respective former, current and future direct and indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, mangers, general or limited partners or assignees shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement except as expressly provided herein, except in the event of fraud or an intentional breach of this Agreement, in which case the Company shall be entitled to all rights and remedies available at law or in equity solely with respect to the recovery of monetary damages, provided that in no event shall the Company seek to prove or recover damages that, together with any Parent Termination Fee and Parent Expense Reimbursement received by the Company, exceed $40,000,000 (the “Parent Liability Cap”). The parties hereby agree that in the event Parent takes or fails to take any action or to perform any of its obligations under this Agreement or any related document based on Parent’s good faith determination, with a reasonable basis, that such action, inaction or non-performance is consistent with the terms of this Agreement or other related document, and it is ultimately determined that such action, inaction or non-performance was not consistent with the terms hereof or of such other related document, then the resulting breach by Parent shall not constitute an intentional breach or fraud by Parent for purposes of this Agreement.

Section 7.4  Limitation of Liability of the Company.

Notwithstanding anything to the contrary in this Agreement and subject to Section 8.12(a) and the following sentence of this Section 7.4, if the Company fails to effect the Closing or otherwise is in breach of this Agreement, then the monetary liability of the Company and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees, in the aggregate, shall be limited to an amount equal to the Company Termination Fee and the Company Expense Reimbursement, as applicable, and no person shall have any rights, whether at law or in equity, in contract, in tort or otherwise. None of the Company or its former, current and future direct and indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further monetary liability or obligation relating to or arising our of this Agreement or the transactions contemplated by this Agreement except as expressly provided herein except in the event of fraud or an intentional breach of this Agreement, in which case the Parent shall be entitled to all rights and remedies available at law or in equity and may seek to prove and recover additional damages (in addition to any amounts otherwise owed to such party under this Agreement). The parties hereby agree that in the event the Company takes or fails to take any action or to perform any of its obligations under this Agreement or any related document based on the Company’s good faith determination, with a reasonable basis, that such action, inaction or non-performance is consistent with the terms of this Agreement or other related document, and it is ultimately determined that such action, inaction or non-performance was not consistent with the terms hereof or of such other related document, then the resulting breach by the Company shall not constitute an intentional breach or fraud by the Company for purposes of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

Section 8.2  Expenses.

Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses.

Section 8.3  Counterparts; Effectiveness.

This Agreement may be executed in two or more consecutive counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.4  Governing Law.

This Agreement, and the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

Section 8.5  Jurisdiction; Enforcement.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the appropriate courts of the State of Florida or the United States District Court for the Middle District of Florida to the exclusion of any other forum or court. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.6  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location not on a business day or on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Radiation Therapy Services Holdings, Inc.
c/o Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167
Attention: James L. Elrod, Jr.
Facsimile: (212) 808-4922

with copies (which shall not constitute notice) to:

Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167
Attention: General Counsel
Facsimile: (212) 808-4922

and

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022
Attn: Michael Movsovich
Facsimile: (212) 446-4900

To the Company (prior to the Closing):

Radiation Therapy Services, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attn: Chairman of the Special Committee
Facsimile: (239) 690-1328

with copies (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard
Suite 2800 Tampa,
Florida 33602
Attn: Darrell C. Smith
Facsimile: (813) 229-1660

and

Holland & Knight LLP
100 North Tampa Street
Suite 4100 Tampa,
Florida 33602-3644
Attn: Robert J. Grammig and Richard B. Hadlow
Facsimile: (813) 229-0134

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may designate, by written notice to the Company, a Subsidiary that is wholly owned by Merger Sub to be merged with and into the Company in lieu of Merger Sub, in which event this Agreement will be amended such that all references in this Agreement to Merger Sub will be deemed references to such Subsidiary, and in that case, and pursuant to such amendment, all representations and warranties made in this Agreement with respect to Merger Sub will be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation and Parent and Merger Sub may, without the prior written consent of the other parties, assign any or all of their respective rights and interests hereunder to one or more of its Affiliates, designate one or more of its Affiliates to perform its obligations hereunder; in each case, so long as Parent is not relieved of any of its obligations hereunder; and provided further that Parent and Merger Sub may assign its rights and obligations hereunder to any person providing financing to such party for collateral assignment purposes. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9  Severability.  The parties intend for this Agreement to be enforced as written. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided that, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and, provided, further that upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.10  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), the Support and Voting Agreements, and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to its subject matter and supersedes all other prior oral or written agreements and understandings between the parties with respect to the subject matter of this Agreement. Except for the provisions of Section 5.9 (which in each case shall inure to the benefit of the persons benefiting therefrom who are intended to be third-party beneficiaries thereof), this Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.11  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee, if then in existence),

Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NASDAQ Global Select Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12  Specific Performance.

(a) The parties acknowledge and agree that immediate and irreparable harm would occur for which the payment of money would not compensate the affected party and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Florida or any Federal court sitting in the State of Florida, without proof of actual damages or the posting of bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, that if this Agreement is terminated by the Company pursuant to and in accordance with Section 7.1(g), Parent and Merger Sub’s sole and exclusive remedy shall be the remedies set forth in Section 7.2; provided, further, that in the event a court orders specific performance of this Agreement by the Company, such specific performance shall be in lieu of the Company Termination Fee and Company Expense Reimbursement.

(b) The parties acknowledge that the Company shall not be entitled to any injunction to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 7.2(b) and Section 7.3.

Section 8.13  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15  Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person, including such person’s Subsidiaries. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract (excluding through the exercise of rights under administrative services agreements, and transition agreement and stock pledges) or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge after reasonable investigation of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge after reasonable investigation of the following individuals: Joseph Biscardi, Madlyn Dornaus, Daniel E. Dosoretz, Daniel Galmarini, Michael J. Katin, James H. Rubenstein, David N.T. Watson, and Amy Bergin. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Florida or New York are authorized by law or executive order to be closed. As used in this Agreement, “GAAP” means United States generally accepted accounting principles. As used in this Agreement, “Indebtedness” shall mean, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with generally accepted accounting principles), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of any other person. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. As used in this Agreement, “EBITDA” shall have the meaning ascribed to such term in the Company’s Fourth Amended and Restated Credit Agreement, dated December 16, 2005. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined in the section set forth opposite such term:

Defined Term	Section

Advisor	3.18
Affiliate Transactions	3.24(ii)
Agreement	Introduction
Alternative Proposal	5.3(f)
Articles of Merger	1.3
Batan Insurance	3.22(b)
Board of Directors	Recitals
Book-Entry Shares	2.2(a)(i)
Business	3.2(f)
Cancelled Shares	2.1(c)
Certificates	2.2(a)(i)
Change of Recommendation	5.3(d)(iv)
Closing	1.2
Closing Date	1.2
Code	2.2(b)(iii)
Company	Introduction
Company Approvals	3.3(b)(vii)
Company Benefit Plans	3.10(e)

Defined Term	Section

Company Common Stock	2.1(a)
Company Disclosure Schedule	Article III
Company Employees	5.5(b)(i)
Company Expense Reimbursement	7.2(a)(iv)
Company Intellectual Property	3.16
Company Material Adverse Effect	3.1
Company Material Contracts	3.20(a)(xi)
Company Meeting	5.4(c)(i)
Company Permits	3.7(b)
Company Preferred Stock	3.2(a)
Company SEC Documents	3.4(a)
Company Shareholder Approval	3.19
Company Stock Option	5.5(a)(i)
Company Stock Plans	3.2(a)(iii)
Company Termination Fee	7.2(a)(i)(c)
Confidentiality Agreement	5.2(b)
Contracts	3.3(c)(i)
Current Policies	5.9(a)
Damages	5.9(a)(i)
Debt Commitment Letter	4.5(b)
Debt Financing	4.5(b)
Dissenting Shares	2.1(f)(i)(C)
Effective Time	1.3
End Date	7.1(b)(i)
Environmental Law	3.9(b)
ERISA	3.10(e)
ERISA Affiliate	3.10(b)
Exchange Act	3.3(b)(ii)
Exchange Fund	2.2(a)(ii)
FBCA	Recitals
Financing	4.5(b)
Financing Commitments	4.5(b)
GAAP	8.15(a)
Governmental Entity	3.3(b)(vii)
Hazardous Substance	3.9(c)
Health Care Laws	3.8(a)
HSR Act	3.3(b)(iii)
Improvements	3.17(c)
Indebtedness	8.15(a)
Intellectual Property	3.16
Investments	3.2(f)
Investor	Recitals
Law	3.7(a)
Laws	3.7(a)
Leased Real Properties	3.17(b)
Lien	3.3(c)(i)
Managed Practice	3.7(a)
Marketing Period	1.2

Defined Term	Section

Material Lease	3.3(d)(ii)
Measurement Date	3.2(c)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Introduction
New Financing Commitments	4.5
New Plans	5.5(b)(ii)
Notice Period	5.3(d)
Old Plans	5.5(b)(ii)(A)
Option and Stock-Based Award Consideration	2.2(a)
Order	7.1(c)
Other Incentive Awards	3.2(c)
Owned Real Properties	3.17(a)
Parent	Introduction
Parent Approvals	4.2(b)(iii)
Parent Disclosure Schedule	Article IV
Parent Expense Reimbursement	7.2(b)
Parent Material Adverse Effect	4.1
Parent Liability Cap	7.3
Parent Termination Fee	7.2(b)
Participating Holder	Recitals
Paying Agent	2.2(a)
Permitted Lien	3.3(c)(i)(D)
Programs	3.8(b)
Proxy Statement	3.13
Real Properties	3.17(b)
Recommendation	3.3(a)(iii)
Regulatory Law	5.6(d)
Representatives	5.2(a)
Required Financial Information	5.12
Restricted Shares	5.5(a)(i)
Rollover Shares	Recitals
Sarbanes-Oxley Act	3.5
Schedule 13E-3	3.13(a)
SEC	3.4(a)
Securities Act	3.3(b)(iv)
Share	2.1(a)
Special Committee	Recitals
Subsidiaries	8.15(a)
Superior Proposal	5.3(g)
Surviving Corporation	1.1
Tax Return	3.14(b)
Taxes	3.14(b)(i)
Termination Date	5.1(a)
Transfer Taxes	5.13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Leo Doerr
Name:     Leo Doerr

Title:	Chairman-Special Committee

RADIATION THERAPY SERVICES HOLDINGS, INC.

By:	/s/ Erin L. Russell
Name:     Erin L. Russell

Title:	Vice President

RTS MERGERCO, INC.

By:	/s/ Erin L. Russell
Name:     Erin L. Russell

Title:	Vice President

For purposes of Section 7.2 only:

RADIATION THERAPY INVESTMENTS, LLC

By:	/s/ Erin L. Russell
Name:     Erin L. Russell

Title:	Vice President

ANNEX B

October 18, 2007

The Special Committee of the Board of Directors
Radiation Therapy Services, Inc.
2234 Colonial Boulevard
Fort Myers, FL 33907

Gentlemen:

We understand that Ranger Holdings, Inc. (“Holdings”), a wholly-owned indirect subsidiary of Vestar Capital Partners V, L.P. (“Vestar”), Ranger Merger Co, a wholly-owned direct subsidiary of Holdings (“Merger Sub”), Radiation Therapy Services, Inc. (the “Company”) and, solely for purposes of Section 7.2 of the Merger Agreement (as defined below), RTS Holdings, LLC propose to enter into a Merger Agreement pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Proposed Transaction”) and that, in connection with the Proposed Transaction, each outstanding share of common stock of the Company (the “Common Stock”) will be converted into the right to receive $32.50 in cash (the “Consideration”). “Common Stock” for the purposes of this letter will exclude: (a) shares as to which appraisal rights have been perfected and (b) shares held by “Participating Holders” (as such term is defined in the Merger Agreement).

You have requested that we render our opinion, as investment bankers, to the special committee (the “Special Committee”) of the board of directors of the Company (the “Board of Directors”) as to the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Stock, of the Consideration to be received by such holders in the Proposed Transaction.

In conducting our analysis and arriving at our opinion, we have reviewed and analyzed, among other things, the following:

i. The drafts of the merger agreement dated as of October 18, 2007 (the “Merger Agreement”), of the equity commitment letter sent to us on October 18, 2007 between Vestar and Holdings (the “Commitment Letter”), and of the support and voting agreements dated as of October 18, 2007 by and among Ranger Investments, LLC (“Parent”), Holdings (a direct, wholly-owned subsidiary of Parent), and each of the shareholders of the Company listed as signatories thereto (collectively, the “Voting Agreements”), which you have represented to us are, with respect to all material terms and conditions thereof, substantially in the form of the definitive agreements to be executed and delivered by the parties thereto promptly after the receipt of this opinion;

ii. The Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) with respect to its fiscal year ended December 31, 2007, the Company’s quarterly reports on Form 10-Q filed with the SEC with respect to its fiscal quarters ended March 31, 2007 and June 30, 2007, respectively, which the Company’s management has identified as being the most current financial statements available, and certain other filings made by the Company with the SEC;

iii. Certain other publicly available business and financial information concerning the Company, and the industry in which it operates, which we believe to be relevant;

iv. Certain internal information and other data relating to the Company, and its respective business and prospects, including budgets, forecasts, projections and certain presentations prepared by the Company, which were prepared by the Company’s senior management and provided to us by the Company’s financial advisor;

v. The reported sales prices and trading activity of the Common Stock;

vi. Certain publicly available information concerning certain other public companies which we believe to be relevant and the trading markets for certain of such other companies’ securities; and

vii. The financial terms of certain unrelated transactions which we believe to be relevant.

We have also met with and participated in conference calls with certain officers and employees of the Company as well as the Company’s financial advisor to discuss the Company’s business, operations, assets, present financial condition and prospects, as well as the Proposed Transaction, and undertook such other studies, analyses, investigations and other efforts as we deemed appropriate.

We have, with your permission, assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company’s forecasts and projections provided to or reviewed by us have been reasonably prepared based upon the best current estimates and judgment of the Company’s management as to the future financial condition and results of operations of the Company. In that regard, we have assumed, with your consent, that (i) the forecasts and projections of the Company will be achieved at the times and in the amounts contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the forecasts and projections of the Company or the estimates and judgments upon which they are based. We have made no independent investigation of any legal, accounting or tax matters affecting the Company, and have assumed the correctness of all legal, accounting and tax advice given the Company and the Board of Directors or any committee thereof. We have further assumed, with your consent, that the Proposed Transaction will be consummated on the terms described in the Merger Agreement, the Commitment Letter and the Voting Agreements without waiver, modification or amendment of any of the material terms or conditions. We have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. Our opinion necessarily is based upon economic, market, financial, political, regulatory and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

This opinion is provided to the Special Committee and may be provided to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion does not address the Company’s underlying business decision to approve the Proposed Transaction, and it does not constitute a recommendation to the Company, the Board of Directors, the Special Committee or any other committee of the Board of Directors, its shareholders, or any other person as to any specific action or vote that should be taken in connection with the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Proposed Transaction sent to the Company’s shareholders; provided that any description or reference to Morgan Joseph & Co. Inc. or to this opinion included in such proxy statement or information statement shall be in form and substance reasonably acceptable to us.

We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, portfolio companies of Vestar, and their respective affiliates. Other than this engagement, we have not been, and are not, engaged by the Company, Vestar or any of the portfolio companies of Vestar.

Based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion as investment bankers that, as of the date hereof, the Consideration to be received by the holders of Common Stock in the Proposed Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

MORGAN JOSEPH & CO. INC.

ANNEX C

FLORIDA BUSINESS CORPORATION ACT

607.1301 Appraisal rights; definitions. — The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302 Right of shareholders to appraisal. —

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303 Assertion of rights by nominees and beneficial owners. —

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 Notice of appraisal rights. —

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321 Notice of intent to demand payment. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

607.1323 Perfection of rights; right to withdraw. —

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324 Shareholder’s acceptance of corporation’s offer. —

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326 Procedure if shareholder is dissatisfied with offer. —

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action. —

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. Court costs and counsel fees. —

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. Disposition of acquired shares. —

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. Limitation on corporate payment. —

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

ANNEX D

Information Relating to Holdings, Parent, Merger Sub and Vestar Capital Fund

Radiation Therapy Investments, LLC: Board of Managers and Executive Officers

The names and material occupations, positions, offices or employment during the past five years of the current managers, executive officers and members of Holdings are set forth below:

James L. Elrod, Jr., Manager and President. Refer to “— Vestar Capital Partners V, L.P.” below.

Jack M. Feder, Manager and Secretary. Refer to “— Vestar Capital Partners V, L.P.” below.

Erin L. Russell, Manager and Vice President. Refer to “— Vestar Capital Partners V, L.P.” below.

Vestar Capital Partners V, L.P., Member. Refer to “— Vestar Capital Partners V, L.P.” below.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Radiation Therapy Services Holdings, Inc.: Directors and Executive Officers

The names and material occupations, positions, offices or employment during the past five years of the current executive officers and directors of Radiation Therapy Services Holdings, Inc. are set forth below:

James L. Elrod, Jr., Director and President. Refer to “— Vestar Capital Partners V, L.P.” below.

Jack M. Feder, Secretary. Refer to “— Vestar Capital Partners V, L.P.” below.

Erin L. Russell, Director and Vice President. Refer to “— Vestar Capital Partners V, L.P.” below.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

RTS MergerCo, Inc.: Directors and Executive Officers

The names and material occupations, positions, offices or employment during the past five years of the current executive officers and directors of RTS MergerCo, Inc. are set forth below:

James L. Elrod, Jr., Director and President. Refer to “— Vestar Capital Partners V, L.P.” below.

Jack M. Feder, Secretary. Refer to “— Vestar Capital Partners V, L.P.” below.

Erin L. Russell, Director and Vice President. Refer to “— Vestar Capital Partners V, L.P.” below.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Vestar Capital Partners V, L.P.

Vestar Capital Partners V, L.P (“Vestar Fund V”) is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments.

D-1

Vestar Associates V, L.P. (“Vestar Associates V”) is the general partner of Vestar Fund V. Vestar Associates V is a Scottish limited partnership, the principal business of which is acting as a general partner of Vestar Fund V and related funds.

Vestar Managers V Ltd. (“Vestar Managers”) is the general partner of Vestar Associates V. Vestar Managers is a Cayman Island exempted company engaged in the business of acting as the general partner of persons primarily engaged in the business of making private equity and other types of investments.

The business address of each of Vestar Fund V, Vestar Associates V and Vestar Managers and the managing directors listed below (collectively, the “Vestar Parties”) is c/o Vestar Capital Partners, 245 Park Avenue, 41st Floor, New York, New York 10167-4098

The names and material occupations, positions, offices or employment during the past five years of each managing director of Vestar Managers are set forth below. Each is a U.S. citizen.

Daniel S. O’Connell is the sole director and managing director of Vestar Managers. Mr. O’Connell has been with Vestar for each of the last five years.

Norman W. Alpert is a managing director of Vestar Managers. Mr. Alpert has been with Vestar for each of the last five years.

Bryan J. Carey is a managing director of Vestar Managers. Mr. Carey has been with Vestar for each of the last five years.

James L. Elrod, Jr. is a managing director of Vestar Managers. Mr. Elrod has been with Vestar for each of the last five years.

James P. Kelley is a managing director of Vestar Managers. Mr. Kelley has been with Vestar for each of the last five years.

Sander M. Levy is a managing director of Vestar Managers. Mr. Levy has been with Vestar for each of the last five years.

Kevin Mundt is a managing director of Vestar Managers. Mr. Mundt has been with Vestar for each of the last five years.

Brian K. Ratzan is a managing director of Vestar Managers. Mr. Ratzan has been with Vestar for each of the last five years.

Robert L. Rosner is a managing director of Vestar Managers. Mr. Rosner has been with Vestar for each of the last five years.

Brian P. Schwartz is a managing director of Vestar Managers. Mr. Schwartz has been with Vestar for each of the last five years.

John R. Woodard is a managing director of Vestar Managers. Mr. Woodward has been with Vestar for each of the last five years.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

D-2

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2006
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 000-50802

RADIATION THERAPY SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	65-0768951
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2234 Colonial Boulevard Fort Myers, Florida (Address Of Principal Executive Offices)	33907 (Zip Code)

(239) 931-7275
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.0001 per share
(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐     No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

The aggregate market value of the shares of common stock of Radiation Therapy Services, Inc. held by non-affiliates based upon the closing price on June 30, 2006, was approximately $332.2 million.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer as defined in Rule 12b-2 of the Exchange Act. Large accelerated filer  ☐     Accelerated filer  ☑     Non-accelerated filer  ☐

As of February 1, 2007, the number of outstanding shares of common stock of Radiation Therapy Services, Inc. was 23,427,078.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the definitive proxy statement for our annual meeting of shareholders, which we expect to file with the Securities and Exchange Commission within 120 days after December 31, 2006, are incorporated by reference into Part III of this report.

PART I

Item 1.	Business

Overview

We are a provider of radiation therapy services to cancer patients. We own, operate and manage treatment centers focused principally on providing comprehensive radiation treatment alternatives ranging from conventional external beam radiation to newer, technologically-advanced options. We believe we are the largest company in the United States focused principally on providing radiation therapy. We opened our first radiation treatment center in 1983 and as of December 31, 2006, we provided radiation therapy in 66 freestanding and 10 hospital-based treatment centers. In 2006 we acquired 11 treatment centers including 7 in Southeastern Michigan. Our treatment centers are clustered into 24 local markets in 15 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island and West Virginia. In our 24 years of operation, we have developed a standardized operating model that enables our treatment centers to deliver high-quality, cost-effective patient care. We have a highly experienced management team and a number of our senior radiation oncologists are nationally recognized by the American College of Radiation Oncology for excellence and leadership in the field of radiation oncology. We also have affiliations with physicians specializing in other areas including gynecological and surgical oncology and urology in a limited number of our markets to strengthen our clinical working relationships.

We completed our initial public offering in June 2004. Our principal executive office is located at 2234 Colonial Boulevard, Fort Myers, Florida and our telephone number is (239) 931-7275. We conduct much of our business under the name of our wholly-owned subsidiary, 21st Century Oncology, Inc. Our corporate website is www.rtsx.com and we make available copies of our filings with the Securities and Exchange Commission on our website under the heading “Investor Relations” as soon as reasonably practicable after their filing. Our filings are also available on the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

Industry Overview

Cancer is the second leading cause of death in the United States, exceeded only by heart disease. In 2007, the American Cancer Society estimates there will be 1.5 million new cancer cases diagnosed in the United States and that cancer will account for one in every four deaths.

Treatment Options.  There are many types of cancer, each of which is unique in how it grows and how it responds to treatment. A physician may choose which treatment or combination of treatments is most appropriate. Individuals diagnosed with cancer have four general treatment options:

•	radiation therapy (treatment with radiation to eliminate cancer cells);

•	surgery (to remove a tumor);

•	chemotherapy (treatment with anticancer drugs); and

•	biological therapy (treatment to stimulate or restore the ability of the immune system to fight infection and disease).

We focus principally on radiation therapy, which may be used alone or in combination with surgery, chemotherapy or biological therapy.

Radiation Therapy.  According to the American Society for Therapeutic Radiology and Oncology, approximately 50% to 60% of patients diagnosed with cancer receive radiation therapy. Radiation therapy is used to treat the most common types of cancer, including prostate, breast, lung and colorectal cancer, and involves exposing the patient to an external or internal source of radiation. Radiation therapy can be used to cure cancer by destroying cancer cells and, when curing cancer is not possible, to shrink tumors and reduce pressure, pain and relieve other symptoms of the cancer to enhance a patient’s quality of life.

Radiation Therapy Technology.  The radiation utilized by a radiation oncologist for external beam treatments is produced by a machine known as a linear accelerator. A normal course of external beam radiation therapy ranges from 20 to 40 total treatments, given daily over a four to eight week period. Recent research has produced new, advanced methods for performing radiation treatments. These advanced methods result in more effective treatments that minimize the harm to healthy tissues that surround the tumor and therefore result in fewer side effects.

Radiation Therapy Market.  According to the American Society for Therapeutic Radiology and Oncology, it is estimated that there are approximately 4,200 radiation oncologists in the United States and over 2,200 hospital and freestanding radiation therapy centers. We believe that growth in the radiation therapy market will be driven by the following trends:

•	aging of the population in the United States, as 77% of all cancers are diagnosed in people over age 55;

•	earlier detection and diagnosis of cancer;

•	increased knowledge of and demand for advanced treatments by patients;

•	growing utilization of advanced treatment technologies; and

•	discovery of new and innovative means of delivering radiation therapy for the treatment of cancer.

We believe most of our competitors are not in a position to take full advantage of the opportunities within the market due to barriers to entry, such as significant capital requirements, limited size of operations, lack of depth in important areas such as technology, limited number and experience of physicians, availability of resources and lack of management experience.

Our Operating Strategy

Our goal is to provide cancer patients with radiation therapy treatments to maximize clinical outcomes. We focus principally on providing a broad spectrum of radiation therapy in both a patient-friendly environment and cost-effective manner. Our model is designed to maximize our relationships with patients and referring physicians, as well as attract and retain radiation oncologists. We believe that our operating strategy enables us to maximize patient service, quality of care and financial performance. The key elements of our operating strategy are to:

Emphasize Patient Service.  We focus on providing our patients with an environment that minimizes the stress and uncertainty of being diagnosed with and treated for cancer. Our goal is to see patients within 24 hours of a referral and begin treatment as soon as possible thereafter. Our radiation oncologist discusses the proposed treatment, the possible side effects and the expected results of treatment with the patient and is available to respond to questions or concerns at any time. Other services we provide include nutritional counseling and assistance with reimbursement from third-party payers. We believe that our focus on patient service enhances the quality of care provided and differentiates us from other radiation therapy providers.

Provide Advanced Radiation Treatment Alternatives.  Within our local markets, we are a leader in providing the most advanced radiation therapy alternatives. The advanced radiation treatment alternatives we provide are designed to deliver more effective radiation directly to the tumor while minimizing harm to surrounding tissues and therefore reducing side effects. We have directly benefited from the increasing awareness of cancer patients to these advanced radiation treatment alternatives.

Establish and Maintain Strong Clinical Relationships with Referring Physicians.  Our team of radiation oncologists seeks to develop and maintain strong working clinical relationships with referring physicians by:

•	establishing a presence in the medical community and receiving referrals for radiation therapy based on our reputation for providing a high standard of quality patient care;

•	providing excellent patient service and involving the referring physician in the care of the patient;

•	educating our existing and potential referring physicians on new methods of radiation therapy; and

•	strengthening clinical relationships by fully integrating with key physicians through group practices in selected markets.

Recruit and Retain Leading Radiation Oncologists.  We recruit radiation oncologists with excellent academic and clinical backgrounds who we believe have potential for professional growth. Our more senior oncologists are members of numerous professional organizations and have developed national reputations for excellence. We attract and retain radiation oncologists by:

•	offering them the opportunity to join an established team of leaders in the field of radiation oncology;

•	providing them greater access to advanced technologies;

•	offering them the opportunity to develop expertise in advanced treatment procedures;

•	enabling them to conduct research and encouraging them to publish their results; and

•	providing them with the opportunity to earn above the national average compensation for radiation oncologists.

Cluster Our Treatment Centers In Local Markets.  We cluster treatment centers in our local markets, which enables us to offer our patients a wide array of radiation therapy services in a cost-effective manner. By concentrating our treatment centers within a given geography, we are able to leverage our investment in advanced treatment technologies and our clinical and operational expertise across a larger patient population. Treatment centers in each of our clusters also share support services, such as physics, which leads to lower operating costs per treatment center. We are also able to better leverage our relationships with managed care payers due to the number of patients treated within our local markets.

Continually Enhance Operational Efficiencies.  During our 24 years of operations, we have developed a standardized operating model that enables our treatment centers to cost-effectively deliver high-quality patient care. We continue to enhance our operating performance through the use of established protocols and procedures in our clinical operations. Furthermore, we have a centralized approach to business functions such as accounting, administration, billing, collection, marketing and purchasing, which we believe results in significant economies of scale and operating efficiencies.

Our Growth Strategy

Our growth strategy is to further increase our market share within our established local markets and selectively expand into new local markets. The key elements of our growth strategy are to:

Increase Revenue and Profitability of Our Existing Treatment Centers

We plan to increase revenue and profitability at our treatment centers within established local markets by:

•	increasing clinical referrals from physicians;

•	expanding our offering of advanced treatment services;

•	affiliating with physicians specializing in other areas including gynecological and surgical oncology and urology;

•	adding additional radiation oncologists; and

•	entering into additional payer relationships.

Develop New Treatment Centers Within Our Existing Local markets

We plan to develop treatment centers to expand our existing local markets. We have experience in the design and construction of radiation treatment centers, having developed 22 treatment centers located in California, Florida, Maryland, Nevada and Rhode Island. Our newly-developed treatment centers typically achieve positive cash flow within six to twelve months after opening.

Selectively Enter New Local Markets

We plan to selectively expand into new local markets through acquisition, new treatment center development and strategic alliances and joint ventures. We evaluate potential expansion into new local markets based on:

•	demographic characteristics, including the number and concentration of Medicare recipients, population trends and historical and projected patient population growth and radiation treatment volumes;

•	the extent to which we may have any pre-existing relationships with physicians or hospitals;

•	the current competitive landscape of existing freestanding or hospital-based radiation treatment centers;

•	the payer environment; and

•	the regulatory environment.

Expand Through Acquisitions.  We plan to enter new local markets through the acquisition of established treatment centers that provide us the opportunity to leverage our current infrastructure. We seek to acquire treatment centers with leading radiation oncologists, strong clinical referral sources and substantial prospects for growth. We believe that significant opportunity exists to add value to acquired treatment centers by providing advanced radiation therapy technology and services and by implementing our proven operating model, which includes our standardized operating systems. In 2006 we entered 2 new local markets and we acquired 11 treatment centers. We have entered 12 local markets through acquisitions and have acquired 44 treatment centers to date.

Expand Through New Treatment Center Development.  Where desirable, we plan to enter new local markets by internally developing new radiation treatment centers. To date, we have established 22 treatment centers in 9 local markets located in California, Florida, Maryland, Nevada and Rhode Island by internally developing new radiation treatment centers. Although we did not internally develop any new treatment centers in 2006, we currently plan to develop new treatment centers in our new local markets in Palm Springs, California and Scottsdale, Arizona, as well as add centers to our existing markets in southwest Florida.

Expand Through Strategic Alliances and Joint Ventures.  We also plan to enter new local markets through strategic alliances and joint ventures. To date, we have entered 3 local markets through strategic alliances. These strategic alliances and joint ventures vary by market and can include the provision of administrative services, technology services and professional services or any combination thereof. To date, we have established these arrangements primarily with hospitals seeking our expertise in providing high-quality, cost-effective radiation therapy. Our desire and ability to enter into strategic alliances and joint venture arrangements depends on the regulatory and competitive environment and other economic factors. We have experience in effectively structuring these arrangements in a manner designed to meet the needs of multiple constituencies, including the physicians, the hospitals and regulatory authorities. Strategic alliances and joint ventures provide us with alternative methods to enter attractive new markets.

Expand Through Affiliations with Other Oncologists and Specialists.  Healthcare is delivered locally, and in certain local markets, it may be advantageous to fully integrate with key physicians with medical specialties other than radiation oncology. As the practice of oncology and radiation oncology has become increasingly sophisticated, there has been a need to integrate other medical specialties in our operations. High precision radiation therapy requires close cooperation with other physicians, often from the surgical fields, to be able to target and treat tumors. In these instances, we believe we can further strengthen both our clinical working relationships and our standing in the local oncology field. We currently operate as a group practice in a limited number of our markets, principally with other oncologists, including gynecological and surgical oncologists, and, beginning in December 2005, in one local market with urologists. We plan to continue to seek affiliations with physicians having specialties other than radiation oncology where desirable.

Operations

We have 24 years of experience operating radiation treatment centers. We have developed an integrated operating model, which is comprised of the following key elements:

Treatment Center Operations.  Our treatment centers are designed specifically to deliver high-quality radiation therapy in a patient-friendly environment. A treatment center typically has one or two linear accelerators, with additional rooms for simulators, computed tomography (CT) scans, physician offices, film processing and physics functions. In addition, treatment centers include a patient waiting room, dressing rooms, exam rooms and hospitality rooms, all of which are designed to minimize patient stress.

Cancer patients referred to one of our radiation oncologists are provided with an initial consultation, which includes an evaluation of the patient’s condition to determine if radiation therapy is appropriate, followed by a discussion of the effects of the therapy. If radiation therapy is selected as a method of treatment, the medical staff engages in clinical treatment planning. Clinical treatment planning utilizes x-rays, CT imaging, ultrasound, positron emission tomography (PET) imaging and, in many cases, advanced computerized 3-D conformal imaging programs, in order to locate the tumor, determine the best treatment modality and the treatment’s optimal radiation dosage, and select the appropriate treatment regimen.

Our radiation treatment centers typically range from 5,000 to 12,000 square feet, have a radiation oncologist and a staff ranging between 10 and 25 people, depending on treatment center capacity and patient volume. The typical treatment center staff includes: radiation therapists, who deliver the radiation therapy, medical assistants or medical technicians, an office financial manager, receptionist, transcriptionist, block cutter, file clerk and van driver. In markets where we have more than one treatment center, we can more efficiently provide certain specialists to each treatment center, such as physicists, dosimetrists and engineers who service the treatment centers within that local market.

Standardized Operating Procedures.  We have developed standardized operating procedures for our treatment centers in order to ensure that our professionals are able to operate uniformly and efficiently. Our manuals, policies and procedures are refined and modified as needed to increase productivity and efficiency and to provide for the safety of our employees and patients. We believe that our standard operating procedures facilitate the interaction of physicians, physicists, dosimetrists and radiation therapists and permit the interchange of employees among our treatment centers. In addition, standardized procedures facilitate the training of new employees.

Coding and Billing.  Coding involves the translation of data from a patient’s medical chart to our billing system for submission to third-party payers. Our treatment centers provide radiation therapy services under approximately 60 different professional and technical codes, which determine reimbursement. Our Medical Director along with our certified professional coders work together to establish coding and billing rules and procedures to be utilized at our radiation treatment centers providing consistency across centers. In each radiation treatment center, our office financial manager is in charge of executing these rules and procedures with the trained personnel located at each treatment center. To provide an external check on the integrity of the coding process, we have retained the services of a third-party consultant to review and assess our coding procedures and processes on a periodic basis. Billing and collection functions are centrally performed by a staff at our executive offices.

Management Information Systems.  We utilize centralized management information systems to closely monitor data related to each treatment center’s operations and financial performance. Our management information systems are used to track patient data, physician productivity and coding, as well as billing functions. Our management information systems also provide monthly budget analyses, financial comparisons to prior periods and comparisons among treatment centers, thus enabling management to evaluate the individual and collective performance of our treatment centers. We developed a proprietary image and text retrieval system referred to as the Oncology Wide-Area Network, which facilitates the storage and review of patient medical charts and films. We periodically review our management information systems for possible refinements and upgrading. Our management information systems personnel install and maintain our system hardware, develop and maintain specialized software and are able to integrate the systems of the practices we acquire.

Engineering and Physics Departments.  We have established engineering and physics departments which implement standardized procedures for the acquisition, installation, calibration, use, maintenance and replacement of our linear accelerators, simulators and related equipment, as well as to the overall operation of our treatment centers. Our engineers perform preventive maintenance, repairs and installations of our linear accelerators. This enables our treatment centers to maximize equipment productivity and to minimize downtime. In addition, the engineering department maintains a warehouse of linear accelerator parts in order to provide equipment backup. Our physicists monitor and test the accuracy and integrity of each of our linear accelerators on a regular basis to ensure the safety and effectiveness of patient treatment. This testing also helps ensure that the linear accelerators are uniformly and properly calibrated.

Total Quality Management Program.  We strive to achieve total quality management throughout our organization. Our treatment centers, either directly or in cooperation with the appropriate professional corporation or hospital, have a standardized total quality management program consisting of programs to monitor the design of the individual treatment of the patient via the evaluation of charts by radiation oncologists, physicists, dosimetrists and radiation therapists and for the ongoing validation of radiation therapy equipment. Each of our new radiation oncologists is assigned to a senior radiation oncologist who reviews each patient’s course of treatment through the patient’s medical chart using our Oncology Wide-Area Network. Furthermore, the data in our patient database is used to evaluate patient outcomes and to modify treatment patterns as necessary to improve patient care. We also utilize patient questionnaires to monitor patient satisfaction with the radiation therapy they receive.

Clinical Research.  We believe that a well-managed clinical research program enhances the reputation of our radiation oncologists and our ability to recruit new radiation oncologists. Our treatment centers participate in national cooperative group trials and we have a full-time, in-house research staff to assure compliance with such trials and to perform related outcome analyses. We maintain a proprietary database of information on over 77,000 patients. The data collected includes tumor characteristics such as stage, histology and grade, radiation treatment parameters, other treatments delivered, complications and information on disease recurrences. In addition, follow-up data on disease status and patient survival rates are collected. This data can be used by the radiation oncologists to conduct research and improve patient care. We also assist the radiation oncologists with research in the form of outcome studies. These studies often are presented at international conferences and published in trade journals. To date, our radiation oncologists have published more than 215 articles in peer reviewed journals and related periodicals.

School of Radiation Therapy.  In 1989, we founded The Radiation Therapy School for Radiation Therapy Technology, which is accredited by the Joint Review Committee on Education in Radiologic Technology. The school trains individuals to become radiation therapists. Upon graduation, students become eligible to take the national registry examination administered by the American Registry of Radiologic Technologists. Radiation therapists are responsible for administering treatments prescribed by radiation oncologists and monitoring patients while under treatment. Since opening in 1989, the school has produced 97 graduates, 49 of whom are currently employed by us.

Recognizing a growing need for individuals trained in treatment planning, we founded the School for Medical Dosimetry in 2005. Currently, two senior and four junior students are enrolled in this program. Among other duties, the medical dosimetrists, under the supervision of the medical physicist, are responsible for developing an appropriate treatment plan according to the radiation oncologist’s prescribed dose for each patient. Upon graduation, these students are eligible to sit for the certifying examination administered by the Medical Dosimetry Certification Board.

Privacy of Medical Information.  We focus on being compliant with regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, regarding privacy, security and transmission of health information. We have implemented such regulations into our existing systems, standards and policies to ensure compliance.

Compliance Program.  We have a compliance program that is consistent with guidelines issued by the Office of Inspector General of the Department of Health and Human Services. As part of this compliance program, we adopted a code of ethics and have a full-time compliance officer at the corporate level. Our program includes an anonymous hotline reporting system, compliance training programs, auditing and monitoring programs and a disciplinary system to enforce our code of ethics and other compliance policies. It also includes a process for screening all employees through applicable federal and state databases of sanctioned individuals. Auditing and monitoring activities include claims preparation and submission and also cover issues such as coding, billing, and financial arrangements with physicians. These areas are also the focus of our specialized training programs.

Service and Treatment Offerings

We believe our radiation treatment centers are distinguishable from those of many of our competitors because we are able to offer patients a full spectrum of radiation therapy alternatives, including conventional external beam radiation therapy and advanced services such as image guided radiation therapy, intensity modulated radiation therapy, 3-D conformal treatment planning, brachytherapy (including prostate seed implants and high dose rate remote after-loading of radioactive sources) and stereotactic radiosurgery. Radiation therapy is given in one of two ways: externally or internally, with some cancers treated with both internal and external radiation therapy. Most people undergoing radiation therapy for cancer are treated with external beam radiation therapy. Radiation therapy is used to treat the most common types of cancers including: prostate, breast, lung and colorectal.

External Beam Therapy.  External beam radiation therapy involves exposing the patient to an external source of radiation through the use of a machine that directs radiation at the cancer. Machines utilized for external beam radiation therapy vary as some are better for treating cancers near the surface of the skin and others are better for treating cancers deeper in the body. A linear accelerator, the most common type of machine used for external beam radiation therapy, can create both high-energy and low-energy radiation. High-energy radiation is used to treat many types of cancer while low-energy radiation is used to treat some forms of skin cancer. A course of external beam radiation therapy normally ranges from 20 to 40 treatments. Treatments generally are given to a patient once each day with each session lasting for 10 to 20 minutes.

Internal Radiation Therapy.  Internal radiation therapy also called brachytherapy, involves the placement of the radiation source inside the body. The source of the radiation (such as radioactive iodine) is sealed in a small holder called an implant and is introduced through the aid of thin wires or plastic tubes. Internal radiation therapy places the radiation source as close as possible to the cancer cells and delivers a higher dose of radiation in a shorter time than is possible with external beam treatments. Internal radiation therapy is typically used for cancers of the lung, esophagus, breast, uterus, thyroid, cervix and prostate. Implants may be removed after a short time or left in place permanently (with the radioactivity of the implant dissipating over a short time frame). Temporary implants may be either low-dose rate or high-dose rate. Low-dose rate implants are left in place for several days; high-dose rate implants are removed after a few minutes.

Since all of our treatment centers are clustered into local markets, our treatment centers are distinguished from those of many of our competitors by our ability to offer advanced radiation therapy services. Our advanced radiation treatment services include: image guided radiation therapy, intensity modulated radiation therapy, 3-D conformal treatment planning, stereotactic radiosurgery and high-dose and low-dose rate brachytherapy.

The following table sets forth the forms of radiation therapy services and treatments that we offer:

Technologies:	Description:

Image Guided Radiation Therapy (IGRT)	Enables radiation oncologists to utilize imaging at time of treatment to localize tumors and to accurately mirror the contour of a tumor from any angle.
Intensity Modulated Radiation Therapy (IMRT)	Enables radiation oncologist to adjust the intensity of radiation levels delivered to more effectively treat certain cancers.
Respiratory Gating	Enables radiation oncologist to treat cancers in the lung and upper abdomen with a noninvasive technique that accounts for respiratory motion allowing more accurate treatment.
3-D Conformal Treatment Planning	Enables radiation oncologist to utilize three dimensional images of tumors to more accurately and effectively plan radiation treatments.
Stereotactic Radiosurgery	Enables delivery of very high doses of radiation treatment to certain lesions such as brain cancers.
High-Dose Rate Remote Brachytherapy	Enables radiation oncologist to treat cancer by internally delivering higher doses of radiation directly to the cancer for a few minutes.
Low-Dose Rate Brachytherapy	Enables radiation oncologist to treat cancer by internally delivering lower doses of radiation directly to the cancer over an extended period of time (e.g., prostate seed implants).

Image Guided Radiation Therapy.  This technology provides the radiation oncologist with a mechanism to achieve increased precision in radiation therapy targeting. The technique utilizes high-resolution x-rays, CT scans or ultrasound imaging to pinpoint internal tumor sites before treatment and overcomes the limitations of conventional skin marking traditionally used for patient positioning. IGRT represents the convergence of medical imaging and high precision external beam therapy.

Intensity Modulated Radiation Therapy.  With IMRT, radiation can be focused at thousands of pinpoints and delivered by varying levels of beam intensity directly to a tumor. Because IMRT uses variable intensity beams, it can be used to treat tumors to higher doses and better spare normal tissue. IMRT technology can be programmed to actually wrap and angle beams of radiation around normal tissue and organs, protecting “good cells” as it destroys the tumor. As such, IMRT patients typically experience fewer side effects, which helps them to maintain their strength and lead more normal lifestyles during treatment.

Respiratory gating.  This noninvasive technique allows radiation targeting and delivery to account for respiratory motion in the treatment of cancers in the lung and upper abdomen, protecting healthy structures while directing higher doses of radiation to the tumor. Respiratory gating matches radiation treatment to a patient’s respiratory pattern. When a person breathes, the chest wall moves in and out, and any structures inside the chest and upper abdomen also move. In the past, when radiation beams were aimed at a target inside those areas of the body, movement had to be accounted for by planning a large treatment area. With respiratory gating, radiation treatment is timed to an individual’s breathing pattern with the beam delivered only when the tumor is in the targeted area.

3-D Conformal Treatment Planning.  3-D conformal treatment planning and computer simulation produces an accurate image of the tumor and surrounding organs so that multiple radiation beams can be shaped exactly to the contour of the treatment area. Because the radiation beams are precisely focused, nearby normal tissue is spared from radiation. In 3-D conformal treatment planning, state-of-the-art radiation therapy immobilization devices and computerized dosimetric software are utilized so that CT scans can be directly incorporated into the radiation therapy plan.

Stereotactic Radiosurgery / Stereotactic Radiotherapy.  Stereotactic radiosurgery / radiotherapy involves a single or a few intense high-dose fraction(s) of radiation to a small area. This form of therapy typically is used to treat tumors that cannot be treated by other means, such as surgery or chemotherapy. Precise calculations for radiation delivery are required. Treatment also requires extensive clinical planning and is provided in conjunction with the referring surgeon and under the direct supervision of a radiation oncologist and a physicist. Stereotactic radiosurgery often involves very careful immobilization of the patient. For example, cranial radiosurgery might involve the use of a neurosurgical head frame to assure precise tumor localization. With recent advances in imaging technologies, stereotactic technique can now be used to treat extra-cranial cancers to a higher dose with target localization and image verifications. These advances broaden the types of cancers that can be successfully treated with stereotactic radiosurgery.

Brachytherapy.  Brachytherapy involves the use of surgical and fiberoptic procedures to place high-dose rate or low-dose rate sources of radiation in the patient’s body. This technique is used for implantation of sources into the prostate, intraluminal therapy within the esophagus and endobronchial therapy within the lungs. Prostate seed implants involve the permanent placement of radioactive pellets within the prostate gland.

High-Dose Rate Remote Brachytherapy.  In high-dose rate remote brachytherapy, a computer sends the radioactive source through a tube to a catheter or catheters that have been placed near the tumor by the specialist working with the radiation oncologist. The radioactivity remains at the tumor for only a few minutes. In some cases, several remote treatments may be required, and the catheters may stay in place between treatments. High-dose rate remote brachytherapy is available in most of our local markets and patients receiving this treatment are able to return home after each treatment. This form of brachytherapy has been used to treat cancers of the cervix, breast, lung, biliary tree, prostate and esophagus. MammoSite® Radiation Therapy is used for partial breast irradiation and works by delivering radiation from inside the lumpectomy cavity directly to the tissue where the cancer is most likely to recur.

Low-Dose Rate Brachytherapy.  We are actively involved in radioactive seed implantation for prostate cancer, the most frequent application of low-dose rate brachytherapy. There are several advantages to low-dose rate brachytherapy in the treatment of prostate cancer, including convenience to the patient as the patient generally can resume normal daily activities within hours after the procedure. This procedure is performed by a team of physicians and staff with nearly a decade of experience in prostate brachytherapy. During the procedure, radioactive sources or “seeds” are inserted directly into the prostate, minimizing radiation exposure to surrounding tissues while permitting an escalation of the dose concentrated in the area of the cancer.

All of our markets provide external beam treatments and following is a list of the advanced services and treatments that we offer within each of our 24 local markets as of December 31, 2006:

						Stereotactic		Brachytherapy
	Year	Number of					Extra-	High	Low
Local market	Established	Centers	IMRT	3-D	IGRT	Cranial	Cranial	Dose	Dose

Lee County — Florida	1983	5	✓	✓	✓	✓	✓	✓	✓
Charlotte/ Desoto Counties — Florida	1986	2	✓	✓	✓	✓	✓	✓	✓
Sarasota/ Manatee Counties — Florida	1992	4	✓	✓	✓	✓	✓	✓	✓
Collier County — Florida	1993	2	✓	✓	✓	✓	✓	✓	✓
Broward County — Florida	1993	4	✓	✓	✓	✓		✓	✓
Dade County — Florida	1996	2	✓	✓	✓				✓
Las Vegas, Nevada	1997	9	✓	✓	✓	✓	✓	✓	✓
Westchester/ Bronx — New York	1997	3	✓	✓	✓	✓	✓	✓	✓
Mohawk Valley, New York	1998	3	✓	✓	✓	✓		✓	✓
Delmarva Peninsula	1998	3	✓	✓	✓			✓	✓
Northwest Florida	2001	3	✓	✓	✓			✓	✓
Western North Carolina	2002	7	✓	✓				✓	✓
Palm Beach County — Florida	2002	1	✓	✓	✓			✓	✓
Central Kentucky	2003	3	✓	✓	✓			✓	✓
Florida Keys	2003	1	✓	✓	✓				✓
Southeastern Alabama	2003	2	✓	✓	✓			✓	✓
Central Maryland	2003	4	✓	✓	✓				✓
South New Jersey	2004	3	✓	✓	✓			✓	✓
Rhode Island	2004	3	✓	✓	✓	✓		✓	✓
Scottsdale, Arizona	2005	1	✓	✓	✓	✓		✓	✓
Holyoke, Massachusetts	2005	1	✓	✓				✓	✓
Palm Springs, California	2005	1	✓	✓	✓	✓	✓	✓	✓
Los Angeles, California	2006	2	✓	✓				✓	✓
Southeastern Michigan	2006	7	✓	✓				✓	✓

Treatment Centers

As of December 31, 2006, we owned, operated and managed 66 freestanding and 10 hospital-based treatment centers in our 24 local markets of which:

•	22 were internally developed;

•	44 were acquired; and

•	10 are hospital-based.

Internally Developed.  As of December 31, 2006, we operated 22 internally developed treatment centers located in California, Florida, Maryland, Nevada and Rhode Island and although we did not internally develop any new treatment centers in 2006, we plan to continue developing new treatment centers within our local markets. Our team is experienced in the design and construction of radiation treatment centers, having developed 5 treatment centers in the past three years. Our newly-developed treatment centers typically achieve positive cash flow within six to twelve months after opening. The following table sets forth the locations and other information regarding each of our internally developed radiation treatment centers in our local markets as of December 31, 2006:

Treatment Center	Year	Owned/Managed

Lee County — Florida
Broadway	1983	Owned
Cape Coral	1984	Owned
Lakes Park	1987	Owned
Bonita Springs	2002	Owned
Lehigh Acres	2003	Owned
Charlotte/ Desoto Counties — Florida
Port Charlotte	1986	Owned
Arcadia	1993	Owned
Sarasota/ Manatee Counties — Florida
Englewood	1992	Owned
Sarasota	1996	Owned
Venice	1998	Owned
Bradenton	2002	Owned
Collier County — Florida
South Naples	1993	Owned
North Naples	1999	Owned
Northwest — Florida
Destin	2004	Owned
Crestview	2004	Owned
Palm Beach County — Florida
West Palm Beach(1)	2002	Owned
Las Vegas, Nevada
Henderson	2000	Managed
Lake Mead	2000	Managed
Central Maryland
Owings Mills(2)	2003	Owned
Rhode Island
Woonsocket(3)	2004	Owned
South County(4)	2005	Owned
Palm Springs, California
Palm Springs	2005	Managed

(1)	We own a 50.0% ownership interest in the limited liability company (LLC) that provides radiation oncologists and operates the treatment center; we also provide physics and dosimetry services to the LLC.

(2)	We have a 90.0% ownership interest in this treatment center.

(3)	We have a 62.0% ownership interest in this treatment center.

(4)	We have a 63.5% ownership interest in this treatment center.

Acquired Treatment Centers.  As of December 31, 2006, we operated 44 acquired treatment centers located in Alabama, Arizona, California, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, and West Virginia. Over the past three years, we have acquired 24 treatment centers of which 11 were acquired in 2006. We plan to continue to enter new markets through the acquisition of established treatment centers that provide us the opportunity to leverage our current infrastructure. As part of our ongoing acquisition strategy, we continually evaluate potential acquisition opportunities.

The following table sets forth the locations and other information regarding each of the acquired radiation treatment centers in our local markets as of December 31, 2006:

Treatment Center	Year	Owned/Managed

Broward County — Florida
Plantation	1993	Owned
Deerfield Beach	1994	Owned
Coral Springs	1994	Owned
Tamarac	1999	Owned
Northwest Florida
Fort Walton Beach	2001	Owned
Florida Keys
Key West	2003	Owned
Las Vegas, Nevada
Las Vegas (2 locations)	1997	Managed
Las Vegas (5 locations)	2005	Managed
Westchester/ Bronx — New York
Riverhill	1998	Managed
Delmarva Peninsula
Berlin, Maryland(1)	1998	Owned
Western North Carolina
Asheville	2002	Managed
Clyde	2002	Managed
Brevard	2002	Managed
Franklin	2002	Managed
Marion	2002	Managed
Rutherford	2002	Managed
Park Ridge	2003	Managed
Central Kentucky
Danville	2003	Owned
Louisville(2)	2003	Owned
Frankfort	2003	Owned
Southeastern Alabama
Dothan	2003	Managed
Opp	2006	Managed
South New Jersey
Woodbury	2004	Owned
Voorhees	2004	Owned
Willingboro	2004	Owned
Central Maryland
Martinsburg, West Virginia(3)	2005	Managed
Greenbelt, Maryland	2005	Managed
Belcamp, Maryland(4)	2005	Owned
Bel Air, Maryland	2006	Owned

Treatment Center	Year	Owned/Managed

Scottsdale, Arizona
Scottsdale	2005	Owned
Holyoke, Massachusetts
Holyoke	2005	Managed
Los Angeles, California
Santa Monica	2006	Managed
Beverly Hills	2006	Managed
Southeastern Michigan
Pontiac	2006	Managed
Madison Heights	2006	Managed
Clarkson	2006	Managed
Monroe	2006	Managed
Farmington Hills	2006	Managed
Eastpointe	2006	Managed
Macomb	2006	Managed

(1)	We have a 50.1% ownership interest in this treatment center

(2)	We have a 90.0% ownership interest in this treatment center.

(3)	We have a 60.0% ownership interest in this treatment center.

(4)	Belcamp treatment center included in the acquisition of the Bel Air, Maryland treatment center, as we expect to combine the external beam treatments.

Hospital-Based Treatment Centers.  As of December 31, 2006, we operated 10 hospital-based treatment centers. We provide services at all of our hospital-based treatment centers pursuant to written agreements with the hospitals. At the Florida treatment centers, we provide the services of our radiation oncologists to the hospital and receive the professional fees charged for such services. We also provide physics and dosimetry services on a fee-for-service basis. In 1998, we entered into a joint venture arrangement with a hospital in Mohawk Valley — New York. We have a 37% interest in the joint venture, which provides equipment for the three treatment centers that provide service in the Mohawk Valley local market. We also manage these treatment centers pursuant to an agreement with the hospital. On May 15, 2002, we executed an administrative services agreement with a hospital in Bronx, New York to provide administrative services and do so for a monthly fixed fee. In addition, effective March 1, 2006, we extended an administrative services agreement with a hospital in Salisbury, Maryland to provide administrative services for a 34-month term for a monthly fixed fee. A professional corporation owned by certain of our shareholders provides the radiation oncologists for this treatment center and the treatment centers in Mohawk Valley — New York. In connection with our hospital-based treatment center services, we provide technical and administrative services. Professional services in New York are provided by physicians employed by a professional corporation owned by certain of our officers, directors and principal shareholders. Professional services consist of services provided by radiation oncologists to patients. Technical services consist of the non-professional services provided by us in connection with radiation treatments administered to patients. Administrative services consist of services provided by us to the hospital-based center. The contracts under which the hospital based treatment centers are provided service are generally three to seven years with terms for renewal. The following table sets forth the locations and other information regarding each of our hospital-based radiation treatment centers in our local markets as of December 31, 2006:

		Services Provided
Treatment Center	Year	Professional	Technical	Administrative

Dade County — Florida
Hialeah	1996	✓
Aventura	1999	✓	✓
Westchester/ Bronx — New York
Bronx(1)	2003		✓	✓
Northern Westchester(1)	2005		✓	✓
Mohawk Valley — New York
Utica(1)	1998		✓	✓
Rome(1)	1999		✓	✓
Herkimer(1)	1999		✓	✓
Delmarva Peninsula
Salisbury, Maryland(2)	2003		✓	✓
Seaford, Delaware(2)	2003		✓	✓
Rhode Island
Providence(3)	2005		✓	✓

(1)	Professional services are provided by physicians employed by a professional corporation owned by certain of our officers and directors. Our wholly-owned New York subsidiary contracts with the hospital through an administrative services agreement for the provision of technical and administrative services.

(2)	Professional services are provided by physicians employed by a professional corporation owned by certain of our officers and directors. Our wholly-owned Maryland subsidiary contracts with the hospital through an administrative services agreement for the provision of technical and administrative services.

(3)	Professional services are provided by physicians employed by a professional corporation owned by certain of our officers and directors. Our wholly-owned Massachusetts subsidiary contracts with the hospital through an administrative services agreement for the provision of technical and administrative services.

Treatment Center Structure

Arizona, Florida, Kentucky, Maryland, New Jersey, and Rhode Island Treatment Centers.  In Arizona, Florida, Kentucky, Maryland, New Jersey, and Rhode Island we employ or contract with radiation oncologists and other healthcare professionals. Substantially all of our Florida, Kentucky, Maryland, New Jersey and Rhode Island radiation oncologists have employment agreements with us. While we exercise legal control over radiation oncologists we employ, we do not exercise control over, or otherwise influence, their medical judgment or professional decisions. Such radiation oncologists typically receive a base salary, fringe benefits and may be eligible for an incentive performance bonus. In addition to compensation, we provide our radiation oncologists with uniform benefit plans, such as disability, retirement, life and group health insurance and medical malpractice insurance. The radiation oncologists are required to hold a valid license to practice medicine in the jurisdiction in which they practice and, with respect to inpatient or hospital services, to become a member of the medical staff at the contracting hospital with privileges in radiation oncology. We are responsible for billing patients, hospitals and third-party payers for services rendered by our radiation oncologists. Most of our employment agreements prohibit the physician from competing with us within a defined geographic area and prohibit solicitation of our radiation oncologists, other employees or patients for a period of one to two years after termination of employment.

Alabama, California, Delaware, Massachusetts, Michigan, Nevada, New York, North Carolina, and West Virginia Treatment Centers.  Many states, including Alabama, California, Delaware, Massachusetts, Michigan, Nevada, New York, North Carolina, and West Virginia prohibit us from employing radiation oncologists. As a result, we operate our treatment centers in such states pursuant to administrative services agreements between professional corporations and our wholly-owned subsidiaries. In the states of Alabama, California and Massachusetts, our treatment centers are operated as physician office practices. We typically provide technical services to these treatment centers in addition to our administrative services. For the years ended December 31, 2005, and 2006 approximately 29.0% and 32.0% of our net patient service revenue, respectively, was generated by professional corporations with which we have administrative services agreements. The professional corporations with which we have administrative services agreements in California, Delaware, Massachusetts, Michigan, Nevada, New York, North Carolina and West Virginia are owned by certain of our executive officers, directors and shareholders, who are licensed to practice medicine in the respective state. In Alabama, the professional corporation with which we have an administrative services agreement is owned by a radiation oncologist licensed to practice medicine in Alabama.

Our administrative services agreements generally obligate us to provide certain treatment centers with equipment, staffing, accounting services, billing and collection services, management, technical and administrative personnel, assistance in managed care contracting and assistance in marketing. Our administrative services agreements typically provide for the professional corporations to pay us a fixed monthly service fee, which represents the fair market value of our services. It also provides for the parties to meet annually to reevaluate the value of our services and establish the fair market value. In Alabama, California, and Nevada we are paid a fee based upon a fixed percentage of global revenue. In Michigan, we are paid a fee based upon a fixed percentage of net income. The terms of our administrative services agreements with professional corporations range from 20 to 25 years and typically renew automatically for additional five-year periods. Under related agreements in certain states, we have the right to designate purchases of shares held by the physician owners of the professional corporations to qualified individuals under certain circumstances.

Our administrative services agreements contain restrictive covenants that preclude the professional corporations from hiring another management services organization for some period after termination. The professional corporations are parties to employment agreements with the radiation oncologists. The terms of these employment agreements typically range from three to five years depending on the physician’s experience. The employment agreements also typically require the radiation oncologists to use their best efforts to network with referring physicians and otherwise contain covenants not to compete.

Marketing

Our radiation oncologists are primarily referred patients by: primary care physicians, medical oncologists, surgical oncologists, urologists, pulmonologists, neurosurgeons and other physicians within the medical community. Our radiation oncologists are expected to actively develop their referral base by establishing strong clinical relationships with referring physicians. Our radiation oncologists develop these relationships by describing the variety and advanced nature of the therapies offered at our treatment centers, by providing seminars on advanced treatment procedures and by involving the referring physicians in those advanced treatment procedures. Patient referrals to our radiation oncologists also are influenced by managed care organizations with which we actively pursue contractual agreements.

We create standardized educational and informational materials for our treatment centers. In addition, we advertise our treatment centers and radiation oncologists in select markets.

Employees

As of December 31, 2006, we employed approximately 1,240 persons. As of December 31, 2006, we were affiliated with 86 radiation oncologists of which 65 are employed by us. We do not employ any radiation oncologists in Alabama, California, Delaware, Massachusetts, Michigan, Nevada, New York, North Carolina or West Virginia. None of our employees is a party to a collective bargaining agreement and we consider our relationship with our employees to be good. There currently is a nationwide shortage of radiation oncologists, medical technicians and other medical support personnel, which makes recruiting and retaining these employees difficult. We provide competitive wages and benefits and offer our employees a professional work environment that we believe helps us recruit and retain the staff we need to operate and manage our treatment centers. In addition to our radiation oncologists we currently employ 11 gynecologic oncologists, 8 surgical oncologists and 17 urologists whose practices complement our business in four markets in Florida and in our Michigan operations.

Seasonality

Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. Many of the patients of our Florida treatment centers are part-time residents in Florida during the winter months. Hence, these treatment centers have historically experienced higher utilization rates during the winter months than during the remainder of the year. In addition, referrals are typically lower in the summer months due to traditional vacation periods.

Insurance

We are subject to claims and legal actions in the ordinary course of business. To cover these claims, we maintain professional malpractice liability insurance and general liability insurance in amounts we believe are sufficient for our operations. We maintain professional malpractice liability insurance that provides primary coverage on a claims-made basis per incident and in annual aggregate amounts. Our professional malpractice liability insurance coverage is provided by Lexington Insurance Company and in turn reinsured by an insurance company owned by certain of our officers and directors. This insurance company is managed by an affiliate of Aon Corporation. The malpractice insurance provided by this insurance company varies in coverage limits for individual physicians. The insurance company also carries excess claims-made coverage through Lloyd’s of London in the aggregate amount of $15.0 million.

In addition, we currently maintain multiple layers of umbrella coverage through our general liability insurance policies in the aggregate amount of $10.0 million. We maintain Directors and Officers liability insurance in the aggregate amount of $25.0 million.

Hazardous Materials

We are subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials, including medical waste products. We believe that all of our treatment centers comply with these laws and regulations and we do not anticipate that any of these laws will have a material adverse effect on our operations.

Although our linear accelerators and certain other equipment do not use radioactive or other hazardous materials, our treatment centers do provide specialized treatment involving the implantation of radioactive material in the prostate and other organs. The radioactive sources generally are obtained from, and returned to, the suppliers, which have the ultimate responsibility for their proper disposal. We, however, remain subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and the proper handling, storage and disposal of that material.

Competition

The radiation therapy market is highly fragmented and our business is highly competitive. Competition may result from other radiation oncology practices, solo practitioners, companies in other healthcare industry segments, large physician group practices or radiation oncology physician practice management companies, hospitals and other operators of other radiation treatment centers, some of which may have greater financial and other resources than us.

Intellectual Property

We have not registered our service marks or any of our logos with the United States Patent and Trademark Office. However, some of our service marks and logos may be subject to other common law intellectual property rights. To date, we have not relied heavily on patents or other intellectual property in operating our business. Nevertheless, some of the information technology purchased or used by us may be patented or subject to other intellectual property rights. As a result, we may be found to be, or actions may be brought against us alleging that we are, infringing on the trademark, patent or other intellectual property rights of others, which could give rise to substantial claims against us. In the future, we may wish to obtain or develop trademarks, patents or other intellectual property. However, other practices and public entities, including universities, may have filed applications for (or have been issued) trademarks or patents that may be the same as or similar to those developed or otherwise obtained by us or that we may need in the development of our own intellectual property. The scope and validity of such trademark, patent and other intellectual property rights, the extent to which we may wish or need to acquire such rights and the cost or availability of such rights are presently unknown. In addition, we cannot provide assurance that others will not obtain access to our intellectual property or independently develop the same or similar intellectual property to that developed or otherwise obtained by us.

Government Regulations

The healthcare industry is highly regulated and the federal and state laws that affect our business are significant. Federal law and regulations are based primarily upon the Medicare and Medicaid programs, each of which is financed, at least in part, with federal money. State jurisdiction is based upon the state’s authority to license certain categories of healthcare professionals and providers and the state’s interest in regulating the quality of healthcare in the state, regardless of the source of payment. The significant areas of federal and state regulatory laws that could affect our ability to conduct our business include those regarding:

•	false and other improper claims;

•	the Health Insurance Portability and Accountability Act of 1996, or HIPAA;

•	civil and monetary penalties law;

•	privacy, security and code set regulations;

•	anti-kickback laws;

•	the Stark Laws and other self-referral and financial inducement laws;

•	fee-splitting;

•	corporate practice of medicine;

•	anti-trust;

•	licensing; and

•	certificate of need.

A violation of these laws could result in civil and criminal penalties, the refund of monies paid by government and/or private payers, exclusion of the physician, the practice or us from participation in Medicare and Medicaid programs and/or the loss of a physician’s license to practice medicine. We believe we exercise care in our efforts to structure our arrangements and our practices to comply with applicable federal and state laws. We have a Medicare Compliance Committee that periodically reviews our procedures and a Corporate Compliance Program in place to review our practices. Although we believe we are in material compliance with all applicable laws, these laws are complex and a review of our practices by a court, or law enforcement or regulatory authority could result in an adverse determination that could harm our business. Furthermore, the laws applicable to us are subject to change, interpretation and amendment, which could adversely affect our ability to conduct our business.

We estimate that approximately 53%, 50% and 52% of our net patient service revenue for 2004, 2005 and 2006, respectively, consisted of reimbursements from Medicaid and Medicare government programs. In order to be certified to participate in the Medicare and Medicaid programs, each provider must meet applicable regulations of the Department of Health and Human Services (HHS) relating to, among other things, the type of facility, operating policies and procedures, maintenance equipment, personnel, standards of medical care and compliance with applicable state and local laws. Our radiation treatment centers are certified to participate in the Medicare and Medicaid programs.

Federal Law

The federal healthcare laws apply in any case in which we are providing an item or service that is reimbursable under Medicare or Medicaid. The principal federal laws that affect our business include those that prohibit the filing of false or improper claims with the Medicare or Medicaid programs, those that prohibit unlawful inducements for the referral of business reimbursable under Medicare or Medicaid and those that prohibit the provision of certain services by a provider to a patient if the patient was referred by a physician with which the provider has certain types of financial relationships.

False and Other Improper Claims.  Under the federal False Claims Act, the government may fine us if we knowingly submit, or participate in submitting, any claims for payment to the federal government that are false or fraudulent, or that contain false or misleading information. A provider can be found liable not only for submitting false claims with actual knowledge, but also for doing so with reckless disregard or deliberate ignorance of such falseness. In addition, knowingly making or using a false record or statement to receive payment from the federal government is also a violation. If we are ever found to have violated the False Claims Act, we could be required to make significant payments to the government (including damages and penalties in addition to the reimbursements previously collected) and could be excluded from participating in Medicare, Medicaid and other federal healthcare programs. Many states have similar false claims statutes. Healthcare fraud is a priority of the United States Department of Justice, Office of Inspector General and the Federal Bureau of Investigation (“FBI”). They have devoted a significant amount of resources to investigating healthcare fraud.

While the criminal statutes generally are reserved for instances evidencing fraudulent intent, the civil and administrative penalty statutes are being applied by the federal government in an increasingly broad range of circumstances. Examples of the type of activity giving rise to liability for filing false claims include billing for services not rendered, misrepresenting services rendered (i.e., mis-coding) and application for duplicate reimbursement. Additionally, the federal government takes the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The federal government also takes the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard. Criminal penalties also are available in the case of claims filed with private insurers if the federal government shows that the claims constitute mail fraud or wire fraud or violate a number of federal criminal healthcare fraud statutes.

State Medicaid agencies also have certain fraud and abuse authority. In addition, private insurers may bring actions under state false claim laws. In certain circumstances, federal and some state laws authorize private whistleblowers to bring false claim or “qui tam” suits on behalf of the government against providers and reward the whistleblower with a portion of any final recovery. In addition, the federal government has engaged a number of nongovernmental-audit organizations to assist it in tracking and recovering false claims for healthcare services.

Governmental investigations and whistleblower “qui tam” suits against healthcare companies have increased significantly in recent years and have resulted in substantial penalties and fines.

We submit thousands of reimbursement claims to Medicare and Medicaid each year and there can be no assurance that there are no errors. We believe our billing and documentation practices comply with applicable laws and regulations in all material respects. Although we monitor our billing practices for compliance with applicable laws, such laws are very complex and we might not have sufficient regulation guidance to assist us in our interpretation of these laws.

HIPAA Criminal Penalties.  The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created criminal provisions, which impose criminal penalties for fraud against any healthcare benefit program for theft or embezzlement involving healthcare and for false statements in connection with the payment of any health benefits. HIPAA also provided for broad prosecutorial subpoena authority and authorized property forfeiture upon conviction of a federal healthcare offense. Significantly, the HIPAA provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of the Office of Inspector General (OIG) to exclude participants from federal healthcare programs. Because of the uncertainties as to how the HIPAA provisions will be enforced, we currently are unable to predict their ultimate impact on us. If the government were to seek any substantial penalties against us, this could have a material adverse effect on us.

HIPAA Civil Penalties.  HIPAA broadened the scope of certain fraud and abuse laws by adding several civil statutes that apply to all healthcare services, whether or not they are reimbursed under a federal healthcare program. HIPAA established civil monetary penalties for certain conduct, including upcoding and billing for medically unnecessary goods or services.

HIPAA Administrative Simplifications.  HIPAA includes statutory provisions which have authorized the Department of Health and Human Services, or HHS to issue regulations and standards for electronic transactions regarding the privacy and security of healthcare information which apply to us and our treatment centers.

The HIPAA regulations include:

•	privacy regulations that protect individual privacy by limiting the uses and disclosures of individually identifiable health information and creating various privacy rights for individuals;

•	security regulations that require covered entities to implement administrative, physical and technological safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

•	transaction standards and regulations that prescribe specific transaction formats and data code sets for specified electronic healthcare transactions.

If we fail to comply with the HIPAA regulations, we may be subject to civil monetary penalties enforced by HHS and, in certain circumstances, criminal penalties enforced by the Department of Justice. Under HIPAA, covered entities may be subject to civil monetary penalties in the amount of $100 per violation, capped at a maximum of $25,000 per year for violation of any particular standard. However, civil monetary penalties may not be assessed if a covered entity’s failure to comply is based on reasonable cause and not willful neglect, and the failure to comply is remedied within 30 days, or a longer period determined to be appropriate by HHS. On April 17, 2003, HHS published an interim final rule regarding civil monetary penalties. The rule largely deals with procedural issues regarding imposition of penalties, and does not address substantive issues regarding what violations will result in the imposition of a civil monetary penalty and what factors will be taken into account in determining the amount of a penalty. The U.S. Department of Justice may seek to impose criminal penalties for intentional violations of HIPAA. Criminal penalties under HIPAA vary depending upon the nature of the violation but could include fines of up to $250,000 and/or imprisonment.

The HIPAA regulations related to privacy establish comprehensive federal standards relating to the use and disclosure of individually identifiable health information or protected health information. The privacy regulations establish limits on the use and disclosure of protected health information, provide for patients’ rights, including rights to access, request amendment of, and receive an accounting of certain disclosures of protected health information, and require certain safeguards to protect protected health information. In general, the privacy regulations do not supersede state laws that are more stringent or grant greater privacy rights to individuals. Thus, we must reconcile the privacy regulations and other state privacy laws. Our operations that are regulated by HIPAA were required to be in compliance with the privacy regulations by April 14, 2003. We believe our operations are in material compliance with the privacy regulations, but there can be no assurance that the federal government would determine that we are in compliance.

The HIPAA security regulations establish detailed requirements for safeguarding protected health information that is electronically transmitted or electronically stored. We were required to comply with the security regulations by April 21, 2005. Some of the security regulations are technical in nature, while others may be addressed through policies and procedures. The technical regulations required us to incur significant costs in ensuring that our systems and facilities have in place all of the administrative, technical and physical safeguards to meet all of the implementation specifications. We believe our operations are in material compliance with the security regulations, but there can be no assurance that the federal government would determine that we are in compliance.

The HIPAA transaction standards regulations are intended to simplify the electronic claims process and other healthcare transactions by encouraging electronic transmission rather than paper submission. These regulations provide for uniform standards for data reporting, formatting and coding that we must use in certain transactions with health plans. Our compliance date for these regulations was October 16, 2003 and we implemented or upgraded our computer and information systems as we believed necessary to comply with the new regulations.

Although we believe that we are in material compliance with these HIPAA regulations with which compliance is currently required, the HIPAA regulations are expected to continue to impact us operationally and financially and will pose increased regulatory risk.

Anti-Kickback Law.  Federal law commonly known as the “Anti-kickback Statute” prohibits the knowing and willful offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce:

•	the referral of an individual for a service for which payment may be made by Medicare and Medicaid or certain other federal healthcare programs; or

•	the ordering, purchasing, leasing, or arranging for, or recommending the purchase, lease or order of, any service or item for which payment may be made by Medicare, Medicaid or certain other federal healthcare programs.

The law has been broadly interpreted by a number of courts to prohibit remuneration which is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. Even bona fide investment interests in a healthcare provider may be questioned under the Anti-kickback Statute if the government concludes that the opportunity to invest was offered as an inducement for referrals. The penalties for violations of this law include criminal sanctions including fines and/or imprisonment and exclusion from federal healthcare programs.

The federal government has published regulations that provide “safe-harbors” that protect from prosecution under the Anti-kickback Statute business transactions that meet certain requirements. Failure to meet the requirements of a safe harbor, however, does not necessarily mean a transaction violates the Anti-kickback Statute. There are several aspects of our relationships with physicians to which the Anti-kickback Statute may be relevant. We claim reimbursement from Medicare or Medicaid for services that are ordered, in some cases, by our radiation oncologists who hold shares, or options to purchase shares, of our common stock. In addition, other physicians who are investors in us may refer patients to us for those services. Although neither the existing nor potential investments in us by physicians qualify for protection under the safe harbor regulations, we do not believe that these activities fall within the type of activities the Anti-kickback Statute was intended to prohibit. We also claim reimbursement from Medicare and Medicaid for services referred from other healthcare providers with whom we have financial arrangements. While we believe that these arrangements generally fall within applicable safe harbors or otherwise do not violate the law, there can be no assurance that the government will agree, in which event we could be harmed.

We believe our operations are in material compliance with applicable Medicare and Medicaid and fraud and abuse laws and seek to structure arrangements to comply with applicable safe harbors where reasonably possible. There is a risk however, that the federal government might investigate such arrangements and conclude they violate the Anti-kickback Statute. If our arrangements were found to be illegal, we, the physician groups and/or the individual physicians would be subject to civil and criminal penalties, including exclusion from the participation in government reimbursement programs, and our arrangements would not be legally enforceable, which could materially adversely affect us.

Additionally, the OIG issues advisory opinions that provide advice on whether proposed business arrangements violate the anti-kickback law. In Advisory Opinion 98-4, the OIG addressed physician practice management arrangements. In Advisory Opinion 98-4, the OIG found that administrative services fees based on a percentage of practice revenue may violate the Anti-kickback Statute. This Advisory Opinion suggests that OIG might challenge certain prices below Medicare reimbursement rates or arrangements based on a percentage of revenue. We believe that the fees we charge for our services under the administrative services agreements are commensurate with the fair market value of the services. While we believe our arrangements are in material compliance with applicable law and regulations, OIG’s advisory opinion suggests there is a risk of an adverse OIG finding relating to practices reviewed in the advisory opinion. Any such finding could have a material adverse impact on us.

The Stark Self-Referral Law.  We are also subject to federal and state statutes banning payments for referral of patients and referrals by physicians to healthcare providers with whom the physicians have a financial relationship. The Stark Self-Referral Law (Stark II) prohibits a physician from referring a patient to a healthcare provider for certain designated health services reimbursable by Medicare or Medicaid if the physician has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. The designated services covered by the law include radiology services, infusion therapy, radiation therapy and supplies, outpatient prescription drugs and hospital services, among others. In addition to the conduct directly prohibited by the law, the statute also prohibits “circumvention schemes”, that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the law include:

•	a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral;

•	civil fines; and

•	exclusion from the Medicare and Medicaid programs.

Stark II contains exceptions applicable to our operations. For example, Stark II exempts any referrals of radiation oncologists for radiation therapy if (1) the request is part of a consultation initiated by another physician; and (2) the tests or services are furnished by or under the supervision of the radiation oncologist. We believe the services rendered by our radiation oncologists will comply with this exception.

Some physicians who are not radiation oncologists are employed by companies owned by us or by professional corporations owned by certain of our directors, officers and principal shareholders with which we have administrative services agreements. To the extent these professional corporations employ such physicians, and they are deemed to have made referrals for radiation therapy, their referrals will be permissible under Stark II if they meet a separate exception for employees. The employment exception requires, among other things, that the compensation be consistent with the fair market value of the services provided, and that it not take into account (directly or indirectly) the volume or value of any referrals by the referring physician.

When physician employees who are not radiation oncologists have ownership interests in our company, additional Stark II exceptions may be applied, including the exception for in-office ancillary services. Another potentially applicable Stark II exception is one for physician’s ownership of publicly traded securities in a corporation with shareholders’ equity exceeding $75 million as of the end of the most recent fiscal year.

We believe that our current operations comply in all material respects with Stark II, due to, among other things, various exceptions stated in Stark II and regulations that exempt either the referral or the financial relationship involved. Nevertheless, to the extent physicians affiliated with us make referrals to us and a financial relationship exists between the referring physicians and us, the government might take the position that the arrangement does not comply with Stark II. Any such finding could have a material adverse impact on us.

State Law

State Anti-Kickback Laws.  Many states in which we operate have laws that prohibit the payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under the state Medicaid program. However, a number of these laws apply to all healthcare services in the state, regardless of the source of payment for the service. Although we believe that these laws prohibit payments to referral sources only where a principal purpose for the payment is for the referral, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation and, therefore, no assurances can be given that our activities will be found to be in compliance. Noncompliance with such laws could have a material adverse effect upon us and subject us and the physicians involved to penalties and sanctions.

State Self-Referral Laws.  A number of states in which we operate, such as Florida, have enacted self-referral laws that are similar in purpose to Stark II. However, each state law is unique. The state laws and regulations vary significantly from state to state, are often vague and, in many cases, have not been widely interpreted by courts or regulatory agencies. For example, some states only prohibit referrals where the physician’s financial relationship with a healthcare provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Finally, some states do not prohibit referrals, but merely require that a patient be informed of the financial relationship before the referral is made.

These statutes and regulations generally apply to services reimbursed by both governmental and private payers. Violations of these laws may result in prohibition of payment for services rendered, loss of licenses as well as fines and criminal penalties. State statutes and regulations affecting the referral of patients to healthcare providers range from statutes and regulations that are substantially the same as the federal laws and safe harbor regulations to a simple requirement that physicians or other healthcare professionals disclose to patients any financial relationship the physicians or healthcare professionals have with a healthcare provider that is being recommended to the patients. We believe that we are in compliance with the self-referral law of each state in which we have a financial relationship with a physician. However, adverse judicial or administrative interpretations of any of these laws could have a material adverse effect on our operating results and financial condition. In addition, expansion of our operations into new jurisdictions, or new interpretations of laws in existing jurisdictions, could require structural and organizational modifications of our relationships with physicians to comply with that jurisdiction’s laws. Such structural and organizational modifications could have a material adverse effect on our operating results and financial condition.

Fee-Splitting Laws.  Many states in which we operate prohibit the splitting or sharing of fees between physicians and non-physicians. These laws vary from state to state and are enforced by courts and regulatory agencies, each with broad discretion. Most of the states with fee-splitting laws only prohibit a physician from sharing fees with a referral source. However, some states have a broader prohibition against any splitting of a physician’s fees, regardless of whether the other party is a referral source. Some states have interpreted management agreements between entities and physicians as unlawful fee-splitting. In most cases, it is not considered to be fee-splitting when the payment made by the physician is reasonable reimbursement for services rendered on the physician’s behalf.

In certain states, we receive fees from professional corporations owned by certain of our shareholders under administrative services agreements. We believe we structured these fee provisions to comply with applicable state laws relating to fee-splitting. However, there can be no certainty that, if challenged, either us or the professional corporations will be found to be in compliance with each state’s fee-splitting laws, and, if challenged successfully, this could have a material adverse effect upon us.

We believe our arrangements with physicians comply in all material respects with the fee-splitting laws of the states in which we operate. Nevertheless, it is possible regulatory authorities or other parties could claim we are engaged in fee-splitting. If such a claim were successfully asserted in any jurisdiction, our radiation oncologists could be subject to civil and criminal penalties, professional discipline and we could be required to restructure our contractual and other arrangements. Any restructuring of our contractual and other arrangements with physician practices could result in lower revenue from such practices, increased expenses in the operation of such practices and reduced influence over the business decisions of such practices.

Alternatively, some of our existing contracts could be found to be illegal and unenforceable, which could result in the termination of those contracts and an associated loss of revenue. In addition, expansion of our operations to other states with fee-splitting prohibitions may require structural and organizational modification to the form of relationships that we currently have with physicians, affiliated practices and hospitals. Any modifications could result in less profitable relationships with physicians, affiliated practices and hospitals, less influence over the business decisions of physicians and affiliated practices and failure to achieve our growth objectives.

Corporate Practice of Medicine.  We are not licensed to practice medicine. The practice of medicine is conducted solely by our licensed radiation oncologists and other licensed physicians. The manner in which licensed physicians can be organized to perform and bill for medical services is governed by the laws of the state in which medical services are provided and by the medical boards or other entities authorized by such states to oversee the practice of medicine. Most states prohibit any person or entity other than a licensed professional from holding him, her or itself out as a provider of diagnoses, treatment or care of patients. Many states extend this prohibition to bar companies not wholly-owned by licensed physicians from employing physicians, a practice commonly referred to as the “Corporate Practice of Medicine”, to maintain physician independence and clinical judgment.

Business corporations are generally not permitted under certain state laws to exercise control over the medical judgments or decisions of physicians, or engage in certain practices such as fee-splitting with physicians. In states where we are not permitted to own a medical practice, we perform only non-medical and administrative and support services, do not represent to the public or clients that we offer professional medical services and do not exercise influence or control over the practice of medicine.

Corporate Practice of Medicine laws vary widely regarding the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. Florida is an example of a state that requires all practicing physicians to meet requirements for safe practice, but it has no provisions setting forth how physicians can be organized. In Florida, it is not uncommon for business corporations to own medical practices. New York, by contrast, prohibits physicians from sharing revenue received in connection with the furnishing of medical care, other than with a partner, employee or associate in a professional corporation, subcontractor or physician consultant relationship. We have developed arrangements which we believe are in compliance with the Corporate Practice of Medicine laws in the states in which we operate.

We believe our operations and contractual arrangements as currently conducted are in material compliance with existing applicable laws. However, we cannot assure you that we will be successful if our existing organization and our contractual arrangements with the professional corporations are challenged as constituting the unlicensed practice of medicine. In addition, we might not be able to enforce certain of our arrangements, including non-competition agreements and transition and stock pledge agreements. While the precise penalties for violation of state laws relating to the corporate practice of medicine vary from state to state, violations could lead to fines, injunctive relief dissolving a corporate offender or criminal felony charges. There can be no assurance that review of our business and the professional corporations by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that the healthcare regulatory environment will not change so as to restrict existing operations or their expansion. In the event of action by any regulatory authority limiting or prohibiting us or any affiliate from carrying on our business or from expanding our operations and our affiliates to certain jurisdictions, structural and organizational modifications of us may be required, which could adversely affect our ability to conduct our business.

Antitrust Laws.  In connection with the Corporate Practice of Medicine laws referred to above, certain of the physician practices with which we are affiliated are necessarily organized as separate legal entities. As such, the physician practice entities may be deemed to be persons separate both from us and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anticompetitive conduct among separate legal entities. These laws may limit our ability to enter into agreements with separate practices that compete with one another. In addition, where we also are seeking to acquire or affiliate with established and reputable practices in our target geographic markets and any market concentration could lead to antitrust claims.

We believe we are in material compliance with federal and state antitrust laws and intend to comply with any state and federal laws that may affect the development of our business. There can be no assurance, however, that a review of our business by courts or regulatory authorities would not adversely affect the operations of us and our affiliated physician practice entities.

State Licensing.  As a provider of radiation therapy services in the states in which we operate, we must maintain current occupational and use licenses for our treatment centers as healthcare facilities and machine registrations for our linear accelerators and simulators. Additionally, we must maintain radioactive material licenses for each of our treatment centers which utilize radioactive sources. We believe that we possess or have applied for all requisite state and local licenses and are in material compliance with all state and local licensing requirements.

Certificate of Need.  Many states in which we operate have Certificate of Need (CON) laws that require physicians or health care facilities seeking to initiate or expand services to submit an application to the state. In some states, approval must be obtained before initiating projects requiring capital expenditures above a certain dollar amount, introducing new services and/or expanding services. The CON program is intended to prevent unnecessary duplication of services and can be a competitive process whereby only one proposal among competing applicants who wish to provide a particular health service is chosen or a proposal by one applicant is challenged by another provider who may prevail in getting the state to deny the addition of the service.

In certain states these CON statutes and regulations apply to our related physician corporations and in others it applies to hospitals where we have management agreements or joint venture relationships.

We believe that we have applied for all requisite state CON approvals or notified state authorities as required by statute and are in material compliance with state requirements. There can be no assurance, however, that a review of our business or proposed new practices by regulatory authorities would not adversely affect the operations of us and our affiliated physician practice entities.

Reimbursement and Cost Containment

Reimbursement.  We provide a full range of both professional and technical services. Those services include the initial consultation, clinical treatment planning, simulation, medical radiation physics, dosimetry, treatment devices, special services and clinical treatment management procedures.

The initial consultation is charged as a professional fee for evaluation of the patient prior to the decision to treat the patient with radiation therapy. The clinical treatment planning also is reimbursed as a technical and professional component. Simulation of the patient prior to treatment involves both a technical and a professional component, as the treatment plan is verified with the use of a simulator accompanied by the physician’s approval of the plan. The medical radiation physics, dosimetry, treatment devices and special services also include both professional and technical components. The basic dosimetry calculation is accomplished, treatment devices are specified and approved, and the physicist consults with the radiation oncologist, all as professional and technical components of the charge. Special blocks, wedges, shields, or casts are fabricated, all as a technical and professional component.

The delivery of the radiation treatment from the linear accelerator is a technical charge. The clinical treatment administrative services fee is the professional fee charged weekly for the physician’s management of the patient’s treatment. Global fees containing both professional and technical components also are charged for specialized treatment such as hyperthermia, clinical intracavitary hyperthermia, clinical brachytherapy, interstitial radioelement applications, and remote after-loading of radioactive sources.

Coding and billing for radiation therapy is complex. We maintain a staff of coding professionals responsible for interpreting the services documented on the patients’ charts to determine the appropriate coding of services for billing of third-party payers. This staff provides coding and billing services for all of our treatment centers except for four treatment centers in New York. In addition, we do not provide coding and billing services to hospitals where we are providing only the professional component of radiation treatment services. We provide training for our coding staff and believe that our coding and billing expertise result in appropriate and timely reimbursement.

Cost Containment.  We derived approximately 53%, 50% and 52% of our net patient service revenue for the years ended December 31, 2004, 2005 and 2006, respectively, from payments made by government sponsored healthcare programs, principally Medicare. These programs are subject to substantial regulation by the federal and state governments. Any change in payment regulations, policies, practices, interpretations or statutes that place limitations on reimbursement amounts, or changes in reimbursement coding, or practices could materially and adversely affect our financial condition and results of operations.

In recent years, the federal government has sought to constrain the growth of spending in the Medicare and Medicaid programs. Through the Medicare program, the federal government has implemented a resource-based relative value scale (RBRVS) payment methodology for physician services. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. Changes in the RBRVS may result in reductions in payment rates for procedures provided by the Company. RBRVS-type payment systems also have been adopted by certain private third-party payers and may become a predominant payment methodology. Broader implementation of such programs could reduce payments by private third-party payers and could indirectly reduce our operating margins to the extent that the cost of providing management services related to such procedures could not be proportionately reduced. To the extent our costs increase, we may not be able to recover such cost increases from government reimbursement programs. In addition, because of cost containment measures and market changes in non-governmental insurance plans, we may not be able to shift cost increases to non-governmental payers. Changes in the RBRVS could result in a reduction from historical levels in per patient Medicare revenue received by us; however, we do not believe such reductions would, if implemented, result in a material adverse effect on us.

In addition to current governmental regulation, both federal and state governments periodically propose legislation for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of such healthcare proposals, such as reductions in Medicare and Medicaid payments, if adopted, could adversely affect us. Other aspects of such proposals, such as universal health insurance coverage and coverage of certain previously uncovered services, could have a positive impact on our business. It is not possible at this time to predict what, if any, reforms will be adopted by Congress or state legislatures, or when such reforms would be adopted and implemented. As healthcare reform progresses and the regulatory environment accommodates reform, it is likely that changes in state and federal regulations will necessitate modifications to our agreements and operations. While we believe we will be able to restructure in accordance with applicable laws and regulations, we cannot assure that such restructuring in all cases will be possible or profitable.

Although governmental payment reductions have not materially affected us in the past, it is possible that such changes in the future could have a material adverse effect on our financial condition and results of operations. In addition, Medicare, Medicaid and other government sponsored healthcare programs are increasingly shifting to some form of managed care. Additionally, funds received under all healthcare reimbursement programs are subject to audit with respect to the proper billing for physician services. Retroactive adjustments of revenue from these programs could occur. We expect that there will continue to be proposals to reduce or limit Medicare and Medicaid payment for services.

Rates paid by private third-party payers, including those that provide Medicare supplemental insurance, are based on established physician, clinic and hospital charges and are generally higher than Medicare payment rates. Changes in the mix of our patients between non-governmental payers and government sponsored healthcare programs, and among different types of non-government payer sources, could have a material adverse effect on us.

Reevaluations and Examination of Billing.  Payers periodically reevaluate the services they cover. In some cases, government payers such as Medicare and Medicaid also may seek to recoup payments previously made for services determined not to be covered. Any such action by payers would have an adverse affect on our revenue and earnings.

Due to the uncertain nature of coding for radiation therapy services, we could be required to change coding practices or repay amounts paid for incorrect practices either of which could have a materially adverse effect on our operating results and financial condition.

Other Regulations.  In addition, we are subject to licensing and regulation under federal, state and local laws relating to the collecting, storing, handling and disposal of infectious and hazardous waste and radioactive materials as well as the safety and health of laboratory employees. We believe our operations are in material compliance with applicable federal and state laws and regulations relating to the collection, storage, handling, treatment and disposal of all infectious and hazardous waste and radioactive materials. Nevertheless, there can be no assurance that our current or past operations would be deemed to be in compliance with applicable laws and regulations, and any noncompliance could result in a material adverse effect on us. We utilize licensed vendors for the disposal of such specimen and waste.

In addition to our comprehensive regulation of safety in the workplace, the federal Occupational Safety and Health Administration (OSHA) has established extensive requirements relating to workplace safety for healthcare employees, whose workers may be exposed to blood-borne pathogens, such as HIV and the hepatitis B virus. These regulations require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens.

Healthcare reform.  The healthcare industry continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system. Proposals that have been considered include changes in Medicare, Medicaid and other programs, cost controls on hospitals and mandatory health insurance coverage for employees. The costs of implementing some of these proposals would be financed, in part, by reduction in payments to healthcare providers under Medicare, Medicaid, and other government programs. We cannot predict the course of future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs and the effect that any legislation, interpretation, or change may have on us.

Item 1A.	Risk Factors

Investing in our common stock involves risk. You should carefully consider the following risks, as well as the other information contained in this 10-K, including our consolidated financial statements and the related notes, before investing in our common stock.

Risks Related to Our Business

We depend on payments from government Medicare and Medicaid programs for a significant amount of our revenue and our business could be materially harmed by any changes that result in reimbursement reductions.

Our payer mix is highly focused toward Medicare patients due to the high proportion of cancer patients over the age of 65. We estimate that approximately 53%, 50% and 52% of our net patient service revenue for 2004, 2005 and 2006, respectively, consisted of payments from Medicare and Medicaid. These government programs generally reimburse us on a fee-for-service basis based on predetermined government reimbursement rate schedules. As a result of these reimbursement schedules, we are limited in the amount we can record as revenue for our services from these government programs. If our operating costs increase, we will not be able to recover these costs from government payers. Medicare reimbursement rates are determined by a formula which takes into account an industry wide conversion factor (CF) which may change on an annual basis. In 2003, the CF increased by 1.6%; in 2004, it increased by 1.5%; in 2005, the rate increased an additional 1.5%; and in 2006 the CF remained unchanged at the 2005 level. The net result of these changes in the conversion factor in the past several years has not had a significant impact on our business. There can be no assurance that increases will continue, scheduled increases will materialize or decreases will not occur in the future. Changes in the Medicare, Medicaid or similar government programs that limit or reduce the amounts paid to us for any of our services or specific procedures could cause our revenue and profitability to decline.

If payments by managed care organizations and other commercial payers decrease, our revenue and profitability could be adversely affected.

We estimate that approximately 46%, 47% and 46% of our net patient service revenue for 2004, 2005 and 2006, respectively, was derived from commercial payers such as managed care organizations and private health insurance programs. These commercial payers generally pay us for the services rendered to an insured patient based upon predetermined rates. Managed care organizations typically pay at lower rates than private health insurance programs. While commercial payer rates are generally higher than government program reimbursement rates, commercial payer rates are based in part on Medicare reimbursement rates and when Medicare rates are lowered, commercial rates are often lowered as well. If managed care organizations and other private insurers reduce their rates or we experience a significant shift in our revenue mix toward additional managed care payers or Medicare or Medicaid reimbursements, then our revenue and profitability will decline and our operating margins will be reduced. Any inability to maintain suitable financial arrangements with commercial payers could have a material adverse impact on our business.

We have potential conflicts of interest relating to our related party transactions which could harm our business.

We have potential conflicts of interest relating to existing agreements we have with certain of our directors, officers, principal shareholders, shareholders and employees. In 2004, 2005 and 2006, we paid an aggregate of $8.1 million, $7.3 million and $11.8 million, respectively under our related party agreements and we received $26.7 million, $24.8 million and $35.0 million, respectively pursuant to our administrative service agreements with related parties. Potential conflicts of interest can exist if a related party director or officer has to make a decision that has different implications for us and the related party.

If a dispute arises in connection with any of these agreements, if not resolved satisfactorily to us, our business could be harmed. These agreements include our:

•	administrative services agreements with professional corporations that are owned by certain of our directors, officers and principal shareholders;

•	leases we have entered into with entities owned by certain of our directors, officers, and principal shareholders; and

•	medical malpractice insurance which we acquire from an entity owned by certain of our directors, officers, and principal shareholders.

In California, Maryland, Massachusetts, Michigan, Nevada, New York and North Carolina, we have administrative services agreements with professional corporations that are owned by certain of our directors, officers and principal shareholders. Michael J. Katin, M.D., a director, is a licensed physician in the states of California, Michigan, Nevada and North Carolina and we have administrative services agreements with his professional corporations in these states. In the state of New York, our Chairman, Howard M. Sheridan, M.D., our Chief Executive Officer and President, Daniel E. Dosoretz, M.D., our Medical Director, James H. Rubenstein, M.D. and Dr. Katin, are licensed physicians and we have administrative services agreements with their professional corporation. Additionally, Dr. Katin, a principal shareholder, is a licensed physician in the state of Maryland and we have an administrative services agreement with his professional corporation in this state. While we have transition agreements in place in all states except New York that provide us with the ability to designate qualified successor physician owners of the shares held by the physician owners of these professional corporations upon the occurrence of certain events, there can be no assurance that we will be able to enforce them under the laws of the respective states or that they will not be challenged by regulatory agencies. Potential conflicts of interest may arise in connection with the administrative services agreements that may have materially different implications for us and the professional corporations and there can be no assurance that it will not harm us. For example, we are generally paid a fixed annual fee on a monthly basis by the professional corporations for our services, which are generally subject to renegotiation on an annual basis. We may be unable to renegotiate acceptable fees, in which event many of the administrative services agreements provide for binding arbitration. If we are unsuccessful in renegotiations or arbitration this could negatively impact our operating margins or result in the termination of our administrative services agreements.

Additionally, we lease 14 of our properties from ownership groups that consist of certain of our directors, officers, principal shareholders, shareholders and employees. Our lease for the Broadway office in Fort Myers, Florida is on a month-to-month basis and there can be no assurance that it will continue in the future. We may be unable to renegotiate these leases when they come up for renewal on terms acceptable to us, if at all.

In October 2003, we replaced our existing third-party medical malpractice insurance coverage with coverage we obtained from a newly-formed insurance entity, which is owned by physicians including Drs. Katin, Dosoretz, Rubenstein and Sheridan. We renewed this coverage in October 2004, 2005 and 2006 which was approved by the audit committee. We may be unable to renegotiate this coverage at acceptable rates and comparable coverage may not be available from third-party insurance companies. If we are unsuccessful in renewing our malpractice insurance coverage, we may not be able to continue to operate without being exposed to substantial risks of claims being made against us for damage awards we are unable to pay.

All transactions between us and any related party after our June 2004 initial public offering are subject to approval by the audit committee and disputes will be handled by the audit committee. There can be no assurance that the above or any future conflicts of interest will be resolved in our favor. If not resolved, such conflicts could harm our business.

In certain states we depend on administrative services agreements with professional corporations, including related party professional corporations, and if we are unable to continue to enter into them or they are terminated, we could be materially harmed.

Certain states, including Alabama, California, Maryland, Massachusetts, Michigan, Nevada, New York and North Carolina, have laws prohibiting business corporations from employing physicians. Our treatment centers in Alabama, Massachusetts, Michigan, Nevada, New York and North Carolina, operate through administrative services agreements with professional corporations that employ the radiation oncologists who provide professional services at the treatment centers in those states. In 2004, 2005 and 2006, $45.8 million, $62.2 million and $88.2 million, respectively, of our net patient service revenue was derived from administrative services agreements, as opposed to $117.9 million, $155.4 million and $195.9 million from all of our other centers. The professional corporations in these states are currently owned by certain of our directors, officers and principal shareholders, who are licensed to practice medicine in those states. As we enter into new states that will require an administrative services agreement, there can be no assurance that a related party professional corporation, or any professional corporation, will be willing or able to enter into an administrative services agreement. Furthermore, if we enter into an administrative services agreement with an unrelated party there could be an increased risk of differences arising or future termination. We cannot assure you that a professional corporation will not seek to terminate an agreement with us on the basis that it violates the applicable state laws prohibiting the corporate practice of medicine or any other basis nor can we assure you that governmental authorities in those states will not seek termination of these arrangements on the same basis. While we have not been subject to such proceedings in the past, nor are we currently aware of any other corporations that are subject to such proceedings, we could be materially harmed if any state governmental authorities or the professional corporations with which we have an administrative services agreement were to succeed in such a termination.

We depend on recruiting and retaining radiation oncologists and other qualified healthcare professionals for our success and our ability to enforce the non-competition covenants with radiation oncologists.

Our success is dependent upon our continuing ability to recruit, train and retain or affiliate with radiation oncologists, physicists, dosimetrists, radiation therapists and medical technicians. While there is currently a national shortage of these healthcare professionals, we have not experienced significant problems attracting and retaining key personnel and professionals in the recent past. We face competition for such personnel from other healthcare providers, research and academic institutions, government entities and other organizations. In the event we are unable to recruit and retain these professionals, such shortages could have a material adverse effect on our ability to grow. Additionally, many of our senior radiation oncologists, due to their reputations and experience, are very important in the recruitment and education of radiation oncologists. The loss of any such senior radiation oncologists could negatively impact us.

All of our radiation oncologists except eight are employed under employment agreements which, among other provisions, provide that the radiation oncologists will not compete with us (or the professional corporations contracting with us) for a period of time after employment terminates. Such covenants not to compete are enforced to varying degrees from state to state. In most states, a covenant not to compete will be enforced only to the extent that it is necessary to protect the legitimate business interest of the party seeking enforcement, that it does not unreasonably restrain the party against whom enforcement is sought and that it is not contrary to the public interest. This determination is made based upon all the facts and circumstances of the specific case at the time enforcement is sought. It is unclear whether our interests under our administrative services agreements will be viewed by courts as the type of protected business interest that would permit us or the professional corporations to enforce a non-competition covenant against the radiation oncologists. Since our success depends in substantial part on our ability to preserve the business of our radiation oncologists, a determination that these provisions will not be enforced could have a material adverse effect on us.

We depend on our senior management and we may be materially harmed if we lose any member of our senior management.

We are dependent upon the services of our senior management, especially Dr. Dosoretz, our Chief Executive Officer and President, and Dr. Rubenstein, our Medical Director. We have entered into executive employment agreements with Drs. Dosoretz and Rubenstein. The initial term of the employment agreements is three years and they renew automatically for successive two year terms unless 120 days prior notice is given by either party. Because these members of our senior management team have been with us for over 15 years and have contributed greatly to our growth, their services would be very difficult, time consuming and costly to replace. We carry key-man life insurance on these individuals. The loss of key management personnel or our inability to attract and retain qualified management personnel could have a material adverse effect on us. A decision by any of these individuals to leave our employ, to compete with us or to reduce his involvement on our behalf or as to any professional corporation they have an interest in and to which we provide administrative services, would have a material adverse effect on our business.

A significant number of our treatment centers are concentrated in certain states, particularly Florida, which makes us particularly sensitive to regulatory, economic and other conditions in those states.

Our Florida treatment centers accounted for approximately 64%, 57% and 55% of our total revenues during 2004, 2005 and 2006, respectively. Our treatment centers are also concentrated in the states of Michigan, Nevada, New York and North Carolina, none of which individually currently account for more than 15% of our total revenues, but in the aggregate accounted for approximately 23%, 23% and 20% of our total revenues in 2004, 2005 and 2006, respectively. This concentration makes us particularly sensitive to regulatory laws, including those related to false and improper claims, anti-kickback laws, self-referral laws, fee-splitting, corporate practice of medicine, anti-trust, licensing and certificate of need, as well as economic and other conditions which could impact us. If our treatment centers in these states are adversely affected by changes in regulatory, economic and other conditions, our revenue and profitability may decline. In particular, we employ radiation oncologists and other physicians at our Florida treatment centers and if we are restricted or prohibited from doing so in the future it could significantly harm our business.

Our growth strategy depends in part on our ability to acquire and develop additional treatment centers on favorable terms. If we are unable to do so, our future growth could be limited and our operating results could be adversely affected.

We may be unable to identify, negotiate and complete suitable acquisition and development opportunities on reasonable terms. We began operating our first radiation treatment center in 1983, and have grown to provide radiation therapy at 76 treatment centers. We expect to continue to add additional treatment centers in our existing and new local markets. Our growth, however, will depend on several factors, including:

•	our ability to obtain desirable locations for treatment centers in suitable markets;

•	our ability to identify, recruit and retain or affiliate with a sufficient number of radiation oncologists and other healthcare professionals;

•	our ability to obtain adequate financing to fund our growth strategy; and

•	our ability to successfully operate under applicable government regulations.

If our growth strategy does not succeed, our business could be harmed.

We may not be able to grow our business effectively or successfully implement our growth plans if we are unable to recruit additional management and other personnel.

Our ability to continue to grow our business effectively and successfully implement our growth strategy is highly dependent upon our ability to attract and retain qualified management employees and other key employees. We believe there are a limited number of qualified people in our business and the industry in which we compete. As such, there can be no assurance that we will be able to identify and retain the key personnel that may be necessary to grow our business effectively or successfully implement our growth strategy. If we are unable to attract and retain talented personnel it could limit our ability to grow our business.

We may encounter numerous business risks in acquiring and developing additional treatment centers, and may have difficulty operating and integrating those treatment centers.

Over the past three years we have acquired 24 treatment centers and developed 5 treatment centers. When we acquire or develop additional treatment centers, we may:

•	be unable to successfully operate the treatment centers;

•	have difficulty integrating their operations and personnel;

•	be unable to retain radiation oncologists or key management personnel;

•	be unable to collect the accounts receivable of an acquired treatment center;

•	acquire treatment centers with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations;

•	experience difficulties with transitioning or integrating the information systems of acquired treatment centers;

•	be unable to contract with third-party payers or attract patients to our treatment centers; and / or

•	experience losses and lower gross revenues and operating margins during the initial periods of operating our newly-developed treatment centers.

Larger acquisitions, such as our recent acquisition of 7 treatment centers in Southeastern Michigan, can substantially increase our potential exposure to business risks. Furthermore, integrating a new treatment center could be expensive and time consuming, and could disrupt our ongoing business and distract our management and other key personnel.

We may from time to time explore acquisition opportunities outside of the United States when favorable opportunities are available to us. In addition to the risks set forth herein, foreign acquisitions involve unique risks including the particular economic, political and regulatory risks associated with the specific country, currency risks, the relative uncertainty regarding laws and regulations and the potential difficulty of integrating operations across different cultures and languages.

We currently plan to continue to acquire and develop new treatment centers in existing and new local markets. We may not be able to structure economically beneficial arrangements in new markets as a result of healthcare laws applicable to such market or otherwise. If these plans change for any reason or the anticipated schedules for opening and costs of development are revised by us, we may be negatively impacted. In addition, we may incur significant transaction fees and expenses even for potential transactions that are not consummated. We may not be able to integrate and staff these new treatment centers. There can be no assurance that these planned treatment centers will be completed or that, if developed, will achieve sufficient patient volume to generate positive operating margins. If we are unable to timely and efficiently integrate an acquired or newly-developed treatment center, our business could suffer.

We may be subject to actions for false claims if we do not comply with government coding and billing rules which could harm our business.

If we fail to comply with federal and state documentation, coding and billing rules, we could be subject to criminal and/or civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which could harm us. We estimate that approximately 53%, 50% and 52% of our net patient service revenue for 2004, 2005 and 2006, respectively, consisted of payments from Medicare and Medicaid programs. In billing for our services to third-party payers, we must follow complex documentation, coding and billing rules. These rules are based on federal and state laws, rules and regulations, various government pronouncements, and on industry practice. Failure to follow these rules could result in potential criminal or civil liability under the federal False Claims Act, under which extensive financial penalties can be imposed. It could further result in criminal liability under various federal and state criminal statutes. We submit thousands of claims for Medicare and other payments and there can be no assurance that there have been no errors. While we carefully and regularly review our documentation, coding and billing practices as part of our compliance program, the rules are frequently vague and confusing and we cannot assure that governmental investigators, private insurers or private whistleblowers will not challenge our practices. Such a challenge could result in a material adverse effect on our business.

State law limitations and prohibitions on the corporate practice of medicine may materially harm our business and limit how we can operate.

State governmental authorities regulate the medical industry and medical practices extensively. Many states have corporate practice of medicine laws which prohibit us from:

•	employing physicians;

•	practicing medicine, which, in some states, includes managing or operating a radiation treatment center;

•	certain types of fee arrangements with physicians;

•	owning or controlling equipment used in a medical practice;

•	setting fees charged for physician services;

•	maintaining a physician’s patient records; or

•	controlling the content of physician advertisements.

In addition, many states impose limits on the tasks a physician may delegate to other staff members. We have administrative services agreements in states that prohibit the corporate practice of medicine such as Alabama, California, Maryland, Massachusetts, Michigan, Nevada, New York and North Carolina. Corporate practice of medicine laws and their interpretation vary from state to state, and regulatory authorities enforce them with broad discretion. If we are in violation of these laws, we could be required to restructure our agreements which could materially harm our business and limit how we operate. In the event the corporate practice of medicine laws of other states would adversely limit our ability to operate, it could prevent us from expanding into the particular state and impact our growth strategy.

If we fail to comply with the laws and regulations applicable to our treatment center operations, we could suffer penalties or be required to make significant changes to our operations.

Our treatment center operations are subject to many laws and regulations at the federal, state and local government levels. These laws and regulations require that our treatment centers meet various licensing, certification and other requirements, including those relating to:

•	qualification of medical and support persons;

•	pricing of services by healthcare providers;

•	the adequacy of medical care, equipment, personnel, operating policies and procedures;

•	clinic licensure and certificates of need;

•	maintenance and protection of records; or

•	environmental protection, health and safety.

While we attempt to comply with all applicable laws and regulations some of which can be complex and subject to interpretation, our treatment centers may fail to comply with all applicable laws and regulations. If we fail or have failed to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including becoming the subject of cease and desist orders, rejection of the payment of our claims, the loss of our licenses to operate and our ability to participate in government or private healthcare programs.

If we fail to comply with the federal anti-kickback statute, we could be subject to criminal and civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which could materially harm us.

A provision of the Social Security Act, commonly referred to as the federal anti-kickback statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other federally funded healthcare program. The federal anti-kickback statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. All of our financial relationships with healthcare providers are potentially implicated by this statute to the extent Medicare or Medicaid referrals are implicated. Financial relationships covered by this statute can include any relationship where remuneration is provided for referrals including payments not commensurate with fair market value, whether in the form of space, equipment leases, professional or technical services or anything else of value. Violations of the federal anti-kickback statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000, imprisonment of up to five years, civil penalties under the Civil Monetary Penalties Law of up to $50,000 for each violation, plus three times the remuneration involved, civil penalties under the False Claims Act of up to $11,000 for each claim submitted, plus three times the amounts paid for such claims and exclusion from participation in the Medicare and Medicaid programs. The exclusion, if applied to us or one or more of our subsidiaries or affiliate personnel, could result in significant reductions in our revenues and could have a material adverse effect on our business. In addition, most of the states in which we operate, including Florida, have also adopted laws, similar to the federal anti-kickback statute, that prohibit payments to physicians in exchange for referrals, some of which apply regardless of the source of payment for care. These statutes typically impose criminal and civil penalties as well as loss of licenses.

If we fail to comply with the provision of the Civil Monetary Penalties Law relating to inducements provided to patients, we could be subject to civil penalties and exclusion from the Medicare and Medicaid programs, which could materially harm us.

Under a provision of the federal Civil Monetary Penalties Law, civil monetary penalties (and exclusion) may be imposed on any person who offers or transfers remuneration to any patient who is a Medicare or Medicaid beneficiary, when the person knows or should know that the remuneration is likely to induce the patient to receive medical services from a particular provider. This broad provision applies to many kinds of inducements or benefits provided to patients, including complimentary items, services or transportation that are of more than a nominal value. We have reviewed our practices of providing services to our patients, and have structured those services in a manner that we believe complies with the Law and its interpretation by government authorities. We cannot provide assurances, however, that government authorities will not take a contrary view and impose civil monetary penalties and exclude us for past or present practices.

Our business could be materially harmed by future interpretation or implementation of state laws regarding prohibitions on fee-splitting.

Many states, including Florida where 24 of our 76 treatment centers are located, prohibit the splitting or sharing of fees between physicians and non-physicians. These laws vary from state to state and are enforced by courts and regulatory agencies, each with broad discretion. Some states have interpreted certain types of fee arrangements in practice management agreements between entities and physicians as unlawful fee-splitting. We believe our arrangements with physicians comply in all material respects with the fee-splitting laws of the states in which we operate. Nevertheless, it is possible regulatory authorities or other parties could claim we are engaged in fee-splitting. If such a claim were successfully asserted in any jurisdiction, we and our radiation oncologists could be subject to civil and criminal penalties and we could be required to restructure our contractual and other arrangements. Any restructuring of our contractual and other arrangements with physician practices could result in lower revenue from such practices and reduced influence over the business decisions of such practices. Alternatively, some of our existing contracts could be found to be illegal and unenforceable, which could result in the termination of those contracts and an associated loss of revenue. In addition, expansion of our operations to other states with certain types of fee-splitting prohibitions may require structural and organizational modification to the form of relationships that we currently have with physicians, professional corporations and hospitals.

If our operations in New York are found not to be in compliance with New York law, we may be unable to continue or expand our operations in New York.

We estimate that approximately 9%, 7% and 4% of total revenues for 2004, 2005 and 2006, respectively, was derived from our New York operations. New York law prohibits a business corporation such as us from practicing medicine in the state. As a result, we do not employ radiation oncologists or any other physician or licensed health care provider to provide professional services in New York. We do provide certain management and administrative services to health care providers, including physicians. These services and the payments received for them are regulated by New York law. We believe we have structured our services arrangements with health care providers to comply with these laws. New York also prohibits for-profit corporations from owning a licensed healthcare facility. We do not own any interests in any licensed New York health care facilities. New York additionally has regulations concerning the administration of radiation and rules governing financial and referral relationships with physicians who provide radiation therapy services. Although we believe our operations and relationships in New York are in material compliance with these laws, if New York regulatory authorities or a third party asserts a contrary position, our New York operations could be harmed and we may be unable to continue or expand our operations in New York.

If a federal or state agency asserts a different position or enacts new laws or regulations regarding illegal payments under the Medicare, Medicaid or other governmental programs, we may be subject to civil and criminal penalties, experience a significant reduction in our revenue or be excluded from participation in the Medicare, Medicaid or other governmental programs.

Any change in interpretations or enforcement of existing or new laws and regulations could subject our current business practices to allegations of impropriety or illegality, or could require us to make changes in our treatment centers, equipment, personnel, services, pricing or capital expenditure programs, which could increase our operating expenses and have a material adverse effect on our operations or reduce the demand for or profitability of our services.

Additionally, new federal or state laws may be enacted that would cause our relationships with our radiation oncologists to become illegal or result in the imposition of penalties against us or our treatment centers. If any of our business arrangements with our radiation oncologists or other physicians in a position to make referrals of radiation therapy services were deemed to violate the federal anti-kickback statute or similar laws, or if new federal or state laws were enacted rendering these arrangements illegal, our business would be adversely affected.

If we fail to comply with physician self-referral laws as they are currently interpreted or may be interpreted in the future, or if other legislative restrictions are issued, we could incur a significant loss of reimbursement revenue.

We are subject to federal and state statutes and regulations banning payments for referrals of patients and referrals by physicians to healthcare providers with whom the physicians have a financial relationship and billing for services provided pursuant to such referrals if any occur. The federal Stark Law applies to Medicare and Medicaid and prohibits a physician from referring patients for certain services, including radiation therapy, radiology and laboratory services, to an entity with which the physician has a financial relationship. Financial relationship includes both investment interests in an entity and compensation arrangements with an entity. The state laws and regulations vary significantly from state to state, are often vague and, in many cases, have not been interpreted by courts or regulatory agencies. These state laws and regulations generally apply to services reimbursed by both governmental and private payers. Violation of these federal and state laws and regulations may result in prohibition of payment for services rendered, loss of licenses, fines, criminal penalties and exclusion from Medicare and Medicaid programs.

We have financial relationships with our physicians, as defined by the federal Stark Law, in the form of compensation arrangements and ownership of our common stock issued by us in connection with acquisitions. We also have financial arrangements with physicians who refer Medicare and Medicaid patients to us, which relationships are also subject to the Stark Law. We rely on certain exceptions to self-referral laws including an exception for radiation oncologists referrals of radiation therapy services, as well as employee, group practice and in-office ancillary services exceptions, that we believe are applicable to our arrangements. In a limited number of markets we have relationships with non-radiation oncology physicians such as surgical and gynecological oncologists and urologists that are members of a group practice with our radiation oncologists and we rely on the group practice exception to self-referral laws with respect to such relationships. While we believe that our financial relationships with physicians and referral practices are in material compliance with applicable laws and regulations, government authorities might take a contrary position or prohibited referrals may occur. We cannot be certain that physicians who own our common stock or hold promissory notes will not violate these laws or that we will have knowledge of the identity of all beneficial owners of our common stock. If our financial relationships with physicians were found to be illegal, or if prohibited referrals were found to have been made, we could be subject to civil and criminal penalties, including fines, exclusion from participation in government and private payer programs and requirements to refund amounts previously received from government and private payers. In addition, expansion of our operations to new jurisdictions, or new interpretations of laws in our existing jurisdictions, could require structural and organizational modifications of our relationships with physicians to comply with that jurisdiction’s laws. Such structural and organizational modifications could result in lower profitability and failure to achieve our growth objectives.

Our costs and potential risks have increased as a result of the regulations relating to privacy and security of patient information.

There are numerous federal and state regulations addressing patient information privacy and security concerns. In particular, the federal regulations issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, contain provisions that:

•	protect individual privacy by limiting the uses and disclosures of patient information;

•	require the implementation of security safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

•	prescribe specific transaction formats and data code sets for certain electronic healthcare transactions.

Compliance with these regulations requires us to spend money and our management to spend substantial time and resources. We believe that we are in material compliance with the HIPAA regulations with which we are currently required to comply. The HIPAA regulations expose us to increased regulatory risk if we fail to comply. If we fail to comply with the new regulations, we could suffer civil penalties up to $100 per violation with a maximum penalty of $25,000 per each requirement violated per calendar year and criminal penalties with fines up to $250,000 per violation, and our business could be harmed.

Efforts to regulate the construction, acquisition or expansion of healthcare treatment centers could prevent us from developing or acquiring additional treatment centers or other facilities or renovating our existing treatment centers.

Many states have enacted certificate of need laws which require prior approval for the construction, acquisition or expansion of healthcare treatment centers. In giving approval, these states consider the need for additional or expanded healthcare treatment centers or services. In the states of Kentucky, North Carolina and Rhode Island in which we currently operate, certificates of need must be obtained for capital expenditures exceeding a prescribed amount, changes in capacity or services offered and various other matters. Other states in which we now or may in the future operate may also require certificates of need under certain circumstances not currently applicable to us. We cannot assure you that we will be able to obtain the certificates of need or other required approvals for additional or expanded treatment centers or services in the future. In addition, at the time we acquire a treatment center, we may agree to replace or expand the acquired treatment center. If we are unable to obtain required approvals, we may not be able to acquire additional treatment centers or other facilities, expand the healthcare services we provide at these treatment centers or replace or expand acquired treatment centers.

Our business may be harmed by technological and therapeutic changes.

The treatment of cancer patients is subject to potentially revolutionary technological and therapeutic changes. Future technological developments could render our equipment obsolete. We may incur significant costs in replacing or modifying equipment in which we have already made a substantial investment prior to the end of its anticipated useful life. In addition, there may be significant advances in other cancer treatment methods, such as chemotherapy, surgery, biological therapy, or in cancer prevention techniques, which could reduce demand or even eliminate the need for the radiation therapy services we provide.

We maintain a significant amount of debt to further our business or growth strategies.

As of December 31, 2006, we had outstanding debt of $205.2 million. Approximately $123.0 million is available for borrowing in the future under our fourth amended and restated senior secured credit facility. Our significant indebtedness could have adverse consequences and could limit our business as follows:

•	a substantial portion our cash flows from operations may go to repayment of principal and interest on our indebtedness and we would have less funds available for our operations;

•	our senior credit facility contains numerous financial and other restrictive covenants, including restrictions on purchasing assets, selling assets, paying dividends to our shareholders and incurring additional indebtedness;

•	as a result of our debt we may be vulnerable to adverse general economic and industry conditions and we may have less flexibility in reacting to changes in these conditions; or

•	competitors with greater access to capital could have a significant advantage over us.

We may need to raise additional capital, which may be difficult to obtain at attractive prices and which may cause us to engage in financing transactions that adversely affect our stock price.

We may need capital for growth, acquisitions, development, integration of operations and technology and equipment in the future. Any additional capital would be raised through public or private offerings of equity securities or debt financings. Our issuance of additional equity securities could cause dilution to holders of our common stock and may adversely affect the market price of our common stock. The incurrence of additional debt could increase our interest expense and other debt service obligations and could result in the imposition of covenants that restrict our operational and financial flexibility. Additional capital may not be available to us on commercially reasonable terms or at all. The failure to raise additional needed capital could impede the implementation of our operating and growth strategies.

Our information systems are critical to our business and a failure of those systems could materially harm us.

We depend on our ability to store, retrieve, process and manage a significant amount of information, and to provide our radiation treatment centers with efficient and effective accounting and scheduling systems. Our information systems require maintenance and upgrading to meet our needs, which could significantly increase our administrative expenses. Furthermore, if our information systems fail to perform as expected, or if we suffer an interruption, malfunction or loss of information processing capabilities, it could have a material adverse effect on our business.

Our financial results could be adversely affected by the increasing costs of professional liability insurance and by successful malpractice claims.

We are exposed to the risk of professional liability and other claims against us and our radiation oncologists and other physicians and professionals arising out of patient medical treatment at our treatment centers. Our risk exposure as it relates to our non-radiation oncology physicians could be greater than with our radiation oncologists to the extent such non-radiation oncology physicians are engaged in diagnostic activities. Malpractice claims, if successful, could result in substantial damage awards which might exceed the limits of any applicable insurance coverage. Insurance against losses of this type can be expensive and insurance premiums are expected to increase significantly in the near future. Insurance rates vary from state to state, by physician specialty and other factors. The rising costs of insurance premiums, as well as successful malpractice claims against us or one of our physicians, could have a material adverse effect on our financial position and results of operations.

It is also possible that our excess liability and other insurance coverage will not continue to be available at acceptable costs or on favorable terms. In addition, our insurance does not cover all potential liabilities arising from governmental fines and penalties, indemnification agreements and certain other uninsurable losses. For example, from time to time we agree to indemnify third parties, such as hospitals and clinical laboratories, for various claims that may not be covered by insurance. As a result, we may become responsible for substantial damage awards that are uninsured.

The radiation therapy market is highly competitive.

Radiation therapy is a highly competitive business in each market in which we operate. Our treatment centers face competition from hospitals, other medical practitioners and other operators of radiation treatment centers. There is a growing trend of physicians in specialties other than radiation oncology, such as urology, entering the radiation treatment business including medical specialties that would otherwise be sources of referrals. If this trend continues it could harm our referrals and our business. Certain of our competitors have longer operating histories and significantly greater financial and other resources than us. Competitors with greater access to financial resources may enter our markets and compete with us. We have recently noticed an increase in multi-state competitors in some of the markets in which we operate. In the event that we are not able to compete successfully, our business may be adversely affected and competition may make it more difficult for us to affiliate with additional radiation oncologists on terms that are favorable to us.

Our financial results may suffer if we have to write-off goodwill or other intangible assets.

A portion of our total assets consist of goodwill and other intangible assets. Goodwill and other intangible assets, net of accumulated amortization, accounted for 27.8% and 36.7% of the total assets on our balance sheet as of December 31, 2005 and 2006, respectively. As a result of our acquisition activity, goodwill significantly increased to approximately $138.8 million from approximately $66.5 million as of December 31, 2005. We may not realize the value of our goodwill or other intangible assets. We expect to engage in additional transactions that will result in our recognition of additional goodwill or other intangible assets. We evaluate on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of goodwill or other intangible assets may no longer be recoverable, and is therefore impaired. Under current accounting rules, any determination that impairment has occurred would require us to write-off the impaired portion of our goodwill or the unamortized portion of our intangible assets, resulting in a charge to our earnings. Such a write-off could have a material adverse effect on our financial condition and results of operations.

Our failure to comply with laws related to hazardous materials could materially harm us.

Our treatment centers provide specialized treatment involving the use of radioactive material in the treatment of the lungs, prostate, breasts, cervix and other organs. The materials are obtained from, and, if not permanently placed in a patient or used up, returned to, a third-party provider of supplies to hospitals and other radiation therapy practices, which has the ultimate responsibility for its proper disposal. We, however, remain subject to state and federal laws regulating the protection of employees who may be exposed to hazardous material and regulating the proper handling, storage and disposal of that material. Although we believe we are in compliance with all applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability, or require us to incur costs that would have a material adverse effect on us.

Because our principal shareholders and management own a large percentage of our common stock, they will collectively be able to determine the outcome of all matters submitted to shareholders for approval regardless of the preferences of our other shareholders.

As of February 1, 2007 certain of our officers beneficially owned approximately 44.6% of our outstanding common stock and serve on our board of directors. As a result, these persons have a significant influence over the outcome of matters requiring shareholder approval including the power to:

•	elect our entire board of directors;

•	control our management and policies;

•	agree to mergers, consolidations and the sale of all or substantially all of our assets;

•	prevent or cause a change in control; and

•	amend our amended and restated articles of incorporation and bylaws at any time.

Our stock price may fluctuate and you may not be able to resell your shares of our common stock at or above the price you paid.

We became a public company on June 18, 2004 and there can be no assurance that we will be able to maintain an active market for our stock. A number of factors could cause the market price of our common stock be volatile. Some of the factors that could cause our stock price to fluctuate significantly, include:

•	variations in our financial performance;

•	changes in recommendations or financial estimates by securities analysts, or our failure to meet or exceed estimates;

•	announcements by us or our competitors of material events;

•	future sales of our common stock;

•	investor perceptions of us and the healthcare industry;

•	announcements regarding purported class action lawsuits by plaintiff lawfirms; and

•	general economic trends and market conditions.

As a result, you may not be able to resell your shares at or above the price you paid.

Sales of substantial amounts of our common stock, by our senior management shareholders could adversely affect our stock price and limit our ability to raise capital.

As of February 1, 2007, our senior management shareholders beneficially owned approximately 45.0% of our common stock. The market price of our common stock could decline as a result of sales by senior management of substantial amounts of our common stock in the public market or the perception that substantial sales could occur. These sales also may make it more difficult for us to sell common stock in the future to raise capital.

Florida law and certain anti-takeover provisions of our corporate documents and our executive employment agreements could entrench our management or delay or prevent a third party from acquiring us or a change in control even if it would benefit our shareholders.

Our amended and restated articles of incorporation and bylaws and our executive employment agreements contain a number of provisions that may delay, deter or inhibit a future acquisition or change in control that is not first approved by our board of directors. This could occur even if our shareholders receive an attractive offer for their shares or if a substantial number or even a majority of our shareholders believe the takeover may be in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain approval from our board of directors prior to pursuing a transaction. Provisions that could delay, deter or inhibit a future acquisition or change in control include the following:

•	10,000,000 shares of blank check preferred stock that may be issued by our board of directors without shareholder approval and that may be substantially dilutive or contain preferences or rights objectionable to an acquiror;

•	a classified board of directors with staggered, three-year terms so that only a portion of our directors are subject to election at each annual meeting;

•	the ability of our board of directors to amend our bylaws without shareholder approval;

•	special meetings of shareholders cannot be called by a shareholder;

•	obligations to make certain payments under executive employment agreements in the event of a change in control; and

•	Florida statutes which restrict or prohibit “control share acquisitions” and certain transactions with affiliated parties and permit the adoption of “poison pills” without shareholder approval.

These provisions could also discourage bids for our common stock at a premium and cause the market price of our common stock to decline. In addition, these provisions may also entrench our management by preventing or frustrating any attempt by our shareholders to replace or remove our current management.

Other than S Corporation distributions and our special distribution, we have not paid dividends and do not expect to in the future, which means that the value of our shares cannot be realized except through sale.

Other than S Corporation distributions to our shareholders, including our special distribution in April 2004 prior to our initial public offering, we have never declared or paid cash dividends. We currently expect to retain earnings for our business and do not anticipate paying dividends on our common stock at any time in the foreseeable future. Because we do not anticipate paying dividends in the future, it is likely that the only opportunity to realize the value of our common stock will be through a sale of those shares. The decision whether to pay dividends on common stock will be made by the board of directors from time to time in the exercise of its business judgment. Furthermore, we are currently restricted from paying dividends by the terms of our senior secured credit facility.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results which could subject us to regulatory sanctions, harm our business and operating results and cause the trading price of our stock to decline.

We are required under Section 404 of the Sarbanes-Oxley Act of 2002 to evaluate our internal controls for effectiveness. Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business, reputation and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, in early May 2005 we identified a material weakness related to our controls over lease accounting, which caused us to restate our prior financial statements. While we have since remediated the material weakness to ensure proper lease accounting in the future and believe that we currently have adequate internal controls, there can be no assurance that we will be able to implement and maintain adequate controls in the future. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could subject us to regulatory sanctions, harm our business and operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also harm our reputation and cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

We have treatment centers in Florida and other areas that could be disrupted or damaged by hurricanes.

Florida is susceptible to hurricanes and we currently have 24 radiation treatment centers located in Florida. Our Florida centers accounted for approximately 55% of our total revenues during 2006. In 2005, 21 of our treatment centers in South Florida were disrupted by Hurricane Wilma which required us to close all of these centers for a business day. Although none of these treatment centers suffered structural damage as a result of the hurricane, their utility services were disrupted. Our patients and employees were also affected by Hurricane Wilma. While we do not anticipate that Hurricane Wilma will have any long-term impact on our business, our Florida treatment centers and any of our other treatment centers located in other areas that are in the path of a hurricane could be subject to significant hurricane-related disruptions and/or damage in the future. If our treatment centers suffer any significant hurricane-related disruptions and/or damage in the future it could have an adverse affect on our business and financial results. We carry property damage and business interruption insurance on our facilities, but there can be no assurance that it would be adequate to cover all of our hurricane-related losses.

We are not currently in compliance with the NASDAQ requirement that a majority of our board of directors be comprised of independent members.

NASDAQ Marketplace Rules require that the majority of our board of directors be comprised of independent members. As a result of the recent death of independent director James Charles Weeks in early January of this year, we are currently not in compliance with this requirement. We have a cure period from NASDAQ that gives until the later of out next annual shareholders meeting or July 9, 2007 to regain compliance. We plan to add a new independent member to our board as soon as practicable. If we fail to regain compliance in a timely manner, we could face delisting which could adversely impact the trading market for our stock.

Forward looking statements.  Some of the information set forth in this report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may make other written and oral communications from time to time that contain such statements. Forward-looking statements, including statements as to industry trends, future expectations and other matters that do not relate strictly to historical facts are based on certain assumptions by management. These statement are often identified by the use of words such as “may,” “will,” “expect,” “plans,” “believe,” “ anticipate,” “intend,” “could,” “estimate,” or “continue” and similar expressions or variations, and are based on the beliefs and assumptions of our management based on information then currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks discussed herein under the heading “Risk Factors.” We caution readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of such statements.

Item 1B.	Unresolved Staff Comments

None

Item 2.	Properties

Our executive and administrative offices are located in Fort Myers, Florida. These offices contain approximately 33,000 square feet of space. In December 2005, we entered into a lease for additional administrative office space in Florence, Kentucky for approximately 5,600 square feet. These offices will be adequate for our current primary needs, we also believe that we will require significant additional space to meet our future needs and such future expansion is in the preliminary stages.

Our radiation treatment centers typically range in size from 5,000 to 12,000 square feet. We currently operate 76 radiation treatment centers in Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island and West Virginia. We own the real estate on which 18 of our treatment centers are located. We lease land and space at 48 treatment center locations, of which in 14 of these locations, certain of our directors, officers, principal shareholders, shareholders and employees have an ownership interest. These leases expire at various dates between 2007 and 2044 and 40 of these leases have one or two renewal options of five or 10 years. Also, 10 of our treatment center locations are in hospital-based facilities. We consider all of our offices and treatment centers to be well-suited to our present requirements. However, as we expand to additional treatment centers, or where additional capacity is necessary in a treatment center, additional space will be obtained where feasible.

Information with respect to our treatment centers and our other properties can be found in Item 1 of this report under the caption, “Business — Treatment Centers.”

Item 3.	Legal Proceedings

Information concerning this item is included under the caption Legal Proceedings in Note 14 Commitments and Contingencies of the Notes to Consolidated Financial Statements contained in this report.

Item 4.	Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of the stockholders during the fourth quarter ended December 31, 2006.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “RTSX.” The high and low common stock sale prices per share were as follows:

	High	Low

2005
First Quarter	$19.84	$14.31
Second Quarter	$27.46	$19.05
Third Quarter	$31.86	$25.08
Fourth Quarter	$38.93	$28.09
2006
First Quarter	$35.03	$22.84
Second Quarter	$30.13	$23.00
Third Quarter	$31.98	$26.17
Fourth Quarter	$34.47	$28.83
2007
First Quarter (through February 1, 2007)	$32.89	$29.32

On February 1, 2007, the last reported sales price for our common stock on the NASDAQ Global Select Market was $29.32 per share. As of February 1, 2007, there were 23,427,078 shares of our common stock held by approximately 3,000 beneficial owners and 56 holders of record as reported by our transfer agent.

We have never declared or paid dividends on our common stock since becoming a public company in June 2004. We intend to retain future earnings to finance the growth and development of our business and, accordingly, do not currently intend to declare or pay any dividends on our common stock. Our board of directors will evaluate our future earnings, results of operations, financial condition and capital requirements in determining whether to declare or pay cash dividends. In addition, our credit facilities impose restrictions on our ability to pay dividends. Please refer to the “Liquidity and Capital Resources” section in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in this report for more information.

Equity Compensation Plan Information

Equity Compensation Table

We have outstanding stock options and restricted stock shares under our 1997 stock option plan and our 2004 stock incentive plan each of which was adopted by our board of directors and approved by our shareholders prior to our initial public offering. We do not have any equity compensation plans that have not been approved by our shareholders. The following table sets forth information as of December 31, 2006, with respect to our equity compensation plans.

Number of Shares of Common
Stock Remaining Available for
		Number of Shares of		Future Issuance Under Equity
	Number of Shares of	Common Stock to be	Weighted-Average	Compensation Plans
	Common Stock to be	Issued Upon Exercise	Exercise Price of	(Excluding Shares Reflected
	Issued Upon Vesting	of Outstanding	Outstanding	in the First and
Plan Category	of Restrictions	Options and Rights	Options	Second Column)

Equity Compensation Plans Approved by Shareholders 1997 and 2004 stock incentive plans	6,000	1,625,494	$10.67	3,382,812	(1)(2)
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A	N/A

(1)	In addition to the shares reserved for issuance under our 2004 stock incentive plan, such plan also includes annual increases in the number of shares available for issuance under the 2004 stock incentive plan on the first day of each fiscal year beginning with our fiscal year beginning in 2005 and ending after our fiscal year beginning in 2014, equal to the lesser of:

•	5% of the outstanding shares of common stock on the first day of our fiscal year;

•	1,000,000 shares; or

•	an amount our board may determine.

(2)	This number was increased by 1,000,000 shares on January 1, 2007 pursuant to the automatic increase formula described in footnote (1).

We did not sell any unregistered securities during fiscal 2006 except as otherwise previously disclosed in our quarterly reports on Form 10-Q or our current reports on Form 8-K. We did not repurchase any of our equity securities during the fourth quarter of fiscal 2006.

Item 6.	Selected Financial Data

The historical consolidated statements of income data for the years ended December 31, 2002, 2003, 2004, 2005 and 2006 and the related historical consolidated balance sheet data as of December 31, 2002, 2003, 2004, 2005 and 2006 are derived from our audited consolidated financial statements.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this Form 10-K.

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands, except per share amounts):

Consolidated Statements of Income Data:
Revenues:
Net patient service revenue	$106,252	$131,147	$163,719	$217,590	$284,067
Other revenue	4,868	7,533	7,654	9,660	9,915

Total revenues	111,120	138,680	171,373	227,250	293,982
Expenses:
Salaries and benefits	57,248	72,146	87,059	116,300	147,697
Medical supplies	2,312	2,226	3,608	5,678	7,569
Facility rent expenses	3,744	4,656	5,347	7,720	9,432
Other operating expenses	7,194	8,690	7,561	9,748	12,761
General and administrative expenses	10,475	16,400	19,671	23,538	30,209
Depreciation and amortization	4,283	5,202	6,860	10,837	16,967
Provision for doubtful accounts	3,365	3,375	5,852	6,792	9,425
Interest expense, net	2,615	2,053	3,435	5,290	10,036
Impairment loss	—	284	—	1,226	—

Total expenses	91,236	115,032	139,393	187,129	244,096

Income before minority interests	19,884	23,648	31,980	40,121	49,886
Minority interests in net losses (earnings) of consolidated entities	23	(7)	55	480	(580)

Income before cumulative effect of change in accounting principle and income taxes	19,907	23,641	32,035	40,601	49,306
Cumulative effect of change in accounting principle	(963)	—	—	—	—

Income before income taxes	18,944	23,641	32,035	40,601	49,306
Income tax expense	—	—	22,847	15,631	18,983

Net income	$18,944	$23,641	$9,188	$24,970	$30,323

Earnings per common share
Basic	$1.14	$1.39	$0.45	$1.10	$1.31

Diluted	$1.04	$1.28	$0.44	$1.05	$1.26

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands, except per share amounts):

Pro forma income data:
Income before provision for income taxes, as reported	$18,944	$23,641	$32,035
Pro forma provision for income taxes(1)	7,966	9,456	12,814

Pro forma net income	$10,978	$14,185	$19,221

Pro forma earnings per common share(1)
Basic	$0.66	$0.84	$0.95

Diluted	$0.60	$0.77	$0.91

Weighted average common shares outstanding:
Basic	16,653,542	16,974,471	20,292,117	22,725,819	23,137,966

Diluted	18,265,182	18,470,880	21,031,968	23,703,653	23,993,341

	As of December 31,
	2002	2003	2004	2005	2006
	(In thousands):

Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,294	$2,606	$5,019	$8,980	$15,413
Total assets	102,783	128,036	168,177	263,345	399,094
Total debt	51,342	59,811	66,103	123,463	205,244
Total shareholders’ equity	37,208	49,578	66,321	95,383	134,808

(1)	Reflects combined federal and state income taxes on a pro forma basis, as if we had been taxed as a C Corporation. See the consolidated statements of income and comprehensive income and note 18 “Pro forma disclosure” of the notes to the consolidated financial statements.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” and the consolidated financial statements and related notes included elsewhere in this Form 10-K. This section of the Form 10-K contains forward-looking statements that involve substantial risks and uncertainties, such as statements about our plans, objectives, expectations and intentions. We use words such as “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “intend”, “future” and similar expressions to identify forward-looking statements. In particular, statements that we make in this section relating to the sufficiency of anticipated sources of capital to meet our cash requirements are forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including as a result of some of the factors described below and in the section titled “Risk Factors”. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Form 10-K.

Overview

We own, operate and manage treatment centers focused principally on providing radiation treatment alternatives ranging from conventional external beam radiation to newer, technologically-advanced options. We believe we are the largest company in the United States focused principally on providing radiation therapy. We opened our first radiation treatment center in 1983 and as of December 31, 2006 we provided radiation therapy services in 76 treatment centers. Our treatment centers are clustered into 24 local markets in 15 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island, and West Virginia. Of these 76 treatment centers, 22 treatment centers were internally developed, 44 were acquired and 10 involve hospital-based treatment centers. We have recently expanded our affiliation with physician specialties in other areas including gynecological and surgical oncology and urology in a limited number of our local markets to strengthen our clinical working relationships.

We use a number of metrics to assist management in evaluating financial condition and operating performance, and the most important follow:

•	The number of treatments delivered per day in our freestanding centers

•	The average revenue per treatment in our freestanding centers

•	The ratio of funded debt to earnings before interest, taxes, depreciation and amortization (leverage ratio)

The principal costs of operating a treatment center are (1) the salary and benefits of the physician and technical staff, and (2) equipment and facility costs. The capacity of each physician and technical position is limited to a number of delivered treatments while equipment and facility costs for a treatment center are generally fixed. These capacity factors cause profitability to be very sensitive to treatment volume. Profitability will tend to increase as the available staff and equipment capacities are utilized.

The average revenue per treatment is sensitive to the mix of services used in treating a patient’s tumor. The reimbursement rates set by Medicare and commercial payers tend to be higher for the more advanced treatment technologies, reflecting their higher complexity. This metric is used by management to evaluate the utilization of newer technologies to improve outcomes for patients. A key part of our business strategy is to implement advanced technologies once supporting economics are available. For example, we implemented a pilot stereotactic radiosurgery program using kV x-rays in one of our centers in 2006 and, with expanded reimbursement for the technology available January 1, 2007, we are accelerating the implementation of this new technology across our local markets.

The reimbursement for radiation therapy services includes a professional component for the physician’s service and a technical component to cover the costs of the machine, facility and services provided by the technical staff. In our freestanding centers we provide both services while in a hospital-based center the hospital, rather than us, provides the technical services. Fees that we receive from the hospital for services they purchase from us are included in other revenue in our consolidated statements of income and comprehensive income. Net patient service revenue in our consolidated statements of income and comprehensive income is derived from our freestanding centers and from the professional services provided by our doctors in hospital-based centers and by our physicians in other specialties in their practice offices.

For the year ended December 31, 2006, our total revenues and net income grew by 29.4% and 21.4%, respectively, over the prior year. For the year ended December 31, 2006, we had total revenues of $294.0 million and net income of $30.3 million.

Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. Many of the patients of our Florida treatment centers are part-time residents in Florida during the winter months. Hence, these treatment centers have historically experienced higher utilization rates during the winter months than during the remainder of the year. In addition, referrals are typically lower in the summer months due to traditional vacation periods.

The following table summarizes our growth in treatment centers and the local markets in which we operate:

		Year Ended
	December 31,
	2004	2005	2006

Treatment centers at beginning of period	51	56	68
Internally developed	3	2	—
Internally (consolidated)	—	(2)	—
Acquired	3	10	10	*
Hospital-based	(1)	2	(2)

Treatment centers at period end	56	68	76

Local markets at period end	19	22	24

*	Excludes the acquisition of the Bel Air, Maryland radiation treatment center, as we expect to combine the external beam treatments done at our Belcamp, Maryland radiation treatment center.

During the first quarter of 2005, we incurred an impairment loss of $1.2 million related to the consolidation of two Yonkers, New York based treatment centers within our Westchester/Bronx local market. During the second quarter of 2005, we incurred expenses of approximately $0.3 million associated with the transition of an internally developed freestanding center to a hospital-based radiation treatment center at Northern Westchester Hospital within our Westchester/Bronx local market.

The following table summarizes key operating statistics of our results of operations for the periods presented:

	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2006	% Change	2005	2006	% Change

Number of treatment days	63	63		255	254
Total treatments — freestanding centers	83,713	96,895	15.7%	325,723	373,218	14.6%
Treatments per day — freestanding centers	1,329	1,538	15.7%	1,278	1,469	15.0%
Percentage change in revenue per treatment — freestanding centers — same practice basis	18.2%	9.0%		12.1%	14.0%
Percentage change in treatments per day — freestanding centers — same practice basis	2.1%	3.2%		1.6%	2.9%
Local markets at period end	22	24	9.1%
Treatment centers — freestanding	56	66	17.9%
Treatment centers — hospital	12	10	(16.7)%

	68	76	11.8%

Days sales outstanding for the quarter	54	61

Percentage change in total revenues — same practice basis	16.8%	10.7%		15.2%	15.0%
Net patient service revenue — professional services only (in thousands)	$4,211	$6,699		$15,688	$26,088

Our revenue growth is primarily driven by entering new markets, increasing the utilization at our existing centers and by benefiting from demographic and population trends in most of our local markets. New centers are added to existing markets based on capacity, convenience, and competitive considerations. Our net income growth is primarily driven by revenue growth and the leveraging of our technical and administrative infrastructures.

For the year ended December 31, 2006, net patient service revenue comprised 96.6% of our total revenues. In a state where we can employ radiation oncologists, we derive our net patient service revenue through fees earned for the provision of the professional and technical component fees of radiation therapy services. In states where we do not employ radiation oncologists, we derive our administrative services fees principally from administrative services agreements with professional corporations. In 34 of our freestanding radiation treatment centers we employ the physicians, and in 32 we operate pursuant to administrative services agreements. In accordance with Financial Accounting Standards Board revised Interpretation No. 46R (FIN No. 46R), we consolidate the operating results of certain of the professional corporations for which we provide administrative services into our own operating results. In 2006, 32.0% of our net patient service revenue was generated by professional corporations with which we have administrative services agreements.

In states which prohibit us from employing physicians, we have long-term administrative services agreements with professional corporations owned by certain of our directors, officers and principal shareholders, who are licensed to practice medicine in such states. We have entered into these administrative services agreements in order to comply with the laws of such states. Our administrative services agreements generally obligate us to provide treatment center facilities, staff and equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting and assistance in marketing services. We receive a monthly fee for our services based one of the following models: 1) on a fixed fee arrangement 2) on a percentage of net revenues 3) on a percentage of net income and 4) fixed fee per treatment. Fees related to administrative services agreements that are based on a fixed rate are set at the beginning of each year on the basis of the estimated cost of these services plus a profit margin. We engage an independent consultant to complete a fair market value review of the fees paid by related party professional service corporations to the Company under the terms of these agreements each year. The consulting firm completed its review of 2006 fees under these agreements and determined that the fees are at fair market value. Independent consultants are utilized by the Company’s audit committee in determining fair market fees upon any renewal or for new administrative services agreements with affiliates.

In our net patient service revenue for the years ended December 31, 2006, 2005, and 2004, revenue from the professional-only component of radiation therapy and revenue from the practices of medical specialties other than radiation oncology, comprised approximately 8.9%, 6.9%, and 5.5% respectively of our total revenues.

For the year ended December 31, 2006, other revenue comprised approximately 3.4% of our total revenues. Other revenue is primarily derived from management services provided to hospital radiation therapy departments, technical services provided to hospital radiation therapy departments, billing services provided to non-affiliated physicians and income for equipment leased by joint venture entities.

Medicare is a major funding source for the services we provide and government reimbursement developments can have a material effect on operating performance. These developments include the reimbursement amount for each CPT service (current procedural terminology) that we provide and the specific CPT services covered by Medicare. The Centers for Medicare and Medicaid Services (CMS), the government agency responsible for administering the Medicare program, administers an annual process for considering changes in reimbursement rates and covered services. We have played and will continue to play a role in that process both directly and through the radiation oncology professional societies.

Other material factors that we believe will also impact our future financial performance include:

•	Continued advances in technology and the related capital requirements.

•	Continued affiliation with physician specialties other than radiation oncology.

•	Increased costs associated with changes in the accounting for stock compensation.

•	Proposed changes in accounting for business combinations requiring that all acquisition-related costs be expensed as incurred.

•	Increased costs associated with being a public company including compliance with Sarbanes-Oxley Section 404 reporting on internal control.

Acquisitions and Developments

We expect to continue to acquire and develop treatment centers in connection with the implementation of our growth strategy. Over the past three years, we have acquired 24 treatment centers and internally developed 5 treatment centers.

On June 23, 2004 we acquired the assets of Devoto Construction, Inc., which was owned by certain of our directors and officers for approximately $3,528,000 with the issuance of 271,385 shares of our common stock. Devoto Construction, Inc. performs remodeling and real property improvements at our medical facilities and specializes in the construction of radiation medical facilities.

In September 2004, we acquired three treatment centers in the state of New Jersey for a total consideration of $10.6 million, and we opened three internally developed treatment centers. One of these internally developed treatment centers replaced services we had previously provided through a hospital-based center.

On April 1, 2005, we sold a 49.9% interest in a joint venture that was formed to operate a treatment center located in Berlin, Maryland. The interest was sold to a healthcare enterprise operating in the area for $1.8 million. We realized a gain of approximately $982,000 on the sale of the interest.

On April 1, 2005, we acquired a 60% interest in a single radiation therapy treatment center located in Martinsburg, West Virginia for approximately $0.7 million. We operate the facility as part of our Central Maryland local market. Under the terms of the agreement, we partner with a university hospital system and manage the facility. We have implemented an intensity modulated radiation therapy (IMRT) program and other advanced technologies at the facility.

In May 2005, we acquired five radiation treatment centers located in Clark County, Nevada from Associated Radiation Oncologists, Inc. for $25.9 million, plus a three-year contingent earn-out. We expanded the availability of advanced radiation therapy treatment modalities in the service area. This acquisition expanded our presence in Nevada where we operated four centers before the acquisition.

In June 2005, we acquired four radiation treatment centers located in the markets of Scottsdale, Arizona, Holyoke, Massachusetts, and two centers in Maryland for approximately $16.2 million. This acquisition provided our first entrance into two new local markets in Arizona and Massachusetts. The two centers purchased in Maryland will further expand our presence in our Central Maryland local market. We have expanded the availability of advanced radiation therapy treatment modalities in certain of the service areas.

During the second quarter of 2005 we were awarded a contract to develop a state of the art radiation center at the prestigious Roger Williams Hospital in Providence, Rhode Island. As of June 1, 2005 we were providing professional services at the hospital. We have also obtained a certificate of need and are developing a joint venture freestanding radiation therapy center with the hospital.

In September 2005, we opened for business our South County, Rhode Island treatment center and began treating patients at the facility. The center is our third center opened in our Rhode Island local market.

In November 2005, we opened for business our Palm Springs, California treatment center and began treating patients at the facility. The center was our 68th treatment center in operation and represented our entrance into our 22nd local market.

In December 2005, we acquired the assets of a urology practice with four office locations in southwest Florida for approximately $348,000. The urology practice provides additional service and treatment protocols to our patients with prostate cancer and other urological diseases.

In January 2006, we acquired the assets of a radiation treatment center located in Opp, Alabama for approximately $1.8 million. The center purchased in Alabama will further expand our presence in its Southeastern Alabama local market. We expanded the availability of advanced radiation therapy treatment modalities in this service area.

In May 2006, we acquired the assets of a radiation treatment center located in Santa Monica, California for approximately $12.0 million. The center purchased in California will further expand our presence into a second local market in the California area.

In August 2006, we acquired the assets of a radiation treatment center located in Bel Air, Maryland for approximately $6.8 million. The center purchased in Maryland will further expand our presence in our Central Maryland local market.

In September 2006, we acquired the assets of a radiation treatment center located in Beverly Hills, California for approximately $19.1 million. The center purchased in California will further expand our presence into our Los Angeles local market complementing the Santa Monica radiation center we purchased in May 2006.

In November 2006, we acquired a cluster network of radiation treatment centers in Southeastern Michigan for approximately $47.1 million, including real estate of approximately $6.2 million. The acquisition provides us an entrance into a new local market. The seven-facility network consists of two full service facilities, five satellite facilities and Certificates of Need to operate a total of eight linear accelerators.

During the fourth quarter of 2006, we acquired the assets of several urology and surgery practices within southwest Florida to expand our affiliations with other physicians to strengthen our clinical working relationships.

The operations of the foregoing acquisitions have been included in the accompanying consolidated statements of income and comprehensive income from the respective dates of each acquisition. When we acquire a treatment center, the purchase price is allocated to the assets acquired and liabilities assumed based upon their respective fair values.

In January 2007, we acquired a 67.5% interest in a single radiation therapy treatment center located in Gettysburg Pennsylvania for approximately $750,000 and we also acquired a urology group practice in southwest Florida for approximately $688,000.

Sources of Revenue By Payer

We receive payments for our services rendered to patients from the government Medicare and Medicaid programs, commercial insurers, managed care organizations and our patients directly. Generally, our revenue is determined by a number of factors, including the payer mix, the number and nature of procedures performed and the rate of payment for the procedures. The following table sets forth the percentage of our net patient service revenue we earned by category of payer in our last three fiscal years.

	Years Ended December 31,
Payer	2004	2005	2006

Medicare	51.6%	48.6%	50.1%
Commercial	45.5	47.3	46.4
Medicaid	1.4	1.8	1.8
Self pay	1.5	2.3	1.7

Total net patient service revenue	100.0%	100.0%	100.0%

Medicare and Medicaid

Since cancer disproportionately affects elderly people, a significant portion of our net patient service revenue is derived from the Medicare program, as well as related co-payments. Medicare reimbursement rates are determined by the Centers for Medicare and Medicaid Services (CMS) and are lower than our normal charges. Medicaid reimbursement rates are typically lower than Medicare rates; Medicaid payments represent approximately 2% of our net patient service revenue.

Medicare reimbursement rates are determined by a formula which takes into account an industry wide conversion factor (CF) multiplied by relative values determined on a per procedure basis (RVUs). The CF and RVUs may change on an annual basis. In 2003, the CF increased by 1.6%; in 2004, it increased by 1.5%; in 2005, the rate increased an additional 1.5%; and in 2006 the CF remained unchanged at the 2005 level. The net result of changes to the CF and RVUs over the last several years has not had a significant impact on our business, but it is difficult to forecast the future impact of any changes. We depend on payments from government sources and any changes in Medicare or Medicaid programs could result in a decrease in our total revenues and net income.

On November 1, 2006, CMS released its final rule for the 2007 Medicare physician fee schedule. The final rule included specific reimbursement codes for stereotactic procedures and provides for a four-year transition to a new practice expense methodology for establishing practice expense values for services paid under the Medicare physician fee schedule.

Based on our review of the 2007 fee schedule, we do not expect the fee schedule to have a material impact on the total reimbursement of services provided to Medicare beneficiaries.

Commercial

Commercial sources include private health insurance as well as related payments for co-insurance and co-payments. We enter into contracts with private health insurance and other health benefit groups by granting discounts to such organizations in return for the patient volume they provide.

Most of our commercial revenue is from managed care business and is attributable to contracts where a set fee is negotiated relative to services provided by our treatment centers. We do not have any contracts that individually represent over 10% of our total net patient service revenue. We receive our managed care contracted revenue under two primary arrangements. Approximately 98% of our managed care business is attributable to contracts where a fee schedule is negotiated for services provided at our treatment centers. Approximately 2% of our net patient service revenue is attributable to contracts where we bear utilization risk. Although the terms and conditions of our managed care contracts vary considerably, they are typically for a one-year term and provide for automatic renewals. If payments by managed care organizations and other private third-party payers decrease, then our total revenues and net income could decrease.

Self Pay

Self pay consists of payments for treatments by patients not otherwise covered by third-party payers, such as government or commercial sources. Because the incidence of cancer is much higher in those over the age of 65, most of our patients have access to Medicare or other insurance and therefore the self-pay portion of our business is less than it would be in other circumstances.

Billing and Collections

Our billing system utilizes a fee schedule for billing patients, third-party payers and government sponsored programs, including Medicare and Medicaid. Fees billed to government sponsored programs, including Medicare and Medicaid, are automatically adjusted to the allowable payment amount at time of billing. For all other payers, the actual contractual adjustment is recorded upon the receipt of payment. As a result, an estimate of contractual allowances is made on a monthly basis to reflect the estimated realizable value of net patient service revenue. The development of the estimate of contractual allowances is based on historical cash collections related to gross charges developed by facility and payer in order to calculate average collection percentages by facility and payer. The development of the collection percentages are applied to gross accounts receivable in determining an estimate of contractual allowances at the end of a reporting period.

Insurance information is requested from all patients either at the time the first appointment is scheduled or at the time of service. A copy of the insurance card is scanned into our system at the time of service so that it is readily available to staff during the collection process. Patient demographic information is collected for both our clinical and billing systems.

It is our policy to collect co-payments from the patient at the time of service. Insurance information is obtained and the patient is informed of their co-payment responsibility prior to the commencement of treatment.

Charges are posted to the billing system by our office financial managers. After charges are posted, edits are performed, any necessary corrections are made and billing forms are generated, then sent electronically to our clearinghouse. Any bills not able to be processed through the clearinghouse are printed and mailed from our central billing office. Statements are automatically generated from our billing system and mailed to the patient on a monthly basis for any amounts still outstanding. Daily, weekly and monthly accounts receivable analysis reports are utilized by staff and management to prioritize accounts for collection purposes, as well as to identify trends and issues. Strategies to respond proactively to these issues are developed at weekly and monthly team meetings. Our write-off process is manual and our process for collecting accounts receivable is dependent on the type of payer as set forth below.

Self-Pay Balances.  We administer self-pay account balances through our central billing office and our policy is to send outstanding self-pay patient claims to collection agencies at designated points in the collection process. In some cases monthly payment arrangements are made with patients for the account balance remaining after insurance payments have been applied. These accounts are reviewed monthly to ensure payments continue to be made in a timely manner. Once it has been determined by our staff that the patient is not responding to our collection attempts, a final notice is mailed. This generally occurs more than 120 days after the date of the original bill. If there is no response to our final notice, after 30 days the account is assigned to a collection agency, as appropriate, recorded as a bad debt and written off. Balances under $50 are written off but not sent to the collection agency. All accounts are specifically identified for write-offs and accounts are written off prior to being submitted to the collection agency.

Medicare, Medicaid and Commercial Payer Balances.  Our central billing office staff expedites the payment process from insurance companies and other payers via electronic inquiries, phone calls and automated letters to ensure timely payment. Our billing system generates standard aging reports by date of billing in increments of 30 day intervals. The collection team utilizes these reports to assess and determine the payers requiring additional focus and collection efforts. Our accounts receivable exposure on Medicare, Medicaid and commercial payer balances are largely limited to contractual adjustments. Our exposure to bad debts on balances relating to these types of payers over the years has been de minimus.

In the event of denial of payment, we follow the payer’s standard appeals process, both to secure payment and to lobby the payers, as appropriate, to modify their medical policies to expand coverage for the newer and more advanced treatment services that we provide which, in many cases, is the payer’s reason for denial of payment. If all reasonable collection efforts with these payers have been exhausted by our central billing office staff, the account receivable is written-off to the contractual allowance.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We continuously evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our accounting policies are described in note 2 of the notes to our consolidated financial statements. We believe the following critical accounting policies are important to the portrayal of our financial condition and results of operations and require our management’s subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used in the preparation of our consolidated financial statements.

Principles of Consolidation.  Financial Accounting Standards Board revised Interpretation No. 46R (FIN No. 46R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, requires a company to consolidate variable interest entities if the company is the primary beneficiary of the activities of those entities. Certain of our radiation oncology practices are variable interest entities as defined by FIN No. 46R, and we have a variable interest in each of these practices through our administrative services agreements. Through our variable interests in these practices, we would absorb a majority of the net losses of these practices, should they occur. Based on these determinations, we have included the radiation oncology practices in our consolidated financial statements for all periods presented. All of our significant intercompany accounts and transactions have been eliminated.

Net Patient Service Revenue and Allowances for Contractual Discounts.  We have agreements with third-party payers that provide us payments at amounts different from our established rates. Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payers and others for services rendered. Net patient service revenue is recognized as services are provided. Medicare and other governmental programs reimburse physicians based on fee schedules, which are determined by the related government agency. We also have agreements with managed care organizations to provide physician services based on negotiated fee schedules. Accordingly, the revenues reported in our consolidated financial statements are recorded at the amount that is expected to be received.

We derive a significant portion of our revenues from Medicare, Medicaid and other payers that receive discounts from our standard charges. We must estimate the total amount of these discounts to prepare our consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and subject to interpretation and adjustment. The development of the estimate of contractual allowances is based on historical cash collections related to gross charges developed by facility and payer in order to calculate average collection percentages by facility and payer. The development of the collection percentages are applied to gross accounts receivable in determining an estimate of contractual allowances at the end of a reporting period.

The estimate for contractual allowances is also based on our interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from our original estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and reassessment of the estimation process. Changes in estimates related to the allowance for contractual discounts affect revenues reported in our consolidated statements of income and comprehensive income.

Adjustments to revenue related to changes in prior period estimates decreased patient service revenue by approximately $1,869,000, $1,149,000, and $5,800,000 for the years ended December 31, 2004, 2005 and 2006, respectively or approximately 1.1%, 0.5%, and 2.0% of the net patient service revenue for the years ended December 31, 2004, 2005 and 2006, respectively.

During 2004, 2005 and 2006, approximately 53%, 50%, and 52%, respectively, of net patient service revenue related to services rendered under the Medicare and Medicaid programs. In the ordinary course of business, we are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that estimates will change by a material amount in the near term.

Accounts Receivable and Allowances for Doubtful Accounts.  Accounts receivable are reported net of estimated allowances for doubtful accounts and contractual adjustments. Accounts receivable are uncollateralized and primarily consist of amounts due from third-party payers and patients. To provide for accounts receivable that could become uncollectible in the future, we establish an allowance for doubtful accounts to reduce the carrying amount of such receivables to their estimated net realizable value. The credit risk for concentrations of receivables (other than Medicare) is limited due to the large number of insurance companies and other payers that provide payments for our services. We do not believe that there are any significant concentrations of receivables from any particular payer that would subject us to any significant credit risk in the collection of our accounts receivable.

Following is an aging of accounts receivable by payer classification as of December 31, 2006 and 2005:

Aging by payer class at December 31, 2006:

		Unbilled and	31-120	over
Payer	Total AR	< 30 days	days	120 days

Medicare and Medicaid	31%	16%	9%	6%
Commercial	41%	15%	14%	12%
Patient self-pay	24%	2%	5%	17%
Other	4%	3%	1%	0%

Total	100%	36%	29%	35%

Aging by payer class at December 31, 2005:

		Unbilled and	31-120	over
Payer	Total AR	< 30 days	days	120 days

Medicare and Medicaid	25%	13%	7%	5%
Commercial	37%	12%	14%	11%
Patient self-pay	23%	2%	7%	14%
Other	15%	11%	4%	0%

Total	100%	38%	32%	30%

The amount of the provision for doubtful accounts is based upon our assessment of historical and expected net collections, business and economic conditions, trends in Federal and state governmental healthcare coverage and other collection indicators. The primary tool used in our assessment is an annual, detailed review of historical collections and write-offs of accounts receivable. The results of our detailed review of historical collections and write-offs, adjusted for changes in trends and conditions, are used to evaluate the allowance amount for the current period. Accounts receivable are written-off after collection efforts have been followed in accordance with our policies.

Goodwill and Other Intangible Assets.  Goodwill represents the excess of purchase price over the estimated fair market value of net assets we have acquired in business combinations. On June 29, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill and intangible assets. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. No goodwill impairment was recognized for the years ended December 31, 2004, 2005 and 2006.

Intangible assets consist of noncompete agreements and licenses and are amortized over the life of the agreements (which typically range from 2 to 10 years) using the straight-line method.

Impairment of Long-Lived Assets.  In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. Assessment of possible impairment of a particular asset is based on our ability to recover the carrying value of such asset based on our estimate of its undiscounted future cash flows. If these estimated future cash flows are less than the carrying value of such asset, an impairment charge is recognized for the amount by which the asset’s carrying value exceeds its estimated fair value. During 2004, we recorded a charge of $1.2 million for the write down to fair value of certain of our analog linear accelerators and treatment simulators. The adjustment to machine inventories was precipitated by the decision to discontinue the installation of this type of equipment in favor of digital machines with migration capability and combination CT-simulators. This amount is included in general and administrative expenses in the statement of income and comprehensive income for the year ended December 31, 2004. During 2005, we incurred an impairment loss of $1.2 million related to the consolidation of two Yonkers, New York based treatment centers within our Westchester/Bronx local market. No impairments were recorded for long-lived assets for the year ended December 31, 2006.

Stock Based Compensation.  Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R) for the Company’s 2004 Stock Incentive Plan (2004 Option Plan). The Company previously accounted for the 2004 Option Plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations and disclosure requirements established by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transitions and Disclosure (SFAS 148).

On November 3, 2005, the Board of Directors of the Company, upon the recommendation of the Compensation Committee consisting solely of independent directors, approved the acceleration of vesting of all nonqualified outstanding non-vested stock options previously granted under the Company’s equity compensation plans. As a result of the acceleration, nonqualified non-vested stock options to purchase an aggregate of 1.2 million shares of the Company’s common stock, which would otherwise have vested over periods of two to four years, became immediately exercisable. The affected stock options have an exercise price of $13.00 per share.

The primary purpose of the acceleration of the nonqualified non-vested stock options was to enable the Company to avoid recognizing compensation expense associated with these stock options in future periods in its statement of income and comprehensive income, upon adoption of SFAS No. 123R. Under SFAS No. 123R, the compensation expense associated with these accelerated options that would have been recognized in the Company’s income statement commencing with the implementation of SFAS 123R and continuing through

2009 would have been approximately $2.4 million. Because of the accelerated vesting, the adoption of SFAS No. 123R had no impact on net income.

Certain stock options granted prior to the Company’s initial public offering were valued under SFAS 123 using the minimum value method in the pro-forma disclosures. The minimum value method excludes volatility in the calculation of fair value of stock based compensation. In accordance with SFAS No. 123R, options granted that were valued using the minimum value method must be transitioned to SFAS 123R using the prospective method. This means that these options will continue to be accounted for under the same accounting principles (recognition and measurement) originally applied to those awards in the income statement, which for the Company was APB 25. Additionally, pro forma information previously required under SFAS 123 and SFAS 148 will no longer be presented for these options.

The Company adopted SFAS 123R using the modified prospective transition method for all other stock based compensation awards. Under this transition method, compensation cost recognized in 2006 includes: (a) the compensation cost for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and (b) the compensation cost of all share-based awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated.

Income Taxes.  We make estimates in recording our provision for income taxes, including determination of deferred tax assets and deferred tax liabilities and any valuation allowances that might be required against the deferred tax assets. We believe that future income will enable us to realize these benefits; therefore, we have not recorded any valuation allowance against our deferred tax asset.

New Pronouncements

In June 2006 the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential impact that the adoption of this interpretation will have on its financial position and results of operations.

Results of Operations

The following table presents summaries of results of operations for the three months ended December 31, 2005 and 2006 (dollars in thousands).

	Three Months Ended
	December 31,
	2005		2006

Revenues:
Net patient service revenue	$62,137	96.5%	$75,825	97.3%
Other revenue	2,236	3.5	2,103	2.7

Total revenues	64,373	100.0%	77,928	100.0%
Expenses:
Salaries and benefits	34,485	53.6	40,191	51.6
Medical supplies	1,382	2.1	1,833	2.4
Facility rent expenses	2,148	3.3	2,608	3.3
Other operating expenses	2,728	4.2	3,535	4.5
General and administrative expenses	6,808	10.6	7,869	10.1
Depreciation and amortization	3,173	4.9	4,831	6.2
Provision for doubtful accounts	1,009	1.6	2,227	2.9
Interest expense, net	1,726	2.7	3,285	4.2

Total expenses	53,459	83.0	66,379	85.2

Income before minority interests	10,914	17.0	11,549	14.8
Minority interests in net losses (earnings) of consolidated entities	(144)	(0.2)	164	0.2

Income before income taxes	10,770	16.8	11,713	15.0
Income tax expense	4,116	6.4	4,510	5.8

Net income	$6,654	10.4%	$7,203	9.2%

The following table presents summaries of results of operations for the years ended December 31, 2004, 2005 and 2006 (dollars in thousands). This information has been derived from the consolidated statements of income and comprehensive income included elsewhere in this Form 10-K.

	Year Ended
	December 31,
	2004		2005		2006

Revenues:
Net patient service revenue	$163,719	95.5%	$217,590	95.7%	$284,067	96.6%
Other revenue	7,654	4.5	9,660	4.3	9,915	3.4

Total revenues	171,373	100.0	227,250	100.0	293,982	100.0

	Year Ended
	December 31,
	2004		2005		2006

Expenses:
Salaries and benefits	87,059	50.8	116,300	51.2	147,697	50.2
Medical supplies	3,608	2.1	5,678	2.5	7,569	2.6
Facility rent expenses	5,347	3.1	7,720	3.4	9,432	3.2
Other operating expenses	7,561	4.4	9,748	4.3	12,761	4.3
General and administrative expenses	19,671	11.5	23,538	10.4	30,209	10.3
Depreciation and amortization	6,860	4.0	10,837	4.8	16,967	5.8
Provision for doubtful accounts	5,852	3.4	6,792	3.0	9,425	3.2
Interest expense, net	3,435	2.0	5,290	2.3	10,036	3.4
Impairment loss	—	0.0	1,226	0.5	—	0.0

Total expenses	139,393	81.3	187,129	82.4	244,096	83.0

Income before minority interests	31,980	18.7	40,121	17.6	49,886	17.0
Minority interests in net losses (earnings) of consolidated entities	55	0.0	480	0.2	(580)	(0.2)

Income before income taxes	32,035	18.7	40,601	17.8	49,306	16.8
Income tax expense	22,847	13.3	15,631	6.9	18,983	6.5

Net income	$9,188	5.4%	$24,970	10.9%	$30,323	10.3%

Pro forma income data:
Income before provision for income taxes, as reported	$32,035	18.7%
Pro forma income taxes	12,814	7.5

Pro forma net income	$19,221	11.2%

Comparison of the Three Months Ended December 31, 2005 and 2006

Total revenues.  Total revenues increased by $13.5 million, or 21.1%, from $64.4 million for the three months ended December 31, 2005 to $77.9 million for the three months ended December 31, 2006. Approximately $8.9 million of this increase resulted from our expansion into new local markets during 2005 and 2006 through the acquisition of 11 new treatment centers and the opening of 1 new de novo centers as follows:

Date	Sites	Location	Market	Type

November 2005	1	Palm Springs, California	Palm Springs, California	De novo
January 2006	1	Opp, Alabama	Southeastern Alabama	Acquisition
May 2006	1	Santa Monica, California	Los Angeles, California	Acquisition
August 2006	1	Bel Air, Maryland	Central Maryland	Acquisition
September 2006	1	Beverly Hills, California	Los Angeles, California	Acquisition
November 2006	7	Southeastern Michigan	Southeastern Michigan	Acquisition

Approximately $4.6 million of the total revenue increase was driven by service mix improvements, volume growth and pricing in our existing local markets.

Salaries and benefits.  Salaries and benefits increased by $5.7 million, or 16.5%, from $34.5 million for the three months ended December 31, 2005 to $40.2 million for the three months ended December 31, 2006. Salaries and benefits as a percentage of total revenues decreased from 53.6% for the three months ended December 31, 2005 to 51.6% for the three months ended December 31, 2006. Salaries and benefits consist of all compensation and benefits paid, including the costs of employing our physicians, medical physicists, dosimetrists, radiation therapists, engineers, corporate administration and other treatment center support staff. Additional staffing of personnel and physicians due to our expansion and acquisitions of treatment centers into new local markets during the latter part of 2005 and in 2006 contributed to a $4.5 million increase in salaries and benefits. Within our existing local markets, salaries and benefits increased $1.2 million due to increases in our physician performance based bonus programs, additional staffing and increases in the cost of our health insurance benefits, offset by reductions in our executive bonus program.

Medical supplies.  Medical supplies increased by $0.4 million, or 32.6%, from $1.4 million for the three months ended December 31, 2005 to $1.8 million for the three months ended December 31, 2006. Medical supplies as a percentage of total revenues increased from 2.1% for the three months ended December 31, 2005 to 2.4% for the three months ended December 31, 2006. Medical supplies consist of patient positioning devices, radioactive seed supplies, supplies used for other brachytherapy services and pharmaceuticals used in the delivery of radiation therapy treatments and chemotherapy medical supplies. The increase in medical supplies was primarily due to the increased utilization of pharmaceuticals used in connection with the delivery of radiation therapy treatments, pharmaceuticals used in urology services, and chemotherapy medical supplies from new markets and services entered into in 2005 and 2006. These pharmaceuticals and chemotherapy medical supplies are principally reimbursable by third-party payers.

Facility rent expenses.  Facility rent expenses increased by $0.5 million, or 21.4%, from $2.1 million for the three months ended December 31, 2005 to $2.6 million for the three months ended December 31, 2006. Facility rent expenses as a percentage of total revenues was 3.3% for the three months ended December 31, 2005 and for the three months ended December 31, 2006. Facility rent expenses consist of rent expense associated with our treatment center locations. The majority of the increase related to the expansion into new local markets in California, Rhode Island and Southeastern Michigan and the acquisition of new treatment centers in existing local markets in Central Maryland and Southeastern Alabama.

Other operating expenses.  Other operating expenses increased by $0.8 million or 29.6%, from $2.7 million for the three months ended December 31, 2005 to $3.5 million for the three months ended December 31, 2006. Other operating expenses as a percentage of total revenue increased from 4.2% for the three months ended December 31, 2005 to 4.5% for the three months ended December 31, 2006. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. Approximately $0.5 million of the increase was related to the expansion into new local markets in California, Rhode Island and Southeastern Michigan, and the acquisition of new treatment centers in existing local markets in Central Maryland and Southeastern Alabama and $0.3 million increase in our remaining existing local markets, primarily attributable to an increase in the number of service contracts for maintenance of our advanced treatment technologies.

General and administrative expenses.  General and administrative expenses increased by $1.1 million or 15.6%, from $6.8 million for the three months ended December 31, 2005 to $7.9 million for the three months ended December 31, 2006. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues decreased from 10.6% for the three months ended December 31, 2005 to 10.1% for the three months ended December 31, 2006. The increase of $1.1 million in general and administrative expenses was due to an increase of approximately $0.7 million relating to the growth in the number of our local markets primarily attributable to the additional travel expenses associated with the acquisitions of treatment centers, and approximately $0.5 million in our existing local markets. The increase in the existing local markets was primarily attributable to approximately $0.4 million in malpractice insurance costs. During the fourth quarter of 2005, we wrote off approximately $0.1 million of deferred financing costs as a result of our refinancing under the fourth amended and restated senior credit facility.

Depreciation and amortization.  Depreciation and amortization increased by $1.6 million, or 52.3%, from $3.2 million for the three months ended December 31, 2005 to $4.8 million for the three months ended December 31, 2006. Depreciation and amortization expense as a percentage of total revenues increased from 4.9% for the three months ended December 31, 2005 to 6.2% for the three months ended December 31, 2006.

An increase in capital expenditures related to our investment in advanced radiation treatment technologies in certain local markets increased our depreciation and amortization by approximately $0.8 million. Approximately $0.4 million of the increase was attributable to the expansion into new local markets in California, Rhode Island and Southeastern Michigan and the acquisition of new treatment centers in existing local markets in Central Maryland and Southeastern Alabama. The remaining portion of the increase was attributable to growth in our existing markets.

Provision for doubtful accounts.  Provision for doubtful accounts increased by $1.2 million, or 120.7%, from $1.0 million for the three months ended December 31, 2005 to $2.2 million for the three months ended December 31, 2006. Provision for doubtful accounts as a percentage of total revenues increased from 1.6% for the three months ended December 31, 2005 to 2.9% for the three months ended December 31, 2006. The increase is primarily attributable to the additional provision for doubtful accounts added to the third quarter 2005 estimates as a result of the major acquisitions completed during the second quarter of 2005 and were updated as a result of our review of the provision for doubtful accounts during the fourth quarter of 2006.

Interest expense, net.  Interest expense, net increased by $1.6 million, or 90.3%, from $1.7 million for the three months ended December 31, 2005 to $3.3 million for the three months ended December 31, 2006. Interest expense as a percentage of total revenues increased from 2.7% in 2005 to 4.2% in 2006. Included in interest expense, net is an insignificant amount of interest income. The increase is primarily attributable to increased borrowings under our senior credit facility for our expansion into new markets during 2005 and 2006 and borrowings under capital lease financing arrangements for our investment in advanced radiation treatment technologies in certain local markets.

Net income.  Net income increased by $0.5 million, or 8.3%, from $6.7 million in net income for the three months ended December 31, 2005 to $7.2 million for the three months ended December 31, 2006. Net income represents 10.4% and 9.2% of total revenues for the three months ended December 31, 2005 and 2006, respectively.

Comparison of the Years Ended December 31, 2005 and 2006

Total revenues.  Total revenues increased by $66.7 million, or 29.4%, from $227.3 million in 2005 to $294.0 million in 2006. Approximately $37.4 million of this increase resulted from our expansion into new local markets during 2005 and 2006 through the acquisition of 21 new treatment centers and the opening of 2 new de novo centers as follows:

Date	Sites	Location	Market	Type

April 2005	1	Martinsburg, West Virginia	Central Maryland	Acquisition
May 2005	5	Las Vegas, Nevada	Las Vegas, Nevada	Acquisition
June 2005	1	Holyoke, Massachusetts	Holyoke, Massachusetts	Acquisition
June 2005	1	Scottsdale, Arizona	Scottsdale, Arizona	Acquisition
June 2005	1	Greenbelt, Maryland	Central Maryland	Acquisition
June 2005	1	Belcamp, Maryland	Central Maryland	Acquisition
September 2005	1	South County, Rhode Island	Rhode Island	De novo
November 2005	1	Palm Springs, California	Palm Springs, California	De novo
January 2006	1	Opp, Alabama	Southeastern Alabama	Acquisition
May 2006	1	Santa Monica, California	Los Angeles, California	Acquisition
August 2006	1	Bel Air, Maryland	Central Maryland	Acquisition
September 2006	1	Beverly Hills, California	Los Angeles, California	Acquisition
November 2006	7	Southeastern Michigan	Southeastern Michigan	Acquisition

Approximately $29.3 million of the total revenue increase was driven by service mix improvements, volume growth and pricing in our existing local markets.

Salaries and benefits.  Salaries and benefits increased by $31.4 million, or 27.0%, from $116.3 million in 2005 to $147.7 million in 2006. Salaries and benefits as a percentage of total revenues decreased from 51.2% in 2005 to 50.2% in 2006. Additional staffing of personnel and physicians due to our expansion and acquisitions of treatment centers into new local markets during the latter part of 2005 and 2006 contributed to a $20.6 million increase in salaries and benefits. Within our existing local markets, salaries and benefits increased $10.8 million due to increases in our performance based bonus programs, additional staffing and increases in the cost of our health insurance benefits. The $10.8 million increase in existing local markets includes a one-time severance payment to a former executive of approximately $0.5 million.

Medical supplies.  Medical supplies increased by $1.9 million, or 33.3%, from $5.7 million in 2005 to $7.6 million in 2006. Medical supplies as a percentage of total revenues increased from 2.5% in 2005 to 2.6% in 2006. The increase in medical supplies was primarily due to the increased utilization of pharmaceuticals used in connection with the delivery of radiation therapy treatments, pharmaceuticals used in urology services, and chemotherapy medical supplies from new markets and services entered into in 2005 and 2006. These pharmaceuticals and chemotherapy medical supplies are principally reimbursable by third-party payers.

Facility rent expenses.  Facility rent expenses increased by $1.7 million, or 22.2%, from $7.7 million in 2005 to $9.4 million in 2006. Facility rent expenses as a percentage of total revenues decreased from 3.4% in 2005 to 3.2% in 2006. Facility rent expenses consist of rent expense associated with our treatment center locations. Approximately $1.8 million of the increase related to the expansion into new local markets and $0.2 million increase in our existing local markets, offset by a reduction in facility rent expense of approximately $0.3 million relating to costs for the re-location of our Briarcliff Manor operations to a hospital in our Westchester/Bronx local market during the second quarter of 2005.

Other operating expenses.  Other operating expenses increased by $3.1 million or 30.9%, from $9.7 million in 2005 to $12.8 million in 2006. Other operating expenses as a percentage of total revenues was 4.3% in 2005 and 2006. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. Approximately $2.3 million of the increase was related to the expansion into new local markets and $0.8 million increase in our remaining existing local markets, primarily attributable to an increase in the number of service contracts for maintenance of our advanced treatment technologies.

General and administrative expenses.  General and administrative expenses increased by $6.7 million or 28.3%, from $23.5 million in 2005 to $30.2 million in 2006. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues decreased from 10.4% in 2005 to 10.3% in 2006. The increase of $6.7 million in general and administrative expenses was due to an increase of approximately $2.9 million relating to the growth in the number of our local markets, primarily attributable to the additional travel expenses associated with the acquisitions of treatment centers, and approximately $4.3 million in our existing local markets offset by a decrease of $0.5 million due to the write-off of deferred financing costs in March 2005. The increase in the existing local markets was primarily attributable to approximately $2.5 million in malpractice insurance costs and approximately $0.9 million in professional fees.

Depreciation and amortization.  Depreciation and amortization increased by $6.2 million, or 56.6%, from $10.8 million in 2005 to $17.0 million in 2006. Depreciation and amortization expense as a percentage of total revenues increased from 4.8% in 2005 to 5.8% in 2006. An increase in capital expenditures related to our investment in advanced radiation treatment technologies in certain local markets increased our depreciation and amortization by approximately $2.5 million. Approximately $3.0 million of the increase was attributable to the expansion into new local markets in California, Rhode Island, West Virginia, Arizona, Massachusetts and Southeastern Michigan and the acquisition of new treatment centers in existing local markets in Central Maryland, Las Vegas, Nevada and Southeastern Alabama. The remaining portion of the increase was attributable to growth in our existing markets.

Provision for doubtful accounts.  Provision for doubtful accounts increased by $2.6 million, or 38.8%, from $6.8 million in 2005 to $9.4 million in 2006. Provision for doubtful accounts as a percentage of total revenues increased from 3.0% in 2005 to 3.2% in 2006. Approximately $1.3 million of the increase related to the expansion into new local markets in California, Rhode Island, West Virginia, Arizona, Massachusetts and

Southeastern Michigan and the acquisition of new treatment centers in existing local markets in Central Maryland, Las Vegas, Nevada and Southeastern Alabama and the balance within our remaining existing local markets as a result of the growth in our accounts receivable due to services of advanced new technology procedures.

Interest expense, net.  Interest expense, net increased by $4.7 million, or 89.7%, from $5.3 million in 2005 to $10.0 million in, 2006. Interest expense as a percentage of total revenues increased from 2.3% in 2005 to 3.4% in 2006. Included in interest expense, net is an insignificant amount of interest income. The increase is primarily attributable to increased borrowings under our senior credit facility for our expansion into new markets during 2005 and 2006 and borrowings under capital lease financing arrangements of approximately $37.4 million for our investment in advanced radiation treatment technologies in certain local markets throughout 2005 and 2006.

Impairment loss.  During the first quarter of 2005, we incurred an impairment loss of $1.2 million related to the consolidation of two Yonkers, New York based treatment centers within our Westchester/Bronx local market.

Net income.  Net income increased by $5.3 million, or 21.4%, from $25.0 million in 2005 to $30.3 million in 2006. Net income represents 10.9% and 10.3% of total revenues in 2005 and 2006, respectively.

Comparison of the Years Ended December 31, 2004 and 2005

Total revenues.  Total revenues increased by $55.9 million, or 32.6%, from $171.4 million in 2004 to $227.3 million in 2005. Approximately $29.8 million of this increase resulted from our expansion into new local markets during 2004 and 2005 through the acquisition of 13 new treatment centers and the opening of 5 new de novo centers as follows:

Date	Sites	Location	Market	Type

January 2004	1	Destin Florida	Northwest Florida	De novo
June 2004	1	Crestview Florida	Northwest Florida	De novo
September 2004	3	South New Jersey	South New Jersey	Acquisition
November 2004	1	Woonsocket, Rhode Island	Rhode Island	De novo
April 2005	1	Martinsburg, West Virginia	Central Maryland	Acquisition
May 2005	5	Las Vegas, Nevada	Las Vegas, Nevada	Acquisition
June 2005	1	Holyoke, Massachusetts	Holyoke, Massachusetts	Acquisition
June 2005	1	Scottsdale, Arizona	Scottsdale, Arizona	Acquisition
June 2005	1	Greenbelt, Maryland	Central Maryland	Acquisition
June 2005	1	Belcamp, Maryland	Central Maryland	Acquisition
September 2005	1	South County, Rhode Island	Rhode Island	De novo
November 2005	1	Palm Springs, California	Palm Springs, California	De novo

Approximately $25.1 million of this increase was driven by service mix improvements, volume growth and pricing in our existing local markets. Total revenues in 2005 also included a gain of approximately $1.0 million from the sale of a 49.9% interest in a joint venture that was formed to operate a treatment center located in Berlin, Maryland. In 2005 our professional component fees comprised $15.7 million of our total revenue.

Salaries and benefits.  Salaries and benefits increased by $29.2 million, or 33.6%, from $87.1 million in 2004 to $116.3 million in 2005. Salaries and benefits as a percentage of total revenue increased from 50.8% in 2004 to 51.2% in 2005. Additional staffing of personnel and physicians due to our expansion into new local markets during the fourth quarter of 2004 and the acquisitions of new treatment centers acquired in 2005 contributed to a $13.4 million increase in salaries and benefits. Within our existing local markets, salaries and benefits increased $15.8 million due to increases in staffing, pay rates and the cost of our health insurance benefits.

Medical supplies.  Medical supplies increased by $2.1 million, or 57.4%, from $3.6 million in 2004 to $5.7 million in 2005. Medical supplies as a percentage of total revenues increased from 2.1% in 2004 to 2.5% in 2005. Medical supplies consist of patient positioning devices, radioactive seed supplies, supplies used for other brachytherapy services and pharmaceuticals used in the delivery of radiation therapy treatments and chemotherapy medical supplies. Approximately $1.3 million of the increase in medical supplies was primarily due to the increased utilization of pharmaceuticals used in connection with the delivery of radiation therapy treatments and chemotherapy medical supplies. These pharmaceuticals and chemotherapy medical supplies are principally reimbursable by third-party payers.

Facility rent expenses.  Facility rent expenses increased by $2.3 million, or 44.4%, from $5.4 million in 2004 to $7.7 million in 2005. Facility rent expenses as a percentage of total revenues increased from 3.1% in 2004 to 3.4% in 2005. Approximately $1.5 million of the increase related to the expansion into new local markets in New Jersey, Rhode Island, West Virginia, Arizona and Massachusetts and the acquisition of new treatment centers in existing local markets in Western Maryland and Las Vegas, Nevada. Approximately $0.3 million relates to costs for the re-location of our Briarcliff Manor operations to a hospital in our Westchester/Bronx local market.

Other operating expenses.  Other operating expenses increased by $2.1 million or 28.9%, from $7.6 million in 2004 to $9.7 million in 2005. Other operating expenses as a percentage of total revenues decreased from 4.4% in 2004 to 4.3% in 2005. Approximately $1.7 million of the increase related to the expansion into new local markets in New Jersey, Rhode Island, West Virginia, Arizona and Massachusetts and the acquisition of new treatment centers in existing local markets in Western Maryland and Las Vegas, Nevada. Within our existing local markets, other operating expenses increased $0.4 million due to increases in the cost of repairs and maintenance of equipment.

General and administrative expenses.  General and administrative expenses increased by $3.8 million, or 19.7%, from $19.7 million in 2004 to $23.5 million in 2005. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues decreased from 11.5% in 2004 to 10.4% in 2005. Approximately $2.3 million of the increase incurred was associated with operating as a public company. These expenses included legal fees, professional service fees including Sarbanes-Oxley compliance costs, accounting fees and increased directors and officers insurance premiums, public relations and board expenses. Additional increases in general and administrative expenses included approximately $1.4 million relating to the growth in the number of our local markets, and $0.9 million in our existing local markets offset by a one time charge of $1.2 million for the write down of certain of our analog Linac and simulator inventory during the third quarter of 2004.

Depreciation and amortization.  Depreciation and amortization increased by $4.0 million, or 58.0%, from $6.9 million in 2004 to $10.8 million in 2005. Depreciation and amortization expense as a percentage of total revenues increased from 4.0% in 2004 to 4.8% in 2005. An increase in capital expenditures related to our investment in advanced radiation treatment technologies in certain local markets increased our depreciation and amortization by approximately $1.2 million. Approximately $2.4 million of the increase was attributable to the expansion into new local markets in New Jersey, Rhode Island, West Virginia, Arizona and Massachusetts and the acquisition of new treatment centers in existing local markets in Western Maryland and Las Vegas, Nevada. The remaining portion of the increase was attributable to growth in our existing markets.

Provision for doubtful accounts.  Provision for doubtful accounts increased by $0.9 million, or 16.1%, from $5.9 million in 2004 to $6.8 million in 2005. Provision for doubtful accounts as a percentage of total revenues decreased from 3.4% in 2004 to 3.0% in 2005. The increase of $0.9 million in the provision for doubtful accounts was primarily related to the expansion into new local markets in New Jersey, Rhode Island, West Virginia, Arizona and Massachusetts and the acquisition of new treatment centers in existing local markets in Western Maryland and Las Vegas, Nevada.

Interest expense, net.  Interest expense, net increased by $1.9 million, or 54.0%, from $3.4 million in 2004 to $5.3 million in 2005. Interest expense as a percentage of total revenues increased from 2.0% in 2004 to 2.3% in 2005. Included in interest expense, net is an insignificant amount of interest income.

Approximately $1.6 million of the increase is as a result of the increased borrowings for our expansion into new markets. Approximately $0.4 million of the increase is as a result of an increase in rates and the remainder of the increase is due to interest on additional capital leases entered into in late 2004 and 2005 of approximately $0.5 million, offset by the interest cost savings on the Term B loan of approximately $0.5 million paid off in June 2004.

Impairment loss.  During the first quarter of 2005, we incurred an impairment loss of $1.2 million related to the consolidation of two Yonkers, New York based treatment centers within our Westchester/Bronx local market.

Net income and pro forma net income.  Net income increased by $5.8 million, or 29.9%, from $19.2 million in pro forma net income in 2004 to $25.0 million in 2005. Net income and pro forma net income represent 10.9% and 11.2% of total revenues in 2005 and 2004, respectively. Net income is discussed on a pro forma basis due to a provision for income taxes to reflect the estimated corporate income tax expense based on the assumption the Company was a C corporation at the beginning of 2004 and provides for income taxes utilizing an effective rate of approximately 40.0%.

Liquidity and Capital Resources

Our principal capital requirements are for working capital, acquisitions, medical equipment replacement and expansion and de novo treatment center development. We fund acquisitions through draws on our revolving credit facility. Working capital and medical equipment are funded through cash from operations, supplemented, as needed, by five-year fixed rate lease lines of credit. Borrowings under these lease lines of credit are recorded on the balance sheets. The construction of de novo treatment centers is funded directly by third parties and then leased by us. We finance our operations, capital expenditures and acquisitions through a combination of borrowings, cash generated from operations and seller financing.

Prior to our initial public offering, we used real estate entities owned by members of the board of directors and executive management, and by employees to finance the construction of certain of our treatment centers and the development of our corporate headquarters. The rents were determined on the basis of the debt service incurred by the entities and a return on the equity component of the project’s funding. Prior to completing our initial public offering in June 2004, we engaged an independent consultant to complete a fair market rent analysis for the real estate leases with these entities. The consultant determined that, with one exception, the rents are at fair market value. We negotiated a rent reduction for the one exception to bring it to fair market value as determined by the consultant. Since becoming a public company, an independent consultant has been utilized to assist the Company’s audit committee in determining fair market rental for any renewal or new rental arrangements with any affiliated party.

Cash Flows From Operating Activities

Net cash provided by operating activities for the years ended December 31, 2004, 2005 and 2006 was $28.2 million, $22.3 million and $36.0 million, respectively.

Net cash provided by operating activities decreased by $5.9 million from $28.2 million in 2004 to $22.3 million in 2005. The decrease of $5.9 million was affected by income tax payments made in 2005 of approximately $17.6 million, as compared to tax payments of approximately $6.0 million made in 2004, offset by an increase in our net income. Accounts receivable increased by $21.6 million from the prior year due primarily to our expansion into new local markets in New Jersey, Rhode Island, West Virginia, Arizona, and Massachusetts and in existing local markets in Florida, Maryland and Nevada.

Net cash provided by operating activities increased by $13.7 million from $22.3 million in 2005 to $36.0 million in 2006. Net cash provided by operating activities was affected by an increase in accounts receivable of $12.5 million from the prior year due primarily to our expansion into new local markets in California, Rhode Island, West Virginia, Arizona, Massachusetts, and Michigan and in existing local markets in Florida, Maryland, Nevada and Southeastern Alabama. Cash flow from operating activities was also impacted by approximately $1.2 million in prepayments for maintenance service contracts of our advanced treatment technologies and approximately $3.4 million in prepayments for our medical malpractice premiums.

Cash Flows From Investing Activities

Net cash used in investing activities for 2004, 2005, and 2006 was $25.2 million, $63.3 million, and $96.6 million, respectively.

Net cash used in investing activities increased by $38.1 million from $25.2 million in 2004 to $63.3 million in 2005. Net cash used in investing activities was impacted by approximately $43.2 million from the acquisitions of radiation center assets during 2005 and approximately $19.8 million in additional purchases of property and equipment related to new equipment and equipment upgrades. In addition, approximately $3.1 million of purchases of marketable securities for investments in municipal bonds and preferred stock during 2005 and proceeds of approximately $1.8 million from the sale of an equity interest in a joint venture contributed to the change in our investing activities.

Net cash used in investing activities increased by $33.3 million from $63.3 million in 2005 to $96.6 million in 2006. Net cash used in investing activities was impacted by approximately $81.0 million from the acquisitions of radiation center assets during 2006 as compared to approximately $43.2 million of acquisitions in 2005. Approximately $19.7 million in additional purchases of property and equipment related to new equipment and equipment upgrades impacted the change in our investing activities. Approximately $5.5 million for the sale of marketable securities during 2006 as compared to the purchases of marketable securities of $3.1 million in 2005 contributed to the change in our investing activities. The sale of the marketable securities in 2006 was used to fund a portion of the purchase price of our Santa Monica facility in May 2006.

Historically, our capital expenditures have been primarily for equipment, leasehold improvements and information technology equipment. Total capital expenditures, inclusive of amounts financed through capital lease arrangements and exclusive of the purchase of radiation treatment centers, were $23.2 million, $34.6 million and $42.4 million in 2004, 2005 and 2006, respectively. Historically, we have funded our capital expenditures with cash flows from operations, borrowings under the senior credit facility and borrowings under our lease line of credit. Over the next 12 to 18 months, we estimate $28 to $37 million in capital spending focused on expanding existing local markets and updating the technology in our centers acquired in 2006. To the extent that we acquire or internally develop new radiation treatment centers, we may need to increase our expected capital expenditures on a proportionate basis.

Cash From Financing Activities

Net cash used in financing activities for the year ended December 31, 2004 was $0.5 million. Net cash provided by financing activities for the year ended December 31, 2005 and 2006 was $45.0 million and $67.1 million, respectively.

Net cash used in financing activities for the year ended December 31, 2004 was impacted from the borrowing of approximately $59.1 million under our senior secured credit facility, offset by distributions to shareholders of approximately $46.4 million in 2004, which included a one-time distribution of $40.0 million. We incurred approximately $1.6 million in fees as a result of entering into our third amended and restated senior secured credit facility on March 31, 2004. We received net proceeds of approximately $46.8 million from the completion of an initial public offering of our common stock on June 23, 2004. Repayments of debt of approximately $61.3 million included the application of approximately $44.0 of the net proceeds used to repay outstanding indebtedness under our senior secured credit facility and approximately $2.8 million of the net proceeds used to repay outstanding indebtedness to certain of our directors, officers and related parties. The receipt of $2.3 million from the exercise of stock options, the receipt of $0.9 million from payments of notes receivable from shareholders and payments of $1.9 million in loan costs relating to our senior secured credit facility also impacted cash flow from financing activities during 2004.

In the first quarter of 2004, we borrowed approximately $40.0 million under our senior credit facility, for a planned one-time distribution to our shareholders in April 2004 and we borrowed approximately $7.7 million for the acquisition of the two New Jersey centers in the third quarter of 2004 and other borrowings of approximately $11.4 million.

In 2005, we borrowed approximately $50.6 million under our senior secured credit facility, of which $43.2 million was for the acquisition of radiation center assets during the second quarter of 2005. Net cash provided by financing activities was also impacted by approximately $53.2 million reduction in repayments of debt as a result of our receipt of proceeds of approximately $46.8 million in June 2004 from our initial public offering of common stock, which was utilized to repay indebtedness in 2004. Costs relating to the refinancing of the senior secured credit facility were approximately $1.5 million in 2005 as compared to $1.9 million in 2004. The receipt of $2.7 million from the exercise of stock options and the receipt of $1.3 million from payments of notes receivable from shareholders also impacted cash flow from financing activities during 2005. Distributions to shareholders were approximately $46.4 million in 2004; no distributions have been made since our initial public offering in June 2004.

Net cash provided by financing activities increased by $22.1 million from $45.0 million in 2005 to $67.1 million in 2006. The increase in cash provided by financing activities was primarily attributable to the borrowing of approximately $50.6 million for the acquisition of the treatment centers in 2005 compared to $68.5 million in borrowings in 2006. Repayments of debt of approximately $10.3 million in 2006, primarily for capital lease obligations, and prepayments of $1.8 million under our senior secured credit facility impacted cash flow from financing activities during 2006. The receipt of $6.0 million from the exercise of stock options and the tax benefit of $2.9 million from stock option exercise also impacted cash flow from financing activities during 2006. Costs relating to the refinancing of the senior secured credit facility were approximately $1.5 million in 2005.

Credit Facility and Available Lease Lines

On March 18, 2005 we amended our third amended and restated senior secured credit facility principally to increase the Term A loan to $35 million and increase our revolving credit commitment from $80 million to $140 million. Per the amendment, the interest rate spreads on the Term A loan and on the revolver were reduced overall by 25 basis points. The amendment extended the maturity date of the Term A loan and the revolver to March 15, 2010.

On April 26, 2005 we amended our third amended and restated senior secured credit facility principally to increase the aggregate amount of permitted acquisitions from $25 million to $45 million and to obtain consent on the purchase of five radiation treatment centers located in Clark County, Nevada from Associated Radiation Oncologists, Inc. As a result of our refinancing in March and April 2005, we wrote-off approximately $579,000 of financing costs capitalized in connection with our previous credit facility.

On December 16, 2005, we entered into a fourth amended and restated senior secured credit facility principally to provide for a $100 million Term B loan. Our fourth amended and restated senior secured credit facility provides, subject to our compliance with covenants and customary conditions, for $290.0 million in borrowings consisting of: (i) a $100 million Term B loan, (ii) a $50 million accordion feature, which allows the us to increase the aggregate principal amount of the Term B loan to $150 million, and (iii) a $140 million revolver. We used the proceeds of the $100 million Term B loan to pay off our pre-existing Term A loan as well as the borrowings drawn on our $140 million revolver.

On November 14, 2006, we amended our fourth amended and restated senior secured credit facility to exclude the acquisition of the radiation centers in Southeastern Michigan from the total permitted acquisition amount threshold of $62 million in 2006, increase the amount of our 2006 permitted capital expenditures to $50 million, and increase the amount of purchase money indebtedness outstanding at any time from $40 million to $70 million.

The Term B loan requires quarterly payments of $250,000 and matures on December 16, 2012. The Term B loan initially bears interest either at LIBOR plus a spread of 200 basis points or a specified base rate plus a spread of 50 basis points, with the opportunity to permanently reduce the spread by 25 basis points on LIBOR and base rate loans after six months, provided our leverage ratio is below 2.00 to 1.00. At June 30, 2006, our leverage ratio was below 2.00 to 1.00 and we reduced our interest rate on the Term B loan by 25 basis points.

Our senior secured credit facility matures on March 15, 2010 and is secured by a pledge of substantially all of our tangible and intangible assets, and requires us to make mandatory prepayments of outstanding borrowings. Mandatory prepayments include prepayments to the Term B portion of the senior secured credit facility from proceeds from asset dispositions and debt and equity issuances, limited to a percentage of the proceeds and/or an excess amount above a dollar threshold. Beginning with the year ended December 31, 2006, we are required to prepay the Term B portion of the senior secured credit facility of up to 50% of excess cash flow if our leverage is equal to or greater than 2.75 to 1.00. To date we have not been required to make such prepayments. The revolving credit facility also requires that we comply with various other covenants, including, but not limited to, limitations on our leverage, restrictions on new indebtedness, the ability to merge or consolidate, asset sales, capital expenditures, acquisitions and dividends. Borrowings under the senior secured credit facility bear interest at LIBOR plus a spread ranging from 125 to 250 basis points or a specified base rate plus a spread ranging from 0 to 100 basis points, with the exact spread determined upon the basis of our leverage ratio, as defined. We are required to pay a quarterly unused commitment fee at a rate ranging from 25 to 50 basis points on our revolving line of credit determined upon the basis of our leverage ratio, as defined.

Our fourth amended and restated senior secured credit facility:

•	is secured by a pledge of substantially all of our tangible and intangible assets, including accounts receivable, inventory and capital stock of our existing and future subsidiaries, and requires that borrowings and other amounts due under it will be guaranteed by our existing and future domestic subsidiaries;

•	requires us to make mandatory prepayments of outstanding borrowings, with a corresponding reduction in the maximum amount of borrowings available under the senior secured credit facility, with net proceeds from insurance recoveries and asset sales, and with the net proceeds from the issuance of equity or debt securities, subject to specified exceptions;

•	includes a number of restrictive covenants including, among other things, limitations on our leverage, capital and acquisitions expenditures, and requirements that we maintain minimum ratios of cash flow to fixed charges and of cash flow to interest;

•	limits our ability to pay dividends on our capital stock; and

•	contains customary events of default, including an event of default upon a change in our control.

In connection with entering into our fourth amended and restated senior secured credit facility in 2005, we incurred fees and expenses of approximately $860,000, which have been recorded as deferred financing costs and are being amortized over the term of the related debt instruments. Additionally, in 2005 we wrote-off approximately $124,000 of financing costs capitalized in connection with our previous credit facility.

The revolving credit facility requires that we comply with certain financial covenants, including:

Level at
December 31,
	Requirement	2006

Maximum permitted consolidated leverage ratio	<3.25 to 1.00	2.42 to 1.00
Minimum permitted consolidated fixed charge coverage ratio	>1.50 to 1.00	2.38 to 1.00
Minimum permitted consolidated interest coverage ratio	>3.75 to 1.00	6.32 to 1.00

The maximum permitted consolidated leverage ratio required is <3.50 to 1.00 through September 30, 2006, <3.25 to 1.00 from October 1, 2006 through December 31, 2007 and <3.00 to 1.00 thereafter.

The revolving credit facility also requires that we comply with various other covenants, including, but not limited to, restrictions on new indebtedness, the ability to merge or consolidate, asset sales, capital expenditures, acquisitions and dividends, with which we were in compliance as of December 31, 2006.

The following table sets forth the amounts outstanding under our revolving credit facility and Term B loan, the effective interest rates on such outstanding amounts for the quarter and amounts available for additional borrowing hereunder, as of December 31, 2006:

				Amount Available
	Effective	Letters	Amount	for Additional
Senior Secured Credit Facility	Interest Rate	of Credit	Outstanding	Borrowing
			(Dollars in thousands)

Revolving credit facility	6.9%	$300	$66,700	$73,000
Term B loan	7.1	—	98,550	50,000

Total		$300	$165,250	$123,000

As of December 31, 2006, we had $205.2 million of outstanding debt, $12.3 million of which was classified as current. Of the $205.2 million of outstanding debt, $165.3 million was outstanding to lenders under our fourth amended and restated senior secured credit facility, and $39.9 million was outstanding under capital leases and other miscellaneous indebtedness. As of December 31, 2006, of the outstanding borrowings under our fourth amended and restated senior secured credit facility, $1.0 million was classified as current.

We currently maintain a lease line of credit with a financial institution for the purpose of leasing medical equipment in the total commitment amount of $10 million. As of December 31, 2006, we had $8.5 million available under the lease line of credit.

We believe available borrowings under our current credit facility and lease lines, together with our cash flows from operations, will be sufficient to fund our currently anticipated requirements for at least the next twelve months. After such time period or in the event our requirements increase, to the extent available borrowings and cash flows from operations are insufficient to fund future requirements, we may be required to seek additional financing through additional increases in our credit facility, negotiate credit facilities with other lenders or institutions or seek additional capital through private placements or public offerings of equity or debt securities. No assurances can be given that we will be able to extend or increase the existing credit facility, secure additional bank borrowings or complete additional debt or equity financings on terms favorable to us or at all. Any such financing may be dilutive in ownership, preferences, rights, or privileges to our shareholders. If we are unable to obtain funds when needed or on acceptable terms, we will be required to curtail our acquisition and development program. Our ability to meet our funding needs could be adversely affected if we suffer adverse results of operations, or if we violate the covenants and restrictions to which we are subject under our current credit facility.

Reimbursement, Legislative And Regulatory Changes

Legislative and regulatory action has resulted in continuing changes in reimbursement under the Medicare and Medicaid programs that will continue to limit payments we receive under these programs.

Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to legislative and regulatory changes, administrative rulings, interpretations, and discretion which may further affect payments made under those programs, and the federal and state governments may, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of our treatment centers or require other changes in our operations. Additionally, there may be a continued rise in managed care programs and future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

Inflation

While inflation was not a material factor in either revenue or operating expenses during the periods presented, the healthcare industry is labor-intensive. Wages and other expenses increase during periods of inflation and labor shortages, such as the nationwide shortage of dosimetrists and radiation therapists. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures to curb increases in operating costs and expenses. We have to date offset increases in operating costs by increasing reimbursement or expanding services. However, we cannot predict our ability to cover, or offset, future cost increases.

Commitments

The following table discloses aggregate information about our contractual obligations and the periods in which payments are due as of December 31, 2006:

	Payments Due by Period
		Less Than			After
Contractual Cash Obligations	Total	1 Year	2-3 Years	4-5 Years	5 Years
	(In thousands)

Long-term debt	$165,250	$1,000	$2,000	$68,700	$93,550
Capital lease obligations	39,994	11,285	18,290	10,419	—
Interest on Senior Credit Facility(1)	56,375	11,495	22,990	14,975	6,915
Interest on capital lease obligations(2)	10,736	2,595	4,974	3,167	—
Operating leases	128,329	11,086	21,088	19,637	76,518

Total contractual cash obligations	$400,684	$37,461	$69,342	$116,898	$176,983

(1)	$20 million of the Term B loan is fixed through an interest rate swap agreement at 4.87% plus an applicable margin through December 31, 2009. The variable portion of the Senior Credit Facility utilized the rates in effect at December 31, 2006 plus the applicable margin through the maturity date of December 2012 for the Term B portion and March 2010 for the Revolving Credit portion.

(2)	Interest on capital lease obligations is at fixed rates ranging from 3.9% to 11.4%.

Off Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Seasonality

Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. Many of the patients of our Florida treatment centers are part-time residents in Florida during the winter months. Hence, these treatment centers have historically experienced higher utilization rates during the winter months than during the remainder of the year. In addition, referrals are typically lower in the summer months due to traditional vacation periods.

Recently Issued Accounting Pronouncements

In June 2006 the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential impact that the adoption of this interpretation will have on its financial position and results of operations.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity.  We are exposed to various market risks as a part of our operations, and we anticipate that this exposure will increase as a result of our planned growth. In an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments. These derivative financial instruments may take the form of forward sales contracts, option contracts, and interest rate swaps. We have not and do not intend to engage in the practice of trading derivative securities for profit.

Interest Rate Swap.  On April 1, 2005, and August 31, 2005, we entered into interest rate swap agreements with notional amounts of $5.0 million and $11.0 million, respectively. These interest rate swap agreements were terminated on December 16, 2005, as a result of the refinancing of the fourth amended and restated senior credit facility.

On December 30, 2005, we entered into an interest rate swap agreement with a notional amount of $20 million. This interest rate swap transaction involves the exchange of floating for fixed rate interest payments over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received is accrued and is recognized as an adjustment to interest expense. These agreements are indexed to 90 day LIBOR. The following table summarizes the terms of the swap:

Notional Amount	Fixed Rate	Term in Months	Maturity

$20.0 million	4.87% (plus a margin)	48	December 31, 2009

The fixed rate does not include the margin, which is currently 175 basis points. In addition, further changes in interest rates by the Federal Reserve may increase or decrease our interest cost on the outstanding balance of the credit facility not subject to interest rate protection. Our swap transaction involves the exchange of floating for fixed rate interest payments over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received is accrued and is recognized as an adjustment to interest expense. We use derivative financial instruments to reduce interest rate volatility and associated risks arising from the floating rate structure of our senior credit facility and do not hold or issue them for trading purposes.

Interest Rates.  As of December 31, 2006, we have interest rate exposure on $145.3 million of our senior secured credit facility. Our debt obligations subject to floating rates at December 31, 2006 include $145.3 million of variable rate debt at an approximate average interest rate of 7.0% as of December 31, 2006. A 100 basis point change in interest rates on our variable rate debt would have resulted in interest expense fluctuating approximately $1.5 million on a calendar year basis.

Item 8.	Financial Statements and Supplementary Data

Information with respect to this Item is contained in our consolidated financial statements beginning with the Index on Page F-1 of this report which is incorporated herein by reference.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures.  We carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report pursuant to Exchange Act Rule 13a-15. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report.

Changes in Internal Control Over Financial Reporting.  There has been no change in our internal control over financial reporting during the fourth quarter of 2006 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management’s Annual Report on Internal Control Over Financial Reporting.

Our management is responsible for establishing and maintaining effective internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control system was designed under the supervision of our President and Chief Executive Officer and Executive Vice President and Chief Financial Officer and with the participation of management in order to provide reasonable assurance regarding the reliability of our financial reporting and our preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

All internal control systems, no matter how well designed and tested, have inherent limitations, including among other things, the possibility of human error, circumvention or disregard. Therefore, even those systems of internal control that have been determined to be effective can provide only reasonable assurance that the objectives of the internal control system are met and may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision of our President and Chief Executive Officer and Executive Vice President and Chief Financial Officer and with the participation of management, we conducted an assessment of the effectiveness of our internal control over financial reporting based on the criteria set forth in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on an assessment of such criteria, management concluded that, as of December 31, 2006, we maintained effective internal control over financial reporting.

Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included below.

Attestation Report of the Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Radiation Therapy Services, Inc. and Subsidiaries

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, that Radiation Therapy Services, Inc. and subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Radiation Therapy Services, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Radiation Therapy Services, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Radiation Therapy Services, Inc. and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006 and our report dated February 12, 2007 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Certified Public Accountants
Tampa, Florida

February 12, 2007

Item 9B.	Other Information

None

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

Executive Officers

Information required to be included by this item with respect to our executive officers is incorporated by reference to the information contained under the caption “Management” and “The Board of Directors and Corporate Governance” included in our proxy statement relating to our annual meeting of shareholders, which we expect to file with the Securities and Exchange Commission within 120 days after December 31, 2006.

Our board of directors expects its members, as well as our officers and employees, to act ethically at all times and to acknowledge in writing their adherence to the policies comprising our Code of Conduct and as applicable, in our Code of Ethics for Senior Financial Officers and Chief Executive Officer (“Code of Ethics”). The Code of Ethics is posted on our website located at www.rtsx.com under the heading “Corporate Governance.” We intend to disclose any amendments to our Code of Ethics and any waiver from a provision of such code, as required by the SEC, on our website within five business days following such amendment or waiver.

Directors

Information required to be included by this item with respect to our directors is incorporated by reference to the information contained under the caption “Election of Directors” included in our proxy statement relating to our annual meeting of shareholders, which we expect to file with the Securities and Exchange Commission within 120 days after December 31, 2006.

Compliance with Section 16(a) of the Exchange Act

Information required to be included by this item with respect to compliance with Section 16(a) of the Securities Exchange Act of 1934 is incorporated by reference to the information contained under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” included in our proxy statement relating to our annual meeting of shareholders, which we expect to file with the Securities and Exchange Commission within 120 days after December 31, 2006.

Item 11.	Executive Compensation

This information is incorporated by reference to the information required to be included by this item contained under the captions “Election of Directors — Information Regarding the Board of Directors — Compensation of Directors,” “Compensation Discussion and Analysis,” “Executive Compensation,” “Compensation Committee Report on Executive Compensation” and “Compensation Committee Interlocks and Insider Participation” included in our proxy statement relating to our annual meeting of shareholders, which we expect to file with the Securities and Exchange Commission within 120 days after December 31, 2006.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Except for the disclosure under the caption “Equity Compensation Plan” which is included in Item 5 of Part II of this report, this information is incorporated by reference to the information required to be included by this item contained under the caption “Principal Shareholders and Security Ownership of Management” included in our proxy statement relating to our annual meeting of shareholders, which we expect to file with the Securities and Exchange Commission within 120 days after December 31, 2006.

Item 13.	Certain Relationships and Related Party Transactions, and Director Independence

This information is incorporated by reference to the information required to be included by this item contained under the caption “Certain Relationships and Related Party Transactions” included in our proxy statement relating to our annual meeting of shareholders, which we expect to file with the Securities and Exchange Commission within 120 days after December 31, 2006.

Item 14.	Principal Accounting Fees and Services

This information is incorporated by reference to the information required to be included by this item contained under the caption “Ratification of Independent Registered Public Accounting Firm” included in our proxy statement relating to our annual meeting of shareholders, which we expect to file with the Securities and Exchange Commission within 120 days after December 31, 2006.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a) Index to Consolidated Financial Statements, Financial Statement Schedules and Exhibits:

(1) Consolidated Financial Statements:

See Item 8 in this report.

The consolidated financial statements required to be included in Part II, Item 8, are indexed on Page F-1 and submitted as a separate section of this report.

(2) Consolidated Financial Statement Schedules:

All schedules are omitted because they are not applicable or not required, or because the required information is included in the consolidated financial statements or notes in this report.

(3) Exhibits

The Exhibits are incorporated by reference to the Exhibit Index following this Annual Report on Form 10-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Radiation Therapy Services, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Radiation Therapy Services, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2006, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radiation Therapy Services, Inc. and subsidiaries at December 31, 2005 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Radiation Therapy Services, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 12, 2007 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Certified Public Accountants
Tampa, Florida

February 12, 2007

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31
	2004	2005	2006

Net patient service revenue	$163,719,027	$217,590,469	$284,066,539
Other revenue	7,654,283	9,659,844	9,915,414

Total revenues	171,373,310	227,250,313	293,981,953
Salaries and benefits	87,059,350	116,299,899	147,696,630
Medical supplies	3,608,467	5,678,516	7,569,011
Facility rent expenses	5,346,745	7,720,023	9,432,417
Other operating expenses	7,560,469	9,748,650	12,761,111
General and administrative expenses	19,671,484	23,537,783	30,209,527
Depreciation and amortization	6,859,570	10,836,880	16,966,523
Provision for doubtful accounts	5,852,325	6,792,402	9,424,524
Interest expense, net	3,435,121	5,290,034	10,035,949
Impairment loss	—	1,225,853	—

Total expenses	139,393,531	187,130,040	244,095,692

Income before minority interests	31,979,779	40,120,273	49,886,261
Minority interests in net losses (earnings) of consolidated entities	55,123	480,212	(580,499)

Income before income taxes	32,034,902	40,600,485	49,305,762
Income tax expense	22,846,460	15,631,187	18,982,718

Net income	9,188,442	24,969,298	30,323,044
Other comprehensive income:
Unrealized gain on derivative interest rate swap agreements	45,748	4,629	31,362

Comprehensive income	$9,234,190	$24,973,927	$30,354,406

Net income per common share outstanding — basic	$0.45	$1.10	$1.31

Net income per common share outstanding — diluted	$0.44	$1.05	$1.26

Weighted average shares outstanding:
Basic	20,292,117	22,725,819	23,137,966

Diluted	21,031,968	23,703,653	23,993,341

Unaudited Pro forma income data:
Income before income taxes, as reported	$32,034,902
Pro forma income taxes	12,813,961

Pro forma net income	$19,220,941

Pro forma net income per common share outstanding — basic	$0.95

Pro forma net income per common share outstanding — diluted	$0.91

The accompanying notes are an integral part of the Consolidated Financial Statements.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2006

ASSETS
Current assets:
Cash and cash equivalents	$8,979,994	$15,413,071
Marketable securities, at market	5,450,000	—
Accounts receivable, less allowances for doubtful accounts of $12,490,077 and $17,554,344 at December 31, 2005 and 2006, respectively	40,301,195	52,763,835
Income taxes receivable	2,560,007	937,614
Prepaid expenses	3,152,555	8,273,294
Current portion of lease receivable	647,013	427,304
Inventories	1,280,208	1,612,983
Deferred income taxes	2,144,431	5,583,488
Other	1,199,881	2,526,482

Total current assets	65,715,284	87,538,071
Lease receivable, less current portion	580,728	153,424
Equity investments in joint ventures	803,151	1,215,070
Property and equipment, net	113,397,349	152,379,018
Goodwill, net	66,537,332	138,785,329
Intangible assets, net	6,773,910	7,599,040
Other assets	9,538,020	11,423,705

Total assets	$263,345,774	$399,093,657

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,676,418	$10,603,640
Accrued expenses	11,433,668	14,679,249
Current portion of long-term debt	6,506,254	12,284,849

Total current liabilities	23,616,340	37,567,738
Long-term debt, less current portion	116,956,991	192,959,189
Other long-term liabilities	2,284,341	2,583,956
Deferred income taxes	18,489,169	24,070,363
Minority interest in consolidated entities	6,616,190	7,104,345

Total liabilities	167,963,031	264,285,591
Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.0001 par value, 75,000,000 shares authorized, 22,831,481 and 23,366,883 shares issued and outstanding at December 31, 2005 and 2006, respectively	2,283	2,337
Additional paid-in capital	72,730,328	81,464,715
Unearned compensation on nonvested stock	(241,715)	—
Retained earnings	23,359,652	53,682,696
Notes receivable from shareholders	(481,124)	(386,363)
Accumulated other comprehensive income, net of tax	13,319	44,681

Total shareholders’ equity	95,382,743	134,808,066

Total liabilities and shareholders’ equity	$263,345,774	$399,093,657

The accompanying notes are an integral part of the Consolidated Financial Statements.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2005	2006

Cash flows from operating activities
Net income	$9,188,442	$24,969,298	$30,323,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,606,314	9,876,475	15,050,551
Amortization	253,256	960,405	1,915,972
Deferred rent expense	149,214	282,844	426,539
Write down of machine parts inventory	1,222,745	—	—
Deferred income tax provision (benefit)	17,207,467	(862,729)	2,113,837
Stock based compensation	407,918	118,722	50,010
Tax benefit from stock option exercise	—	—	(2,937,922)
Impairment loss	—	1,225,853	—
Provision for doubtful accounts	5,852,325	6,792,402	9,424,524
Loss on the sale of property and equipment	91,807	120,281	66,299
Gain on sale of equity interest in joint venture	—	(982,182)	—
Minority interest in net (losses) earnings of consolidated entities	(55,123)	(480,212)	580,499
Write off of loan costs	335,734	703,061	—
Equity interest in net (income) loss of joint ventures	(193,014)	467,872	127,740
Changes in operating assets and liabilities:
Accounts receivable	(8,871,018)	(21,620,091)	(21,887,164)
Income taxes receivable	(425,763)	(2,134,244)	(669,685)
Inventories	(262,489)	(134,096)	(332,775)
Prepaid expenses	30,234	(273,725)	(4,985,869)
Accounts payable	(992,972)	1,292,220	3,779,047
Accrued expenses	(2,345,910)	1,930,787	2,917,032

Net cash provided by operating activities	28,199,167	22,252,941	35,961,679
Cash flows from investing activities
Purchases of property and equipment	(16,917,861)	(19,826,056)	(19,666,802)
Acquisition of radiation centers	(8,069,302)	(43,229,546)	(80,988,921)
Proceeds from sale of property and equipment	951,010	29,931	6,683
Proceeds from the sale of equity interest in joint venture	—	1,813,979	—
Receipts of principal payments on notes receivable from shareholders	662,168	—	—
(Purchases) sales of marketable securities, net	(2,400,000)	(3,050,000)	5,450,000
(Loans to) repayments from employees	(466,237)	340,265	(79,425)
Contribution of capital to joint venture entities	—	(84,124)	(539,659)
Distribution received from joint venture	—	235,000	—
Change in lease receivable	597,112	655,503	647,013
Change in other assets	409,563	(147,175)	(1,421,681)

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2004	2005	2006

Net cash used in investing activities	(25,233,547)	(63,262,223)	(96,592,792)
Cash flows from financing activities
Proceeds from issuance of debt	59,100,000	50,617,000	68,500,000
Principal repayments of debt	(61,331,299)	(8,093,418)	(10,304,343)
Proceeds from public offering of common stock, net of expenses	46,781,061	—	—
Proceeds from issuance of common stock	37,905	—	—
Proceeds from exercise of stock options	2,316,346	2,683,418	5,988,224
Tax benefit from stock option exercises	—	—	2,937,922
Payments of notes receivable from shareholders	877,630	1,286,407	94,761
Minority interest in partnership distribution	—	(70,000)	(92,374)
Distributions to shareholders	(46,441,155)	—	—
Payments of loan costs	(1,893,778)	(1,452,739)	(60,000)

Net cash (used in) provided by financing activities	(553,290)	44,970,668	67,064,190

Net increase in cash and cash equivalents	2,412,330	3,961,386	6,433,077
Cash and cash equivalents, beginning of year	2,606,278	5,018,608	8,979,994

Cash and cash equivalents, end of year	$5,018,608	$8,979,994	$15,413,071

Supplemental disclosure of cash flow information
Interest paid	$3,994,528	$5,284,254	$10,368,310

Income taxes paid, net	$5,975,000	$17,585,942	$17,590,368

Supplemental disclosure of non-cash transactions
Recorded capital lease obligations related to the acquisition of equipment	$6,297,222	$14,739,263	$22,753,293

Recorded earn-out accrual related to the acquisition of radiation center assets	$—	$1,317,085	$1,069,831

Recorded non-cash contribution of capital by minority interest holder	$2,598,249	$2,831,079	$—

Recorded capital lease obligations related to the acquisition of radiation center assets	$2,225,775	$47,514	$816,842

Recorded obligation related to the acquisition of radiation center assets	$273,600	$137,139	$—

Issuance of nonvested stock	$—	$250,050	$—

Issuance of common stock for the acquisition of Devoto Construction, Inc.	$3,528,000	$—	$—

Recorded related party payable relating to construction in process and building improvement costs	$310,058	$—	$—

The accompanying notes are an integral part of the Consolidated Financial Statements.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Unearned		Notes	Accumulated
			Additional	Compensation	Retained	Receivable	Other	Total
	Common Stock		Paid-In	on Nonvested	Earnings	from	Comprehensive	Shareholders’
	Shares	Amount	Capital	Stock	(Deficit)	Shareholders	Income (Loss)	Equity

Balance, January 1, 2003	17,281,920	$1,728	$16,615,798	$—	$35,643,067	$(2,645,161)	$(37,058)	$49,578,374
Net income	—	—	—	—	9,188,442	—	—	9,188,442
Distributions to shareholders	—	—	—	—	(46,441,155)	—	—	(46,441,155)
Issuance of common stock	3,303	1	37,904	—	—	—	—	37,905
Payment of notes receivable from shareholders	—	—	—	—	—	877,630	—	877,630
Unrealized gain on interest rate swap agreement	—	—	—	—	—	—	45,748	45,748
Exercise of stock options	932,706	93	2,316,253	—	—	—	—	2,316,346
Issuance of common stock in initial public offering, net of expenses	4,000,000	400	46,780,661	—	—	—	—	46,781,061
Compensation to outside consultants	—	—	407,918	—	—	—	—	407,918
Issuance of common stock in connection with the acquisition of Devoto Construction, Inc.	271,385	27	3,527,973	—	—	—	—	3,528,000

Balance, December 31, 2004	22,489,314	$2,249	$69,686,507	$—	$(1,609,646)	$(1,767,531)	$8,690	$66,320,269
Net income	—	—	—	—	24,969,298	—	—	24,969,298
Payment of notes receivable from shareholders	—	—	—	—	—	1,286,407	—	1,286,407
Unrealized gain on interest rate swap agreement, net	—	—	—	—	—	—	4,629	4,629
Exercise of stock options	334,667	33	2,683,385	—	—	—	—	2,683,418
Nonvested stock issued to key employee	7,500	1	250,049	(250,050)	—	—	—	—
Amortization of nonvested stock grant	—	—	—	8,335	—	—	—	8,335
Compensation to outside consultants	—	—	110,387	—	—	—	—	110,387

Balance, December 31, 2005	22,831,481	$2,283	$72,730,328	$(241,715)	$23,359,652	$(481,124)	$13,319	$95,382,743
Net income	—	—	—	—	30,323,044	—	—	30,323,044
Payment of notes receivable from shareholders	—	—	—	—	—	94,761	—	94,761
Unrealized gain on interest rate swap agreement, net of tax	—	—	—	—	—	—	31,362	31,362
Exercise of stock options	535,402	54	5,988,170	—	—	—	—	5,988,224
Tax benefit from stock option exercise	—	—	2,937,922	—	—	—	—	2,937,922
Adoption of SFAS 123R	—	—	(241,715)	241,715	—	—	—	—
Nonvested stock issued to key employee	4,895	—	—	—	—	—	—	—
Amortization of nonvested stock grants	—	—	61,631	—	—	—	—	61,631
Forfeited nonvested stock	(4,895)	—	(11,621)	—	—	—	—	(11,621)

Balance, December 31, 2006	23,366,883	$2,337	$81,464,715	$—	$53,682,696	$(386,363)	$44,681	$134,808,066

The accompanying notes are an integral part of the Consolidated Financial Statements.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

1.	Organization

Radiation Therapy Services, Inc. and its consolidated subsidiaries (the Company) develop and operate radiation therapy centers that provide radiation treatment to cancer patients in Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island and West Virginia.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries and entities controlled by the Company through the Company’s direct or indirect ownership of a majority interest and exclusive rights granted to the Company as the general partner of such entities.

Financial Accounting Standards Board (“FASB”) revised Interpretation No. 46R (FIN No. 46R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, requires a company to consolidate variable interest entities if the company is the primary beneficiary of the activities of those entities. Certain of the Company’s radiation oncology practices are variable interest entities as defined by FIN No. 46R, and the Company has a variable interest in each of these practices through its administrative services agreements. The Company, through its variable interests in these practices, would absorb a majority of the net losses of these practices, should they occur. Based on these determinations, the Company has included the radiation oncology practices in its consolidated financial statements for all periods presented. All significant intercompany accounts and transactions have been eliminated.

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. Such reclassifications had no impact on net income as previously reported.

Pro forma statements of income data

Effective June 15, 2004, the Company elected, by the consent of the shareholders, to revoke its status as an S corporation and became subject to taxation as a C corporation. The Company is now subject to federal and state income taxes at prevailing corporate rates. The impact of this change resulted in an income tax expense of approximately $17.6 million during the year ended December 31, 2004. Pro forma net income and pro forma net income per share are based on the assumption that the Company was a C corporation at the beginning of each period presented, and provides for income taxes utilizing an effective rate of 40%.

Public offering of common stock and recapitalization

On June 23, 2004, the Company successfully completed an initial public offering of 5.5 million shares of common stock at a price of $13.00 per share. Of the shares offered, 4.0 million shares were sold by the Company and 1.5 million were offered by selling shareholders. In addition, the underwriters for the Company exercised their over-allotment option by purchasing an additional 825,000 shares at $13.00 per share from selling shareholders. Of the net proceeds to the Company of approximately $46.8 million, approximately $44.0 million was used to repay outstanding indebtedness under the Company’s senior secured credit facility, and approximately $2.8 million was used to repay outstanding indebtedness to certain directors, officers and related parties.

On May 28, 2004 the Board of Directors declared a 1.83 for 1 forward common stock split for shareholders of record on that date. In addition, the Board of Directors approved an increase in the authorized shares of the Company’s common stock to 75,000,000 shares, $0.0001 par value, and 10,000,000 shares of

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

preferred stock, $0.0001 par value. All stock related data in the consolidated financial statements reflect the stock split for all periods presented.

Net Patient Service Revenue and Allowances for Contractual Discounts

The Company has agreements with third-party payers that provide for payments to the Company at amounts different from its established rates. Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payers and others for services rendered. Net patient service revenue is recognized as services are provided.

Medicare and other governmental programs reimburse physicians based on fee schedules, which are determined by the related government agency. The Company also has agreements with managed care organizations to provide physician services based on negotiated fee schedules. Accordingly, the revenues reported in the Company’s consolidated financial statements are recorded at the amount that is expected to be received.

The Company derives a significant portion of its revenues from Medicare, Medicaid, and other payers that receive discounts from its standard charges. The Company must estimate the total amount of these discounts to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payer class basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating regular review and assessment of the estimation process by management.

Adjustments to revenue related to changes in prior period estimates decreased patient service revenue by approximately $1,869,000, $1,149,000, and $5,800,000 for the years ended December 31, 2004, 2005 and 2006, respectively or approximately 1.1%, 0.5%, and 2.0% of the net patient service revenue for the years ended December 31, 2004, 2005 and 2006, respectively.

During 2004, 2005, and 2006, approximately 53%, 50%, and 52% respectively, of net patient service revenue related to services rendered under the Medicare and Medicaid programs. In the ordinary course of business, the Company is potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that estimates will change by a material amount in the near term.

Net patient service revenue is presented net of provisions for contractual adjustments. In the ordinary course of business, the Company provides services to patients who are financially unable to pay for their care. Accounts written off as charity and indigent care are not recognized in net patient service revenue. The Company’s policy is to write off a patient’s account balance upon determining that the patient qualifies under certain charity care and/or indigent policy. The Company’s policy includes the completion of an application for eligibility for charity care. The determination for charity care eligibility is based on income relative to federal poverty guidelines, family size and assets available to the patient. A sliding scale discount is then applied to the balance due with discounts up to 100%. Charity services at established charges provided by the Company and formally approved through this process approximate $5,142,000, $8,139,000, and $7,451,000 for the years ended December 31, 2004, 2005, and 2006, respectively. These amounts are excluded from net patient service revenue.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Cost of Revenues

The cost of revenues for each of the years ended December 31, 2004, 2005 and 2006, are approximately $95,032,000, $127,385,000, and $164,583,000 respectively.

Marketable Securities

Marketable securities are classified as available-for-sale and are carried at fair value, with the unrealized holding gains and losses, net of income taxes, reflected as a separate component of shareholders’ equity until realized. For the purposes of computing realized and unrealized gains and losses, cost is determined on a specific identification basis.

Accounts Receivable and Allowances for Doubtful Accounts

Accounts receivable in the accompanying consolidated balance sheets are reported net of estimated allowances for doubtful accounts and contractual adjustments. Accounts receivable are uncollateralized and primarily consist of amounts due from third-party payers and patients. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. Approximately $13,700,000 and $20,300,000 of accounts receivable were due from the Medicare and Medicaid programs at December 31, 2005 and 2006, respectively. The credit risk for other concentrations of receivables is limited due to the large number of insurance companies and other payers that provide payments for services. Management does not believe that there are any other significant concentrations of revenues from any particular payer that would subject the Company to any significant credit risk in the collection of its accounts receivable.

The amount of the provision for doubtful accounts is based upon management’s assessment of historical and expected net collections, business and economic conditions, trends in Federal and state governmental healthcare coverage and other collection indicators. The primary tool used in management’s assessment is an annual, detailed review of historical collections and write-offs of accounts receivable. The results of the detailed review of historical collections and write-off experience, adjusted for changes in trends and conditions, are used to evaluate the allowance amount for the current period. Accounts receivable are written off after collection efforts have been followed in accordance with the Company’s policies.

A summary of the activity in the allowance for uncollectible accounts is as follows:

	Year Ended December 31,
	2004	2005	2006

Balance, beginning of year	$6,983,290	$8,985,710	$12,490,077
Additions charged to provision for bad debts	5,852,325	6,792,402	9,424,524
Accounts receivable written off (net of recoveries)	(3,849,905)	(3,288,035)	(4,360,257)

Balance, end of year	$8,985,710	$12,490,077	$17,554,344

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price over the estimated fair market value of net assets acquired by the Company in business combinations. Goodwill and indefinite lived intangible assets are not amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. No goodwill impairment loss was recognized for the years ended December 31, 2004, 2005 and 2006.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Intangible assets consist of noncompete agreements and licenses and are amortized over the life of the agreement (which typically ranges from 2 to 10 years) using the straight-line method.

Interest Rate Swap Agreements

The Company recognizes all derivatives on the consolidated balance sheets at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship based on its effectiveness in hedging against the exposure. Derivatives that are not hedges must be adjusted to fair value through operating results. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through operating results or recognized in other comprehensive income until the hedged item is recognized in operating results. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

The Company enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate Senior Credit Facility (see Note 12). The interest rate swap agreements are contracts to exchange floating rate interest payments for fixed interest payments over the life of the agreements without the exchange of the underlying notional amounts. The notional amount of interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on interest rate swap agreements is recognized in interest expense in the consolidated statements of income and comprehensive income. The related accrued receivable or payable is included in other assets or accrued expenses.

On April 1, 2005 and August 31, 2005, the Company entered into interest rate swap agreements to hedge the effect of changes in interest rates on a portion of its floating rate Senior Credit Facility. These interest rate swap agreements were terminated on December 16, 2005, as a result of the refinancing of the fourth amended and restated senior credit facility.

On December 30, 2005, the Company entered into an interest rate swap agreement for its fourth amended and restated senior credit facility. The Company has designated this derivative financial instrument as a cash flow hedge (i.e., the interest rate swap agreement hedges the exposure to variability in expected future cash flows that is attributable to a particular risk). The notional amount of the swap agreement is $20.0 million. The effect of this agreement is to fix the interest rate exposure to 4.87% plus a margin on $20.0 million of the Company’s Senior Credit Facility. The interest rate swap agreement expires on December 31, 2009. The fair value of the interest rate swap agreement is the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the current credit worthiness of the counter parties. At December 31, 2005, and 2006 the fair value of the Company’s interest rate swap agreements is an asset of $13,319 and $44,681, respectively, which is included in the accompanying consolidated balance sheets. There were no amounts recorded in the income statement related to the interest rate swap agreement due to hedge ineffectiveness.

Professional and General Liability Claims

The Company is subject to claims and legal actions in the ordinary course of business, including claims relating to patient treatment, employment practices and personal injuries. To cover these types of claims, the Company maintains general liability and professional liability insurance in excess of self-insured retentions through commercial insurance carriers in amounts that the Company believes to be sufficient for its operations, although, potentially, some claims may exceed the scope of coverage in effect. The Company expenses an estimate of the costs it expects to incur under the self-insured retention exposure for general and professional liability claims. The Company maintains insurance for the majority of its physicians up to

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

$1 million on individual malpractice claims and $3 million on aggregate claims on a claims made basis. Effective October 2003, the Company purchased medical malpractice insurance from an insurance company owned by certain of the Company’s shareholders. The Company’s reserves for professional and general liability claims are based upon independent actuarial calculations, which consider historical claims data, demographic considerations, severity factors, industry trends and other actuarial assumptions.

Actuarial calculations include a large number of variables that may significantly impact the estimate of ultimate losses that are recorded during a reporting period. Professional judgment is used by the actuary in determining the loss estimate, by selecting factors that are considered appropriate by the actuary for the Company’s specific circumstances. Changes in assumptions used by the Company’s actuary with respect to demographics, industry trends and judgmental selection of factors may impact the Company’s recorded reserve levels.

The reserve for professional and general liability claims as of the balance sheet dates reflects the current estimates of all outstanding losses, including incurred but not reported losses, based upon actuarial calculations. The loss estimates included in the actuarial calculations may change in the future based upon updated facts and circumstances. The reserve for professional liability claims was $930,000 at December 31, 2005 and $1,690,000 at December 31, 2006.

Minority Interest in Consolidated Entities

The Company currently maintains equity interests in six treatment center facilities with ownership interests ranging from 50.1% to 90.0%. Since the Company controls more than 50% of the voting interest in these facilities, the Company consolidates the treatment centers. The minority interest represents the equity interests of outside investors in the equity and results of operations of the consolidated entities.

In addition, in accordance with FIN No. 46R, the Company consolidates certain radiation oncology practices where the Company provides administrative services pursuant to long-term management agreements. The minority interests in these entities represent the interests of the physician owners of the oncology practices in the equity and results of operations of the consolidated entities.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less when purchased.

Inventories

Inventories consist of parts and supplies used for repairs and maintenance of equipment owned or leased by the Company. Inventories are valued at the lower of cost or market. The cost of parts and supplies is determined using the first-in, first-out method.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation and are depreciated over their estimated useful lives utilizing the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the life of the lease. Amortization of leased assets is included in depreciation and amortization in the accompanying consolidated statements of income and comprehensive income. Expenditures for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments are capitalized.

Major asset classifications and useful lives are as follows:

Buildings and leasehold improvements	10-39 years
Office, computer and telephone equipment	5-10 years
Medical and medical testing equipment	5-10 years
Automobiles and vans	5 years

The weighted average useful life of medical and medical testing equipment is 8.3 years.

The Company evaluates its long-lived assets for possible impairment whenever circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future cash flows, in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Fair value estimates are derived from independent appraisals, established market values of comparable assets, or internal calculations of estimated future net cash flows. The Company’s estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable. The Company’s assumptions take into account revenue and expense growth rates, patient volumes, changes in payer mix, changes in legislation and other payer payment patterns. These assumptions vary by type of facility.

During 2004, the Company recorded a charge of $1.2 million for the write down to fair value of certain of the Company’s analog linear accelerators and treatment simulators. The adjustment to machine inventories was precipitated by the decision to discontinue the installation of this type of equipment in favor of digital machines with migration capability and combination CT-simulators. This amount is included in general and administrative expenses in the statement of income and comprehensive income for the year ended December 31, 2004.

During 2005, the Company incurred an impairment loss of $1.2 million for the write down of leasehold improvements in connection with the consolidation of two Yonkers, New York based treatment centers within the Westchester/Bronx local market.

New Pronouncements

In June 2006 the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential impact that the adoption of this interpretation will have on its financial position and results of operations.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income (loss). Other comprehensive income / loss refers to revenue, expenses, gains and losses that under accounting principles generally accepted in the United Sates are recorded as an element of shareholders’ equity but are excluded from net income. The Company’s other comprehensive income / loss is composed of unrealized gains and losses on interest rate swap agreements accounted for as cash flow hedges. This income increased shareholders’ equity on a consolidated basis by $4,629 during the year ended December 31, 2005 and increased shareholders’ equity by $31,362 during the year ended December 31, 2006.

Income Taxes

Effective June 15, 2004, the Company elected, by the consent of the shareholders, to revoke its status as an S corporation and become subject to taxation as a C corporation. Under the S corporation provisions of the Internal Revenue Code, the individual shareholders included their pro rata portion of the Company’s taxable income in their personal income tax returns. Accordingly, through June 14, 2004, the Company was not subject to federal and certain state corporate income taxes. The Company is now subject to federal and state income taxes at prevailing corporate rates.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R) for the Company’s 2004 Stock Incentive Plan (2004 Option Plan). The Company previously accounted for the 2004 Option Plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations and disclosure requirements established by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transitions and Disclosure” (SFAS 148).

Under the previous standards, no compensation expense was recorded in the statement of income and comprehensive income for options issued under the Company’s 2004 Option Plan. The pro forma effects on net income and earnings per share for stock options as calculated under SFAS 123 were instead disclosed in a footnote to the financial statements. Compensation expense was recorded in the statement of income and comprehensive income for non-vested stock grants under the intrinsic value method. Under SFAS 123R, all share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense in the statement of income and comprehensive income over the requisite service period.

On November 3, 2005, the Board of Directors of the Company, upon the recommendation of the Compensation Committee consisting solely of independent directors, approved the acceleration of vesting of all nonqualified outstanding non-vested stock options previously granted under the Company’s equity compensation plans. As a result of the acceleration, nonqualified non-vested stock options to purchase an aggregate of 1.2 million shares of the Company’s common stock, which would otherwise have vested over periods of two to four years, became immediately exercisable. The affected stock options have an exercise price of $13.00 per share.

The primary purpose of the acceleration of the nonqualified non-vested stock options was to enable the Company to avoid recognizing compensation expense associated with these stock options in future periods in its statement of income and comprehensive income, upon adoption of SFAS No. 123R. Under SFAS No. 123R,

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

the compensation expense associated with these accelerated options that would have been recognized in the Company’s income statement commencing with the implementation of SFAS 123R and continuing through 2009 would have been approximately $2.4 million. Because of the accelerated vesting, the adoption of SFAS No. 123R had no impact on net income.

Certain stock options granted prior to the Company’s initial public offering were valued under SFAS 123 using the minimum value method in the pro-forma disclosures. The minimum value method excludes volatility in the calculation of fair value of stock based compensation. In accordance with SFAS No. 123R, options granted that were valued using the minimum value method must be transitioned to SFAS 123R using the prospective method. This means that these options will continue to be accounted for under the same accounting principles (recognition and measurement) originally applied to those awards in the income statement, which for the Company was APB 25. Additionally, pro forma information previously required under SFAS 123 and SFAS 148 will no longer be presented for these options.

The Company adopted SFAS 123R using the modified prospective transition method for all other stock based compensation awards. Under this transition method, compensation cost recognized in 2006 includes: (a) the compensation cost for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and (b) the compensation cost of all share-based awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated.

Upon adoption of SFAS 123R, the Company continued to use the Black-Scholes valuation model for valuing all stock options. Compensation for non-vested stock grants is measured at fair value on the grant date based on the number of shares expected to vest and the quoted market price of the Company’s common stock. Compensation cost for all awards will be recognized in earnings, net of estimated forfeitures, on a straight-line basis over the requisite service period.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair-value recognition provisions of SFAS 123R to all of the Company’s share-based compensation awards for periods prior to the adoption of SFAS 123R:

	Year Ended December 31,
	2004	2005

Pro forma net income as reported	$19,220,941	$24,969,298
Deduct: total stock-based employee compensation expense determined under a fair value based method for all awards, net of related tax effects	(1,436,678)	(3,653,821)

Adjusted pro forma net income	$17,784,263	$21,315,477

Adjusted net income or pro forma net income per share:
Basic — pro forma as reported	$0.95	$1.10

Basic — adjusted pro forma	$0.88	$0.94

Diluted — pro forma as reported	$0.91	$1.05

Diluted — adjusted pro forma	$0.85	$0.91

Adjusted pro forma weighted average common shares outstanding — basic	20,292,117	22,725,819

Adjusted pro forma weighted average common and common equivalent shares outstanding — diluted	20,830,244	23,390,429

Weighted average fair value of option grants	$4.77	$—

No options were granted in 2005 or 2006. For 2004, the fair value of each option grant was estimated on the date of grant using the Black Scholes Model with the following assumptions: risk free interest rate of 4.02%, no dividend yield, expected life of 5.0 years, and volatility of 30%.

Cash received from options exercised under all share-based payment arrangements for the year ended December 31, 2005 and 2006 was approximately $2.7 million and $6.0 million, respectively. The tax benefit realized for the tax deductions from option exercises for the year ended December 31, 2006 was approximately $2.9 million. The Company currently expects to satisfy share-based awards with registered shares available to be issued.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, which include cash, marketable securities, accounts receivable and accounts payable, approximate their fair values due to the short-term maturity of these instruments.

The carrying values of the Company’s long-term debt approximates fair value due either to the length to maturity or the existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Segments

The Company’s business of providing healthcare services to patients comprises a single reportable operating segment under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

3.	Earnings per share

Diluted earnings per common and common equivalent share have been computed by dividing net income by the weighted average common and common equivalent shares outstanding during the respective periods. The weighted average common and common equivalent shares outstanding have been adjusted to include the number of shares that would have been outstanding if vested “in the money” stock options had been exercised, at the average market price for the period, with the proceeds being used to buy back shares (i.e., the treasury stock method). Basic earnings per common share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. The following is a reconciliation of the denominator of basic and diluted earnings per share (EPS) computations shown on the face of the accompanying consolidated financial statements:

	December 31,
	2004	2005	2006

Weighted average common shares outstanding — basic	20,292,117	22,725,819	23,137,966
Effect of dilutive securities	739,851	977,834	855,375

Weighted average common and common equivalent shares outstanding — diluted	21,031,968	23,703,653	23,993,341

4.	Marketable Securities

Marketable securities classified as available-for-sale consisted of the following:

	December 31,
	2005	2006

Auction rate securities, cost	$5,450,000	$—
Auction rate securities, fair value	5,450,000	—

Net unrealized gain (loss)	$—	$—

At December 31, 2005, all of the Company’s auction rate securities were invested in obligations of individual states and political subdivisions.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

5.	Property and Equipment

Property and equipment consist of the following:

	December 31,
	2005	2006

Land	$5,423,504	$5,723,504
Buildings and leasehold improvements	37,487,736	47,934,760
Office, computer and telephone equipment	14,518,889	18,603,644
Medical and medical testing equipment	95,600,555	134,119,995
Automobiles and vans	1,715,149	2,039,947

	154,745,833	208,421,850
Less accumulated depreciation	(43,152,233)	(58,105,173)

	111,593,600	150,316,677
Construction in progress	1,803,749	2,062,341

	$113,397,349	$152,379,018

6.	Capital Lease Arrangements

The Company is the lessor of medical equipment under various capital lease arrangements. The lease terms are for seven years, at which time the lessee can purchase the equipment at an agreed upon amount.

The components of the investment in sales-type leases are as follows:

	December 31,
	2005	2006

Minimum lease receivable	$1,344,623	$616,984
Less unearned interest income	(116,882)	(36,256)

Net investment in sales-type leases	1,227,741	580,728
Less current portion	(647,013)	(427,304)

	$580,728	$153,424

The aggregate amount of scheduled receipts on lease receivables consist of the following at December 31, 2006:

2007	$456,894
2008	134,850
2009	15,144
2010	10,096
2011	—

$616,984

RADIATION THERAPY SERVICES, INC.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

The Company leases certain equipment under agreements, which are classified as capital leases. These leases have bargain purchase options at the end of the original lease terms. Capital leased assets included in property and equipment are as follows:

	December 31,
	2005	2006

Equipment	$28,762,605	$51,624,811
Less: accumulated amortization	(3,157,211)	(7,704,598)

	$25,605,394	$43,920,213

Amortization expense relating to capital leased equipment was approximately $925,000, $1,829,000 and $4,547,000 for the years ended December 31, 2004, 2005 and 2006, respectively, and is included in depreciation expense in the consolidated statements of income and comprehensive income.

7.	Goodwill and Intangible Assets

Intangible assets consist of the following:

	December 31, 2005
		Accumulated
Intangible assets subject to amortization (definite-lived)	Gross	Amortization	Net

Noncompete agreements	$7,974,934	$(1,530,753)	$6,444,181
Other licenses	35,000	(7,500)	27,500

	8,009,934	(1,538,253)	6,471,681
Intangible assets not subject to amortization (indefinite-lived)
Certificate of need licenses	302,229	—	302,229

	$8,312,163	$(1,538,253)	$6,773,910

	December 31, 2006
		Accumulated
Intangible assets subject to amortization (definite-lived)	Gross	Amortization	Net

Noncompete agreements	$10,418,536	$(3,263,225)	$7,155,311
Other licenses	332,500	(191,000)	141,500

	10,751,036	(3,454,225)	7,296,811
Intangible assets not subject to amortization (indefinite-lived)
Certificate of need licenses	302,229	—	302,229

	$11,053,265	$(3,454,225)	$7,599,040

Amortization expense relating to intangible assets was approximately $253,000, $960,000 and $1,916,000 for the years ended December 31, 2004, 2005 and 2006, respectively. The weighted-average amortization period is approximately 6.3 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Estimated future amortization expense is as follows at December 31, 2006:

2007	$1,660,751
2008	1,419,320
2009	1,271,007
2010	1,224,309
2011	1,129,771

The changes in the carrying amount of goodwill are as follows:

	Year Ended December 31,
	2004	2005	2006

Balance, beginning of year	$24,915,162	$35,442,050	$66,537,332
Goodwill recorded during the year	10,526,888	29,741,834	71,332,136
Earn-out calculations	—	1,353,448	1,069,831
Adjustments to purchase price allocations	—	—	(153,970)

Balance, end of year	$35,442,050	$66,537,332	$138,785,329

8.	Acquisitions

On June 23, 2004 the Company acquired the assets of Devoto Construction, Inc., which was owned by certain directors and officers for approximately $3,528,000 through the issuance of 271,385 shares of the Company’s common stock. Devoto Construction, Inc. performs remodeling and real property improvements at the Company’s medical facilities and specializes in the construction of radiation medical facilities. The purchase of Devoto Construction, Inc. was a strategic fit for the Company as it continues to expand its operations into new markets. The purchase price was allocated to net tangible assets of $4,000, an intangible asset of $35,000 amortized over 7 years and goodwill of $3,489,000.

On September 21, 2004 the Company acquired the operations and medical and office equipment of two radiation centers in New Jersey. The Company determined that the purchase provided an entry into the state of New Jersey with the potential to add value in providing advanced treatment services to the community. The Company also completed the purchase of a third center in Willingboro, New Jersey, on October 18, 2004, completing the acquisitions of the planned three centers in that state. The fair value of the assets acquired, including intangible assets, was approximately $10,569,000. The purchase price was allocated to tangible assets of $2,851,000; $680,000 as a non-compete amortized over eighteen to twenty four months and goodwill of $7,038,000. The consideration given for the acquisition included $7,909,000 cash, payments of direct costs relating to due diligence of $160,000, the assumption of capital lease financing of $2,226,000, and the assumption of $100,000 in liability for assuming a physician employment contract and other liabilities of $174,000. In addition, the purchase of the third center includes a deferred purchase price contingent on maintaining a certain level of earnings before interest, taxes, depreciation and amortization and providing for payment of a certain percentage over the base level annually during the following three fiscal years. During 2005 and 2006, the amounts paid for the deferred purchase price contingency were approximately $36,000 and $110,000, respectively, which were recorded as additional goodwill.

On April 1, 2005, the Company sold a 49.9% interest in a joint venture that was formed to operate a treatment center located in Berlin, Maryland. The interest was sold to a healthcare enterprise operating in the area for $1,814,000. The Company realized a gain of approximately $982,000 on the sale of the interest.

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AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

In April 2005, the Company acquired a 60% interest in a single radiation therapy treatment center located in Martinsburg, West Virginia for approximately $662,000. The Company operates the facility as part of its Central Maryland local market. Under the terms of the agreement, the Company partners with a university hospital system and manages the facility. The Company determined that the purchase of the radiation therapy center would provide an expansion into the Central Maryland local market and add value in providing advanced treatment services to the community. The allocation of the purchase price was to tangible assets of $369,000, certificate of need license of $163,000, goodwill of $324,000 and assumed liabilities and minority interest of $194,000.

In May 2005, the Company acquired five radiation treatment centers located in Clark County, Nevada from Associated Radiation Oncologists, Inc. for approximately $25,969,000, plus a three-year contingent earn-out. This acquisition positions the Company as the largest operator of radiation oncology treatment centers in the state of Nevada. The allocation of the purchase price was to tangible assets of $5,442,000, non-compete agreements of $3,294,000, amortized over six years, and goodwill of $17,233,000. At December 31, 2005 and 2006, the Company accrued approximately $1,317,000 and $959,000, respectively in earn-out payments and recorded the amount as additional goodwill.

In June 2005, the Company acquired four radiation treatment centers located in the markets of Scottsdale, Arizona, Holyoke, Massachusetts, and two centers in Maryland for approximately $16,215,000. This acquisition provides the Company its first entrance into two new local markets in Arizona and Massachusetts. The two centers purchased in Maryland will further expand the Company’s presence in its Central Maryland local market. The allocation of the purchase price was to tangible assets of $1,072,000, non-compete agreements of $2,958,000, amortized over periods ranging from 1.5 years to 10 years, and goodwill of $12,185,000.

In December 2005, the Company acquired the assets of a urology practice with four office locations in southwest Florida for approximately $348,000. The urology practices provide additional service and treatment protocols to our patients with prostate cancer and other urological diseases. The total purchase price was allocated to tangible assets.

In January 2006, the Company acquired the assets of a radiation treatment center located in Opp, Alabama for approximately $1,800,000. The center purchased in Alabama will further expand the Company’s presence in its Southeastern Alabama local market. The allocation of the purchase price is to tangible assets of $304,000, non-compete agreements of $230,000, amortized over 2 years, and goodwill of $1,266,000.

In May 2006, the Company acquired the assets of a radiation treatment center located in Santa Monica, California for approximately $11,972,000. The consideration given for the acquisition included approximately $11,155,000 in cash and $817,000 in an assumed capital lease obligation. The center purchased in California further expands the Company’s presence into a second local market in the California area. The allocation of the purchase price is to tangible assets of $910,000, non-compete agreements of $870,000, amortized over 7 years, and goodwill of $10,192,000.

In August 2006, the Company acquired the assets of a radiation treatment center located in Bel Air, Maryland for approximately $6,812,000. The consideration given for the acquisition included approximately $6,805,000 in cash and $7,000 in assumed liabilities. The center purchased in Maryland will further expand the Company’s presence into its Central Maryland local market. The allocation of the purchase price is to tangible assets of $2,470,000, non-compete agreements of $10,000, amortized over 3 years, and goodwill of $4,332,000.

In September 2006, the Company acquired the assets of a radiation treatment center located in Beverly Hills, California for approximately $19,099,000. The center purchased in California will further expand the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Company’s presence in its Los Angeles local market complementing the Santa Monica radiation center purchased in May 2006. The allocation of the purchase price is to tangible assets of $738,000, non-compete agreements of $858,000, amortized over 5 years, and goodwill of $17,503,000.

In November 2006, the Company acquired a cluster network of radiation treatment centers in Southeastern Michigan for approximately $47,131,000. The consideration given for the acquisition included approximately $41,512,000 in cash and $5,619,000 in assumed liabilities. The acquisition provides the Company an entrance into a new local market. The allocation of the purchase price is to tangible assets of $9,140,000, and goodwill of $37,991,000. Additionally, $3,300,000 of the purchase price will be held in escrow pending receipt of a consent from a hospital regarding a ground lease at one of the centers and to satisfy any indemnification obligations of the sellers related to warranties, representations and covenants under the agreement. Upon receipt of the required hospital consent, the Company is obligated to acquire all of sellers’ ownership interests in a Michigan co-partnership, relating to the leasehold assets at one of the centers, for a purchase price of $2,950,000. In addition, in conjunction with the acquisition of the treatment centers, the Company deducted $5,280,000 from the purchase price to fund estimated tax liabilities of the entities acquired, which represents the majority of the assumed liabilities of $5,619,000. The amount deducted is being held in an escrow account maintained by the Company’s legal counsel pending the filing of tax returns and payments associated with this potential tax liability. Fifty percent of any excess of amounts being held in escrow over the tax liability of the entities will be returned to the seller.

During the fourth quarter of 2006, the Company acquired the assets of several urology and surgery practices within southwest Florida for approximately $619,000. The urology and surgery practices provide additional service and treatment protocols to our patients with prostate cancer and other urological diseases. The allocation of the purchase price is to tangible assets of $570,000, and goodwill of $49,000.

Allocation of Purchase Price

The purchase prices of these transactions were allocated to the assets acquired and liabilities assumed based upon their respective fair values. The operations of the foregoing acquisitions have been included in the accompanying consolidated statements of income and comprehensive income from the respective dates of acquisition. The following table summarizes the allocations of the aggregate purchase price of the acquisitions, including assumed liabilities and direct transaction costs.

	2004	2005	2006

Fair value of net assets acquired, excluding cash:
Accounts receivable, net	$—	$305,000	$—
Inventories	—	82,000	—
Other current assets	—	1,000	487,000
Other non-current assets	201,000	81,000	25,000
Property and equipment	2,654,000	6,762,000	13,620,000
Intangible assets	715,000	6,415,000	1,968,000
Goodwill	10,527,000	31,095,000	72,402,000
Current liabilities	—	(185,000)	(5,626,000)
Long-term debt	—	—	(817,000)
Minority interest	—	(9,000)	—

	$14,097,000	$44,547,000	$82,059,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

9.	Impairment Loss

During 2005, the Company incurred an impairment loss of $1.2 million for the write down of leasehold improvements in connection with the consolidation of two Yonkers, New York based treatment centers within the Westchester/Bronx local market.

10.	Income Taxes

Significant components of the income tax provision for the year ended December 31, 2004, 2005 and 2006 are as follows:

	Year Ended December 31,
	2004	2005	2006

Current provision:
Federal	$5,112,875	$14,994,469	$15,539,317
State	526,118	1,499,447	1,301,264
Deferred provision (benefit):
Federal	15,602,010	(784,299)	1,976,615
State	1,605,457	(78,430)	165,522

Total income tax provision	$22,846,460	$15,631,187	$18,982,718

A reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate on income before income taxes for the years ended December 31, 2004, 2005 and 2006 are as follows:

	Year Ended December 31,
	2004	2005	2006

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	3.4	2.9	2.9
Income tax effect attributable to portion of year the Company was recognized as an S-Corporation for federal income tax purposes	(20.0)	—	—
Income tax effect of conversion from an S-Corporation to a C-Corporation	52.7	—	—
Other	0.2	0.6	0.6

Total income tax provision	71.3%	38.5%	38.5%

The Company provides for income taxes using the liability method in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Deferred income taxes arise

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AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

from the temporary differences in the recognition of income and expenses for tax purposes. Deferred tax assets and liabilities are comprised of the following at December 31, 2005 and 2006:

	2005	2006

Deferred income tax assets:
Provision for doubtful accounts	$3,009,035	$4,206,445
State net operating loss carryforwards	115,510	848,534
Deferred rent liability	593,839	647,818
Intangible assets	717,840	782,100
Management fee receivable allowance	3,333,591	4,182,611
Other	1,232,216	1,992,847

Net deferred income tax assets	$9,002,031	$12,660,355

Deferred income tax liabilities:
Property and equipment	$(14,555,970)	$(18,579,305)
Intangible assets	(3,236,382)	(5,085,174)
Income tax effect of conversion from an S-Corporation to a C-Corporation	(3,876,611)	(1,976,610)
Prepaid expense	(787,176)	(2,098,586)
Partnership interests	(2,781,738)	(3,084,055)
Other	(108,892)	(323,500)

Total deferred tax liabilities	(25,346,769)	(31,147,230)

Net deferred income tax liabilities	$(16,344,738)	$(18,486,875)

At December 31, 2005, and 2006, state net operating loss carryforwards, primarily in Florida and Kentucky expiring in years 2011 through 2025, available to offset future taxable income approximated $2.6 million and $18.6 million, respectively. Utilization of net operating loss carryforwards in any one year may be limited.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

11.	Long-Term Debt

The Company is obligated under long-term debt agreements as follows:

	December 31,
	2005	2006

$150,000,000 Senior Credit Facility (Term B portion) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company’s assets. At December 31, 2005 and 2006, interest rates were at LIBOR and prime plus applicable margin, ranging from 6.53% to 7.75% and 7.1% to 8.5%, respectively, due at various maturity dates through December 2012	$100,000,000	$98,550,000
$140,000,000 Senior Credit Facility (Revolving Credit portion) with interest rates at LIBOR or prime plus applicable margin, collateralized by substantially all of the Company’s assets. At December 31, 2006, interest rates were at LIBOR and prime plus applicable margin, ranging from 6.87% to 8.25% due at various maturity dates through March 2010	—	66,700,000
Capital leases payable with various monthly payments plus interest at rates ranging from 3.9% to 11.4%, due at various maturity dates through December 2011 and collateralized by leasehold improvements and medical equipment with a net book value of $25,605,394 and $43,920,213 at December 31, 2005 and 2006, respectively	23,463,245	39,994,038

	123,463,245	205,244,038
Less current portion	(6,506,254)	(12,284,849)

	$116,956,991	$192,959,189

Maturities under the obligations described above are as follows at December 31, 2006:

2007	$12,284,849
2008	10,682,599
2009	9,607,643
2010	74,927,307
2011	4,191,640
Thereafter	93,550,000

$205,244,038

At December 31, 2005 and 2006, the prime interest rate was 7.25% and 8.25%, respectively.

On March 18, 2005 the Company amended its third amended and restated senior secured credit facility principally to increase the Term A loan to $35 million and increase its revolving credit commitment from $80 million to $140 million. Per the amendment, the interest rate spreads on the Term A loan and on the revolver were reduced overall by 25 basis points. The amendment extended the maturity date of the Term A loan and the revolver to March 15, 2010.

On April 26, 2005 the Company amended its third amended and restated senior secured credit facility principally to increase the aggregate amount of permitted acquisitions from $25 million to $45 million and to

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

obtain consent on the purchase of five radiation treatment centers located in Clark County, Nevada. As a result of its refinancing in March and April 2005, the Company wrote-off approximately $579,000 of financing costs capitalized in connection with its previous credit facility.

On December 16, 2005, the Company entered into a fourth amended and restated senior secured credit facility principally to provide for a $100 million Term B loan. The fourth amended and restated senior secured credit facility provides, subject to compliance with covenants and customary conditions, for $290 million in borrowings consisting of: (i) a $100 million Term B loan, (ii) a $50 million accordion feature, which allows the Company to increase the aggregate principal amount of the Term B loan to $150 million, and (iii) a $140 million revolver. The Company used the proceeds of the $100 million Term B loan to pay off its pre-existing Term A loan as well as the borrowings drawn on its $140 million revolver.

On November 14, 2006, the Company amended its fourth amended and restated senior secured credit facility to exclude the acquisition of the radiation centers in Southeastern Michigan from the total permitted acquisition amount threshold of $62 million in 2006, increase the amount of the 2006 permitted capital expenditures to $50 million, and increase the amount of purchase money indebtedness outstanding at any time from $40 million to $70 million.

The Term B loan requires quarterly payments of $250,000 and matures on December 16, 2012. The Term B loan initially bears interest either at LIBOR plus a spread of 200 basis points or a specified base rate plus a spread of 50 basis points, with the opportunity to permanently reduce the spread by 25 basis points on LIBOR and base rate loans after six months, provided the Company’s leverage ratio is below 2.00 to 1.00. At June 30, 2006, the Company’s leverage ratio was below 2.00 to 1.00 and the interest rate on the Term B loan was reduced by 25 basis points.

The revolver will mature on March 15, 2010. The revolver bears interest either at LIBOR plus a spread ranging from 125 to 250 basis points or a specified base rate plus a spread ranging from 0 to 100 basis points, with the exact spread determined upon the basis of the Company’s leverage ratio, as defined. The Company is required to pay a quarterly unused commitment fee at a rate ranging from 25 to 50 basis points on its revolving line of credit determined upon the basis of its leverage ratio, as defined.

The fourth amended and restated senior secured credit facility is secured by a pledge of substantially all of the Company’s tangible and intangible assets and includes a number of restrictive covenants including limitations on leverage, capital and acquisitions expenditures and requirements to maintain minimum ratios of cash flow to fixed charges and cash flow to interest. Under the terms of the Company’s fourth amended and restated senior secured credit facility, borrowings under its revolver are based on minimum incremental amounts of not less than $500,000 for BASE rate loans and not less than $1,000,000 for LIBOR rate loans. Unused amounts under the revolver portion of the senior secured credit facility incurs a commitment fee charge based on the Company’s leverage ratio ranging from 25 basis points to 50 basis points.

12.	Unconsolidated Joint Ventures

The Company currently maintains equity interests in three unconsolidated joint ventures, including a 37% interest with a hospital for the ownership of assets used for the delivery of radiation oncology services, a 50% interest in a joint venture with a freestanding radiation oncology center and a 40% interest in a joint venture with a PET imaging facility.

The Company utilizes the equity method to account for its investments in the unconsolidated joint ventures. At December 31, 2005 and 2006, the Company’s investments in the unconsolidated joint ventures were approximately $0.8 million and $1.2 million, respectively.

RADIATION THERAPY SERVICES, INC.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

The condensed financial position and results of operations of the unconsolidated joint venture entities are as follows:

	December 31,
	2005	2006

Total assets	$3,716,684	$4,201,469

Liabilities	$1,651,678	$1,053,656
Shareholders’ equity	2,065,006	3,147,813

Total liabilities and shareholders’ equity	$3,716,684	$4,201,469

	Year Ended December 31,
	2004	2005	2006

Revenues	$3,289,998	$2,846,491	$2,226,162
Expenses	2,903,971	3,999,229	2,492,393

Net income (loss)	$386,027	$(1,152,738)	$(266,231)

A summary of the changes in the equity investment in the unconsolidated joint ventures is as follows:

Balance at January 1, 2004	$1,228,886
Equity interest in net income of joint ventures	193,014

Balance at December 31, 2004	1,421,900
Capital contributions in joint venture	84,124
Distributions from joint venture	(235,000)
Equity interest in net loss of joint ventures	(467,872)

Balance at December 31, 2005	803,151
Capital contributions in joint venture	539,659
Equity interest in net loss of joint ventures	(127,740)

Balance at December 31, 2006	$1,215,070

During 2005, one of the unconsolidated joint ventures sold a redundant facility for approximately $0.5 million realizing a loss of approximately $0.9 million. A cash distribution was made from the proceeds of the sale.

13.	Commitments and Contingencies

Letters of Credit

The Company issued to the lessor of one of its treatment centers an unconditional and irrevocable letter of credit in the amount of $300,000 to serve as security for the performance of the assignees’ obligations under the lease.

Lease Commitments

The Company is obligated under various operating leases for office space and medical equipment. Total lease expense incurred under these leases was approximately $7,163,000, $10,115,000, and $12,270,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Future fixed minimum annual lease commitments are as follows at December 31, 2006:

		Less
		Sublease	Net Rental
	Commitments	Rentals	Commitments

2007	$11,086,099	$328,002	$10,758,097
2008	10,530,779	328,002	10,202,777
2009	10,557,063	328,002	10,229,061
2010	9,936,209	426,403	9,509,806
2011	9,700,459	426,403	9,274,056
Thereafter	76,518,310	1,279,208	75,239,102

	$128,328,919	$3,116,020	$125,212,899

The Company leases land and space at its treatment centers under operating lease arrangements expiring in various years through 2044. The majority of the Company’s leases provide for fixed rent escalation clauses, ranging from 2% to 5%, or escalation clauses tied to the Consumer Price Index. The rent expense for leases containing fixed rent escalation clauses or rent holidays is recognized by the Company on a straight-line basis over the lease term. Leasehold improvements made by a lessee that are funded by landlord incentives or allowances are recorded as leasehold improvements. Leasehold improvements are amortized over the shorter of their estimated useful lives (generally 39 years or less) or the related lease term plus anticipated renewals when there is an economic penalty associated with non-renewal. An economic penalty is deemed to occur when the Company forgoes an economic benefit, or suffers an economic detriment by not renewing the lease. Penalties include, but are not limited to, impairment of existing leasehold improvements, profitability, location, uniqueness of the property within its particular market, relocation costs, and risks associated with potential competitors utilizing the vacated location. Lease incentives are recorded as deferred rent and amortized as reductions to lease expense over the lease term.

Concentrations of Credit Risk

Financial instruments, which subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company maintains its cash in bank accounts with highly rated financial institutions. These accounts may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company grants credit, without collateral, to its patients, most of whom are local residents. Concentrations of credit risk with respect to accounts receivable relate principally to third-party payers, including managed care contracts, whose ability to pay for services rendered is dependent on their financial condition.

Legal Proceedings

The Company is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management, based on advice of legal counsel, that such litigation and claims will be resolved without material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

On April 13, 2005, the Company was served with a shareholder derivative lawsuit filed by Steven Scheye, derivatively on behalf of nominal defendant, Radiation Therapy Services, Inc., against certain officers of the Company, all of the members of its Board of Directors and the Company as nominal defendant (Circuit Court for the Twentieth Judicial Circuit, Lee County, Florida; Case No. 05-CA-001103). The complaint alleges breach of fiduciary duties and states that this action is brought for the benefit of Radiation Therapy

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Services, Inc. (the Company) against the members of its Board of Directors. The complaint contains allegations substantially the same as those raised in the purported class action lawsuit filed by the Kissel Family Trust in September 2004 in the United States District Court, Middle District of Florida that was voluntarily dismissed without prejudice. The complaint alleges breach of fiduciary duties of loyalty and good faith as a result of entering into related party transactions and agreements and seeks to recover unspecified damages in favor of the Company, appropriate equitable relief and an award to plaintiff of the costs and disbursements of the action including reasonable attorney’s fees. Based on its review of the complaint, the Company believes that the derivative lawsuit is without merit and has moved for dismissal of the complaint. The court has not yet ruled on the Company’s motion to dismiss the complaint. The Company is obligated to provide indemnification to its officers and directors in this matter to the fullest extent permitted by law. Since by its inherent nature a derivative suit seeks to recover alleged damages on behalf of the company involved, the Company does not expect the ultimate resolution of this derivative suit to have a material adverse effect on its results of operations, financial position or cash flows.

Acquisitions

The Company has acquired and plans to continue acquiring businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company institutes policies designed to conform practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

Employment Agreements

The Company is party to employment agreements with several of its employees that provide for annual base salaries, targeted bonus levels, severance pay under certain conditions and certain other benefits.

Tax Indemnification Agreements

Prior to the consummation of the Company’s initial public offering (“the Offering”), the Company entered into S Corporation Tax Allocation and Indemnification Agreements (the Tax Agreements) with its then current shareholders relating to their respective income tax liabilities. Because the Company is fully subject to corporate income taxation after the consummation of the Offering, the reallocation of income and deductions between the periods during which the Company was treated as an S corporation and the periods during which the Company is subject to corporate income taxation may increase the taxable income of one party while decreasing that of another party. Accordingly, the Tax Agreements are intended to include provisions such that taxes are borne by the Company, on the one hand, and the shareholder, on the other, only to the extent that such parties were required to report the related income for tax purposes.

14.	Retirement Plan

The Company has a defined contribution retirement plan under Section 401(a) of the Internal Revenue Code (the Retirement Plan). The Retirement Plan allows all full-time employees after one year of service to defer a portion of their compensation on a pre-tax basis through contributions to the Retirement Plan. The Company matches a portion of these contributions based upon an employee’s length of service. The

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Company’s matching contribution for the years ended December 31, 2004, 2005 and 2006 was $415,000, $530,000, and $637,000, respectively.

15.  Stock Option Plan and Restricted Stock Grants

Stock Option Plan

In August 1997, the Board of Directors approved and adopted the 1997 Stock Option Plan (the 1997 Plan). The 1997 Plan, as amended in July 1998, authorized the issuance of options to purchase up to 3,660,000 shares of the Company’s common stock. Under the 1997 Plan, options to purchase common stock may be granted until August 2007. The Company believes that such awards better align the interests of its key employees with those of its shareholders. Options generally are granted at the fair market value of the common stock at the date of grant, are exercisable in installments beginning one year from the date of grant, vest on average over five years and expire ten years after the date of grant. The 1997 Plan provides for acceleration of exercisability of the options upon the occurrence of certain events relating to a change of control, merger, sale of assets or liquidation of the Company. The 1997 Plan permits the issuance of either Incentive Stock Options or Nonqualified Stock Options.

In April 2004, our Board of Directors adopted the 2004 Stock Incentive Plan under which the Company has authorized the issuance of equity-based awards for up to 2,000,000 shares of common stock to provide additional incentive to employees, officers, directors and consultants. In addition to the shares reserved for issuance under our 2004 stock incentive plan, such plan also includes (i) 1,141,922 shares that were reserved but unissued under the 1997 Plan (ii) shares subject to grants under the 1997 Plan that may again become available as a result of the termination of options or the repurchase of shares issued under the 1997 Plan, and (iii) annual increases in the number of shares available for issuance under the 2004 stock incentive plan on the first day of each fiscal year beginning with our fiscal year beginning in 2005 and ending after our fiscal year beginning in 2014, equal to the lesser of:

•	5% of the outstanding shares of common stock on the first day of our fiscal year;

•	1,000,000 shares; or

•	an amount our board may determine.

Pursuant to the 2004 Option Plan, the Company can grant either incentive or non-qualified stock options. Options to purchase common stock under the 2004 Option Plan have been granted to Company employees at the fair market value of the underlying shares on the date of grant. The Company issues new shares as option exercises are executed through the Company’s transfer agent.

Options generally are granted at the fair market value of the common stock at the date of grant, are exercisable in installments beginning one year from the date of grant, vest over three to ten years and expire ten years after the date of grant.

In June 2004, options were granted to consultants to provide services for healthcare reimbursement efforts and to an independent contractor to provide advice with respect to business opportunities in the state of New York. The Company recognized compensation expense on these options of $408,000 and $110,000 for the years ended December 31, 2004 and 2005, respectively. Compensation expense is measured as the services are performed and the expense is recognized over the service period. The Company recognizes expense on these options based on the fair value of the option at the end of each reporting period. Compensation accrued during the service period is adjusted in subsequent periods up to the measurement date for changes, either increases or decreases, in the quoted market value of the shares covered by the grant. In February 2005, the

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

consultants became employees of the Company. As a result of the change, compensation expense on the options is no longer recorded.

Incentive stock options may be granted to key employees, including officers, directors and other selected employees. The exercise price of each option must be 100% of the fair market value of the common stock on the date of grant (110% in the case of shareholders that own 10% or more of the outstanding common stock). Nonqualified stock options may be granted under the 2004 Option Plan or otherwise to officers, directors, consultants, advisors and key employees. The exercise price of each option must be at least 85% of the fair market value of the common stock on the date of grant.

At December 31, 2006, the number of options outstanding were 1,235,500 for Nonqualified Stock Options and 389,994 for Incentive Stock Options. Under the 2004 Option Plan, there were 3,382,812 shares of common stock reserved for future grants as of December 31, 2006.

Transactions are summarized as follows:

		Weighted
	Number of	Average	Aggregate
	Stock	Exercise	Intrinsic
	Options	Price	Value

Outstanding at January 1, 2004	1,710,719	$2.72
Granted	1,745,000	13.00
Exercised	(932,706)	2.39
Forfeited	(27,450)	5.54

Outstanding at December 31, 2004	2,495,563	$10.00
Exercised	(334,667)	4.88

Outstanding at December 31, 2005	2,160,896	$10.80
Exercised	(535,402)	11.18

Outstanding at December 31, 2006	1,625,494	$10.67	$33,890,518

Options exercisable at December 31, 2004	430,051	$3.19

Options exercisable at December 31, 2005	1,939,557	$11.71

Options exercisable at December 31, 2006	1,493,690	$11.37	$30,105,179

No options were granted during the year ended December 31, 2005 and 2006. The total intrinsic value of options exercised during the year ended December 31, 2005 and 2006 was approximately $4.9 million and $9.4 million, respectively.

For future option grants, the Company elected to use the Black-Scholes model to estimate the fair value. Future stock option grants will use the expected volatilities based on the historical volatility of the Company’s stock. The expected term of options granted represents the period of time the options granted are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. Exercise prices for options outstanding as of December 31, 2006 ranged from $2.80 to $13.00.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

The following table provides certain information with respect to stock options outstanding at December 31, 2006:

			Weighted
		Weighted	Average
	Stock	Average	Remaining
	Options	Exercise	Contractual
Range of Exercise Prices	Outstanding	Price	Life

$1.91 — $2.80	131,804	$2.80	2.1
$3.01	226,200	3.01	3.1
$7.33 — $13.00	1,267,490	12.86	7.5

	1,625,494	$10.67	6.4

The following table provides certain information with respect to stock options exercisable at December 31, 2006:

			Weighted
		Weighted	Average
	Stock	Average	Remaining
	Options	Exercise	Contractual
Range of Exercise Prices	Exercisable	Price	Term

$3.01	226,200	$3.01	3.1
$7.33 — $13.00	1,267,490	12.86	7.5

	1,493,690	$11.37

Nonvested Stock Grant

Restricted shares vest ratably over a 5-year period.  The fair value of the non-vested stock grants is measured on the grant date and recognized in earnings over the requisite service period.

The following table summarizes non-vested stock activity from December 31, 2005 through December 31, 2006:

		Weighted Average
		Grant Date
	Shares	Fair Value

Nonvested balance at December 31, 2005	7,500	$33.34
Shares granted	4,895	28.49
Shares forfeited	(4,895)	28.49
Vested	(1,500)	33.34

Nonvested balance at December 31, 2006	6,000	$33.34

As of December 31, 2006, there was approximately $192,000 of total unrecognized compensation cost related to nonvested stock grants under the Plan. That cost is expected to be recognized over a weighted-average period of 3.8 years. Pursuant to SFAS 123R, the approximate $241,000 of deferred stock compensation recorded as a reduction to shareholders’ equity at December 31, 2005 is no longer reported as a separate component of shareholders’ equity and has been reclassified to additional paid-in capital.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

16.	Related Party Transactions

The Company purchased nuclear medical and pharmacological supplies from a company which was majority-owned by certain of the Company’s shareholders until June 2004. Purchases by the Company from this company was approximately $627,000, for the year ended December 31, 2004. In June 2004, the Company’s shareholders sold their majority interest in the nuclear and pharmacological supply company.

The Company leases certain of its treatment centers and other properties from partnerships which are majority-owned by certain of the Company’s shareholders. These related party leases have expiration dates through February 28, 2020 and they provide for annual lease payments ranging from approximately $30,000 to $463,000. The aggregate lease payments the Company made to the entities owned by these related parties were approximately $2,672,000, $3,173,000, and $3,843,000 in 2004, 2005 and 2006, respectively.

In October 1999, the Company entered into a sublease arrangement with a partnership which is owned by certain of the Company’s shareholders to lease space to the partnership for an MRI center in Mount Kisco, New York. Sublease rentals paid by the partnership to the landlord were approximately $528,000, $571,000, and $658,000 during 2004, 2005 and 2006, respectively.

The Company provides billing and collection services to an MRI entity, which is owned by certain of the Company’s shareholders. In addition, the Company charges the MRI entity for certain allocated cost of certain staff who perform services on behalf of the MRI entity. The fees received by the Company for the billing and collection services and for reimbursement of certain allocated costs were approximately $371,000, $332,000, and $368,000 in 2004, 2005 and 2006, respectively. The balance due from the MRI entity was approximately $33,000 and $18,000 at December 31, 2005 and 2006, respectively.

The Company is a participating provider in an oncology network, which is partially owned by one of the Company’s shareholders. The Company provides oncology services to members of the network. Annual payments received by the Company for the services were $419,000, $384,000, and $619,000 during 2004, 2005 and 2006, respectively.

The Company provided medical equipment to radiation treatment centers in Argentina, Costa Rica and Guatemala, which are owned by a family member of one of the Company’s shareholders. The Company discontinued sales to these centers in June 2004. Sales of medical equipment to these radiation centers was approximately $93,000 in 2004. Gain on the sale of the medical equipment was approximately $8,000 in 2004.

The Company contracted with a radiology group, which was partly owned by a shareholder, to provide PET scans to our patients. The shareholder’s interest in the group terminated in May 2004. The Company reimbursed for services, supplies, equipment and personnel provided by the radiology group. Purchases by the Company were approximately $240,000 for the year ended December 31, 2004.

The Company maintains a construction company which provides remodeling and real property improvements at its facilities. In addition, the construction company builds and constructs facilities on behalf of certain land partnerships which are owned by certain of the Company’s shareholders. Payments received by the Company for building and construction fees were approximately $1,310,000 in 2006. Amounts due to the Company for the construction services were approximately $390,000 at December 31, 2006. No payments were received by the Company in 2004 and 2005.

Effective October 2003, the Company purchased medical malpractice insurance from an insurance company owned by certain of the Company’s shareholders. The period of coverage runs from October to September. The premium payments made by the Company in 2004, 2005 and 2006 were approximately $3,375,000, $4,096,000, and $7,981,000, respectively.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

In California, Maryland, Massachusetts, Michigan, Nevada, New York, and North Carolina, the Company maintains administrative services agreements with professional corporations owned by certain of the Company’s shareholders, who are licensed to practice medicine in such states. The Company entered into these administrative services agreements in order to comply with the laws of such states which prohibit the Company from employing physicians. The administrative services agreements generally obligate the Company to provide treatment center facilities, staff, equipment, accounting services, billing and collection services, management and administrative personnel, assistance in managed care contracting and assistance in marketing services. Fees paid to the Company by such professional corporations under the administrative services agreements were approximately $26,702,000, $24,753,000, and $35,023,000 in 2004, 2005 and 2006 respectively. These amounts have been eliminated in consolidation.

17.	Pro Forma Disclosure (Unaudited)

Pro forma taxes:  The Company had elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. In connection with the closing of the Company’s initial public offering in June 2004, the S corporation election was terminated and, accordingly, the Company became subject to U.S. federal and state income taxes. Upon termination of the S corporation election, current and deferred income taxes reflecting the tax effects of temporary differences between the Company’s consolidated financial statement and tax basis of certain assets and liabilities became liabilities of the Company. These liabilities are reflected on the consolidated balance sheets with a corresponding expense in the consolidated statements of income and comprehensive income. See note 11 “Income Taxes.” The 2004 proforma net income includes pro forma income taxes as if the Company were subject to tax during the respective period using an effective rate of approximately 40%.

Note 18.	Unaudited Quarterly Financial Information

The quarterly interim financial information shown below has been prepared by the Company’s management and is unaudited. It should be read in conjunction with the audited consolidated financial statements appearing herein.

	2005
	First	Second	Third	Fourth

Total Revenues	$52,419,468	$54,443,727	$56,014,269	$64,372,849
Net income	6,297,217	7,491,788	4,527,149	6,653,144
Earnings per share:
Basic	$0.28	$0.33	$0.20	$0.29
Diluted	$0.27	$0.32	$0.19	$0.28

	2006
	First	Second	Third	Fourth

Total Revenues	$73,941,647	$72,631,222	$69,481,304	$77,927,780
Net income	8,856,626	8,847,886	5,414,809	7,203,723
Earnings per share:
Basic	$0.39	$0.38	$0.23	$0.31
Diluted	$0.37	$0.37	$0.23	$0.30

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2006

Note 19.	Subsequent Event

In January 2007, the Company acquired a 67.5% interest in a single radiation therapy treatment center located in Gettysburg Pennsylvania for approximately $750,000. The Company also acquired a urology group practice in southwest Florida for approximately $688,000.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on February 15, 2007.

RADIATION THERAPY SERVICES INC.

By:	/s/ Daniel E. Dosoretz, M.D.
Daniel E. Dosoretz, M.D.
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

Name	Title	Date

/s/ Howard M. Sheridan, M.D Howard M. Sheridan, M.D.	Chairman of the Board	February 15, 2007

/s/ Daniel E. Dosoretz, M.D. Daniel E. Dosoretz, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 15, 2007

/s/ David M. Koeninger David M. Koeninger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 15, 2007

/s/ Joseph Biscardi Joseph Biscardi	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	February 15, 2007

/s/ James H. Rubenstein, M.D. James H. Rubenstein, M.D.	Medical Director, Secretary and Director	February 15, 2007

/s/ Michael J. Katin, M.D. Michael J. Katin, M.D.	Director	February 15, 2007

/s/ Herbert F. Dorsett Herbert F. Dorsett	Director	February 15, 2007

/s/ Ronald E. Inge Ronald E. Inge	Director	February 15, 2007

/s/ Leo Doerr Leo Doerr	Director	February 15, 2007

/s/ Solomon Agin, D.D. Solomon Agin, D.D.	Director	February 15, 2007

EXHIBIT INDEX

		Incorporated by Reference				Filed
Exhibit					Filing	Herewith
Number	Exhibit Description	Form	File No	Exhibit	Date

2.1	Purchase Agreement dated November 14, 2006, by and among Michigan Radiation Therapy Management Services, Inc. and Farideh R. Bagne and Alexander Bagne.	8-K	000-50802	10.1	11/16/06
3.1	Amended and Restated Articles of Incorporation of Radiation Therapy Services, Inc.	S-1/A	333-114603	3.3	6/15/04
3.2	Amended and Restated Bylaws of Radiation Therapy Services, Inc.	S-1/A	333-114603	3.4	6/15/04
4.1	Form of Radiation Therapy Services, Inc. common stock certificate	S-1/A	333-114603	4.1	5/21/04
4.2	Fourth Amended and Restated Credit Agreement among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender, Wachovia Bank, National Association, as Syndication Agent, the other lenders party thereto, Banc of America Securities, LLC and Wachovia Securities, Inc. as joint lead arrangers and Joint Book Managers, dated as of December 16, 2005	8-K	000-50802	10.1	12/21/05
4.3	Amendment No. 1 to Fourth Amended and Restated Credit Agreement.	8-K	000-50802	10.8	11/16/06
10.1	Lease Agreement effective July 1, 1987, between Kyle, Sheridan & Thorn Associates and Katin, Dosoretz Radiation Therapy Associates, P.A. for premises in Ft. Myers, Florida. Effective July 31, 1997, Katin, Dosoretz Radiation Therapy Associates, P.A. changed its name to 21st Century Oncology, Inc.	S-1	333-114603	10.1	4/19/04
10.2	Lease Agreement dated May 1, 1999 between Colonial Radiation Associates and Radiation Therapy Services, Inc. for premises in Ft. Myers, Florida	S-1	333-114603	10.2	4/19/04
10.3	Lease dated December 3, 1999 between Henderson Radiation Associates and Nevada Radiation Therapy Management Services, Inc. for premises in Henderson, Nevada	S-1	333-114603	10.3	4/19/04
10.4	Lease dated December 31, 1999 between Tamarac Radiation Associates and 21st Century Oncology, Inc. for premises in Tamarac, Florida	S-1	333-114603	10.4	4/19/04
10.5	Lease dated January 1, 2001 between Bonita Radiation Associates and 21st Century Oncology, Inc. for premises in Bonita Springs, Florida	S-1	333-114603	10.5	4/19/04
10.6	Lease dated October 25, 2000 between North Naples Extension and 21st Century Oncology, Inc. for premises in Naples, Florida	S-1	333-114603	10.6	4/19/04

		Incorporated by Reference				Filed
Exhibit					Filing	Herewith
Number	Exhibit Description	Form	File No	Exhibit	Date

10.7	Lease Agreement dated May 21, 2001 between Fort Walton Radiation Associates, LLP and 21st Century Oncology, Inc. for premises in Fort Walton Beach, Florida	S-1	333-114603	10.7	4/19/04
10.8	Lease Agreement dated November 13, 2000 between West Palm Radiation Associates, LLC and Palms West Radiation Associates, LLC for premises in Palm Beach County, Florida	S-1	333-114603	10.8	4/19/04
10.9	Lease dated May 1, 2002 between Bradenton Radiation Associates and 21st Century Oncology, Inc. for premises in Bradenton, Florida	S-1	333-114603	10.9	4/19/04
10.10	Lease Agreement dated October 1, 2002 between 21st Century Oncology, Inc. and Plantation Radiation Associates for premises in Plantation, Florida	S-1	333-114603	10.10	4/19/04
10.11	Lease Agreement dated January 21, 2003 between Yonkers Radiation Enterprises, LLC and New York Radiation Therapy Management Services, Incorporated for premises in Yonkers, New York	S-1	333-114603	10.11	4/19/04
10.12	Lease dated February 1, 2003 between Lehigh Radiation Associates and 21st Century Oncology, Inc. for premises in Lehigh Acres, Florida	S-1	333-114603	10.12	4/19/04
10.13	Lease dated November 19, 2003 between Destin Radiation Enterprises, LLC and 21st Century Oncology, Inc. for premises in Santa Rosa Beach, Florida	S-1	333-114603	10.13	4/19/04
10.14	Sublease agreement dated October 21, 1999 between Radiation Therapy Services, Inc. and Westchester MRI Specialists, P.C.	S-1/A	333-114603	10.14	5/21/04
10.15	Lease dated June 1, 2005 between Arizona Radiation Enterprises, LLC and Arizona Radiation Therapy Management Services, Inc.	10-Q	000-50802	10.2	8/5/05
10.16	Administrative Services Agreement dated January 1, 1999 between New York Radiation Therapy Management Services, Incorporated and Yonkers Radiation Medical Practice, P.A.; Addendum dated January 1, 2000 for Yonkers; Addendum dated January 1, 2001; Addendum dated January 1, 2002; Addendum dated January 1, 2003; Addendum dated January 1, 2004.	S-1/A	333-114603	10.15	5/21/04
10.17	Addendum dated January 1, 2005.	10-K	000-50802	10.16	2/18/05
10.18	Addendum dated January 1, 2006.	10-K	000-50802	10.18	2/17/06
10.19	Addendum dated January 1, 2007.					X

		Incorporated by Reference				Filed
Exhibit					Filing	Herewith
Number	Exhibit Description	Form	File No	Exhibit	Date

10.20	Administrative Services Agreement dated January 1, 2002 between North Carolina Radiation Therapy Management Services, Inc. and Radiation Therapy Associates of Western North Carolina, P.A.; Addendum dated January 1, 2002; Addendum dated January 1, 2003; Addendum dated January 1, 2004	S-1	333-114603	10.16	4/19/04
10.21	Addendum dated January 1, 2005.	10-K	000-50802	10.18	2/18/05
10.22	Addendum dated January 1, 2006.	10-K	000-50802	10.21	2/17/06
10.23	First Amendment dated August 1, 2006	8-K	000-50802	10.4	8/4/06
10.24	Addendum dated October 1, 2006.					X
10.25	Addendum dated January 1, 2007.					X
	Administrative Services Agreement dated January 9, 1998 between Nevada Radiation Therapy Management Services, Incorporated and Michael J. Katin, M.D., Prof. Corp.; Addendum dated January 1, 1999; Addendum dated January 1, 2000; Addendum dated January 1, 2001; Addendum dated January 1, 2002; Addendum dated January 1, 2003; Addendum
10.26	dated January 1, 2004.	S-1	333-114603	10.17	4/19/04
10.27	Addendum dated January 1, 2005.	10-K	000-50802	10.20	2/18/05
10.28	Addendum dated January 1, 2006.	10-K	000-50802	10.24	2/17/06
10.29	First Amendment dated August 1, 2006	8-K	000-50802	10.5	8/4/06
10.30	Administrative Services Agreement dated October 31, 1998 between Maryland Radiation Therapy Management Services, Inc. and Katin Radiation Therapy, P.A.; Addendum dated January 1, 2000; Addendum dated January 1, 2001; Addendum dated January 1, 2002; Addendum dated January 1, 2003; Addendum dated January 1, 2004.	S-1	333-114603	10.18	4/19/04
	Addendum dated January 1, 2005.	10-Q	000-50802	10.22	2/18/05
10.31	Amendment effective April 1, 2005.	10-Q	000-50802	10.1	8/5/05
10.32	Addendum dated January 1, 2006.	10-K	000-50802	10.27	2/17/06
10.33	Addendum dated January 1, 2007.					X
10.34	Independent Contractor Agreement between Katin Radiation Therapy, P.A. and Ambergers, LLC dated October 18, 2005.	10-Q	000-50802	10.2	11/7/05
	Administrative Services Agreement between California Radiation Therapy Management Services, Inc. and 21st Century Oncology of California, a Medical Corporation dated August 1, 2003. Addendum dated January 1, 2004.
10.35	Addendum dated January 1, 2005.	10-K	000-50802	10.23	2/18/05
10.36	Addendum dated January 1, 2006.	10-K	000-50802	10.30	2/17/06

			Incorporated by Reference				Filed
Exhibit						Filing	Herewith
Number		Exhibit Description	Form	File No	Exhibit	Date

10.37		Termination of Administrative Services Agreement	8-K	000-50802	10.3	8/4/06
10.38		Administrative Services Agreement between New England Radiation Therapy Management Services, Inc. and Massachusetts Oncology Services PC	10-Q	000-50802	10.3	8/5/05
10.39		Addendum dated January 1, 2006.	10-K	000-50802	10.32	2/17/06
10.40		Addendum dated January 1, 2007.					X
10	.41+	Second Amended and Restated 1997 Stock Option Plan	S-1	333-114603	10.19	4/19/04
10	.42+	Radiation Therapy Services, Inc. 2004 Stock Incentive Plan	S-1/A	333-114603	10.20	6/2/04
10	.43+	Performance Based Bonus Plan as of April 2004	S-1/A	333-114603	10.21	5/21/04
10	.44+	Executive Employment Agreement of Daniel E. Dosoretz, M.D.	S-1/A	333-114603	10.22	5/21/04
10	.45+	Physician Employment Agreement between Daniel E. Dosoretz, M.D. and 21st Century Oncology, Inc.	S-1/A	333-114603	10.23	5/21/04
10	.46+	Physician Employment Agreement between Michael J. Katin, M.D. and 21st Century Oncology, Inc.	S-1/A	333-114603	10.25	6/2/04
10	.47+	Executive Employment Agreement of James H. Rubenstein, M.D.	S-1/A	333-114603	10.26	5/21/04
10	.48+	Physician Employment Agreement between James H. Rubenstein, M.D. and 21st Century Oncology, Inc.	S-1/A	333-114603	10.27	5/21/04
10	.49+	Executive Employment Agreement of David M. Koeninger	S-1/A	333-114603	10.28	5/21/04
10	.50+	Executive Employment Agreement of Joseph Biscardi	S-1/A	333-114603	10.29	5/21/04
10.51		Form of Transition Agreement and Stock Pledge	S-1	333-114603	10.30	4/19/04
10.52		Fourth Amended and Restated Credit Agreement among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender, Wachovia Bank, National Association, as Syndication Agent, the other lenders party thereto, Banc of America Securities, LLC and Wachovia Securities, Inc. as joint lead arrangers and Joint Book Managers, dated as of December 16, 2005 (contained in Exhibit 4.2)	8-K	000-50802	10.1	12/21/05
10.53		Amendment No. 1 to Fourth Amended and Restated Credit Agreement (contained in Exhibit 4.3)	8-K	000-50802	10.8	11/16/06
10.54		Insurance Policy issued by Batan Insurance Company SPC, LTD to Radiation Therapy Services, Inc.	S-1/A	333-114603	10.42	5/21/04

			Incorporated by Reference				Filed
Exhibit						Filing	Herewith
Number		Exhibit Description	Form	File No	Exhibit	Date

10.55		Asset Purchase Agreement dated April 15, 2004 for acquisition of Devoto Construction, Inc.	S-1	333-114603	10.43	4/19/04
10.56		S Corporation Tax Allocation and Indemnification Agreements	S-1/A	333-114603	10.44	6/2/04
10	.57+	Employment Agreement of Howard M. Sheridan, M.D.	S-1/A	333-114603	10.49	5/21/04
10	.58+	Form of Indemnification Agreement (Directors and/or Officers)	S-1/A	333-114603	10.50	5/21/04
10.59		Management Services Agreement dated May 1, 2001 between Riverhill MRI Specialists, P.C. d/b/a Rivermed Imaging and Financial Services of Southwest Florida, Inc.	S-1/A	333-114603	10.53	6/2/04
10.60		Positron Emission Tomography (PET) Services Office, Equipment and Personnel Lease Agreement dated June 1, 2002 between Radiation Regional Center, P.A. and 21st Century Oncology, Inc.; Amendment 1 dated September 2003	S-1/A	333-114603	10.54	6/2/04
10.61		Positron Emission Tomography (PET) Services Office, Equipment and Personnel Lease Agreement dated October 1, 2001 between Radiology Regional Center, P.A. and 21st Century Oncology, Inc.; Amendment 2 dated September 2003	S-1	333-114603	10.55	6/2/04
10.62		Development Agreement between Palm Springs Radiation Enterprises, LLC and California Radiation Therapy Management Services, Inc. dated effective as of December 16, 2004.	10-K	000-50802	10.46	2/18/05
10.63		Purchasing Agreement between Palm Springs Radiation Enterprises, LLC and DeVoto Construction of Southwest Florida, Inc. dated effective as of December 16, 2004.	10-K	000-50802	10.47	2/18/05
10.64		Lease dated January 30, 2003 between Crestview Radiation Enterprises, LLC and 21st Century Oncology, Inc. for premises in Crestview, Florida lease effective February 20, 2004.	10-K	000-50802	10.48	2/18/05
10.65		Physician Sharing Agreement between 21st Century Oncology, Inc. and Radiation Therapy Associates of Western North Carolina, P.A. effective August 1, 2003	10-K	000-50802	10.49	2/18/05
10.66		Personal and Services Agreement between Imaging Initiatives, Inc and 21st Century Oncology, Inc. effective December 1, 2004	10-K	000-50802	10.50	2/18/05
10.67		Lease dated October 2005 between Palm Springs Radiation Enterprises, LLC and California Radiation Therapy Management Services, Inc.	10-K	000-50802	10.59	2/17/06

			Incorporated by Reference				Filed
Exhibit						Filing	Herewith
Number		Exhibit Description	Form	File No	Exhibit	Date

10	.68+	Executive Employment Agreement effective March 1, 2006 by and between the Company and Patricia Gondolfo.	8-K	000-50802	10.1	3/3/06
10	.69+	Letter agreement dated July 22, 206 between Patricia Gondolfo and the Company.	8-K	000-50802	10.1	7/25/06
10.70		Management Services Agreement dated May 1, 2006 between LHA, Inc. and 21st Century Oncology of California, a Medical Corporation.	8-K	000-50802	10.1	8/4/06
10.71		Amendment to Management Services Agreement dated August 1, 2006.	8-K	000-50802	10.2	8/4/06
10.72		Transfer of Project and First Amendment to Lease Agreement dated September 25, 2006 by and between Colonial Radiation Associates and 21st Century Oncology, Inc.	8-K	000-50802	10.1	11/4/06
10.73		Management Services Agreement dated September 8, 2006 between Beverly Hills Radiation Oncology and 21st Century Oncology of California, a Medical Corporation.	8-K	000-50802	10.2	11/4/06
10.74		Second Amendment to Management Services Agreement dated November 1, 2006 between California Radiation Therapy Management Services, Inc. and 21st Century Oncology of California, a Medical Corporation.	8-K	000-50802	10.3	11/4/06
10.75		Termination of Management Services Agreement dated November 1, 2006 between California Radiation Therapy Management Services, Inc. and 21st Century Oncology of California, a Medical Corporation.	8-K	000-50802	10.4	11/4/06
10.76		Business Operations and Support Agreement dated July 20, 1999 by and between Phoenix Management Company, LLC and X-Ray Treatment Center, P.C.	8-K	000-50802	10.2	11/16/06
10.77		Business Operations and Support Agreement dated August 19, 2000 by and between American Consolidated Technologies and RADS, P.C. Oncology Professionals.	8-K	000-50802	10.3	11/16/06
10.78		Business Operations and Support Agreement dated August 19, 2000 by and between Pontiac Investment Associates and American Oncologic Associates of Michigan, P.C.	8-K	000-50802	10.4	11/16/06
10.79		Amendment to Business Operations and Support Agreement dated November 15, 2006 by and between Phoenix Management Company, LLC and X-Ray Treatment Center, P.C.	8-K	000-50802	10.5	11/16/06
10.80		Amendment to Business Operations and Support Agreement dated November 15, 2006 by and between American Consolidated Technologies and RADS, P.C. Oncology Professionals.	8-K	000-50802	10.6	11/16/06

			Incorporated by Reference				Filed
Exhibit						Filing	Herewith
Number		Exhibit Description	Form	File No	Exhibit	Date

10.81		Amendment to Business Operations and Support Agreement dated November 15, 2006 by and between Phoenix Management Company, LLC and American Oncologic Associates of Michigan, P.C.	8-K	000-50802	10.7	11/16/06
10.82		Professional Services Agreement dated January 3, 2007 between Gettysburg Radiation, LLC and Katin Radiation Therapy, P.A.					X
10	.83+	Second Amendment to Physician Employment Agreement dated and effective October 1, 2006 between 21st Century Oncology, Inc. and Michael J. Katin, M.D.					X
10.84		Physician Sharing Agreement dated as of October 1, 2006 between Katin Radiation Therapy, P.A. and 21st Century Oncology of Harford County, Maryland, LLC					X
10.85		Pre Construction Management Services Agreement dated February 1, 2007 between Theriac Ent. Of Jacksonville, LLC and Devoto Construction of Southwest Florida, Inc.					X
10.86		Construction Management Services Agreement dated February 1, 2007 between Theriac of Littlestown, LLC and Devoto Construction of Southwest Florida, Inc.					X
10.87		Pre Construction Management Services Agreement dated February 1, 2007 between Theriac of Colonial, LLC and Devoto Construction of Southwest Florida, Inc.					X
10.88		AIA contract agreement dated June 5, 2006 between Devoto Construction of Southwest Florida, Inc. and 3680 Broadway Building Associates, Inc.					X
10.89		AIA contract agreement dated June 5, 2006 between Devoto Construction of Southwest Florida, Inc. and Marco Island Radiation Enterprise, LLC.					X
10.90		AIA contract agreement dated June 5, 2006 between Devoto Construction of Southwest Florida, Inc. and 21st Century Oncology.					X
10.91		Purchasing Agreement dated October 1, 2006 between Nevada Radiation Enterprises, LLC and Devoto Construction of Southwest Florida, Inc.					X
10.92		Purchasing Agreement dated October 1, 2006 between Theriac Enterprises of Scottsdale, LLC and Devoto Construction of Southwest Florida, Inc.					X
21.1		List of Subsidiaries					X
23.1		Consent of Ernst & Young LLP					X

		Incorporated by Reference				Filed
Exhibit					Filing	Herewith
Number	Exhibit Description	Form	File No	Exhibit	Date

31.1	Certification of the Chief Executive Officer of Radiation Therapy Services, Inc. pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					X
31.2	Certification of the Chief Financial Officer of Radiation Therapy Services, Inc. pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					X
32.1	Certification of the Chief Executive Officer of Radiation Therapy Services, Inc. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					X
32.2	Certification of the Chief Financial Officer of Radiation Therapy Services, Inc. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					X

+	Denotes management contracts and compensatory plans and arrangements required to be filed as exhibits to this report.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
For the quarterly period ended September 30, 2007.

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
For the transition period from to

Commission file number: 000-50802

RADIATION THERAPY SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0768951
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2234 Colonial Boulevard, Fort Myers, Florida	33907
(Address of Principal Executive Offices)	(Zip Code)

(239) 931-7275
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  ☑ Yes     ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer (or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act). Large accelerated filer  ☐     Accelerated filer  ☑     Non-accelerated filer  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐ Yes     ☑ No

As of November 1, 2007, we had outstanding 23,694,919 shares of Common Stock, par value $0.0001 per share.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES
Form 10-Q

Item 1.	Financial Statements

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net patient service revenue	$89,422	$67,359	$282,571	$208,242
Other revenue	2,115	2,123	6,922	7,812

Total revenues	91,537	69,482	289,493	216,054
Salaries and benefits	48,017	36,125	148,780	107,505
Medical supplies	3,198	1,838	9,036	5,736
Facility rent expenses	3,604	2,332	9,814	6,824
Other operating expenses	4,553	3,616	13,164	9,227
General and administrative expenses	10,952	7,548	30,548	22,341
Depreciation and amortization	6,361	4,407	17,576	12,136
Provision for doubtful accounts	2,499	1,871	8,215	7,198
Interest expense, net	4,489	2,309	12,085	6,751

Total expenses	83,673	60,046	249,218	177,718

Income before minority interests	7,864	9,436	40,275	38,336
Minority interests in net earnings of consolidated entities	(406)	(632)	(1,005)	(744)

Income before income taxes	7,458	8,804	39,270	37,592
Income tax expense	2,871	3,390	15,119	14,473

Net income	4,587	5,414	24,151	23,119
Other comprehensive (loss) income:
Unrealized (loss) gain on derivative interest rate swap agreements, net of tax	(198)	(221)	(128)	17

Comprehensive income	$4,389	$5,193	$24,023	$23,136

Net income per common share outstanding — basic	$0.19	$0.23	$1.03	$1.00

Net income per common share outstanding — diluted	$0.19	$0.23	$1.00	$0.97

Weighted average shares outstanding:
Basic	23,576	23,173	23,489	23,100

Diluted	24,159	24,008	24,172	23,958

See accompanying notes.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	December 31,
	2007	2006
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$12,409	$15,413
Accounts receivable, net	68,112	52,764
Income taxes receivable	7,575	938
Prepaid expenses	4,754	8,273
Current portion of lease receivable	186	427
Inventories	1,691	1,613
Deferred income taxes	7,094	5,583
Other	1,157	2,527

Total current assets	102,978	87,538
Lease receivable, less current portion	27	154
Equity investments in joint ventures	1,240	1,215
Property and equipment, net	202,790	152,379
Goodwill	201,846	138,785
Intangible assets, net	8,893	7,599
Other assets	15,680	11,424

Total assets	$533,454	$399,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,787	$10,604
Accrued expenses	18,143	14,679
Current portion of long-term debt	16,220	12,285

Total current liabilities	43,150	37,568
Long-term debt, less current portion	283,547	192,959
Other long-term liabilities	3,517	2,584
Deferred income taxes	28,538	24,070
Minority interest in consolidated entities	11,303	7,104

Total liabilities	370,055	264,285
Commitments and Contingencies
Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.0001 par value, 75,000 shares authorized, 23,695 and 23,367 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	2	2
Additional paid-in capital	85,975	81,465
Retained earnings	77,722	53,683
Note receivable from shareholder	(216)	(386)
Accumulated other comprehensive (loss) income, net of tax	(84)	45

Total shareholders’ equity	163,399	134,809

Total liabilities and shareholders’ equity	$533,454	$399,094

See accompanying notes.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2007	2006

Cash flows from operating activities
Net income	$24,151	$23,119
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,064	10,694
Amortization	1,512	1,442
Deferred rent expense	538	264
Deferred income tax provision	3,037	1,108
Stock-based compensation	213	37
Tax benefit from stock option exercise	(1,246)	(1,366)
Provision for doubtful accounts	8,215	7,198
Loss on the sale of property and equipment	2	35
Minority interest in net earnings of consolidated entities	1,005	744
Equity interest in net (income) loss of joint ventures	(25)	40
Changes in operating assets and liabilities:
Accounts receivable, gross	(23,635)	(15,818)
Income taxes receivable	(353)	127
Inventories	(78)	(262)
Prepaid expenses	3,856	(474)
Accounts payable	(771)	883
Accrued expenses	3,521	3,734

Net cash provided by operating activities	36,006	31,505
Cash flows from investing activities
Purchases of property and equipment	(26,516)	(13,412)
Acquisition of radiation centers	(69,749)	(38,750)
Payment of assumed acquisition liability	(5,200)	—
Purchase of interest from joint venture partner	(2,141)	—
Proceeds from the sale of property and equipment	6	7
Sales of marketable securities, net	—	5,450
Loans to employees	(505)	(219)
Contribution of capital to joint venture entities	(4,365)	(540)
Change in lease receivable	368	506
Change in other assets	745	(1,393)

Net cash used in investing activities	(107,357)	(48,351)
Cash flows from financing activities
Proceeds from issuance of debt	76,400	22,900
Principal repayments of debt	(11,958)	(7,530)
Proceeds from exercise of stock options	3,051	3,883
Tax benefit from stock option exercise	1,246	1,366
Payments of notes receivable from shareholders	170	71
Minority interest in partnership distribution	(341)	(92)
Payments of loan costs	(221)	(60)

Net cash provided by financing activities	68,347	20,538

Net (decrease) increase in cash and cash equivalents	(3,004)	3,692
Cash and cash equivalents, beginning of period	15,413	8,980

Cash and cash equivalents, end of period	$12,409	$12,672

Supplemental disclosure of non-cash transactions
Recorded capital lease obligations related to the acquisition of equipment	$24,371	$10,777

Recorded non-cash contribution of capital by minority interest holder	$4,786	$—

Recorded non-cash contribution of capital to joint venture entities	$1,039	$—

Recorded earn-out accrual related to acquisition of radiation center assets	$—	$298

Recorded capital lease obligations related to the acquisition of radiation center assets	$5,675	$—

Recorded Term B loan borrowing used to pay down the revolver	$50,000	$—

See accompanying notes.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.	ORGANIZATION

Radiation Therapy Services, Inc. and its consolidated subsidiaries (the Company) develop and operate radiation therapy centers that provide radiation treatment to cancer patients in Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and West Virginia.

2.	BASIS OF PRESENTATION

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature. Interim results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Financial Accounting Standards Board (“FASB”) revised Interpretation No. 46R (FIN No. 46R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, requires a company to consolidate variable interest entities if the company is the primary beneficiary of the activities of those entities. Certain of the Company’s radiation oncology practices are variable interest entities as defined by FIN No. 46R, and the Company has a variable interest in each of these practices through its administrative services agreements. The Company, through its variable interests in these practices, would absorb a majority of the net losses of these practices, should they occur. Based on these determinations, the Company has included the radiation oncology practices in its consolidated financial statements for all periods presented. All significant intercompany accounts and transactions have been eliminated.

These unaudited interim consolidated financial statements should be read in conjunction with the consolidated audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

During the preparation of our June 30, 2007 financial statements, we discovered in the consolidation of one existing local market, that the accounts receivable and net patient service revenue were understated by approximately $2,269,000 for the year ended December 31, 2006 and approximately $738,000 for the three months ended March 31, 2007. We reviewed the impact on the 2006 annual financial statements and the first quarter 2007 financial statements and concluded that it was not material to the previously reported 2006 annual financial statements or the expected results for the 2007 year. As a result, we have recorded the cumulative amount of the understatement as an increase to accounts receivable and net patient service revenue in the second quarter of 2007.

The cost of revenues for the three months ended September 30, 2007 and 2006 are approximately $57.2 million and $40.5 million, respectively. The cost of revenues for the nine months ended September 30, 2007 and 2006 are approximately $171.0 million and $119.5 million, respectively.

Effective July 1, 2007, the Company granted a discount on gross charges to self pay payers not covered under other third party payer arrangements. The discount amounts are excluded from patient service revenue. To the extent that the Company realizes additional losses resulting from nonpayment of the discounted charges, such additional losses are included in the provision for bad debt.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)

New Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. This statement is effective for the Company beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS No. 159). This statement permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement also established presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for the Company beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 159 on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments. SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125 (SFAS No. 155). SFAS No. 155 (i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (v) amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 was effective for the Company beginning January 1, 2007. The adoption of SFAS No. 155 did not have an impact on the Company’s consolidated financial statements.

3.	STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R) for the Company’s 2004 Stock Incentive Plan (2004 Option Plan). The Company previously accounted for the 2004 Option Plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations and disclosure requirements established by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transitions and Disclosure (SFAS 148).

Certain stock options granted prior to the Company’s initial public offering were valued under SFAS 123 using the minimum value method in the pro-forma disclosures. The minimum value method excludes volatility in the calculation of fair value of stock based compensation. In accordance with SFAS No. 123R, options granted that were valued using the minimum value method must be transitioned to SFAS 123R using the prospective method. This means that these options will continue to be accounted for under the same accounting principles (recognition and measurement) originally applied to those awards in the income

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)

statement, which for the Company was APB 25. Additionally, pro forma information previously required under SFAS 123 and SFAS 148 will no longer be presented for these options.

Upon adoption of SFAS 123R, the Company continued to use the Black-Scholes valuation model for valuing all stock options. Compensation for non-vested stock grants is measured at fair value on the grant date based on the number of shares expected to vest and the quoted market price of the Company’s common stock. Compensation cost for all awards is recognized in earnings, net of estimated forfeitures, on a straight-line basis over the requisite service period.

Cash received from options exercised under all share-based payment arrangements for the nine months ended September 30, 2007 and 2006 was approximately $3.1 million and $3.9 million, respectively. The excess tax benefit realized for the tax deductions from option exercises for the nine months ended September 30, 2007 and 2006 was approximately $1.2 million and $1.4 million, respectively. The Company currently expects to satisfy share-based awards with registered shares available to be issued.

4.	EARNINGS PER SHARE

Diluted earnings per common and common equivalent share have been computed by dividing net income by the weighted average common and common equivalent shares outstanding during the respective periods. The weighted average common and common equivalent shares outstanding have been adjusted to include non-vested stock and the number of shares that would have been outstanding if “in the money” stock options had been exercised, at the average market price for the period, with the proceeds being used to buy back shares (i.e., the treasury stock method). Basic earnings per common share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The following is a reconciliation of the denominator of basic and diluted earnings per share (EPS) computations shown on the face of the accompanying consolidated financial statements:

			Nine Months
	Three Months Ended		Ended
	September 30,		September 30,
	2007	2006	2007	2006

Weighted average common shares outstanding — basic	23,576	23,173	23,489	23,100
Effect of dilutive securities	583	835	683	858

Weighted average common and common equivalent shares outstanding — diluted	24,159	24,008	24,172	23,958

5.	COMPREHENSIVE INCOME

Comprehensive income consists of two components, net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that, under United States generally accepted accounting principles, are recorded as an element of shareholders’ equity but are excluded from net income. The Company’s other comprehensive income (loss) is composed of unrealized gain (loss) on derivative interest rate swap agreements accounted for as cash flow hedges. The impact of the unrealized gain (loss) was a decrease of approximately $128,000 to shareholders’ equity for the nine months ended September 30, 2007 and an increase of approximately $17,000 to shareholders’ equity for the nine months ended September 30, 2006.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)

6.	FIN 48 INCOME TAX ACCOUNTING

On July 13, 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized an increase of $111,898 in the liability for unrecognized tax positions, which was recorded as a reduction in retained earnings, which, if recognized in tax expense, would impact the effective tax rate.

The Company recognizes interest accrued related to unrecognized tax exposure in interest expense and penalties in operating expenses. The Company did not make any payments of interest and penalties accrued at December 31, 2006 and during the nine month period ended September 30, 2007. Upon adoption of FIN 48 on January 1, 2007, the Company increased its accrual for interest and penalties to $25,443, which is included in accrued expenses in the condensed consolidated balance sheets.

The Company is subject to taxation in the U.S. and various states jurisdictions. In addition, the Company has state net operating loss carryforwards available from 2004 forward. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax returns for the years 2003 through 2006 are subject to examination.

7.	ACQUISITIONS

In January 2007, the Company acquired a 67.5% interest in a start-up radiation treatment center located in Gettysburg, Pennsylvania for approximately $826,000. The center purchased in Gettysburg expands the Company’s presence into a new local market. The allocation of the purchase price is to tangible assets of $3,137,000, goodwill of $1,024,000, current liabilities of $7,000, long-term debt of $3,420,000 and minority interest assets of approximately $92,000.

In March 2007, the Company acquired the assets of a radiation treatment center located in Casa Grande, Arizona for approximately $8,022,000. The center purchased in Arizona further expands the Company’s presence into the central Arizona local market. The allocation of the purchase price is to tangible assets of $951,000, non-compete agreements of $531,000, amortized over 3 years, and goodwill of $6,540,000.

In July 2007, the Company acquired the assets of a radiation treatment center located in Salisbury, Maryland for approximately $16,582,000 plus the assumption of debt of approximately $2,255,000. The center purchased in Maryland further expands the Company’s presence into the central Maryland local market. The allocation of the purchase price is to tangible assets of $1,699,000, non-compete agreements of $1,200,000, amortized over 6 years, and goodwill of $15,938,000.

In July 2007, the Company purchased the remaining 49.9% interest in a radiation treatment center located in Berlin, Maryland from its former joint venture partner for approximately $2,141,000.

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)

In August 2007, the Company acquired the assets of a radiation treatment center located in Redding, California for approximately $9,850,000. The center purchased in California expands the Company’s presence into a new local market. The allocation of the purchase price is to tangible assets of $658,000, non-compete agreements of $596,000, amortized over 7 years, and goodwill of $8,596,000.

In September 2007, the Company acquired the assets of a radiation treatment center located in Greenville, North Carolina and a professional services arrangement at a hospital-based facility in nearby Kinston, North Carolina for approximately $28,071,000. The center purchased in North Carolina expands the Company’s presence into a new local market. The allocation of the purchase price is to tangible assets of $1,421,000, and goodwill of $26,650,000. In addition to the $28,071,000, the purchase price arrangement included a $1,200,000 deferred purchase price contingent on reaching a certain level of business volume, payable one year from the date of closing.

During the first nine months of 2007, the Company acquired the assets of several urology and surgery practices within southwest Florida for approximately $1,672,000. The urology and surgery practices provide additional service and treatment protocols to our patients with prostate cancer and other urological diseases. The allocation of the purchase price is to tangible assets of $1,515,000 and goodwill of $157,000.

The operations of the foregoing acquisitions have been included in the accompanying condensed consolidated statements of income and comprehensive income from the respective dates of each acquisition. No pro forma information is provided as the acquisitions, individually and in the aggregate are immaterial to the condensed consolidated financial statements.

8.	LEGAL PROCEEDINGS

A shareholder complaint has been filed against the Company, each of the Company’s directors and Vestar Capital Partners (“Vestar”) as a purported class action on behalf of the public shareholders of the Company. The complaint was filed on October 24, 2007 in the Circuit Court of Lee County, Florida (Case No. 07-CA-013398) under the caption Jeffrey Schwartz, individually and on behalf of all other similarly situated, Plaintiff against Howard M. Sheridan, Daniel E. Dosoretz, Solomon Agin, Michael J. Katin, Ronald E. Inge, James H. Rubenstein, Herbert F. Dorsett, Leo R. Doerr, Janet Watermeier, Radiation Therapy Services, Inc. and Vestar Capital Partners, Defendants. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties in connection with the proposed transaction by failing to maximize stockholder value and by approving a transaction that purportedly benefits the defendants at the expense of the Company’s public shareholders. Among other things, the complaint seeks to enjoin the Company, its directors and Vestar from proceeding with or consummating the merger. Vestar is alleged to have aided and abetted the individual defendants in breaching their fiduciary duties. Based on the facts known to date, the Company believes that the claims asserted in this complaint are without merit and the Company intends to vigorously defend against this complaint.

The Company is involved in certain legal actions and claims arising in the ordinary course of its business. The Company does not believe that an adverse decision in any of these matters would have a material adverse effect on its consolidated financial position, results of operations or cash flow.

9.	SUBSEQUENT EVENTS

On October 19, 2007, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Radiation Therapy Services Holdings, Inc., a Delaware corporation (“Parent”), RTS MergerCo, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent is owned and controlled by Radiation Therapy Investments, LLC, a Delaware limited liability company (“RT

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)

Investments”) and is a party to the Merger Agreement for purposes of the termination fee section of the Merger Agreement. RT Investments is owned by Vestar Capital Partners.

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock of the Company, other than those held by the Company, any subsidiary of the Company, Parent or Merger Sub, and other than those shares with respect to which dissenters rights are properly exercised, will be converted into the right to receive $32.50 per share in cash (the “Merger Consideration”). In addition, each share of restricted stock will be converted into the right to receive cash in an amount equal to the Merger Consideration and all outstanding options to acquire shares of Company common stock will vest at the effective time of the Merger and holders of such options will receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share subject to the option for each share subject to the option.

The founders of the Company and certain members of the Company’s senior management have agreed to enter into arrangements with Vestar Capital Partners to invest in RT Investments.

Completion of the Merger is subject to customary closing conditions including (i) approval by the Company’s shareholders, (ii) regulatory approval and (iii) obtaining third party consents. The transaction is not subject to a financing condition. The parties currently expect that the Merger will be completed in March 2008.

The Merger Agreement contains certain termination rights for both Parent and the Company. If the Company terminates the Merger Agreement prior to obtaining shareholder approval as a result of the Special Committee or the Board of Directors concluding that in light of a superior proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law to not withdraw or change its recommendation that the Company’s shareholders approve the Merger Agreement and concurrently with such termination the Company enters into a definitive agreement with respect to such superior proposal, the Company is required to pay to Parent a termination fee of $25.0 million and reimburse Parent for its out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement, up to a maximum of $3.0 million (the “Termination Fees”).

If Parent terminates the Merger Agreement because the Company’s board of directors shall have effected a change of recommendation with respect to the Merger Agreement or the Company fails to include the board of directors recommendation to approve the merger in its proxy statement, the Company must pay the Termination Fees to Parent.

If (i) prior to the termination of the Merger Agreement, any alternative proposal which could or could reasonably be expected to result in a transaction as favorable or more favorable to shareholders than the transaction provided in the Merger Agreement at such time as the bona fide intention of any person to make an alternative proposals is publicly proposed or publicly disclosed or otherwise made known to us prior to the time of such termination; (ii) the Merger Agreement is terminated by Parent or the Company by April 21, 2008, or because after a special meeting shareholder approval was not obtained or the Merger Agreement is terminated by Parent because the Company has breached or failed to perform any material agreements that would result in the failure of a closing condition and could not be cured by April 21, 2008; and (iii) concurrently with or within nine months after such termination, any definitive agreement providing for a qualifying transaction has been entered into and consummated, the Company must pay the Termination Fees to Parent.

If the Company terminates the Merger Agreement because (i) the mutual conditions to closing of the merger and Parent’s conditions to closing would have been satisfied had the closing been scheduled on

RADIATION THERAPY SERVICES, INC.
AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited)

April 21, 2008 (as such date may be extended by the marketing period) and the merger has not occurred on or before such date, (ii) Parent breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to closing of the merger which cannot be cured by April 21, 2008; provided the Company is not then in material breach of the Merger Agreement; or (iii) Parent has has not deposited the merger consideration with the paying agent pursuant to the Merger Agreement and proceeded to close the merger within five business days after notice by the Company to Parent that the mutual conditions to closing and Parent’s conditions to closing are satisfied, then Parent or its affiliates must pay the Termination Fees to the Company.

Parent has obtained commitments for the equity portion of the financing for the Merger, and Merger Sub has obtained commitments for the debt portion of the financing for the Merger, each of which is subject to customary conditions.

As a result of the Merger Agreement, on November 1, 2007, the Company obtained a waiver from its lenders under the fourth amended and restated senior secured credit facility principally to waive any default or event of default arising from a change in control solely as a result of the execution, delivery and performance of the Merger Agreement.

The foregoing description of the Merger Agreement and the Merger is qualified in its entirety by reference to the Merger Agreement which was attached as Exhibit 2.1 to the Form 8-K filed by the Company with the SEC on October 22, 2007.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the unaudited interim financial statements and related notes included elsewhere in this Form 10-Q, and the Management’s Discussion and Analysis of the financial condition and results of operations included in our 2006 Annual Report on Form 10-K filed with the SEC on February 15, 2007. This section of the Form 10-Q contains forward-looking statements that involve substantial risks and uncertainties, such as statements about our plans, objectives, expectations and intentions. We use words such as “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “intend”, “future” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including as a result of some of the factors described below and in the section titled “Risk Factors” herein and in our 2006 Annual Report on Form 10-K filed with the SEC on February 15, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which apply on and as of the date of this Form 10-Q.

Overview

We own, operate and manage treatment centers focused principally on providing radiation treatment alternatives ranging from conventional external beam radiation to newer, technologically-advanced options. We believe we are the largest company in the United States focused principally on providing radiation therapy. We opened our first radiation treatment center in 1983 and, as of September 30, 2007, we provided radiation therapy services in 83 treatment centers. Our treatment centers are clustered into 27 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, and West Virginia. Of these 83 treatment centers, 25 treatment centers were internally developed, 48 were acquired and 10 involve hospital-based treatment centers. We have continued to expand our affiliation with physician specialties in other areas including gynecological and surgical oncology and urology in a limited number of our local markets to strengthen our clinical working relationships.

On October 19, 2007, we entered into a definitive merger agreement with affiliates of Vestar Capital Partners to be purchased for $32.50 per share. Closing of the merger is subject to customary closing conditions including (i) approval by our shareholders, (ii) regulatory approval and (iii) obtaining third party consents. Due to the signing of the merger agreement, we are withdrawing our previously announced financial guidance and also discontinuing financial guidance. Furthermore, we do not intend to hold earnings conference calls nor issue earnings releases.

We use a number of metrics to assist management in evaluating financial condition and operating performance, and the most important follow:

•	The number of treatments delivered per day in our freestanding centers

•	The average revenue per treatment in our freestanding centers

•	The ratio of funded debt to earnings before interest, taxes, depreciation and amortization (leverage ratio)

The principal costs of operating a treatment center are (1) the salary and benefits of the physician and technical staff, and (2) equipment and facility costs. The capacity of each physician and technical position is limited to a number of delivered treatments while equipment and facility costs for a treatment center are generally fixed. These capacity factors cause profitability to be very sensitive to treatment volume. Profitability will tend to increase as the available staff and equipment capacities are utilized.

The average revenue per treatment is sensitive to the mix of services used in treating a patient’s tumor. The reimbursement rates set by Medicare and commercial payers tend to be higher for the more advanced treatment technologies, reflecting their higher complexity. A key part of our business strategy is to implement advanced technologies once supporting economics are available. For example, we implemented a pilot stereotactic radiosurgery program using kV x-rays in one of our centers in 2004 and, with expanded reimbursement for the technology available January 1, 2007, we have accelerated the implementation of this new technology to several of our local markets.

The reimbursement for radiation therapy services includes a professional component for the physician’s service and a technical component to cover the costs of the machine, facility and services provided by the technical staff. In our freestanding centers we provide both services; while in a hospital-based center the hospital, rather than us, provides the technical services. Fees that we receive from the hospital for services they purchase from us are included in other revenue in our consolidated statements of income and comprehensive income. Net patient service revenue in our condensed consolidated statements of income and comprehensive income is derived from our freestanding centers and from the professional services provided by our doctors in hospital-based centers and by our physicians in other specialties in their practice offices.

For the nine months ended September 30, 2007, our total revenues grew by 34.0% while our net income grew by 4.5% from the same period of the prior year. For the nine months ended September 30, 2007, we had total revenues of $289.5 million.

Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. Many of the patients of our Florida treatment centers are part-time residents in Florida during the winter months. Hence, these treatment centers have historically experienced higher utilization rates during the winter months than during the remainder of the year. In addition, referrals are typically lower in the summer months due to traditional vacation periods.

The following table summarizes our growth in treatment centers and the local markets in which we operate:

	Year Ended			Nine Months Ended
	December 31,			September 30,
	2005	2006		2007

Treatment centers at beginning of period	56	68		76
Internally developed	2	—		3
Internally (consolidated)	(2)	—		—
Acquired	10	10	*	4
Hospital-based	2	—		3
Hospital-based (ended / transitioned)	—	(2)		(3)
Treatment centers at period end	68	76		83
Local markets at period end	22	24		27

*	Excludes the acquisition of the Bel Air, Maryland radiation treatment center, as we combined the external beam treatments done at our Belcamp, Maryland radiation treatment center.

The following table summarizes key operating statistics of our results of operations for the periods presented:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006	% Change	2007	2006	% Change

Number of treatment days	63	63		191	191
Total treatments — freestanding centers	103,134	88,798	16.2%	323,107	276,323	16.9%
Treatments per day — freestanding centers	1,637	1,409	16.2%	1,692	1,447	16.9%
Percentage change in revenue per treatment — freestanding centers — same practice basis	5.6%	14.7%		7.3%	17.2%
Percentage change in treatments per day — freestanding centers — same practice basis	0.3%	0.2%		2.5%	2.2%
Local markets at period end	27	23	17.4%
Treatment centers — freestanding	73	59	23.7%
Treatment centers — hospital	10	10	—

	83	69	20.3%

Adjusted days sales outstanding for the quarter*	55	62

Percentage change in total revenues — same practice basis	7.0%	12.5%		10.2%	17.4%
Net patient service revenue — professional services only (in thousands)	$14,774	$6,640		$46,503	$19,389

*	Excludes office locations operating for less than one year

Our revenue growth is primarily driven by entering new markets, increasing the utilization at our existing centers and by benefiting from demographic and population trends in most of our local markets. New centers are added to existing markets based on capacity, convenience, and competitive considerations. Our net income growth is primarily driven by revenue growth and the leveraging of our technical and administrative infrastructures.

For the nine months ended September 30, 2007, net patient service revenue comprised 97.6% of our total revenues. In a state where we can employ radiation oncologists, we derive our net patient service revenue through fees earned for the provision of the professional and technical component fees of radiation therapy services. In states where we do not employ radiation oncologists, we derive our administrative services fees principally from administrative services agreements with professional corporations. In 39 of our radiation treatment centers we employ the physicians, and in 34 we operate pursuant to administrative services agreements. In accordance with Financial Accounting Standards Board revised Interpretation No. 46R (FIN No. 46R), we consolidate the operating results of the professional corporations for which we provide administrative services into our own operating results. For the nine months ended September 30, 2007, approximately 33.0% of our net patient service revenue was generated by professional corporations with which we have administrative services agreements.

For the nine months ended September 30, 2007, other revenue comprised approximately 2.4% of our total revenues. Other revenue is primarily derived from management services provided to hospital radiation therapy departments, technical services provided to hospital radiation therapy departments, billing services provided to non-affiliated physicians and income for equipment leased by joint venture entities.

Medicare is a major funding source for the services we provide and government reimbursement developments can have a material effect on operating performance. These developments include the reimbursement amount for each CPT service (current procedural terminology) that we provide and the specific CPT services covered by Medicare. The Centers for Medicare and Medicaid Services (CMS), the government agency responsible for administering the Medicare program, administers an annual process for considering changes in reimbursement rates and covered services. We have played, and will continue to play, a role in that process both directly and through the radiation oncology professional societies.

Other material factors that we believe will also impact our future financial performance include:

•	Continued advances in technology and the related capital requirements;

•	Continued affiliation with physician specialties other than radiation oncology;

•	Increased costs associated with changes in the accounting for stock compensation;

•	Proposed changes in accounting for business combinations requiring that all acquisition-related costs be expensed as incurred;

•	Increased costs associated with being a public company including compliance with Sarbanes-Oxley Section 404 reporting on internal control;

•	Increased costs associated with development and expansion of internal infrastructure;

•	Increased costs associated with planned development of internally developed (de novo) treatment centers in the future; and

•	Increased costs associated with the Vestar Capital Partners merger transaction.

Acquisitions and Developments

In 2005, we acquired 10 treatment centers and opened two internally developed treatment centers.

In 2006, we acquired 10 new radiation treatment centers and we acquired the assets of several urology and surgery practices as follows:

In January 2006, we acquired the assets of a radiation treatment center located in Opp, Alabama for approximately $1.8 million. The center purchased in Alabama further expands our presence in its Southeastern Alabama local market. We have expanded the availability of advanced radiation therapy treatment modalities in this service area.

In May 2006, we acquired the assets of a radiation treatment center located in Santa Monica, California for approximately $12.0 million. The center purchased in California expands our presence into a second local market in the California area.

In August 2006, we acquired the assets of a radiation treatment center located in Bel Air, Maryland for approximately $6.8 million. The center purchased in Maryland expands our presence in our central Maryland local market.

In September 2006, we acquired the assets of a radiation treatment center located in Beverly Hills, California for approximately $19.1 million. The center purchased in California expands our presence into our Los Angeles local market complementing the Santa Monica radiation center we purchased in May 2006.

In November 2006, we acquired a network of radiation treatment centers in southeastern Michigan for approximately $47.1 million, including real estate of approximately $6.2 million. The acquisition provides us an entrance into a new local market. The seven-facility network consists of two full service facilities, five satellite facilities and Certificates of Need to operate a total of eight linear accelerators.

During the fourth quarter of 2006, we acquired the assets of several urology and surgery practices within southwest Florida for approximately $0.6 million, to expand our affiliations with other physicians and to strengthen our clinical working relationships.

In the first nine months of 2007, we acquired 4 new radiation treatment centers, internally developed 3 new radiation centers (from which 2 were converted from a hospital-based arrangement), added 3 hospital-based arrangements, ended one hospital-based arrangement in conjunction with an acquisition of a new radiation treatment center, and acquired the assets of several urology and surgery practices as follows:

In January 2007, we acquired a 67.5% interest in a start-up radiation treatment center located in Gettysburg, Pennsylvania for approximately $0.8 million. The center purchased in Gettysburg expands our presence into a new local market.

In February 2007, we received a license to operate a freestanding radiation facility at Roger Williams Medical Center in Providence, Rhode Island, completing the transition of that facility from hospital-based to freestanding. The freestanding facility is a joint venture between Roger Williams and us in which we have a majority interest in the facility. The facility offers IMRT and IGRT programs.

In March 2007, we began providing professional services to the Kennedy Health System in New Jersey.

In March 2007, we acquired the assets of a radiation treatment center located in Casa Grande, Arizona for approximately $8.0 million. The center purchased in Arizona expands our presence into the central Arizona local market.

In May 2007, we began providing professional services to the North Oakland Medical Center in Michigan.

In July 2007, we acquired the assets of a radiation treatment center located in Salisbury, Maryland for approximately $16.6 million plus the assumption of debt of approximately $2.3 million and ended a hospital-based arrangement with a hospital in this local market. The center purchased in Maryland further expands the Company’s presence into the central Maryland local market.

In July 2007, we purchased the remaining 49.9% interest in a radiation treatment center located in Berlin, Maryland from our former joint venture partner for approximately $2.1 million.

In August 2007, we paid a three-year contingent earn-out of approximately $4.4 million to Associated Radiation Oncologists, Inc. relating to our acquisition of five radiation treatment centers located in Clark County, Nevada acquired in May 2005.

In August 2007, we acquired the assets of a radiation treatment center located in Redding, California for approximately $9.9 million. The center purchased in California expands our presence into a new local market.

In September 2007, we acquired the assets of a radiation treatment center located in Greenville, North Carolina and a professional services arrangement at a hospital-based facility in nearby Kinston, North Carolina for approximately $28.1 million. The center purchased in North Carolina expands the Company’s presence into a new local market.

In September 2007, we internally developed a freestanding facility in Aventura, Florida, completing the transition of that facility from a hospital-based arrangement to a freestanding center.

During the first nine months of 2007, we acquired the assets of several urology and surgery practices within southwest Florida for approximately $1.7 million, to expand our affiliations with other physicians and to strengthen our clinical working relationships.

The operations of the foregoing acquisitions have been included in the accompanying condensed consolidated statements of income and comprehensive income from the respective dates of each acquisition. When we acquire a treatment center, the purchase price is allocated to the assets acquired and liabilities assumed based upon their respective fair values.

Since September 30, 2007, we have acquired and / or developed the following radiation treatment centers:

In October 2007, we opened a new internally developed freestanding facility in our Las Vegas local market and began the transition of an existing freestanding facility in our Las Vegas market from radiation treatment services to the performance of PET CT scan services.

We currently have internally developed projects (“de novo projects”) in process, which would increase our number of internally developed radiation therapy treatment centers compared to 2006, during which we did not open any internally developed radiation treatment centers. Our current goal is to add up to 2 new internally developed centers in the remainder of 2007 and add up to 10 in 2008. The internal development of radiation treatment centers is subject to a number of risks including but not limited to risks related to negotiating and finalizing agreements, construction delays, unexpected costs, obtaining required regulatory permits, licenses and approvals and the availability of qualified health care and administrative professionals and personnel. As such, we cannot assure you that we will be able to successfully develop radiation treatment centers in accordance with our current plans and any failure or material delay in successfully completing planned new internally developed treatment centers could harm our business and impair our future growth.

Sources of Revenue By Payer

We receive payments for our services rendered to patients from the government Medicare and Medicaid programs, commercial insurers, managed care organizations and our patients directly. Generally, our revenue is determined by a number of factors, including the payer mix, the number and nature of procedures performed and the rate of payment for the procedures. The following table sets forth the percentage of our net patient service revenue we earned based upon the patients’ primary insurance by category of payer in our last fiscal year and the nine months ended September 30, 2006 and 2007.

	Year Ended	Nine Months Ended
	December 31,	September 30,
Payer	2006	2006	2007

Medicare	50.1%	50.7%	49.7%
Commercial	46.4	45.8	47.0
Medicaid	1.8	1.7	1.5
Self pay	1.7	1.8	1.8

Total net patient service revenue	100.0%	100.0%	100.0%

Medicare and Medicaid

Since cancer disproportionately affects elderly people, a significant portion of our net patient service revenue is derived from the Medicare program, as well as related co-payments. Medicare reimbursement rates are determined by the Centers for Medicare and Medicaid Services (CMS) and are lower than our normal charges. Medicaid reimbursement rates are typically lower than Medicare rates; Medicaid payments represent approximately 1.5% of our net patient service revenue.

Medicare reimbursement rates are determined by a formula which takes into account an industry wide conversion factor (CF) multiplied by relative value units (RVUs) determined on a per procedure basis. The CF and RVUs may change on an annual basis. In 2005, the CF increased by 1.5%; and in 2006 and 2007, the CF remained unchanged at the 2005 level. The net result of changes to the CF and RVUs over the last several years has not had a significant impact on our business, but it is difficult to forecast the future impact of any changes. We depend on payments from government sources and any changes in Medicare or Medicaid programs could result in a decrease in our total revenues and net income.

On November 1, 2006, CMS released its final rule for the 2007 Medicare physician fee schedule. The final rule included specific reimbursement codes for stereotactic procedures and provides for a four-year transition to a new practice expense methodology for establishing practice expense values for services paid under the Medicare physician fee schedule. Based on our review of the 2007 fee schedule, we do not expect the fee schedule to have a material impact in 2007 on the total reimbursement of services we provide to Medicare beneficiaries.

On November 1, 2007, CMS released its final rule for the 2008 Medicare physician fee schedule. Based on our preliminary review of the 2008 fee schedule, we do not expect the fee schedule to have a material impact in 2008 on the total reimbursement of services we provide to Medicare beneficiaries.

Commercial

Commercial sources include private health insurance as well as related payments for co-insurance and co-payments. We enter into contracts with private health insurance and other health benefit groups by granting discounts to such organizations in return for the patient volume they provide.

Most of our commercial revenue is from managed care business and is attributable to contracts where a set fee is negotiated relative to services provided by our treatment centers. We do not have any contracts that individually represent over 10% of our total net patient service revenue. We receive our managed care contracted revenue under two primary arrangements. Approximately 98% of our managed care business is attributable to contracts where a fee schedule is negotiated for services provided at our treatment centers. Approximately 2% of our net patient service revenue is attributable to contracts where we bear utilization risk. Although the terms and conditions of our managed care contracts vary considerably, they are typically for a one-year term and provide for automatic renewals. If payments by managed care organizations and other private third-party payers decrease, then our total revenues and net income could decrease.

Self Pay

Self pay consists of payments for treatments by patients not otherwise covered by third-party payers, such as government or commercial sources. Because the incidence of cancer is much higher in those over the age of 65, most of our patients have access to Medicare or other insurance and therefore the self-pay portion of our business is less than it would be in other circumstances.

Effective July 1, 2007, we granted a discount on gross charges to self pay payers not covered under other third party payer arrangements. The discount amounts are excluded from patient service revenue. To the extent that we realize additional losses resulting from nonpayment of the discounted charges, such additional losses are included in the provision for bad debt.

Billing and Collections

Our billing system utilizes a fee schedule for billing patients, third-party payers and government sponsored programs, including Medicare and Medicaid. Fees billed to government sponsored programs, including Medicare and Medicaid, and fees billed to self pay patients (not covered under other third party payer arrangements) are automatically adjusted to the allowable payment amount at time of billing. For all other payers, the actual contractual adjustment is recorded upon the receipt of payment. As a result, an estimate of contractual allowances is made on a monthly basis to reflect the estimated realizable value of net patient service revenue. The development of the estimate of contractual allowances is based on historical cash collections related to gross charges developed by facility and payer in order to calculate average collection percentages by facility and payer. The development of the collection percentages are applied to gross accounts receivable in determining an estimate of contractual allowances at the end of a reporting period.

Insurance information is requested from all patients either at the time the first appointment is scheduled or at the time of service. A copy of the insurance card is scanned into our system at the time of service so that it is readily available to staff during the collection process. Patient demographic information is collected for both our clinical and billing systems.

It is our policy to collect co-payments from the patient at the time of service. Insurance information is obtained and the patient is informed of their co-payment responsibility prior to the commencement of treatment.

Charges are posted to the billing system by our office financial managers. After charges are posted, edits are performed, any necessary corrections are made and billing forms are generated, then sent electronically to our clearinghouse. Any bills not able to be processed through the clearinghouse are printed and mailed from our central billing office. Statements are automatically generated from our billing system and mailed to the patient on a monthly basis for any amounts still outstanding. Daily, weekly and monthly accounts receivable analysis reports are utilized by staff and management to prioritize accounts for collection purposes, as well as to identify trends and issues. Strategies to respond proactively to these issues are developed at weekly and monthly team meetings. Our write-off process is manual and our process for collecting accounts receivable is dependent on the type of payer as set forth below.

Self-Pay Balances.  We administer self-pay account balances through our central billing office and our policy is to send outstanding self-pay patient claims to collection agencies at designated points in the collection process. In some cases monthly payment arrangements are made with patients for the account balance remaining after insurance payments have been applied. These accounts are reviewed monthly to ensure payments continue to be made in a timely manner. Once it has been determined by our staff that the patient is not responding to our collection attempts, a final notice is mailed. This generally occurs more than 120 days after the date of the original bill. If there is no response to our final notice, after 30 days the account is assigned to a collection agency and, as appropriate, recorded as a bad debt and written off. Balances under $50 are written off but not sent to the collection agency. All accounts are specifically identified for write-offs and accounts are written off prior to being submitted to the collection agency.

Medicare, Medicaid and Commercial Payer Balances.  Our central billing office staff expedites the payment process from insurance companies and other payers via electronic inquiries, phone calls and automated letters to ensure timely payment. Our billing system generates standard aging reports by date of billing in increments of 30 day intervals. The collection team utilizes these reports to assess and determine the payers requiring additional focus and collection efforts. Our accounts receivable exposure on Medicare, Medicaid and commercial payer balances are largely limited to contractual adjustments. Our exposure to bad debts on balances relating to these types of payers over the years has been de minimus.

In the event of denial of payment, we follow the payer’s standard appeals process, both to secure payment and to lobby the payers, as appropriate, to modify their medical policies to expand coverage for the newer and more advanced treatment services that we provide which, in many cases, is the payer’s reason for denial of payment. If all reasonable collection efforts with these payers have been exhausted by our central billing office staff, the account receivable is written-off to the contractual allowance.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We continuously evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

We believe the following critical accounting policies are important to the portrayal of our financial condition and results of operations and require our management’s subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used in the preparation of our consolidated financial statements.

Principles of Consolidation.  Financial Accounting Standards Board revised Interpretation No. 46R (FIN No. 46R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, requires a company to consolidate variable interest entities if the company is the primary beneficiary of the activities of those entities. Certain of our radiation oncology practices are variable interest entities as defined by FIN No. 46R, and we have a variable interest in each of these practices through our administrative services agreements. Through our variable interests in these practices, we would absorb a majority of the net losses of these practices, should they occur. Based on these determinations, we have included the radiation oncology practices in our consolidated financial statements for all periods presented. All of our significant intercompany accounts and transactions have been eliminated.

Net Patient Service Revenue and Allowances for Contractual Discounts.  We have agreements with third-party payers that provide us payments at amounts different from our established rates. Net patient service revenue is reported at the estimated net realizable amounts due from patients, third-party payers and others for services rendered. Net patient service revenue is recognized as services are provided. Medicare and other governmental programs reimburse physicians based on fee schedules, which are determined by the related government agency. We also have agreements with managed care organizations to provide physician services based on negotiated fee schedules. Accordingly, the revenues reported in our interim condensed consolidated financial statements are recorded at the amount that is expected to be received.

We derive a significant portion of our revenues from Medicare, Medicaid and other payers that receive discounts from our standard charges. We must estimate the total amount of these discounts to prepare our consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and subject to interpretation and adjustment. The development of the estimate of contractual allowances is based on historical cash collections related to gross charges developed by facility and payer in order to calculate average collection percentages by facility and payer. The development of the collection percentages are applied to gross accounts receivable in determining an estimate of contractual allowances at the end of a reporting period.

The estimate for contractual allowances is also based on our interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from our original estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and reassessment of the estimation process. Changes in estimates related to the allowance for contractual discounts affect revenues reported in our consolidated statements of income and comprehensive income.

During the nine months ended September 30, 2007 and 2006, approximately 51.2% and 52.4%, respectively, of net patient service revenue related to services rendered under the Medicare and Medicaid programs. In the ordinary course of business, we are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that estimates will change by a material amount in the near term.

Accounts Receivable and Allowances for Doubtful Accounts.  Accounts receivable are reported net of estimated allowances for doubtful accounts and contractual adjustments. Accounts receivable are uncollateralized and primarily consist of amounts due from third-party payers and patients. To provide for accounts receivable that could become uncollectible in the future, we establish an allowance for doubtful accounts to reduce the carrying amount of such receivables to their estimated net realizable value. The credit risk for other concentrations (other than Medicare) of receivables is limited due to the large number of insurance companies and other payers that provide payments for our services. We do not believe that there are any other significant concentrations of receivables from any particular payer that would subject us to any significant credit risk in the collection of our accounts receivable.

The amount of the provision for doubtful accounts is based upon our assessment of historical and expected net collections, business and economic conditions, trends in Federal and state governmental healthcare coverage and other collection indicators. The primary tool used in our assessment is an annual, detailed review of historical collections and write-offs of accounts receivable. The results of our detailed review of historical collections and write-offs, adjusted for changes in trends and conditions, are used to evaluate the allowance amount for the current period. Accounts receivable are written-off after collection efforts have been followed in accordance with our policies.

Goodwill and Other Intangible Assets.  Goodwill represents the excess of purchase price over the estimated fair market value of net assets we have acquired in business combinations. On June 29, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill and intangible assets. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment.

Intangible assets consist of noncompete agreements and licenses and are amortized over the life of the agreements (which typically range from 1.5 to 10 years) using the straight-line method.

Impairment of Long-Lived Assets.  In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. Assessment of possible impairment of a particular asset is based on our ability to recover the carrying value of such asset based on our estimate of its undiscounted future cash flows. If these estimated future cash flows are less than the carrying value of such asset, an impairment charge is recognized for the amount by which the asset’s carrying value exceeds its estimated fair value.

Stock-Based Compensation.  Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R) for the Company’s 2004 Stock Incentive Plan (2004 Option Plan). The Company previously accounted for the 2004 Option Plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations and disclosure requirements established by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transitions and Disclosure (SFAS 148).

On November 3, 2005, the Board of Directors of the Company, upon the recommendation of the Compensation Committee consisting solely of independent directors, approved the acceleration of vesting of all nonqualified outstanding non-vested stock options previously granted under the Company’s equity compensation plans. As a result of the acceleration, nonqualified non-vested stock options to purchase an aggregate of 1.2 million shares of the Company’s common stock, which would otherwise have vested over periods of two to four years, became immediately exercisable. The affected stock options have an exercise price of $13.00 per share.

The primary purpose of the acceleration of the nonqualified non-vested stock options was to enable the Company to avoid recognizing compensation expense associated with these stock options in future periods in its statement of income and comprehensive income, upon adoption of SFAS No. 123R. Under SFAS No. 123R, the compensation expense associated with these accelerated options that would have been recognized in the Company’s income statement commencing with the implementation of SFAS 123R and continuing through 2009 would have been approximately $2.4 million. Because of the accelerated vesting, the adoption of SFAS No. 123R had no impact on net income. The adoption of SFAS No. 123R increased cash flows from financing activities and decreased cash flow from operating activities by approximately $1.3 million.

Certain stock options granted prior to the Company’s initial public offering were valued under SFAS 123 using the minimum value method in the pro-forma disclosures. The minimum value method excludes volatility in the calculation of fair value of stock based compensation. In accordance with SFAS No. 123R, options granted that were valued using the minimum value method must be transitioned to SFAS 123R using the prospective method. This means that these options will continue to be accounted for under the same accounting principles (recognition and measurement) originally applied to those awards in the income statement, which for the Company was APB 25. Additionally, pro forma information previously required under SFAS 123 and SFAS 148 will no longer be presented for these options.

The Company adopted SFAS 123R using the modified prospective transition method for all other stock based compensation awards. Under this transition method, compensation cost recognized in 2006 includes: (a) the compensation cost for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and (b) the compensation cost of all share-based awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated.

Income Taxes.  We make estimates in recording our provision for income taxes, including determination of deferred tax assets and deferred tax liabilities and any valuation allowances that might be required against the deferred tax assets. We believe that future income will enable us to realize these benefits; therefore, we have not recorded any valuation allowance against our deferred tax asset.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized an increase of $111,898 in the liability for unrecognized tax positions, which was recorded as a reduction in retained earnings, which, if recognized in tax expense, would impact the effective tax rate.

New Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. This statement is effective beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. This statement permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement also established presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is effective beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 159 on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments. SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125. SFAS No. 155 (i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (v) amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 was effective for the Company beginning January 1, 2007. The adoption of SFAS No. 155 did not have an impact on the Company’s consolidated financial statements.

Results of Operations

The following table presents, for the periods indicated, information expressed as a percentage of total revenues.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Net patient service revenue	97.7%	96.9%	97.6%	96.4%
Other revenue	2.3	3.1	2.4	3.6

Total revenues	100.0	100.0	100.0	100.0
Expenses:
Salaries and benefits	52.5	52.0	51.4	49.8
Medical supplies	3.5	2.6	3.1	2.7
Facility rent expenses	3.9	3.4	3.4	3.2
Other operating expenses	5.0	5.2	4.5	4.3
General and administrative expenses	12.0	10.9	10.6	10.3
Depreciation and amortization	6.9	6.3	6.1	5.6
Provision for doubtful accounts	2.7	2.7	2.8	3.3
Interest expense, net	4.9	3.3	4.2	3.1

Total expenses	91.4	86.4	86.1	82.3

Income before minority interests	8.6	13.6	13.9	17.7
Minority interests in net earnings of consolidated entities	(0.4)	(0.9)	(0.3)	(0.3)

Income before income taxes	8.2	12.7	13.6	17.4
Income tax expense	3.1	4.9	5.2	6.7

Net income	5.1%	7.8%	8.4%	10.7%

Comparison of the Three Months Ended September 30, 2007 and 2006

Total revenues.  Total revenues increased by $22.0 million, or 31.7%, from $69.5 million for the three months ended September 30, 2006 to $91.5 million for the three months ended September 30, 2007. Approximately $17.2 million of this increase resulted from our expansion into new practices in existing local markets and new local markets during 2006 and 2007 through the acquisition of several urology and surgery practices in southwest Florida, 13 new radiation treatment centers, the opening of 3 new internally developed (de novo) centers, and the addition of 3 hospital-based arrangements as follows:

Date	Sites	Location	Market	Type

August 2006	1	Bel Air, Maryland	Central Maryland	Acquisition
September 2006	1	Beverly Hills, California	Los Angeles, California	Acquisition
November 2006	7	Southeastern Michigan	Southeastern Michigan	Acquisition
January 2007	1	Gettysburg, Pennsylvania	Pennsylvania	De novo
February 2007	1	Providence, Rhode Island	Rhode Island	De novo
March 2007	1	Kennedy Health System, New Jersey	South New Jersey	Hospital-Based
March 2007	1	Casa Grande, Arizona	Central Arizona	Acquisition
May 2007	1	North Oakland Medical Center, Michigan	Southeastern Michigan	Hospital-Based
July 2007	1	Salisbury, Maryland	Central Maryland	Acquisition
August 2007	1	Redding, California	Northern California	Acquisition
September 2007	1	Greenville, North Carolina	Eastern North Carolina	Acquisition
September 2007	1	Kinston, North Carolina	Eastern North Carolina	Hospital-Based
September 2007	1	Aventura, Florida	Dade County, Florida	De novo

Approximately $4.8 million of the total revenue increase was driven by service mix improvements, volume growth and pricing in our existing local markets.

Salaries and benefits.  Salaries and benefits increased by $11.9 million, or 32.9%, from $36.1 million for the three months ended September 30, 2006 to $48.0 million for the three months ended September 30, 2007. Salaries and benefits as a percentage of total revenues increased from 52.0% for the three months ended September 30, 2006 to 52.5% for the three months ended September 30, 2007. Salaries and benefits consist of all compensation and benefits paid, including the costs of employing our physicians, medical physicists, dosimetrists, radiation therapists, nurses, engineers, corporate administration and other treatment center support staff. Additional staffing of personnel and physicians due to our expansion in urology and surgery practices in southwest Florida and acquisitions of treatment centers in new local markets during the latter part of 2006 and in 2007 contributed to a $10.0 million increase in salaries and benefits. Within our existing local markets, salaries and benefits increased $1.2 million due to increases in our physician bonus programs, additional staffing and increases in the cost of our health insurance benefits. In addition, increased compensation related to headcount and infrastructure development to support our growing facility network including the addition of positions in regional operations, management, finance, business development, human resources and research contributed to approximately $0.7 million in additional costs.

Medical supplies.  Medical supplies increased by $1.4 million, or 74.0%, from $1.8 million for the three months ended September 30, 2006 to $3.2 million for the three months ended September 30, 2007. Medical supplies as a percentage of total revenues increased from 2.6% for the three months ended September 30, 2006 to 3.5% for the three months ended September 30, 2007. Medical supplies consist of patient positioning devices, radioactive seed supplies, supplies used for other brachytherapy services and pharmaceuticals used in the delivery of radiation therapy treatments and chemotherapy medical supplies. The increase in medical supplies was primarily due to the increased utilization of pharmaceuticals used in connection with the delivery of radiation therapy treatments, pharmaceuticals used in urology services, and chemotherapy medical supplies from new markets and services entered into in 2006 and 2007. These pharmaceuticals and chemotherapy medical supplies are principally reimbursable by third-party payers.

Facility rent expenses.  Facility rent expenses increased by $1.3 million, or 54.5%, from $2.3 million for the three months ended September 30, 2006 to $3.6 million for the three months ended September 30, 2007. Facility rent expenses as a percentage of total revenues increased from 3.4% for the three months ended September 30, 2006 to 3.9% for the three months ended September 30, 2007. Facility rent expenses consist of rent expense associated with our treatment center locations. The majority of the increase related to our expansion in urology and surgery practices in southwest Florida and the expansion into new local markets in California, Michigan, North Carolina, and Pennsylvania and the acquisition of new treatment centers in existing local markets in central Maryland, and central Arizona and the de novo centers in Florida, Pennsylvania, and Rhode Island.

Other operating expenses.  Other operating expenses increased by $1.0 million or 25.9%, from $3.6 million for the three months ended September 30, 2006 to $4.6 million for the three months ended September 30, 2007. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. The majority of the increase was related to the expansion into new local markets.

General and administrative expenses.  General and administrative expenses increased by $3.5 million or 45.1%, from $7.5 million for the three months ended September 30, 2006 to $11.0 million for the three months ended September 30, 2007. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues increased from 10.9% for the three months ended September 30, 2006 to 12.0% for the three months ended September 30, 2007. The increase of $3.5 million in general and administrative expenses was due to an increase of approximately $1.5 million relating to the growth in the number of our local markets, and approximately $0.3 million in our existing local markets. In addition, we incurred professional expenses of approximately $1.1 million relating to the planned private equity transaction, $0.4 million in costs relating to the relocation of an executive and $0.2 million relating to a legal settlement.

Depreciation and amortization.  Depreciation and amortization increased by $2.0 million, or 44.3%, from $4.4 million for the three months ended September 30, 2006 to $6.4 million for the three months ended September 30, 2007. Depreciation and amortization expense as a percentage of total revenues increased from 6.3% for the three months ended September 30, 2006 to 6.9% for the three months ended September 30, 2007. An increase in capital expenditures related to our investment in advanced radiation treatment technologies in certain local markets increased our depreciation and amortization by approximately $1.0 million. Approximately $0.9 million of the remaining increase was attributable to the expansion into new local markets in California, Michigan, North Carolina and Pennsylvania and the acquisition of new treatment centers in existing local markets in central Maryland, and central Arizona and the de novo centers in Florida, Pennsylvania, and Rhode Island.

Provision for doubtful accounts.  Provision for doubtful accounts increased by $0.6 million, or 33.6%, from $1.9 million for the three months ended September 30, 2006 to $2.5 million for the three months ended September 30, 2007. Provision for doubtful accounts as a percentage of total revenues remained at 2.7% for the three months ended September 30, 2006 and 2007.

Interest expense, net.  Interest expense, net of an insignificant amount of interest income, increased by $2.2 million, or 94.4%, from $2.3 million for the three months ended September 30, 2006 to $4.5 million for the three months ended September 30, 2007. The increase is primarily attributable to increased borrowings under our senior credit facility for our expansion into new markets during 2006 and 2007 and borrowings under capital lease financing arrangements during 2006 and 2007 of approximately $48.0 million for our investment in advanced radiation treatment technologies in certain local markets.

Net income.  Net income decreased by $0.8 million, or 15.3%, from $5.4 million in net income for the three months ended September 30, 2006 to $4.6 million for the three months ended September 30, 2007. Net income represents 5.1% and 7.8% of total revenues for the three months September 30, 2007 and 2006, respectively.

Comparison of the Nine Months Ended September 30, 2007 and 2006

Total revenues.  Total revenues increased by $73.4 million, or 34.0%, from $216.1 million for the nine months ended September 30, 2006 to $289.5 million for the nine months ended September 30, 2007. Approximately $48.7 million of this increase resulted from our expansion into new practices in existing local markets and new local markets during 2006 and 2007 through the acquisition of several urology and surgery practices in southwest Florida, 14 new radiation treatment centers, the opening of 3 new internally developed (de novo) centers, and the addition of 3 hospital-based arrangements as follows:

Date	Sites	Location	Market	Type

May 2006	1	Santa Monica, California	Los Angeles, California	Acquisition
August 2006	1	Bel Air, Maryland	Central Maryland	Acquisition
September 2006	1	Beverly Hills, California	Los Angeles, California	Acquisition
November 2006	7	Southeastern Michigan	Southeastern Michigan	Acquisition
January 2007	1	Gettysburg, Pennsylvania	Pennsylvania	De novo
February 2007	1	Providence, Rhode Island	Rhode Island	De novo
March 2007	1	Kennedy Health System, New Jersey	South New Jersey	Hospital-Based
March 2007	1	Casa Grande, Arizona	Central Arizona	Acquisition
May 2007	1	North Oakland Medical Center, Michigan	Southeastern Michigan	Hospital-Based
July 2007	1	Salisbury, Maryland	Central Maryland	Acquisition
August 2007	1	Redding, California	Northern California	Acquisition
September 2007	1	Greenville, North Carolina	Eastern North Carolina	Acquisition
September 2007	1	Kinston, North Carolina	Eastern North Carolina	Hospital-Based
September 2007	1	Aventura, Florida	Dade County, Florida	De novo

Approximately $21.7 million of the total revenue increase was driven by service mix improvements, volume growth and pricing in our existing local markets. The remaining $3.0 million increase was do to the recording of additional revenue due to the understatement of net patient service revenue in one of our existing local markets, as discussed in note 2 to our condensed consolidated financial statements.

Salaries and benefits.  Salaries and benefits increased by $41.3 million, or 38.4%, from $107.5 million for the nine months ended September 30, 2006 to $148.8 million for the nine months ended September 30, 2007. Salaries and benefits as a percentage of total revenues increased from 49.8% for the nine months ended September 30, 2006 to 51.4% for the nine months ended September 30, 2007. Additional staffing of personnel and physicians due to our expansion in urology and surgery practices in southwest Florida and acquisitions of treatment centers in new local markets during the latter part of 2006 and in 2007 contributed to a $30.6 million increase in salaries and benefits. Within our existing local markets, salaries and benefits increased $8.7 million due to increases in our physician bonus programs, additional staffing and increases in the cost of our health insurance benefits. In addition, increased compensation related to headcount and infrastructure development to support our growing facility network including the addition of positions in regional operations, management, finance, business development, human resources and research contributed to approximately $2.0 million in additional costs.

Medical supplies.  Medical supplies increased by $3.3 million, or 57.5%, from $5.7 million for the nine months ended September 30, 2006 to $9.0 million for the nine months ended September 30, 2007. Medical supplies as a percentage of total revenues increased from 2.7% for the nine months ended September 30, 2006 to 3.1% for the nine months ended September 30, 2007. The increase in medical supplies was primarily due to the increased utilization of pharmaceuticals used in connection with the delivery of radiation therapy treatments, pharmaceuticals used in urology services, and chemotherapy medical supplies from new markets and services entered into in 2006 and 2007. These pharmaceuticals and chemotherapy medical supplies are principally reimbursable by third-party payers.

Facility rent expenses.  Facility rent expenses increased by $3.0 million, or 43.8%, from $6.8 million for the nine months ended September 30, 2006 to $9.8 million for the nine months ended September 30, 2007. Facility rent expenses as a percentage of total revenues increased from 3.2% for the nine months ended September 30, 2006 to 3.4% for the nine months ended September 30, 2007. Facility rent expenses consist of rent expense associated with our treatment center locations. The majority of the increase related to our expansion in urology and surgery practices in southwest Florida and the expansion into new local markets in California, Michigan, North Carolina, and Pennsylvania and the acquisition of new treatment centers in existing local markets in central Maryland, and central Arizona and the de novo centers in Florida, Pennsylvania, and Rhode Island.

Other operating expenses.  Other operating expenses increased by $4.0 million or 42.7%, from $9.2 million for the nine months ended September 30, 2006 to $13.2 million for the nine months ended September 30, 2007. Other operating expenses as a percentage of total revenue increased from 4.3% for the nine months ended September 30, 2006 to 4.5% for the nine months ended September 30, 2007. Other operating expenses consist of repairs and maintenance of equipment, equipment rental and contract labor. Approximately $2.9 million of the increase was related to the expansion into new local markets and $1.1 million increase in our remaining existing local markets due to increased costs in our service contracts relating to our advanced radiation therapy equipment and increased costs in our contract labor.

General and administrative expenses.  General and administrative expenses increased by $8.2 million or 36.7%, from $22.3 million for the nine months ended September 30, 2006 to $30.5 million for the nine months ended September 30, 2007. General and administrative expenses principally consist of professional service fees, office supplies and expenses, insurance and travel costs. General and administrative expenses as a percentage of total revenues increased from 10.3% for the nine months ended September 30, 2006 to 10.6% for the nine months ended September 30, 2007. The increase of $8.2 million in general and administrative expenses was due to an increase of approximately $4.3 million relating to the growth in the number of our local markets, and approximately $2.2 million in our existing local markets. In addition, we incurred professional expenses of approximately $1.1 million relating to the planned private equity transaction, $0.4 million in costs relating to the relocation of an executive and $0.2 million relating to a legal settlement.

Depreciation and amortization.  Depreciation and amortization increased by $5.5 million, or 44.8%, from $12.1 million for the nine months ended September 30, 2006 to $17.6 million for the nine months ended September 30, 2007. Depreciation and amortization expense as a percentage of total revenues increased from 5.6% for the nine months ended September 30, 2006 to 6.1% for the nine months ended September 30, 2007. An increase in capital expenditures related to our investment in advanced radiation treatment technologies in certain local markets increased our depreciation and amortization by approximately $2.4 million. Approximately $2.2 million of the increase was attributable to the expansion into new local markets in California, Michigan, North Carolina, and Pennsylvania and the acquisition of new treatment centers in existing local markets in central Maryland, and central Arizona and the de novo centers in Florida, Pennsylvania, and Providence, Rhode Island.

Provision for doubtful accounts.  Provision for doubtful accounts increased by $1.0 million, or 14.1%, from $7.2 million for the nine months ended September 30, 2006 to $8.2 million for the nine months ended September 30, 2007. Provision for doubtful accounts as a percentage of total revenues decreased from 3.3% for the nine months ended September 30, 2006 to 2.8% for the nine months ended September 30, 2007. The decrease as a percentage of revenue in the provision for doubtful accounts is due to the change in policy related to self pay discounts implemented in the third quarter of 2007. A contractual adjustment is now recorded at the time of billing to reduce gross self-pay charges and related accounts receivable. Consequently, subsequent write-offs, as well as our estimate of future write-offs of existing accounts, are based on balances net of the discount.

Interest expense, net.  Interest expense, net of an insignificant amount of interest income, increased by $5.3 million, or 79.0%, from $6.8 million for the nine months ended September 30, 2006 to $12.1 million for the nine months ended September 30, 2007. The increase is primarily attributable to increased borrowings under our senior credit facility for our expansion into new markets during 2006 and 2007 and borrowings under capital lease financing arrangements during 2006 and 2007 of approximately $48.0 million for our investment in advanced radiation treatment technologies in certain local markets.

Net income.  Net income increased by $1.1 million, or 4.5%, from $23.1 million in net income for the nine months ended September 30, 2006 to $24.2 million for the nine months ended September 30, 2007. Net income represents 8.4% and 10.7% of total revenues for the nine months September 30, 2007 and 2006, respectively.

Seasonality and Quarterly Fluctuations

Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. Many of the patients of our Florida treatment centers are part-time residents in Florida during the winter months. Hence, these treatment centers have historically experienced higher utilization rates during the winter months than during the remainder of the year. In addition, referrals are typically lower in the summer months due to traditional vacation periods.

Liquidity and Capital Resources

Our principal capital requirements are for working capital, acquisitions, medical equipment replacement and expansion and de novo treatment center development. We fund acquisitions through draws on our revolving credit facility. Working capital and medical equipment are funded through cash from operations, supplemented, as needed, by five-year fixed rate lease lines of credit. Borrowings under these lease lines of credit are recorded on the consolidated balance sheets. The construction of de novo treatment centers is generally funded directly by third parties and then leased by us. We finance our operations, capital expenditures and acquisitions through a combination of borrowings, cash generated from operations and seller financing.

Cash Flows From Operating Activities

Net cash provided by operating activities for the nine-month periods ended September 30, 2007 and 2006, was $36.0 million, and $31.5 million, respectively.

Net cash provided by operating activities increased by $4.5 million from $31.5 million for the nine month period ended September 30, 2006 to $36.0 million for the nine month period ended September 30, 2007. Net cash provided by operating activities was affected by income tax payments made in 2007 of approximately $17.6 million, as compared to tax payments of approximately $13.2 million made in 2006. Accounts receivable, net increased by $15.3 million from the prior year due primarily to our expansion in urology and surgery practices in southwest Florida and the expansion into new local markets in California, Michigan, North Carolina, and Pennsylvania and the acquisition of new treatment centers in existing local markets in central Maryland, and central Arizona and the de novo centers in Florida, Pennsylvania, and Rhode Island.

Cash Flows From Investing Activities

Net cash used in investing activities for the nine-month periods ended September 30, 2007 and 2006, was $107.4 million, and $48.4 million, respectively.

Net cash used in investing activities increased by $59.0 million from $48.4 million for the nine month period ended September 30, 2006 to $107.4 million for the nine month period ended September 30, 2007. Net cash used in investing activities was impacted by approximately $69.7 million from the acquisitions of radiation center assets during 2007 as compared to approximately $38.8 million of acquisitions in 2006.

Payments of approximately $5.2 million in assumed acquisition liability relating to our November 2006 purchase of the treatment centers in southeastern Michigan impacted cash used in investing activities. Approximately $13.1 million in additional purchases of property and equipment related to new equipment and equipment upgrades impacted the change in our investing activities. Cash flows from investing activities was also impacted by approximately $4.4 million in contribution of capital related to the Roger Williams joint venture, which began operations in February 2007 and the purchase of the remaining interest in a radiation treatment center located in Berlin, Maryland from our former joint venture partner for approximately $2.1 million in July 2007.

Cash Flows From Financing Activities

Net cash provided by financing activities for the nine-month period ended September 30, 2007 and 2006, was $68.3 million, and $20.5 million, respectively.

The increase in cash provided by financing activities was primarily attributable to the borrowing of approximately $76.4 million for the acquisition of certain urology and surgery practices in southwest Florida and certain radiation therapy treatment centers in 2007 compared to $22.9 million in borrowings in 2006. Repayments of debt of approximately $12.0 million in 2007 primarily for capital lease obligations and payments under our senior secured credit facility impacted cash flow from financing activities during 2007. The receipt of $3.1 million from the exercise of stock options and the tax benefit of $1.2 million from stock option exercise also impacted cash flow from financing activities during 2007.

Credit Facility and Available Lease Lines

On December 16, 2005, we entered into a fourth amended and restated senior secured credit facility principally to provide for a $100 million Term B loan. Our fourth amended and restated senior secured credit facility provides, subject to our compliance with covenants and customary conditions, for $290 million in borrowings consisting of: (i) a $100 million Term B loan, (ii) a $50 million accordion feature, which allows us to increase the aggregate principal amount of the Term B loan to $150 million, and (iii) a $140 million revolver. We used the proceeds of the $100 million Term B loan to pay off our pre-existing Term A loan as well as the borrowings drawn on our $140 million revolver.

On June 29, 2007, we executed the $50 million accordion feature, which allowed us to increase the aggregate principal amount of the Term B loan. We used the proceeds of the $50 million Term B loan to pay down our revolver, resulting in an additional $50 million of availability in the revolver. We incurred approximately $221,000 in deferred financing costs, which are being amortized over the term of the Term B loan.

The Term B loan requires quarterly payments of $375,000 and matures on December 16, 2012. The Term B loan initially bears interest either at LIBOR plus a spread of 200 basis points or a specified base rate plus a spread of 50 basis points, with the opportunity to permanently reduce the spread by 25 basis points on LIBOR and base rate loans after six months, provided our leverage ratio is below 2.00 to 1.00. At June 30, 2006, our leverage ratio was below 2.00 to 1.00 and we reduced our interest rate on the Term B loan by 25 basis points.

Our revolver portion of our senior secured credit facility matures on March 15, 2010 and is secured by a pledge of substantially all of our tangible and intangible assets, and requires us to make mandatory prepayments of outstanding borrowings. Mandatory prepayments include prepayments to the Term B portion of the senior secured credit facility from proceeds from asset dispositions and debt and equity issuances, limited to a percentage of the proceeds and/or an excess amount above a dollar threshold. Beginning with the year ended December 31, 2006, we are required to prepay the Term B portion of the senior secured credit facility of up to 50% of excess cash flow if our leverage is equal to or greater than 2.75 to 1.00. To date we have not been required to make such prepayments. The revolving credit facility also requires that we comply with various other covenants, including, but not limited to, limitations on our leverage, restrictions on new indebtedness, the ability to merge or consolidate, asset sales, capital expenditures, acquisitions and dividends. Borrowings under the senior secured credit facility bear interest at LIBOR plus a spread ranging from 125 to 250 basis points or a specified base rate plus a spread ranging from 0 to 100 basis points. At September 30,

2007, due to additional borrowings associated with acquisitions and capital expenditures in the third quarter of 2007, our leverage ratio increased to more than 3.00 to 1.00, and therefore, the spread on LIBOR and base rate loans will increase by 75 basis points on October 1, 2007.

In April 2007, our existing senior credit facility was amended effective as of January 8, 2007 to provide the following minor modifications: (i) provide for an increase in the amount of Permitted Excluded Subsidiary Loans from $0.5 million to $1.0 million and the aggregate amount of Permitted Excluded Subsidiary Loans to all Excluded Subsidiaries from $3.0 million to $10.0 million and (ii) to amend certain administrative provisions contained therein.

In September 2007, our existing senior credit facility was amended to expand the capital expenditure limit for the fiscal year 2007 to $77.0 million.

As of September 30, 2007, we had $299.8 million of outstanding debt, $16.2 million of which was classified as current. Of the $299.8 million of outstanding debt, $240.8 million was outstanding to lenders under our senior secured credit facility, and $59.0 million was outstanding under capital leases and other miscellaneous indebtedness. As of September 30, 2007, of the outstanding borrowings under our senior secured credit facility, $1.5 million was classified as short-term. We are in compliance with the covenants of the senior secured credit facility as of September 30, 2007. As of September 30, 2007, we had approximately $46.6 million available under the revolving credit facility component of our senior secured credit facility.

As result of the Merger Agreement (see subsequent events note No. 9), on November 1, 2007, the Company obtained a waiver from its lenders under the fourth amended and restated senior secured credit facility principally to waive any default or event of default arising from a change in control solely as a result of the execution, delivery and performance of the Merger Agreement.

We currently maintain two lease lines of credit with financial institutions for the purpose of leasing medical equipment in the total commitment amount of $30.0 million. As of September 30, 2007, we had $8.9 million available under the lease line of credit. In October 2007, we obtained an additional lease line of credit with a financial institution for the purpose of leasing equipment in the total commitment amount of $20.0 million.

We believe available borrowings under our current credit facility and lease lines, together with our cash flows from operations, will be sufficient to fund our currently anticipated operating requirements for at least the next twelve months but will be insufficient to fully implement our growth plans. If our proposed merger with affiliates of Vestar Capital Partners does not close we will need to raise additional capital to implement our growth plans. To the extent available borrowings and cash flows from operations are insufficient to fund future requirements, we may be required to seek additional financing through additional increases in our credit facility, negotiate credit facilities with other lenders or institutions or seek additional capital through private placements or public offerings of equity or debt securities. No assurances can be given that we will be able to extend or increase the existing credit facility, secure additional bank borrowings or complete additional debt or equity financings on terms favorable to us or at all. Any such financing may be dilutive in ownership, preferences, rights, or privileges to our shareholders. If we are unable to obtain funds when needed or on acceptable terms, we will be required to curtail our acquisition and development program. Our ability to meet our funding needs could be adversely affected if we suffer adverse results of operations, or if we violate the covenants and restrictions to which we are subject under our current credit facility.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

Because our borrowings under our senior secured credit facility bear interest at variable rates, we are sensitive to changes in prevailing interest rates. We currently manage part of our interest rate risk under an interest rate swap agreement. We are not exposed to any market risks related to foreign currencies.

On December 30, 2005, we entered into an interest rate swap agreement with a notional amount of $20 million. This interest rate swap transaction involves the exchange of floating for fixed rate interest payments over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received is accrued and is recognized as an adjustment to interest expense. These agreements are indexed to 90 day LIBOR. The following table summarizes the terms of the swap:

Notional Amount	Fixed Rate	Term in Months	Maturity

$20.0 million	4.87% (plus a margin)	48	December 31, 2009

The fixed rate does not include the margin, which is currently 175 basis points. In addition, further changes in interest rates by the Federal Reserve may increase or decrease our interest cost on the outstanding balance of the credit facility not subject to interest rate protection. Our swap transaction involves the exchange of floating for fixed rate interest payments over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received is accrued and is recognized as an adjustment to interest expense. We use derivative financial instruments to reduce interest rate volatility and associated risks arising from the floating rate structure of our senior credit facility and do not hold or issue them for trading purposes.

As of September 30, 2007, we have interest rate exposure on $220.8 million of our senior secured credit facility at an approximate average interest rate of 7.3%. A 100 basis point change in interest rates on our variable rate debt would have resulted in interest expense fluctuating approximately $2.2 million on a calendar year basis.

Item 4.	Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of such date to ensure that information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported in a timely basis.

There has been no change in our internal control over financial reporting that occurred during the fiscal quarter covered by this quarterly report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. As disclosed in our report on Form 8-K filed on March 22, 2007, we appointed a new Chief Financial Officer to assume the role of Chief Financial Officer effective July 1, 2007 upon the June 30, 2007 retirement of our former Chief Financial Officer.

PART II

OTHER INFORMATION

Item 1.	Legal Proceedings.

A shareholder complaint has been filed against us, each of our directors and Vestar Capital Partners (“Vestar”) as a purported class action on behalf of the public shareholders of the Company. The complaint was filed on October 24, 2007 in the Circuit Court of Lee County, Florida (Case No. 07-CA-013398) under the caption Jeffrey Schwartz, individually and on behalf of all other similarly situated, Plaintiff against Howard M. Sheridan, Daniel E. Dosoretz, Solomon Agin, Michael J. Katin, Ronald E. Inge, James H. Rubenstein, Herbert F. Dorsett, Leo R. Doerr, Janet Watermeier, Radiation Therapy Services, Inc. and Vestar Capital Partners, Defendants. The complaint alleges, among other things, that our directors of the Company breached their fiduciary duties in connection with the proposed transaction by failing to maximize stockholder value and by approving a transaction that purportedly benefits us at the expense of the Company’s public shareholders. Among other things, the complaint seeks to enjoin us, our directors and Vestar from proceeding with or consummating the merger. Vestar is alleged to have aided and abetted the individual defendants in breaching their fiduciary duties. Based on the facts known to date, we believe that the claims asserted in this complaint are without merit and we intend to vigorously defend against this complaint.

We are involved in certain legal actions and claims arising in the ordinary course of our business. We do not believe that an adverse decision in any of these matters would have a material adverse effect on our consolidated financial position, results of operations or cash flow.

Item 1A.	Risk Factors.

You should carefully consider the “Risk Factors” section of our 2006 Annual Report on Form 10-K filed with the SEC on February 15, 2007 in evaluating us and our business before making an investment decision. The specific risk factor set forth below was included in our Form 10-K risk factors and has been updated to provide information as of September 30, 2007. There have been no other material changes from the risk factors previously disclosed in our Form 10-K in response to Item 1A. to Part I of Form 10-K. If any of the risks identified herein or in our Form 10-K, or any other risks and uncertainties that we have not yet identified or that we currently believe are not material, actually occur and are material it could harm our business, financial condition and results of operations. In such event, the trading price of our common stock could decline and you may lose all or part of your investment.

We maintain a significant amount of debt to further our business or growth strategies.

As of September 30, 2007, we had outstanding debt of $299.8 million. Approximately $46.6 million is available for borrowing in the future under our fourth amended and restated senior secured credit facility. Our outstanding debt was $205.2 million as of December 31, 2006. Our significant indebtedness could have adverse consequences and could limit our business as follows:

•	a substantial portion of our cash flows from operations may go to repayment of principal and interest on our indebtedness and we would have less funds available for our operations;

•	our senior credit facility contains numerous financial and other restrictive covenants, including restrictions on purchasing assets, selling assets, paying dividends to our shareholders and incurring additional indebtedness;

•	as a result of our debt we may be vulnerable to adverse general economic and industry conditions and we may have less flexibility in reacting to changes in these conditions; or

•	competitors with greater access to capital could have a significant advantage over us.

We currently plan to internally develop an increasing number of radiation therapy treatment centers in the future and the internal development of treatment centers is subject to certain risks which could impair our future growth and adversely impact our financial results.

We did not internally develop any radiation therapy treatment centers in 2006. However, we have internally developed three new radiation treatment centers in the first nine months of 2007 and our current goal is to add up to 2 new internally developed centers in the remainder of 2007 and add up to 10 in 2008. The internal development of radiation treatment centers is subject to a number of risks including but not limited to risks related to negotiating and finalizing agreements, construction delays, unexpected costs, obtaining required regulatory permits, licenses and approvals and the availability of qualified health care and administrative professionals and personnel. We cannot assure you that we will be able to successfully develop radiation treatment centers in accordance our current plans and any failure or material delay in successfully completing planned new internally developed treatment centers could harm our business and impair our future growth. Historically, our new internally developed treatment centers have initially experience lower total revenues and operating margins than our established treatment centers. We cannot assure you that new internally developed centers will generate sufficient revenue or be sufficiently profitable to justify our related investment and if such centers fail to generate significant revenue, costs and expenses are significantly more than anticipated or there are significant operating losses, it could adversely impact our financial results.

If we fail to complete our proposed merger transaction with Vestar, it could adversely affect us.

On October 19, 2007, we entered into a definitive merger agreement with affiliates of Vestar Capital Partners to be purchased for $32.50 per share in cash. We are subject to certain risks as a result of this merger agreement, including the following:

•	There can be no assurance that our shareholders will approve the merger agreement or that all of the other closing conditions will be satisfied;

•	If the proposed merger is not completed, the share price of our common stock may decline to the extent that the current market price of our common stock reflects an assumption that the proposed merger will be completed;

•	We must pay certain costs related to the proposed merger, including the fees and/or expenses of our legal, accounting and financial advisors, even if the proposed merger is not completed;

•	We may be required to pay a termination fee of $25,000,000 and reimburse out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the merger agreement, up to a maximum of $3,000,000, if the merger agreement is terminated under certain circumstances set forth in the merger agreement;

•	Shareholder lawsuits have been filed against us and may be filed against us in connection with the merger agreement;

•	Our management and employees’ attention may be diverted from day-to-day operations which may disrupt our business;

•	Our shareholders will receive $32.50 per share of our common stock in cash despite any changes in the market value of our common stock;

•	Vestar or its affiliates may be unable to obtain the necessary debt financing arrangements set forth in the commitment letter it received in connection with the merger agreement;

•	If we are unable to complete the merger the investment community could have a negative perception of us and our business; and

•	Increased costs associated with the Vestar Capital Partners merger transaction.

If our proposed merger with affiliates of Vestar Capital Partners does not close we will need to raise additional capital to implement our growth plans.

We currently have approximately $46.6 million under our credit facility available for future borrowing. We will need capital for growth, acquisitions, development, integration of operations and technology and equipment in the future and we do not currently have sufficient borrowing capacity under our current credit facility to fully implement our growth plans. If our proposed merger with affiliates of Vestar Capital Partners does not close we will need to raise additional capital. Any additional capital would be raised through public or private offerings of equity securities or debt financings. Our issuance of additional equity securities could cause dilution to holders of our common stock and may adversely affect the market price of our common stock. The incurrence of additional debt could increase our interest expense and other debt service obligations and could result in the imposition of covenants that restrict our operational and financial flexibility. While we currently believe that additional capital would be available to us, it may not be available to us on commercially reasonable terms or at all. The failure to raise additional needed capital could impede the implementation of our operating and growth strategies.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

(a) None.

(b) None.

(c) None.

Item 3.	Defaults Upon Senior Securities.

None.

Item 4.	Submission of Matters to a Vote of Security Holders.

There were no matters submitted to a vote of security holders in the third quarter of 2007.

Item 5.	Other Information.

None.

Item 6.	Exhibits.

(a) Exhibits.

Exhibit
Number	Description

4.1	Amendment Agreement No. 3 To Fourth Amended and Restated Credit Agreement as of September 28, 2007
4.2	Limited Waiver To Fourth Amended and Restated Credit Agreement as of November 1, 2007
10.2	Lease agreement between Marco Island Radiation Enterprises, LLC (“Landlord”) and 21st Century Oncology, Inc. dated August 17, 2007
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIATION THERAPY SERVICES, INC.

By:	/s/ DAVID N.T. WATSON
David N.T. Watson
Chief Financial Officer

Date: November 9, 2007

Exhibit 31.1

CERTIFICATION

I, Daniel E. Dosoretz, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Radiation Therapy Services, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent function):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ DANIEL E. DOSORETZ, M.D.
Daniel E. Dosoretz, M.D.
President and Chief Executive Officer
(principal executive officer)

Dated: November 9, 2007

Exhibit 31.2

CERTIFICATION

I, David N.T. Watson, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Radiation Therapy Services, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent function):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ DAVID N.T. WATSON
David N.T. Watson
Chief Financial Officer
(principal financial officer)

Dated: November 9, 2007

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Radiation Therapy Services, Inc. (the “Company”) on Form 10-Q for the period ended September 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Daniel E. Dosoretz, M.D., Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written certification required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

By:	/s/ DANIEL E. DOSORETZ, M.D.
Daniel E. Dosoretz, M.D.
President and Chief Executive Officer
(principal executive officer)

November 9, 2007

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Radiation Therapy Services, Inc. (the “Company”) on Form 10-Q for the period ended September 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David N.T. Watson, Principal Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written certification required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

By:	/s/ DAVID N.T. WATSON
David N.T. Watson
Chief Financial Officer
(principal financial officer)

November 9, 2007

▼ DETACH PROXY CARD ▼

RADIATION THERAPY SERVICES, INC.
PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Daniel E. Dosoretz, James H. Rubenstein , and David N. T. Watson, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the special meeting of the shareholders of Radiation Therapy Services, Inc. to be held at the Hyatt Regency Coconut Point Resort & Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134 on Wednesday, February 6, 2008, at 10:00 a.m., Eastern Time, or any adjournment or postponement thereof, and to vote the number of shares of common stock of Radiation Therapy Services, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as instructed on the reverse.
Receipt of the Notice of Special Meeting of Shareholders to be held on February 6, 2008 and the Proxy Statement dated January 11, 2008, is hereby acknowledged.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. The Proxies will vote as specified on the reverse, or, if a choice is not specified, they will vote “FOR” Proposal 1 and “FOR” Proposal 2 and with discretionary authority on all other matters unknown by Radiation Therapy Services, Inc. a reasonable time prior to the solicitation of proxies that may come before the special meeting or any adjournments or postponements thereof.
YOUR VOTE IS IMPORTANT
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares
may be represented at the special meeting of shareholders.
(Continued and to be signed on reverse side.)
RADIATION THERAPY SERVICES, INC.
2234 COLONIAL
BOULEVARD FORT MYERS,
FLORIDA 32907
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

▼ DETACH PROXY CARD ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

The Board of Directors recommends a vote "FOR" proposals 1 and 2.	FOR	AGAINST	ABSTAIN

1.  Approval of the Agreement and Plan of Merger, dated as of October 19, 2007 among Radiation Therapy Services, Inc., Radiation Therapy Services Holdings, Inc., RTS MergerCo, Inc. and Radiation Therapy Investments, LLC (as to Section 7.2 only)(the “Merger Agreement”).
	☐	☐	☐

2.  Adjournment and postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve the Merger Agreement.
	☐	☐	☐

3.  In their discretion, the named proxies are authorized to vote upon such other business unknown by Radiation Therapy Services, Inc. a reasonable time prior to the solicitation of proxies as may properly come before the special meeting or any adjournments or postponements thereof.

Signed (Share Owner):

Signed (Co-Owner):

(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)

Date:

☐ To change your address, please mark this box.

☐ To include comments, please mark this box.

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